As filed with the Securities and Exchange Commission on July 2, 2014

Registration No. 333-195904

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Victory Electronic Cigarettes Corporation

(Exact name of registrant as specified in its charter)

Nevada	3990	98-0534859
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11335 Apple Drive

Nunica, Michigan 49448

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nevada Agency and Transfer Company

50 West Liberty Street, Suite 880

Reno, Nevada 89501

(775) 322-0626

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David E. Danovitch, Esq. Avraham S. Adler, Esq. Joseph E. Segilia, Esq. Robinson Brog Leinwand Greene Genovese & Gluck P.C. 875 Third Avenue, 9th Floor New York, New York 10022 (212) 603-6300	Andrew R. Keller Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 2, 2014

PRELIMINARY PROSPECTUS

            Shares

Victory Electronic Cigarettes Corporation

Common Stock

Victory Electronic Cigarettes Corporation is offering             shares of its common stock. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ECIG”. The last reported sale price of our common stock on the Over-the-Counter Bulletin Board on July 1, 2014 was $8.51 per share. In conjunction with this offering, we have applied to list our common stock on the Nasdaq Global Market under the symbol “ECIG.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 9.

	Per Share	Total
Initial price to public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds before expenses to Victory Electronic Cigarettes Corporation	$	$

(1)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. In addition, certain underwriters are holders of our securities. See “Underwriting — Other Relationships.”

We have granted the underwriters a 30-day option to purchase up to an additional             shares of our common stock from us at the public offering price less the underwriting discount if the underwriters sell more than             shares of our common stock in this offering.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about             , 2014.

Wells Fargo Securities	Canaccord Genuity

SOCIETE GENERALE	Stephens Inc.

Prospectus dated                , 2014.

You may rely on the information contained in this prospectus. Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of our common stock in any circumstances under which the offer of solicitation is unlawful.

i

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications such as those of Nielsen, a division company of Nielsen Holdings B.V. (“Nielsen”) Euromonitor International Ltd. (“Euromonitor”) and Information Resources, Inc. (“IRI”), government publications and other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, before making an investment decision. All references to “we,” “us,” “our,” and the “Company” mean Victory Electronic Cigarettes Corporation.

Our Company

We are one of the leading marketers and distributors of products in the rapidly growing, global electronic cigarette (“e-cigarette”) industry, based on revenues according to recent Nielsen industry reports in the U.S. and recent IRI reports in the U.K. E-cigarettes are battery-powered products that simulate tobacco smoking through inhalation of nicotine vapor without the fire, flame, tobacco, tar, carbon monoxide, ash, stub, smell and other chemicals found in traditional combustible cigarettes. According to Euromonitor, the global tobacco industry represents a $756 billion market worldwide. In addition, there are an estimated 1.3 billion smokers globally according to The American Cancer Society, and these existing smokers are our target demographic and represent our primary source of revenue growth. We currently sell our products through more than 50,000 outlets across multiple channels in multiple countries, and have leading positions in the large U.S. and U.K. markets, based on revenues according to Nielsen and IRI reports, respectively.

We accommodate the various product preferences of e-cigarette users by offering a comprehensive set of product offerings, including disposables, rechargeables, tanks, starter kits, e-liquids, open and closed-end vaping systems and accessories. Our products consist of durable components and nicotine liquids that undergo rigorous quality testing during production. We market our products through what we believe is one of the most extensive brand portfolios in the e-cigarette industry. Our global brand portfolio includes the FIN, VIP, VAPESTICK, Victory, Victoria and El Rey brands. We believe that this combination of product breadth and quality, combined with our effective brand strategy, resonates strongly with consumers who associate our products with ease of use, quality, reliability and great taste.

Stronger consumer demand has led retailers to allocate additional shelf space to e-cigarettes and we strive to offer our products at or near every point of distribution where traditional cigarettes are available in the markets we serve. We sell our products through a variety of channels, including wholesale distributors, convenience stores, grocery stores, mass merchandisers, club stores, vape shops, retail mobile kiosk units, owned retail stores, independent retailers, our e-commerce websites, on-premise outlets such as restaurants and bars and other alternative outlets.

We are focused on rapidly securing additional retail distribution in both the domestic United States and international markets through strategic partnerships with key retailers and distributors. We plan on further penetrating existing markets and acquiring new customers by implementing our multi-brand/multi-product strategy, offering products across all price points, to satisfy the demand of consumers with varying preferences. We believe we offer retailers and distributors attractive margins as a result of our low-cost position and structured incentives.

Our goal is to become the leading e-cigarette company in the world. We expect to achieve that goal by maximizing our points of distribution, maintaining our low-cost position and continuing to differentiate our products and brands in order to resonate with consumers in local markets around the world. We have grown our business both organically and through strategic acquisitions. Our growth trajectory has been further enhanced by accelerating global demand for e-cigarettes over the past few years.

Our Market Opportunity

We operate within the rapidly growing and global e-cigarette industry, an emerging product category that is taking market share from the $756 billion global tobacco industry. The American Cancer Society estimates that there are 1.3 billion tobacco smokers in the world, consuming approximately 6 trillion cigarettes per year, or 190 thousand cigarettes per second. Tobacco use is the leading cause of preventable illness and death, causing more than 5 million annual deaths across the globe according to the Center for Disease Control and Prevention (“CDC”). We believe e-cigarettes offer an alternative for current smokers, relative to traditional cigarettes.

Still in the early stages of its market penetration, the e-cigarette industry is highly fragmented with approximately 250 brands worldwide according to the CDC. Primarily propelled by the cannibalization of the traditional tobacco industry, the global e-cigarette industry has recently experienced dramatic growth. According to Euromonitor, e-cigarettes accounted for approximately $3.5 billion in 2013 global retail sales, with approximately 40% of sales generated in the U.S., 30% of sales generated in Europe, and 30% of sales generated in the rest of the world (“ROW”). Euromonitor estimated that significant market growth was achieved from 2012 to 2013 with the U.S., Europe and ROW generating growth rates of 180%, 160%, and 150%, respectively. Euromonitor also projects e-cigarette sales to be approximately $51 billion, or 4 % of the global tobacco and tobacco alternatives market, by 2030. We believe that Victory is well positioned to benefit from, and take advantage of, these attractive market trends in the coming years.

Source: Euromonitor International 2013.

Business Strengths

Low-Cost Position

We believe we have differentiated ourselves through our distinct supply chain, which has allowed us to sustain our low-cost position. Our approach is to minimize overall costs by sourcing directly with suppliers instead of receiving supplies through third parties, utilizing a low-cost in-store marketing strategy as well as implementing a lean overhead structure. This allows us to offer an attractive price proposition to our retail and distribution customers. Our low-cost position originates at our manufacturing facilities in China, where we work directly with our manufacturing partners instead of using third party sourcing agents. Further, in contrast to many of our competitors, who incur considerable advertising and marketing expenditures, we believe that having the majority of our marketing in-store at the point of purchase provides the highest return on investment. Finally, we have efficiently managed other operating costs by implementing strict corporate expense policies.

Leadership Position in Key Global e-Cigarette Markets

We are one of the largest global independent e-cigarette companies. In the United States, FIN is the fourth largest e-cigarette brand for the 52-week period ended June 7, 2014 in the expanded all outlets combined (“XAOC”) and convenience store channels according to Nielsen data. We also believe that upon the completion of our acquisition of Ten Motives Limited and 10 Motives Limited (collectively, “Ten Motives”), each an England and Wales incorporated limited company, as further discussed below in “— Our History and Recent Acquisitions,” Ten Motives, Vapestick Holdings Limited (“Vapestick) and Must Have Limited (“VIP”) will combine to represent one of the largest e-cigarette businesses in the U.K. and Western Europe, based on total subscribed e-cigarette markets in the food, drug and mass channels according to recent IRI industry reports.

Through our disciplined acquisition and expansion strategy, we believe we have one of the broadest global footprints in the e-cigarette industry. In January 2014, we closed our first international acquisition when we acquired Vapestick, which included the VAPESTICK brand, which gave us an initial and recognizable European brand of e-cigarettes around which we could grow our business in the European market. We have leveraged the VAPESTICK brand by entering into distribution arrangements in additional markets, such as Russia, Portugal and the Netherlands. According to Euromonitor, Russia is the world’s second largest e-cigarette market. In February 2014, we completed our acquisition of FIN Electronic Cigarette Corporation, Inc., gaining access to a robust sales force and 50,000 outlets in the U.S. More recently, we acquired VIP and its VIP brand in April 2014. We believe that the VIP acquisition further solidifies us as a strategic participant in Europe and brings further product portfolio breadth and a multi-channel distribution system that we believe is replicable worldwide. Our brands are also present in Latin America.

Multi-Channel Go-To-Market Approach

We operate a diversified multi-channel distribution model, enabling us to efficiently reach our global end consumers with our products. We sell our products globally through food, drug and mass retailers, convenience stores, direct-store-delivery distributors, owned retail stores, retail mobile kiosk units, vape shops and through the e-commerce channel. As of June 30, 2014, we sold our products through more than 50,000 points of distribution globally. Today, we service a broad base of global strategic retailers, including Wal-Mart, Walgreens, and Tesco, and leading distributors, including McLane and Core-Mark in the United States and Palmer and Harvey in the United Kingdom.

We believe that our diversified channel mix provides us with an advantage over those of our competitors who offer their products through fewer channels. We also believe we will be able to quickly adapt and shift our channel mix as regulations and consumer preferences change. Additionally, we believe that having multiple touch points with end consumers drives customer loyalty and brand awareness.

Comprehensive Product and Brand Portfolio

By differentiating our products based on appearance, quality, perceived value and price, we provide our retail and distribution partners with a one-stop solution for all of their e-cigarette needs across varying price points. We currently sell electronic cigarettes under several different brands, including FIN, VIP, VAPESTICK, Victory, Victoria and El Rey. Through this multi-brand/multi-product strategy, we have strategically positioned our portfolio to serve a diverse set of markets and consumer preferences. Ultimately, our target market is the approximately 1.3 billion tobacco smokers who exist worldwide. While many of our competitors limit themselves by focusing on a single brand or product type, our product offerings span the range of customer interests including disposables, rechargeables, tanks, starter kits, e-liquids, open and closed-end vaping systems and accessories. In the U.S. our Victory brand functions as our opening price point brand, while our FIN branded products represent our premium offering. We also offer a portfolio of exclusive or control brands, such as our Greenstix brand, which is manufactured exclusively for MAPCO Express, Inc.

Experienced Leadership Team

We are led by an experienced management team. We are unified by a common vision to build the best global e-cigarette company. Our President and Chief Executive Officer, Brent Willis, is an experienced chief executive with many years of experience leading public and private companies in the food and beverage industry and has years of expertise in building companies, operations and brands worldwide. Mr. Willis has assembled an executive team with broad experience across a wide range of disciplines including sales, marketing, distribution, operations, finance and technology.

Growth Strategies

Drive Organic Growth through Global Expansion, Distribution and Effective Merchandising

We are pursuing three strategies to drive organic growth:

Increase Sell-through and Trial through Effective Merchandising.    While the e-cigarette industry may be complex, our merchandising story remains simple: focus on in-store point of sale marketing and merchandising, given that we believe a significant percentage of purchase decisions are made in-store. Our Company offers differentiated product packaging, innovative in-store marketing and customizable display solutions. We are also focused on experiential marketing, including participation in trade shows. We believe our focus on experiential marketing will deliver better results across our brands and generate a higher rate of sell-through and trial because it is important for users of traditional tobacco products to sample the newer delivery devices for nicotine.

Increase Points of Distribution.    We believe we can increase sales to new and existing retail and distribution customers by offering them attractive value chain economics through competitive mark-ups and co-investment programs. Furthermore, our partnership with Fields Texas Limited, which maintains long-standing relationships with some of the world’s largest retailers, provides us an additional avenue to increase distribution globally.

Accelerate International Expansion.    According to Euromonitor, more than 88% of the source of volume for the tobacco industry business lies outside the United States. Our strategy is to increase our international sales by penetrating new and emerging markets where we expect rising consumer incomes and an increase in demand for e-cigarettes. We have implemented a distinct model for expansion into new markets. This model includes building out a localized e-commerce platform in the targeted region, installing retail mobile kiosk units (“RMUs” or “kiosks”) in popular shopping centers and erecting flagship stores in that region. We believe that RMUs offer attractive unit economics that are easily scalable. Our kiosk units function as a platform to educate our consumers and by providing important category and product information through our on-site kiosk managers. Given the tremendous success of our RMUs in the U.K., we plan to roll out the kiosk model in our other core markets.

Selectively Pursue Acquisition Opportunities

Acquisitions are a key part of our strategy to quickly penetrate certain channels and new geographies. Our historical acquisitions have provided us with distribution platforms that have enabled us to establish a local presence in key geographic regions. Additionally, we have been able to identify and generate significant synergies through existing sourcing relationships and the consolidation of manufacturing platforms. We plan to continue to evaluate potential acquisition opportunities using a disciplined approach, pursuing only those opportunities that we believe will enhance long-term shareholder value.

Continue to Optimize Manufacturing, Supply Chain and Distribution Operations

We are committed to maintaining as low a cost as possible in order to provide attractive margins to new and existing customers. We believe our plans to integrate our distribution and fulfillment centers will allow us to improve our cost position as we increase scale. For example, we are currently in the process of integrating our automated ERP system and inventory management system across all of our recently acquired brands.

Evolve our Product Offering to Fit Dynamic Consumer and Product Trends

The global e-cigarette industry is still in nascent form and is continually evolving. Our Company has dedicated itself to identifying shifting consumer preferences and responding to those shifts before our competitors. We believe that our global footprint enables us to quickly identify consumer and product trends in one geographic location, analyze and adapt our business as needed, and rapidly drive appropriate changes to our other markets. We plan to continue to adapt to new technologies and products in order to increase our share of the market.

Our History and Recent Acquisitions

Victory was founded in April 2012, initially as an online e-cigarette business. In March 2013, we launched our first products through retail outlets, offering disposable e-cigarettes in regular and menthol flavors under the Victory brand. In June 2013, Victory became a public company traded on the over-the-counter market by means of a reverse merger with Teckmine Industries Inc. As part of our efforts to expand retail distribution, we signed a partnership agreement in December 2013 with Fields Texas Limited and Bill Fields, former CEO of Wal-Mart Stores Division, who also joined our board of directors at that time. We believe this was a significant event for the Company as Fields Texas Limited has long standing relationships with some of the world’s largest retailers and we intend to leverage those relationships to significantly expand distribution.

We have completed multiple strategic acquisitions as we continue to look for opportunities to grow our business. On January 9, 2014, we completed the acquisition of Vapestick. Vapestick owns the VAPESTICK brand, under which it sells e-cigarettes in Europe. Vapestick was founded in 2010 by co-founders Michael Clapper and Michiel Carmel. With its distinctive black and chrome style designs and signature blue light tips, VAPESTICK is sold both online (www.vapestick.co.uk) and through thousands of retail outlets across the United Kingdom and Europe, including Tesco, Costco, Harrods and Bargain Booze. Vapestick is a founding member of the European Electronic Cigarette Industry Trade Association (“ECITA”).

On February 28, 2014, we completed the acquisition of FIN. FIN, a wholly owned subsidiary of ours after the merger, along with its subsidiary FIN Branding Group, LLC (“FIN”), was founded in 2011 and quickly became what management believes is one of the leading independent e-cigarette companies in the United States, according to Nielsen data, with distribution of its brands in more than 50,000 outlets in all 50 states across many channels of distribution, including food, drug, mass retail, gas and convenience stores. The FIN brand is sold in some of the largest retailers in the country, including Wal-Mart, Sam’s Club, Walgreens, Rite-Aid, Kroger, 7-Eleven, Circle K, Stripes Convenience Stores and Mapco Express.

On April 22, 2014, we completed the acquisition of VIP. VIP, which is based in Manchester, United Kingdom, was founded in 2009 and has grown to become one of the leading e-cigarette companies in England and Ireland. VIP has developed a broad portfolio of products that includes traditional rechargeable and disposable e-cigarettes, open and closed-end vaping systems, tanks and e-liquids. VIP offers its products through a multi-channel distribution model with their own retail stores, retail mobile kiosk units, online and traditional retail.

On May 30, 2014, we entered into an agreement with the stockholders of Ten Motives to acquire Ten Motives, which we expect to occur simultaneously with the closing of this offering. Ten Motives, founded in 2008, is one of Europe’s largest e-cigarette companies and is the market leader in the food, drug, and mass channel in the United Kingdom, in each case based on revenues according to recent IRI reports. Ten Motives has a portfolio that spans a broad range of e-cigarette and vaping products and owns the brands Ten Motives, 10 Motives, Cirro and Smoke Relief.

A further description of the terms of these acquisitions is described in “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus.

Name Change

On April 8, 2014, our Board of Directors approved changing the Company name from “Victory Electronic Cigarettes Corporation” to “Electronic Cigarettes International Group, Ltd.” On April 10, 2014, we received written consents in lieu of a meeting of stockholders from stockholders holding 50.54% of the outstanding shares of our common stock approving the name change. Our name change will take effect upon filing an amendment to our articles of incorporation with the state of Nevada, which we expect to occur on July 2, 2014, 20 days following the mailing of a Schedule 14C Information Statement to our shareholders of record as of April 10, 2014, which was mailed on June 13, 2014.

Summary of Risk Factors

Our business is subject to risks, as discussed more fully in the section entitled “Risk Factors” beginning on page 9. You should carefully consider all of the risks discussed in the “Risk Factors” section before investing in our common stock. In particular, the following factors may have an adverse effect on our business, which could cause a decrease in the price of our common stock and result in a loss of all or a portion of your investment:

•	We have incurred losses and cannot assure you that we will achieve or maintain profitable operations.

•	If we do not obtain additional financing, we will not be able to conduct our business operations and achieve our business objectives.

•	We have a limited operating history and cannot offer any assurance as to our future financial results.

•	Our four years of operating history makes it difficult to accurately predict our future sales and appropriately budget our expenses.

•	The market for e-cigarettes is a niche market, subject to a great deal of uncertainty, and is still evolving.

•	The recent development of e-cigarettes has not allowed the medical profession to study the long-term health effects of e-cigarette use.

•	The FDA has recently proposed rules seeking to regulate e-cigarettes.

•	The European Parliament has approved the revised European Union Tobacco Product Directive.

•	Limitation by states and cities on sales of e-cigarettes may have a material adverse effect on our ability to sell our products in the United States.

•	Changes in laws, regulations and other requirements could adversely affect our business, results of operations or financial condition.

Corporate Information

We were incorporated in the state of Nevada on May 19, 2004 as Teckmine Industries, Inc. (“Teckmine”). In July 2007, Teckmine became a public company traded in the over the counter market. On June 25, 2013, pursuant to a share exchange agreement, we acquired Victory Electronic Cigarettes, Inc., a Nevada corporation (“VEC”), in which the existing stockholders of VEC exchanged all of their issued and outstanding shares of common stock for 32,500,000 shares of our common stock. After the consummation of the share exchange, stockholders of VEC owned 60.9% of our outstanding common stock and VEC became our wholly owned subsidiary. For accounting purposes, the share exchange was treated as a reverse acquisition with VEC as the acquirer and Teckmine Industries as the acquired party, and as a result the historical financial statements of the Company prior to the acquisition of VEC included in this prospectus are the historical financial statements of VEC. As a result of the reverse merger with Teckmine, Victory became a public company in June 2013. On July 11, 2013, we changed our name to “Victory Electronic Cigarettes Corporation”.

Our executive offices are located at 11335 Apple Drive, Nunica, Michigan 49448, and our telephone number is (616) 384-3272. Our website address is www.victoryecigs.com. Information contained in our website does not form part of this prospectus and is intended for informational purposes only.

The Offering

Common stock offered by us:	shares

Option to purchase additional shares:	We have agreed to allow the underwriters to purchase up to an additional shares from us, at the public offering price less underwriting discounts and commissions, within 30 days from the date of this prospectus.

Common stock outstanding after this offering:	shares (or shares, if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds:	We estimate that the net proceeds from our sale of shares of our common stock in this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares in full, based on the public offering price of $ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use $ of the net proceeds from this offering to repay indebtedness issued in conjunction with our acquisitions and previous financings, $ of the net proceeds from this offering to fund cash components of the pending Ten Motives acquisition and the remainder for general corporate purposes including working capital, product development, marketing activities, further expansion of our distribution channels and to fund cash components of future acquisitions.

Dividend Policy	We do not anticipate paying any cash dividends on our common stock. See “Dividend Policy.”

Risk factors:	Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 9.

OTCBB symbol:	ECIG. In conjunction with this offering, we have applied to list our common stock on the Nasdaq Global Market under the symbol “ECIG.”

The number of shares of our common stock outstanding after this offering is based on 74,627,884 shares outstanding as of June 30, 2014, and excludes:

•	7,025,000 shares of common stock issuable upon exercise of stock options outstanding under the 2013 Long Term Stock Incentive Plan, at exercise prices ranging from $0.25 to $9.05;

•	200,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25;

•	23,942,298 shares of common stock issuable upon exercise of warrants at an exercise price of $3.40;

•	1,092,384 shares of common stock issuable upon exercise of warrants at an exercise price of $6.00;

•	35,102 shares of common stock issuable upon exercise of warrants at an exercise price of $6.50;

•	8,041,169 shares of common stock issuable upon conversion of convertible debt at a conversion price of $3.40;

•	1,052,631 shares of common stock issuable upon conversion of convertible debt at a conversion price of $6.00;

•	1,648,670 shares of common stock issuable upon conversion of convertible debt at a conversion price of $6.90;

•	587,648 shares of common stock issuable upon conversion of convertible debt at a conversion price of $7.48;

•	5,400,000 shares of common stock to be issued to the shareholders of Ten Motives upon the completion of our proposed acquisition of it;

•	262,500 shares of common stock owed but not yet issued to the FIN Shareholders as Late Payment Shares due under the FIN Promissory Notes as of June 30, 2014; and

•	shares of common stock currently reserved for issuance under our 2014 Long-Term Incentive Plan upon the grant or exercise of future stock options, restricted stock units or restricted stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Cautionary Note Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Related to Our Business

We have incurred losses and cannot assure you that we will achieve or maintain profitable operations.

As of December 31, 2013, we had an accumulated deficit of $21,293,048. As of March 31, 2014, we had an accumulated deficit of $107,704,508. We had a net loss of $20,706,448 for the year ended December 31, 2013. Our net loss for the three months ended March 31, 2014 was $86,411,460. Our accumulated deficit and net loss are primarily due to, among other reasons, increases in our distribution and marketing expenditures to grow sales of our e-cigarettes, stock-based compensation expenses and the establishment of our business infrastructure and operations. We estimate our operating expenses (exclusive of our advisory warrants) over the next 12 months to be as high as $72,000,000, including general and administrative expenses. As of March 31, 2014, we had cash of $4,072,444 and working capital deficit of $9,579,311. We cannot assure you that we will generate operating profits on a sustainable basis as we continue to expand our infrastructure, make acquisitions, further develop our marketing efforts and otherwise implement our growth initiatives.

If we do not obtain additional financing, we will not be able to conduct our business operations and achieve our business objectives.

In order to achieve our objectives established in our business plan, investment capital is required to purchase inventory and invest in infrastructure to grow our business. We believe that our expenses will increase in the long-term as we anticipate our business will grow. We are unable to quantify those increases due to uncertainty with future expenses, such as increased costs associated with our growth and the cost of complying with governmental regulations. Our current capital resources are insufficient to fund our planned operations for the next 12-month period. If we are unable to generate sufficient profit to cover the shortfall, we may have to raise additional funds for the continued development of our business and the marketing of our products. Such additional funds may be raised through the sale of additional common stock, convertible debt and debt securities and/or commercial borrowing. There can be no assurance that a financing will continue to be available as necessary to meet these continuing development costs or, if the financing is available, that it will be on terms acceptable to us. The issuance of additional common stock, warrants and convertible debt securities by us will result in a significant dilution in the equity interests of our stockholders. Obtaining commercial loans or issuing debt securities, assuming those loans or the capital markets would be available to us, will increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may not be able to expand or continue our operations and developments and so may be forced to scale back or cease operations or discontinue our business and you could lose your entire investment.

We have a limited operating history and cannot offer any assurance as to our future financial results. You may lose your entire investment.

We have a limited operating history upon which to base any assumption as to the likelihood that we will be successful in implementing our business plan, and we may not be able to generate significant revenues or achieve profitability. There is no assurance that the growth rate we have experienced to date will continue. Even if we generate future revenues sufficient to expand operations, increased infrastructure costs and cost of goods sold and marketing expenses could impair or prevent us from generating profitable returns. We recognize that if we are unable to generate significant revenues from our business development, we will not be able to earn profits or potentially continue operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Our four years of operating history makes it difficult to accurately predict our future sales and appropriately budget our expenses.

On March 2, 2010, we began marketing and distributing electronic cigarettes. Because we have only four years of operating history, and our business is still evolving, it is difficult to accurately predict our future sales and appropriately budget our expenses. Additionally, our operations will be subject to risks inherent in the establishment of a developing new business, including, among other things, efficiently deploying our capital, developing our products, expanding our supply and distribution capabilities, integrating our acquisitions, developing and implementing our marketing campaigns and strategies and entering into international markets. Our ability to generate future sales will be dependent on a number of factors, many of which are beyond our control, including the pricing of competing products, overall demand for e-cigarettes, changes in consumer preferences, market competition and government regulation. We are currently expanding our staffing, advertising campaigns and operational expenditures in anticipation of future sales growth. If our sales do not increase as anticipated, we could incur significant losses due to our higher infrastructure expense levels if we are not able to decrease our advertising and operating expenses in a timely manner to offset any shortfall in future sales.

Our sales and profitability may decline as a result of increasing product costs and decreasing selling prices.

Our business is subject to pressure on pricing and costs caused by many factors, including intense competition, potential constrained sourcing capacity, pressure from consumers to reduce the prices we charge for our products and changes in consumer demand. These factors may cause us to experience increased costs, reduce our sales prices to consumers or experience reduced sales in response to increased prices, any of which could have a material adverse effect on our financial conditions, operating results and cash flows.

The market for e-cigarettes is a niche market, subject to a great deal of uncertainty, and is still evolving.

E-cigarettes, having recently been introduced to market, are at an early stage of development, represent a niche market and are evolving rapidly and are characterized by an increasing number of market entrants. Our future sales and any future profits are substantially dependent upon the widespread acceptance and use of e-cigarettes. Rapid growth in the use of, and interest in, e-cigarettes is recent, and may not continue on a lasting basis. The demand and market acceptance for these products is subject to a high level of uncertainty. Therefore, we are subject to all of the business risks associated with a new enterprise in a niche market, including risks of unforeseen capital requirements, failure of widespread market acceptance of e-cigarettes, in general or, specifically our products, failure to establish business relationships and competitive disadvantages as against larger and more established competitors.

The recent development of e-cigarettes has not allowed the medical profession to study the long-term health effects of e-cigarette use.

Because e-cigarettes were recently developed the medical profession has not had a sufficient period of time to study the long-term health effects of e-cigarette use. Currently, therefore, there is no way of knowing whether or not e-cigarettes are safe for their intended use. If the medical profession were to determine conclusively that e-cigarette usage poses long-term health risks, e-cigarette usage could decline, which could have a material adverse effect on our business, results of operations and financial condition.

The use of e-cigarettes may pose health risks as great as, or greater than, regular tobacco products.

According to the FDA, e-cigarettes may contain ingredients that are known to be toxic to humans and may contain other ingredients that may not be safe. In addition, other publicized recent studies contain assertions that additional carcinogens, including formaldehyde, may be produced through the use of tank systems. Additionally, e-cigarettes may be attractive to young people and may lead them to try other tobacco products, including conventional cigarettes that are known to cause disease. Because clinical studies about the safety and efficacy of e-cigarettes have not been submitted to the FDA, consumers currently have no way of knowing whether e-cigarettes are safe before their intended use; what types or concentrations of potentially harmful chemicals are found in these products; or how much nicotine is being inhaled.

In this regard, the FDA, on April 25, 2014, announced a proposed rule (the “Rule”) establishing, for the first time, federal regulatory authority over, among other tobacco products, e-cigarettes. See, “— Government Regulation — United States” below for a more detailed discussion of the proposed rule.

In February 2012, it was reported in Florida that an e-cigarette exploded in a smoker’s mouth causing serious injury. Although there does not appear to be similar incidences elsewhere nor are there specific details concerning the Florida incident, there is a risk that an e-cigarette can cause bodily injury and the publicity from such instances of injury could dramatically slow the growth of the market for e-cigarettes.

Our products contain nicotine, which is considered to be a highly addictive substance.

Certain of our products contain nicotine, a chemical found in cigarettes and other tobacco products which is considered to be highly addictive. The Family Smoking Prevention and Tobacco Control Act, empowers the FDA to regulate the amount of nicotine found in tobacco products, but may not require the reduction of nicotine yields of a tobacco product to zero. Any FDA regulation may require us to reformulate, recall and or discontinue certain of the products we may sell from time to time, which may have a material adverse effect on our ability to market our products and have a material adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects.

We face intense competition and our failure to compete effectively could have a material adverse effect on our business, results of operations and financial condition.

We face intense competition from direct and indirect competitors, including “big tobacco,” “big pharma,” and other known and established or yet to be formed e-cigarette companies, each of whom pose a competitive threat to our current business and future prospects. We expect competition to intensify in the future. Certain of these companies are either currently competing with us or are focusing significant resources on providing products that will compete with our e-cigarette product offerings in the future.

Our principal competitors can be classified into three main categories: 1) tobacco companies; 2) other e-cigarette companies; and 3) pharmaceutical companies. We compete primarily on the basis of product quality, brand recognition, brand loyalty, service, marketing, advertising and price. We are subject to highly competitive conditions in all aspects of our business, and barriers to entry into the online business are low. The competitive environment and our competitive position can be significantly influenced by weak economic conditions, erosion of consumer confidence, competitors’ introduction of low-priced products or innovative products, cigarette excise taxes, higher absolute prices and larger gaps between price categories, and product regulation that diminishes the ability to differentiate tobacco products.

Tobacco companies, including Phillip Morris, R.J. Reynolds, and Lorillard, are expanding into the e-cigarette market. In the United States, Lorillard’s Blu e-cigarettes is the leading brand, and each of Phillip Morris and R.J. Reynolds have recently rolled out their e-cigarette offerings. In the U.K., each of British American Tobacco and Imperial Tobacco Group has introduced their own e-cigarette products, and Phillip Morris International and Japan Tobacco have recently announced the acquisitions of U.K. brands Nicolites and E-lites, respectively. Because of their well-established sales and distribution channels, marketing expertise and significant resources, “big tobacco” is better positioned than small competitors to capture a larger share of the e-cigarette market. We also face competition from smaller tobacco companies that are much larger, better funded, and more established than us.

Independent e-cigarette companies that currently market competing products include, but are not limited to, Njoy, Vapor Corp., V2 Cigs and others. Pharmaceutical companies market smoking cessation aids and alternative nicotine delivery products such as, in the case of Glaxo SmithKline, Nicorette® Gum, the NicoDerm® patch, and the Zyban® sustained release tablet, and in the case of Pfizer, Chantix® prescription medication and the Nicotrol® nicotine inhaler.

There can be no assurance that we will be able to compete successfully against any of the aforementioned competitors, who may have greater resources, capital, experience, market penetration, sales and distribution channels than us. We have no assurances that we will be able to compete with these competitors and that we will be successful in operating our business and increasing profitability. Our inability to successfully compete against these or any of our competitors will have a material adverse effect our business, results of operations and financial condition.

Sales of conventional tobacco cigarettes have been declining, which could have a material adverse effect on our business.

We believe that the vast majority of e-cigarette users are people trying to switch from regular cigarettes. The overall global market for conventional tobacco cigarettes has generally been declining in terms of volume of sales, however, as a result of restrictions on advertising and promotions, funding of smoking prevention campaigns, increases in regulation and excise taxes, a decline in the social acceptability of smoking, and other factors, and such sales are expected to continue to decline. While the sales of e-cigarettes have been increasing over the last several years, the e-cigarette market is only developing and is a fraction of the size of the conventional tobacco cigarette market. A continual decline in cigarette sales may adversely affect the growth of the e-cigarette market, which could have a material adverse effect on our business, results of operations and financial condition.

Our business may be affected if we are taxed like other tobacco products or if we are required to collect and remit sales tax on certain of our internet sales.

As opposed to the sale of conventional cigarettes or other tobacco products, the sale of e-cigarettes is largely free of federal, state and local excise tax burdens; the one exception is North Carolina where the sale of nicotine liquids used in e-cigarettes is subject to tax of $0.05/ml.

Should federal, state and local governments and/or other taxing authorities, including those in the EU or the United Kingdom, impose excise taxes similar to those levied against conventional cigarettes and tobacco products on our products, those taxes may have a material adverse effect on the demand for our products, as consumers may be unwilling to pay the associated increased costs for our products. Currently there are a few additional states considering such legislation.

For example, Minnesota has levied an excise tax that is 95% of wholesale price on the sale of most tobacco products other than traditional cigarettes. This tax currently excludes e-cigarettes. However, an expansion of this tax to include e-cigarettes may have a material adverse effect on the demand for our product.

Similarly, in New Jersey, state legislators are contemplating a 75% wholesale tax on the sale of e-cigarettes, which, if passed, may likewise have a material adverse effect on the demand for our products.

We may be unable to establish the systems and processes needed to track and submit the excise and sales taxes we collect through Internet sales, which would limit our ability to market our products through our websites which would have a material adverse effect on our business, results of operations and financial condition. States such as New York, Hawaii, Rhode Island and North Carolina have begun collecting sales taxes on Internet sales where companies have used independent contractors in those states to solicit sales from residents of that state. The requirement to collect, track and remit sales taxes based on independent affiliate sales may require us to increase our prices, which may affect demand for our products or conversely reduce our net profit margin, either of which would have a material adverse effect on our business, results of operations and financial condition.

We may not be able to implement successfully our growth strategy for our brands on a timely basis or at all.

We believe that our future success depends, in part, on our ability to implement our growth strategy of leveraging our existing brands and products to drive increased sales. Our ability to implement this strategy depends, among other things, on our ability to:

•	enter into distribution and other strategic arrangements with third-party retailers and distributors of our products;

•	compete successfully in the product categories in which we choose to operate;

•	introduce new and appealing products and innovate successfully on our existing products;

•	develop and maintain consumer interest in our brands; and

•	increase our brand recognition and loyalty.

We may not be able to implement this growth strategy successfully, and our rates of sales and income growth may not be sustainable over time. Our sales and results of operations will be negatively affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

Our success is dependent upon our marketing efforts.

We have limited marketing experience in marketing e-cigarettes and limited financial, personnel and other resources to undertake extensive marketing activities. If we are unable to generate significant market awareness for our products and our brands our operations may not generate sufficient revenues for us to execute our business plan, generate revenues and achieve profitable operations.

We may be unable to successfully promote and maintain our brands.

We believe that establishing and maintaining the brand identities of our products is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide customers with products that are of satisfactory quality. If our customers and end users do not perceive our products to be of satisfactory quality, or if we introduce new products or enter into new business ventures that are not favorably received by our customers and end users, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

Moreover, in order to attract and retain customers and to promote and maintain our brand equity in response to competitive pressures, we may have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to promote and maintain our brands, our profitability will likely be impaired.

We may not be able to establish sustainable relationships with large retailers or national chains.

We believe the best way to develop brand and product recognition and increase sales volume is to establish relationships with large retailers and national chains. We currently have established relationships with several large retailers and national chains and in connection therewith we have agreed to pay such retailers and chains fees, known as “slotting fees”, to carry and offer our products for sale based on the number of stores our products will be carried in. Our biggest retail customers are Wal-Mart and Walgreens in the U.S. and, upon our acquisition of Ten Motives, will be Tesco and Sainsbury in the U.K. For the fiscal year ended December 31, 2013, Wal-Mart and Walgreens accounted for approximately 40% and approximately 30% of FIN’s sales, respectively, and Tesco and Sainsbury, combined, accounted for approximately 81% of Ten Motives’ sales, any of which, if lost, could have a material adverse effect on our business. These existing relationships are “at-will” meaning that either party may terminate the relationship for any reason or no reason at all, and we do not have contracts with either of these retailers. We may not be able to sustain these relationships or establish other relationships with large retailers or national chains or, even if we do so, sustain such other relationships. Our inability to develop and sustain relationships with large retailers and national chains will impede our ability to develop brand and product recognition and increase sales volume and, ultimately, require us to pursue and rely on local and more fragmented sales channels, which will have a material adverse effect on our business, results of operations and financial condition.

We rely on the efforts of third party agents to generate sales of our products.

We rely significantly on the efforts of independent distributors to purchase and distribute our products to wholesalers and retailers. No single distributor currently accounts for a material percentage of our sales and we believe that should any of these relationships terminate we would be able to find suitable replacements and do so on a timely basis. However, any loss of distributors or our ability to timely replace any given distributor could have a material adverse effect on our business, financial condition and results of operations.

We rely, in part, on the efforts of independent salespersons who sell our products to distributors and major retailers and Internet sales affiliates to generate sales of products. No single independent salesperson or Internet affiliate currently accounts for a material percentage of our sales and we believe that should any of these relationships terminate we would be able to find suitable replacements and do so on a timely basis. However, any loss of independent sales persons or Internet sales affiliates or our ability to timely replace any one of them could have a material adverse effect on our business, financial condition and results of operations.

We depend on a small number of third party suppliers and manufacturers for our e-cigarette products.

We do not own or control our suppliers or our suppliers’ suppliers, and therefore we are unable to control or ensure our supply of products or the consistency of those products. We depend on a small number of third-party suppliers and manufacturers for our e-cigarette products, which include, but are not limited to, our electrical components, technology, flavorings and essences. Our customers associate certain characteristics of our products including the weight, feel, draw, flavor, packaging and other attributes of our products to the brands we market, distribute and sell. Export from certain provinces in the People’s Republic of China (“China”) or at times from Hong Kong have run into delays, as have imports and receipts in the United States. A natural or man-made disaster or other interruption in supply and or consistency of our products may harm our relationships and goodwill with customers, and have a materially adverse effect on our cash flow and our operations.

Substantially all of the Company’s products are manufactured by two suppliers in China, one of which sources our e-liquids. We do not have long-term contracts with either of these suppliers. Although we believe that several alternative and redundant sources for our products are available, any failure to obtain the components, chemicals constituents and manufacturing services necessary for the production of our products would have a material adverse effect on our business and prevent us from timely execution of our business plan and may result in additional expenditures of time and money in seeking viable new sources of supply and manufacturer alternatives.

Moreover our inability to replicate those certain characteristics of our products, which our customers associate and enjoy, which are specific to our brands, may cause a loss of customer loyalty, patronage and goodwill and which may have a material adverse effect on our business.

Disruption of our supply or distribution chains could adversely affect our business.

Damage or disruption to our third party manufacturing or distribution capabilities due to weather, natural disaster, fire, environmental incident, terrorism, pandemic, strikes, the financial or operational instability or takeover by any of our competitors or other third parties of key suppliers, distributors, warehousing, and transportation providers, or other reasons could impair the manufacture or distribution of our products. If we are unable or it is not financially feasible to mitigate the likelihood or potential impact of such events, our business and results of operations could be negatively affected and additional resources could be required to restore our supply chain.

We use Chinese manufacturers for the production of our products.

Our suppliers and product manufacturers are based in China. Should Chinese factories continue to draw public criticism for exporting unsafe products, whether those products relate to us or not, we may be adversely and materially affected by the stigma associated with Chinese production, which would affect our business operation, our revenues and our financial projections and prospects.

Moreover, products manufactured by our Chinese suppliers that are not considered safe and or those products that do not comply with U.S. regulatory requirements and safety and health standards may cause significant harm and or death to persons who use the product and subject us to liability and potential legal claims and cause injury to our reputation, goodwill and operating results.

Existing or pending patents could prevent us from operating our business in its present form.

Ruyan Investments Holding Ltd. (“Ruyan”), a Chinese company, and Fontem Ventures B.V. and Fontem Holdings 1 B.V., both Netherlands companies (“Fontem”), have each filed complaints for patent infringement against us and/or one of our subsidiaries, FIN alleging infringement of certain U.S. patents related to e-cigarette technologies. Should the asserted patents be adjudged valid, enforceable and infringed by our manufacture, use, importation, marketing and/or sale of products, we may be forced to pay damages and/or be enjoined from infringing activity. We also may be required to obtain a license to the asserted patents or substantially modify or redesign our existing product line in order to continue operations. We can offer no assurances that a license would be available on acceptable terms or at all, or that we will be able to revise our business model economically, efficiently or at all. Should any of these events occur, they are likely to have a material adverse effect on our ability to operate our business.

We are currently defending ourselves and our subsidiary in the lawsuits mentioned above, in addition to other litigation that has come up in the course of our doing business. Should other parties contact us regarding any other possible infringement of intellectual property rights or commence any additional legal action against us, which would require us to participate in additional litigation, we may not have the resources to fund the required litigation costs, which may adversely affect our business prospects, financial condition and results of operations.

We do not own any patents relating to e-cigarettes.

While the Company owns the United States trademark for the “Victory” brand for e-cigarettes and has filed a provisional patent application with the United States Patent and Trademark Office, we do not currently own any domestic or foreign patents relating to our electronic cigarettes, nor does the Company currently have any licenses to use any third-party intellectual property. As such, if the Company is not successful in obtaining intellectual property rights covering its products, or obtaining licenses to use a third-party’s intellectual property on reasonable and acceptable terms, it could result in lawsuits against us for trademark and/or intellectual property infringement, and the Company may not be able to counterclaim with its own infringement allegations. Any such infringement, litigation or adverse proceeding could result in substantial costs and diversion of resources and could seriously harm our business operations or results of operations.

We may be required to obtain licenses to patents or proprietary rights of others.

We may be required to obtain licenses to patents or proprietary rights of others. We cannot assure you that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us or at all. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to design around such patents, or could find that the development, manufacture, or sale of products requiring such licenses could be foreclosed. Litigation may be necessary to defend against claims of infringement asserted against us by others, or assert claims of infringement to enforce patents issued to us or exclusively licensed to us, to protect trade secrets or know-how possessed by us, or to determine the scope and validity of the proprietary rights of others. In addition, we may become involved in oppositions in foreign jurisdictions, reexaminations declared by the United States Patent and Trademark Office, or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions with respect to our patent applications or those of our licensors. Litigation, opposition, reexamination or interference proceedings could result in substantial costs to and diversion of effort by us, and may have a material adverse impact on, us. In addition, we cannot assure you that our efforts to maintain or defend our intellectual property will be successful.

We may not fully realize anticipated benefits from past or future acquisitions or equity investments.

Our growth to date has been, and we expect that a substantial portion of any future growth of our business will be, accomplished by acquiring existing businesses, products or technologies. The success of any acquisition will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain their clients. In addition, we might not be able to identify suitable acquisition opportunities and accurately assess their value, growth potential, strengths, weaknesses, contingent and other liabilities, and potential profitability. Any acquisition may result in diversion of management’s attention from other business concerns and such acquisition may be dilutive to our financial results. We might also spend time and money investigating and negotiating with potential acquisition or investment targets, but not complete the transaction.

Although we expect to realize strategic, operational and financial benefits as a result of our past or future acquisitions and equity investments, we cannot predict whether and to what extent such benefits will be achieved. There are significant challenges to integrating an acquired operation into our business, including, but not limited to:

•	successfully managing our combined operations and integrating our supply and distribution channels;

•	integrating the sales organizations and maintaining and increasing the customer base;

•	retaining key employees, suppliers and distributors;

•	integrating new products into our existing product mix;

•	addressing the risks of entering markets in new geographies;

•	integrating management information, inventory, accounting, technology and research and development activities; and

•	addressing operating losses related to individual facilities or product lines.

Any future acquisition could involve other risks, including the assumption of unidentified liabilities for which we, as a successor owner, may be responsible. These transactions typically involve a number of risks and present financial and other challenges, including the existence of unknown disputes, liabilities, or contingencies and changes in the industry, location, or regulatory or political environment in which these investments are located, that may arise after entering into such arrangements.

We may have to pay cash, incur debt, or issue our common stock, warrants, convertible debt or other debt securities to pay for any such acquisition, any of which could adversely affect our financial results, and there is no assurance that we will be able to obtain any necessary financing on acceptable terms. In addition, the sale of common stock, warrants and/or convertible debt to finance any such acquisitions could result in dilution to our stockholders, and certain of those securities may have rights, preferences, or privileges senior to those of our common stock. Additional indebtedness would result in increased fixed obligations and could also result in additional operational restrictions that would impede our ability to manage our operations.

We have recorded a significant amount of goodwill, and we may never realize the full value of our intangible assets, causing us to record impairments that may negatively affect our results of operations.

Our total assets include substantial goodwill. On a pro forma basis as of March 31, 2014, our total assets were $324.6 million, of which $210.9 million consisted of goodwill. The goodwill is primarily associated with our recently completed acquisitions of Vapestick, FIN and MHL and our proposed acquisition of Ten Motives. Goodwill represents the excess of the purchase price we paid over the fair value of the net tangible and intangible assets we acquired. Goodwill is recorded at fair value on the date of an acquisition and is reviewed annually or more frequently if changes in circumstances indicate the carrying value may not be recoverable. We may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to our performance. These market events could include a decline over a period of time of our stock price, a decline over a period of time in valuation multiples of comparable e-cigarette companies, the lack of an increase in our market price consistent with our peer companies, or decreases in control premiums. A decline in the forecasted results in our business plan, such as changes in our expected growth in our distribution channels, new market entries or decreases in prices or profit margins, could also result in an impairment charge. Recognition of impairments of a significant portion of goodwill would negatively affect our reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to secure financing on attractive terms and meet expectations of our investors.

We may encounter difficulties in managing our growth, which would adversely affect our results of operations.

If we are successful in growing our business, we will need to significantly expand our operations, which could put significant strain on our management and our operational and financial resources. To manage future growth, we will need to hire, train, and manage additional employees. Concurrent with expanding our operational and marketing capabilities, we will also need to increase our product development activities. We may not be able to support, financially or otherwise, future growth, or hire, train, motivate, and manage the required personnel. Our failure to manage growth effectively could limit our ability to achieve our goals.

Our success in managing our growth will depend in part on the ability of our executive officers to continue to implement and improve our operational, management, information and financial control systems and to expand, train and manage our employee base, and particularly to attract, expand, train, manage and retain a sales force to market our products on acceptable terms. Our inability to manage growth effectively could cause our operating costs to grow at a faster pace than we currently anticipate, and could have a material adverse effect on our business, financial condition, results of operations and prospects.

Expanding our operations internationally poses additional risks to our business, including numerous legal and regulatory risks.

As we grow our business internationally, we must successfully tailor our products to the specific customs and cultures of relevant countries and markets. Learning the customs and cultures of various countries and markets can be difficult and costly, and the failure to do so could slow international growth. In addition, we incur additional legal and compliance costs associated with our international operations and could become subject to legal penalties in foreign countries if we do not comply with local laws and regulations. Operating in international markets also exposes us to additional risks, including, among others:

•	Economic and political instability in the various countries and regions in which we operate.

•

Legal and regulatory requirements in multiple jurisdictions that differ from those in the United States and change from time to time, such as tax, labor, and trade laws, as well as laws that affect our ability to source, market, or sell our products.

•

Restrictions on our ability to access cash generated by international operations due to restrictions on the repatriation of dividends, distribution of cash to shareholders outside of such countries, foreign exchange control, and other restrictions.

•	Changes in, and violations of, governmental regulation, including labor regulations, and our inability or failure to obtain required approvals, permits, or registrations.

•	Adverse tax consequences, including imposition of withholding or other taxes on payments by subsidiaries.

•	Trade protection measures and price controls.

•	Diminished protection of intellectual property in some countries.

These risks could lead to certain events that could lead to disruption of our e-cigarette business, significant expenditures and/or damage to our reputation, and could harm our reputation or have a material adverse effect on our business, results of operations and financial condition.

If we fail to comply with anti-bribery laws, including the U.S. Foreign Corrupt Practices Act, or FCPA, we could be subject to civil and/or criminal penalties.

Our business operations and sales in countries outside the United States are subject to anti-corruption, anti-bribery and anti-kickback laws and regulations, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”), as well as the United Kingdom Bribery Act of 2010 (“UK Bribery Act”). The FCPA, UK Bribery Act, and similar anti-corruption, anti-bribery and anti-kickback laws in other jurisdictions generally prohibit companies and their intermediaries and agents from making improper payments to government officials or any other persons for the purpose of obtaining or retaining business. If we are found to be liable for violations of the FCPA or similar anti-corruption, anti-bribery and anti-kickback laws in international jurisdictions, either due to our own acts or out of inadvertence, or due to the acts or inadvertence of our intermediaries or agents, we could suffer criminal or civil fines or penalties or other repercussions, including reputational harm, which could have a material and adverse effect on our business, results of operations and financial condition.

A failure to comply with export control or economic sanctions laws and regulations could have a material adverse impact on our business, results of operations or financial condition. We may be unable to ensure that our distributors comply with applicable sanctions and export control laws.

We operate on a global basis, having acquired two U.K. companies already in 2014 and under agreement to acquire a third in the coming months. We face several risks inherent in conducting business internationally, including compliance with applicable economic sanctions laws and regulations, such as laws and regulations administered by the United States Department of Treasury’s Office of Foreign Assets Control, or OFAC, the United States Department of State and the United States Department of Commerce. We must also comply with all applicable export control laws and regulations of the United States and other countries. Violations of these laws or regulations could result in significant additional sanctions including criminal or civil fines or penalties, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business.

In certain countries, we may engage third party agents or intermediaries, such as customs agents, to act on our behalf and if these third party agents or intermediaries violate applicable laws, their actions may result in criminal or civil fines or penalties or other sanctions being assessed against us. We take certain measures designed to ensure our compliance with U.S. export and economic sanctions law and we believe that we have never sold our products to Iran, Cuba, Sudan or Syria through third party agents or intermediaries or made any effort to attract business from any of these countries. However, it is possible that some of our products were sold or will be sold to distributors or other parties that, without our knowledge or consent, re-exported or will re-export such products to these countries. Although none of our non-U.S. distributors are located in, or to our knowledge, conduct business with Iran, Cuba, Sudan or Syria, we may not be successful in ensuring compliance with limitations or restrictions on business with these or other countries subject to economic sanctions. There can be no assurance that we will be in compliance with export control or economic sanctions laws and regulations in the future. Any such violation could result in significant criminal or civil fines, penalties or other sanctions and repercussions, including reputational harm that could materially adversely impact our business, results of operations or financial condition.

Additionally, we cannot predict whether and in what manner export or economic sanctions laws may change in the future, and countries or individuals that are not now currently the target of export or economic sanctions laws might, in the future, be the target of export or economic sanctions laws. We plan to expand our business internationally, including into Russia, and those expansion plans might be limited or otherwise adversely affected by changes to export or economic sanctions laws.

Our earnings could be adversely affected by currency exchange rates and currency devaluations.

The majority of our revenues are currently generated in U.S. dollars and British Pounds Sterling, however our manufacturers and suppliers are located in China. Fluctuations in exchange rates between our respective currencies could result in higher production and supply costs to us which would have an adverse effect on our profit margins and our business operation if we are not willing or able to pass those costs on to our customers or effectively hedge our currency exposure.

Moreover, if we attempt to hedge our risk in the currency markets and are unsuccessful and or if our competitors are more successful arbitraging the currency risk we may find ourselves at a competitive disadvantage to other market participants which would have a material adverse effect on our business operations.

We face competition from foreign importers who do not comply with government regulation.

We face competition from foreign sellers of e-cigarettes that may illegally ship their products into the United States for direct delivery to customers. These market participants will not have the added cost and expense of complying with U.S. regulations and taxes and as a result will be able to offer their product at a more competitive price than us and potentially capture market share. Moreover, should we be unable to sell certain of our products during any regulatory approval process we have no assurances that we will be able to recapture those customers that we lost to our foreign domiciled competitors during any “blackout” periods, during which we are not permitted to sell our products. This competitive disadvantage may have a material adverse effect on our business, results of operations and our financial condition.

We rely on a limited number of key employees and may experience difficulty in attracting and hiring qualified new personnel in some areas of our business.

The loss of any of our key employees could adversely affect our business. As a member of the tobacco industry, we may experience difficulty in identifying and hiring qualified executives and other personnel in some areas of our business. This difficulty is primarily attributable to the health and social issues associated with the tobacco industry. The loss of services of any key employees or our inability to attract, hire and retain personnel with requisite skills could restrict our ability to develop new products, enhance existing products in a timely manner, sell products or manage our business effectively. These factors could have a material adverse effect on our business, results of operations and financial condition.

Currently, we do not have key person life insurance on our executive officers or board members and may be unable to obtain such insurance in the near future due to high cost or other reasons. The loss of the services of any of our executive officers/key employees could have a material adverse effect on our business, if we are unable to find suitable replacements.

We may experience product liability claims in our business, which could adversely affect our business.

The tobacco industry in general has historically been subject to frequent product liability claims. As a result, we may experience product liability claims from the marketing and sale of e-cigarettes. Any product liability claim brought against us, with or without merit, could result in:

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

•	an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

•	damage to our reputation and the reputation of our products, resulting in lower sales;

•	regulatory investigations that could require costly recalls or product modifications;

•	litigation costs; and

•	the diversion of management’s attention from managing our business.

Any one or more of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

We face a risk of product liability claims and may not be able to obtain adequate insurance, and any such claims could materially and adversely affect our reputation and brand image.

Our business exposes us to potential liability risks that may arise from the clinical testing, manufacture, and sale of our products. Substantial damage awards have been issued in certain jurisdictions against pharmaceutical and tobacco companies based on claims for injuries allegedly caused by the use of pharmaceutical and tobacco products, and similar claims may be brought against manufacturers and distributors of e-cigarette products. Liability claims may be expensive to defend and result in large judgments against us. We currently carry liability insurance, however there is no assurance that it will continue to be available to us at an affordable price if at all. Our insurance may not reimburse us, or the coverage may not be sufficient to cover claims made against us. We cannot predict any or all of the possible harms or side effects that may result from the use of our current products or any future products and, therefore, the amount of insurance coverage we currently hold may not be adequate to cover all liabilities we might incur. If we are sued for any injury allegedly caused by our products, our liability could exceed our ability to pay the liability. Whether or not we are ultimately successful in any adverse litigation, such litigation could consume substantial amounts of our financial and managerial resources, all of which could have a material adverse effect on our business, financial condition, results of operations, prospects and stock price. In addition, even if a product liability claim is found to be without merit or is otherwise unsuccessful, the negative publicity surrounding such assertions regarding our products or processes could materially and adversely affect our reputation and brand image. Any loss of consumer confidence in the safety and quality of our products would be difficult and costly to overcome.

If we experience product recalls, we may incur significant and unexpected costs and our business reputation could be adversely affected.

We may be exposed to product recalls and adverse public relations if our products are alleged to cause illness or injury, or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures that could exceed our product recall insurance coverage limits and harm to our reputation, which could have a material adverse effect on our business, results of operations and financial condition. In addition, a product recall may require significant management time and attention and may adversely impact on the value of our brands. Product recalls may lead to greater scrutiny by federal or state regulatory agencies and increased litigation, which could have a material adverse effect on our business, results of operations and financial condition.

Product exchanges, returns and warranty claims may adversely affect our business.

If we are unable to maintain an acceptable degree of quality control of our products we will incur costs associated with the exchange and return of our products as well as servicing our customers for warranty claims. Any of the foregoing on a significant scale may have a material adverse effect on our business, results of operations and financial condition.

Adverse economic conditions may adversely affect the demand for our products.

E-cigarettes are new to market and may be regarded by users as a novelty item and expendable as such demand for our products may be extra sensitive to economic conditions. When economic conditions are prosperous, discretionary spending typically increases; conversely, when economic conditions are unfavorable, discretionary spending often declines. Any significant decline in economic conditions that affects consumer spending could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to adapt to trends in our industry.

We may not be able to adapt as the e-cigarette industry and customer demand evolves, whether attributable to regulatory constraints or requirements, a lack of financial resources or our failure to respond in a timely and/or effective manner to new technologies, customer preferences, changing market conditions or new developments in our industry. Any of the failures to adapt for the reasons cited herein or otherwise could make our products obsolete and would have a material adverse effect on our business, financial condition and results of operations.

We may face liability for improper marketing, medical claims and labeling.

As a distributor and marketer of a product that the FDA may assert is a smoking cessation device and or a tobacco product, the Company faces potential fines, sanctions, administrative actions, penalties, and other liability for: improper labeling, making improper claims, referencing or publishing to its websites, marketing materials, advertisements, testimonials or representations that certain of our products have the ability or potential to treat, cure or otherwise improve a medical condition, and or provide a healthier alternative to other more traditional tobacco products.

Moreover, in light of the FDA’s recently issued proposed rule seeking to regulate various deemed tobacco products such as e-cigarettes, we may be required to follow federal and state tobacco labeling laws, and could face potential fines, sanctions, administrative actions, penalties and other liability, either civil and or criminal, for any violations thereof.

Any violation of law with respect to the Company’s marketing materials and or labeling could expose our company to liability including but not limited to fines, sanctions, administrative actions, penalties, civil actions and or criminal prosecution. And although our company maintains general liability insurance, our company’s insurance may not cover potential claims of this type or may not be adequate to indemnify our company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our company’s business, results of operations and financial condition. (See “—Risks Related to Government Regulation” below).

Internet security poses a risk to our e-commerce sales.

At present, we generate significant revenues through the sale of our products through our websites. We manage our websites and e-commerce platform internally and as a result any compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. For example the storage and loss of credit card numbers that may reside on our servers and be used directly by us or by our service suppliers (e.g., merchant account processors). Our security measures may not prevent security breaches. Our failure to prevent these security breaches may result in consumer distrust and may adversely affect our business, results of operations and financial condition.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

We are required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations adopted by the Securities and Exchange Commission and the Public Corporation Accounting Oversight Board. We anticipate that we will spend approximately $500,000 each year to comply with these rules. Further, compliance with various regulatory reporting requires significant commitments of time from our management and our directors, which reduces the time available for the performance of their other responsibilities. Our failure to track and comply with the various rules may materially adversely affect our reputation, ability to obtain the necessary certifications to financial statements, lead to additional regulatory enforcement actions, and could adversely affect the value of our common stock.

We may experience difficulties in complying with Section 404 of the Sarbanes-Oxley Act in the future.

We are required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal controls over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal controls over financial reporting. As a smaller reporting company, we are currently exempt from the requirement that our independent registered public accounting firm issue an opinion on our internal controls over financial reporting.

We concluded that our internal controls over financial reporting were effective as of December 31, 2013; however, we do not expect internal controls over financial reporting to prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected.

Failure of our internal control systems to prevent error or fraud could materially adversely impact us, could lead to restatements of our financial statements and investors not being able to rely on the completeness and accuracy of the financial information contained in our filings with the SEC, and could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or stockholder litigation. Any such failure could also cause investors to lose confidence in our reported financial information or our common stock listing on the Nasdaq Global Market to be suspended or terminated, which could adversely affect the value of our common stock.

Risks Related to Government Regulation

The FDA has recently proposed rules seeking to regulate e-cigarettes.

On April 25, 2014, the FDA announced a proposed Rule seeking to establish, for the first time, federal regulatory authority over, among other tobacco products, e-cigarettes (collectively, “Deemed Tobacco Products”). If approved by the FDA in its current form, the final Rule would mandate with respect to Deemed Tobacco Products such as e-cigarettes:

•	a prohibition on sales to those younger than 18 years of age and requirements for verification by means of photographic identification;

•	health warnings on product packages and in advertisements; and

•	ban on vending machine sales unless the vending machines are located in a facility where the retailer ensures that individuals under 18 years of age are prohibited from entering at any time.

Also under the Rule, manufacturers of newly Deemed Tobacco Products would be subject to, among other requirements, the following:

•	registration with, and reporting of product and ingredient listings to, the FDA;

•	no marketing of new tobacco products prior to FDA review;

•

no direct and implied claims of reduced risk such as “light”, “low”, and “mild” descriptions unless FDA confirms (a) that scientific evidence supports the claim and (b) that marketing the product will benefit public health;

•	payment of user fees; and

•	no distribution of free samples.

In addition, the Rule would require any “new tobacco product,” defined as any Deemed Tobacco Product that was not commercially marketed as of the “grandfathering” date of February 15, 2007, to obtain premarket approval before it could be marketed in the U.S. The premarket approval could take any of the following three pathways: 1) submission of a premarket tobacco product application (PMTA) and receipt of a marketing authorization order; 2) submission of a substantial equivalence (SE) report and receipt of an SE order; or 3) submission of a request for an exemption from SE requirements and receipt of an SE exemption determination. FDA has proposed a compliance policy that would delay enforcement of PMTA and SE requirements for two years after the effective date of the final Rule. We cannot predict if our products, all of which would be considered “non-grandfathered,” will receive the required premarket approval from FDA. Failure to obtain premarket approval for any of our products would prevent us from marketing and selling such products in the U.S., which could have a material effect on our business, financial condition and results of operations.

The Rule contemplates enforcement actions being brought against products determined to be adulterated and misbranded under the Tobacco Control Act.

We cannot predict the impact the Rule, if approved and finalized, may have on our company specifically or the e-cigarette industry generally, though as it is enacted, it could have a material adverse effect on our business, results of operations and financial condition. In this regard, total compliance and related costs are not possible to predict and depend substantially on the future requirements imposed by the FDA. Costs, however, could be substantial and could have a material adverse effect on our business, results of operations and financial condition. At present, we are not able to predict whether the Rule will impact us to a greater degree than competitors in the industry, thus affecting our competitive position.

The European Parliament and the Council of the European Union have adopted a new Directive regulating tobacco and related products.

On April 3, 2014, the European Parliament and the Council of the European Union (“EU”) adopted a directive on the manufacture, presentation and sale of tobacco and related products (the “Tobacco Product

Directive”) which will regulate e-cigarettes containing nicotine. In particular, the Tobacco Product Directive (1) will require e-cigarettes and refill containers to be sold in child- and tamper-proof packaging and nicotine liquids to contain only “ingredients of high purity”; (2) provides that e-cigarettes must deliver nicotine doses at “consistent levels under normal conditions of use” and come with health warnings, instructions for their use, information on “addictiveness and toxicity”, an ingredients list, and information on nicotine content; (3) will restrict the advertising and promotion of e-cigarettes; and (4) will require e-cigarette manufacturers and importers to notify EU Member States before placing new products on the market and to report annually to Member States (including on their sales volumes, types of users and their “preferences and trends”). The new Tobacco Product Directive will come into force in May 2014 and gives Member States a two-year transition period to bring national legislation into line with the Tobacco Product Directive.

We cannot predict how the new rules will be transposed into the national laws of EU Member States or the impact they may have on our company specifically or the e-cigarette industry generally, though they could have a material adverse effect on our business, results of operations and financial condition. Costs could be substantial and could have a material adverse effect on our business, results of operations and financial condition. In this regard, total compliance and related costs are not possible to predict and depend on the future requirements imposed by the EU Member States under the Tobacco Product Directive. Member States may decide, for example, to introduce further rules affecting e-cigarettes (for example, age restrictions) provided that these are compatible with the principles of free movement of goods in the Treaty on the Functioning of the European Union (“TFEU”). The Tobacco Product Directive also includes provisions that would allow Member States to ban specific e-cigarettes or types of cigarettes in certain circumstances if there are grounds to believe that they could present a serious risk to human health. If more than 3 Member States impose a ban and this is found to be duly justified, the European Commission could implement an EU wide ban.

In addition, failure to comply with any of the rules promulgated in accordance with the Tobacco Product Directive could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations and ability to market and sell our products in the EU.

At present, we are not able to predict whether the Tobacco Product Directive will impact us to a greater degree than competitors in the industry, thus affecting our competitive position.

EU and Member State laws on medical products and devices may apply to e-cigarettes.

There is existing legislation at the EU level and in Member States relating to medicinal products and medical devices. E-cigarettes are regarded by the competent authorities in some Member States as medicinal products and/or medical devices, and therefore require a marketing authorization prior to being placed on the market (as well as complying with all other requirements relating to medical products and devices).

In the United Kingdom, for example, the Medicines and Healthcare Products Regulatory Agency (“MHRA”) has announced that e-cigarettes will be regulated as medicines in the future. This would mean that e-cigarettes could only be sold in the United Kingdom if a marketing authorization is first obtained from the MHRA. It is not clear if and how the new EU Tobacco Product Directive may affect these proposals. In the meantime, the MHRA is encouraging companies to voluntarily license e-cigarettes and has indicated that it will continue to decide on a case by case basis whether products are medicinal products.

If we are ultimately required to obtain a marketing authorization to sell e-cigarettes as a medicinal product in the United Kingdom or elsewhere in the EU, we can give no assurances that we would be able to demonstrate to the satisfaction of the relevant competent authority that the conditions for granting a marketing authorization are satisfied.

Limitation by states and cities on sales of e-cigarettes may have a material adverse effect on our ability to sell our products in the United States.

Certain states and cities have enacted laws which preclude the use of e-cigarettes where traditional tobacco-burning cigarettes cannot be used and others have proposed legislation that would categorize e-cigarettes as tobacco products, which if enacted, would be regulated in a manner equivalent to their tobacco burning counterparts. For example, San Francisco, California has passed legislation that includes e-cigarettes under its anti-smoking laws, including only allowing the use of e-cigarettes in areas where traditional cigarettes may be smoked and requiring a tobacco permit to sell e-cigarettes. Chicago, Illinois has passed legislation prohibiting the use of e-cigarettes in most public indoor places and requires that e-cigarettes may only be sold from “behind the counter.” New York City has amended its Smoke Free Air Act to ban the use of e-cigarettes anywhere that traditional cigarettes may not be used, such as bars, parks, restaurants and beaches. Similarly, Boston, Massachusetts has banned the use of e-cigarettes in the workplace and restricted the use of e-cigarettes to adults. Additionally, New Jersey, North Dakota and Utah have included bans on the use of e-cigarettes in designated smoke-free areas such as restaurants and bars, and New York has proposed law that will prohibit the sale or provision of any quantity of e-liquid used to fill e-cigarettes or cartridges. If states and cities further legislate to ban the use of e-cigarettes anywhere the use of traditional tobacco burning cigarettes are banned, e-cigarettes may lose their appeal as an alternative to traditional cigarettes; which may have the effect of reducing the demand for our products and as a result have a material adverse effect on our business, results of operations and financial condition.

Changes in laws, regulations and other requirements could adversely affect our business, results of operations or financial condition.

In addition to the anticipated regulation of our business by the FDA, as reflected in the FDA’s recently proposed rule seeking to regulate e-cigarettes as a deemed tobacco product , the recent adoption of the EU Tobacco Product Directive, and the possibility of regulation as a medicinal product and/or medical device in the United Kingdom and other EU Member States, our business, results of operations or financial condition could be adversely affected by new or future legal requirements imposed by legislative or regulatory initiatives, including, but not limited to, those relating to health care, public health and welfare and environmental matters. For example, in recent years, states and many local and municipal governments and agencies, as well as private businesses, have adopted legislation, regulations or policies which prohibit, restrict, or discourage smoking; smoking in public buildings and facilities, stores, restaurants and bars; and smoking on airline flights and in the workplace. Furthermore, some states prohibit and others are considering prohibiting the sales of e-cigarettes to minors. Other similar laws and regulations are currently under consideration and may be enacted by state and local governments in the future. At present, it is not clear if e-cigarettes, which omit no smoke or noxious odors, are subject to such restrictions. If e-cigarettes are subject to restrictions on smoking in public and other places, our business, operating results and financial condition could be materially and adversely affected. New legislation or regulations may result in increased costs directly for our compliance or indirectly to the extent such requirements increase the prices of goods and services because of increased costs or reduced availability. We cannot predict whether such legislative or regulatory initiatives will result in significant changes to existing laws and regulations and/or whether any changes in such laws or regulations will have a material adverse effect on our business, results of operations or financial condition.

We may be unable to afford to comply with FDA regulation and the EU Tobacco Product Directive.

The anticipated costs of complying with future FDA regulations as well as the EU Tobacco Product Directive will be dependent on the rules issued by the FDA and the way the EU Tobacco Product Directive is transposed into national laws respectively. Since our products are manufactured by third parties, we anticipate that they will bear the initial investment associated with compliance and will pass those costs to us through price increases. If we need to seek FDA approval, then based on several factors including either pre-market approval or 510K application, we estimate an application could take between 6 to 24 months with a cost of $100,000 to $2 million. If the device is deemed a drug and a device, we anticipate that the time and costs to comply with FDA and other country specific regulations, including, without limitation, the U.K.’s Medical Health Regulatory Authority, would be prohibitive to the future operations of our company and may have a material adverse effect on our business, results of operations and financial condition. In addition, failure to comply with FDA regulatory requirements or the national laws implementing the EU Tobacco Product Directive could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations and ability to market and sell our products.

Restrictions on the public use of e-cigarettes may reduce the attractiveness and demand for our e-cigarettes.

Certain states, cities, businesses, providers of transportation and public venues in the U.S. have already banned the use of e-cigarettes, while others are considering banning the use of e-cigarettes. If the use of e-cigarettes is banned anywhere the use of traditional tobacco burning cigarettes is banned, e-cigarettes may lose their appeal as an alternative to traditional tobacco burning cigarettes, which may reduce the demand for our products and, thus, have a material adverse effect on our business, results of operations and financial condition.

The FDA has issued an import alert which has limited our ability to import certain of our products.

As a result of FDA import alert 66-41 (which allows the detention of unapproved drugs promoted in the U.S.), U.S. Customs has from time to time temporarily and in some instances indefinitely detained products sent to us by our Chinese suppliers. If the FDA modifies the import alert from its current form which allows U.S. Customs discretion to release our products to us, to a mandatory and definitive hold we will no longer be able to ensure a supply of saleable product, which will have a material adverse effect on our business, results of operations and financial condition. We believe this FDA import alert will become less relevant to us as and when the FDA regulates e-cigarettes under the Tobacco Control Act.

The application of the Prevent All Cigarette Trafficking Act and/or the Federal Cigarette Labeling and Advertising Act to e-cigarettes would have a material adverse effect on our business.

At present, neither the Prevent All Cigarette Trafficking Act (which prohibits the use of the U.S. Postal Service to mail most tobacco products and which amends the Jenkins Act, which would require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco to comply with state tax laws) nor the Federal Cigarette Labeling and Advertising Act (which governs how cigarettes can be advertised and marketed) apply to e-cigarettes. The application of either or both of these federal laws to e-cigarettes could result in additional expenses, could prohibit us from selling products through the internet and require us to change our advertising and labeling and method of marketing our products, any of which would have a material adverse effect on our business, results of operations and financial condition.

We may face the same governmental actions aimed at conventional cigarettes and other tobacco products.

Tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”). As of June 30, 2014, there were 178 parties to the FCTC, including the European Union. The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. Regulatory initiatives that have been proposed, introduced or enacted include:

•	the levying of substantial and increasing tax and duty charges;

•	restrictions or bans on advertising, marketing and sponsorship;

•	the display of larger health warnings, graphic health warnings and other labeling requirements;

•	restrictions on packaging design, including the use of colors and generic packaging;

•	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;

•	requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;

•	requirements regarding testing, disclosure and use of tobacco product ingredients;

•	increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;

•	elimination of duty free allowances for travelers; and

•	encouraging litigation against tobacco companies.

If e-cigarettes are subject to one or more significant regulatory initiates enacted under the FCTC, our business, results of operations and financial condition could be materially and adversely affected.

If we have improperly marketed and distributed certain of our products in violation of FDA or EU regulations we may be subject to fines, sanctions, administrative actions, penalties and other liability, either civil and or criminal.

We may be subject to disciplinary, administrative, regulatory and or legal actions if the FDA, any regulatory agencies in EU Member States or other countries in which our products are sold and/or a court of proper jurisdiction determines that our products or the means by which we marketed and sold our products was affected without the proper regulatory approvals. Any such disciplinary, regulatory, administrative and or legal actions may subject us to fines, sanctions, administrative actions, penalties, orders to remove our products from sale and other liability, either civil or criminal, which may have a material adverse effect on our operations, financial results and business prospects.

We could be subjected to FDA investigation.

The FDA has a number of investigatory tools available to it, including document requests and other required information submissions, facility inspections, and examinations and investigations. The use of any of these investigatory tools by the FDA could result in significant costs which may have a material adverse effect on our operations, financial results and business prospects.

Changes in governmental regulation may affect the countries in which we sell our products.

Foreign jurisdictions have varying policies and laws with respect to the use of e-cigarettes that vaporize nicotine. Countries such as the United Kingdom do not restrict its use (although the United Kingdom is currently encouraging voluntary licensing of e-cigarettes as medicinal products, see above), while other countries have restricted its use or have instituted a total ban, such as Thailand. If more countries move towards prohibition or introduce further restrictions on e-cigarettes, it will have a direct impact on our ability to market our products and will have a material adverse effect on our business.

On April 3, 2014, the EU adopted the Tobacco Product Directive which will regulate e-cigarettes containing nicotine. We cannot predict how the Tobacco Product Directive will be transposed into the national laws of EU Member States or the impact they may have on our company specifically or the e-cigarette industry generally, though they could have a material adverse effect on our business, results of operations and financial condition.

There is also existing legislation at the EU level and in Member States regulating medicinal products and medical devices. E-cigarettes are regarded by the competent authorities in some Member States as medicinal products and/or medical devices, and therefore require a marketing authorization prior to being placed on the market (as well as complying with all other requirements relating to medical products and devices). In the United Kingdom, for example, the MHRA has announced that e-cigarettes will be regulated as medicines in the future. This would mean that e-cigarettes could only be sold in the United Kingdom if a marketing authorization is first obtained from the MHRA. It is not clear if and how the new EU Tobacco Product Directive may affect these proposals. If we are ultimately required to obtain a marketing authorization to sell e-cigarettes as medicinal products in the United Kingdom or elsewhere in the EU, we can give no assurances that we would be able to demonstrate to the satisfaction of the relevant competent authority that the conditions for granting a marketing authorization are satisfied.

If our third-party suppliers or contract manufacturers do not maintain appropriate standards of manufacturing in accordance with GMP and other manufacturing regulations, our development and commercialization activities could suffer significant interruptions or delays.

We rely, and intend to continue to rely, on third-party suppliers and contract manufacturers to provide us with our products. These suppliers and manufacturers must continuously adhere to good manufacturing practice (“GMP”) as well as any applicable corresponding manufacturing regulations outside of the United States. In complying with these regulations, we and our third-party suppliers and contract manufacturers must expend significant time, money and effort in the areas of design and development, testing, production, record-keeping and quality control to assure that our products meet applicable specifications and other regulatory requirements. Failure to comply with these requirements could result in an enforcement action against us, including warning letters, the seizure of products, suspension or withdrawal of approvals, shutting down of production and criminal prosecution. Any of these third-party suppliers or contract manufacturers will also be subject to audits by the FDA and other regulatory agencies. If any of our third-party suppliers or contract manufacturers fails to comply with GMP or other applicable manufacturing regulations, our ability to develop and commercialize our products could suffer significant interruptions and delays.

Risks Related to our Common Stock and the Offering

No liquid market currently exists for our common stock, and an active, liquid trading market for our common stock may not develop, which may cause our common stock to trade at a discount from the initial offering price and make it difficult for you to sell the common stock you purchase.

Our common stock is currently quoted on the OTCBB. Although we have applied to list the common stock on the Nasdaq Global Market, there can be no assurance that there will be an active market for our shares of common stock either now or in the future. If an active and liquid trading market does not develop or continue, you may have difficulty selling any of our common stock that you purchase. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand. Secondly, we are a speculative or

“risky” investment due to our limited operating history, lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.

As noted above, in conjunction with this offering, we have applied to list the common stock on the Nasdaq Global Market. However, there is no guarantee that even if do list on the Nasdaq Global Market, such listing will increase the trading volume of our common stock.

Changes in the fair value of financial instruments may result in significant volatility in our reported results.

We have issued convertible notes with certain conversion features and anti-dilution provisions, which we identified as embedded derivatives. We have also issued warrants with provisions that require liability classification. This requires us to “mark to market” or record the derivatives and warrants at fair value as of the end of each reporting period on our balance sheet and to record the change in fair value over the period as a non-cash adjustment to our current period results of operations in our income statement, subjecting our results of operations to greater and potentially significant volatility.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

After this offering, the sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering, we will have a total of             shares of common stock outstanding. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including our directors, executive officers and other affiliates (including affiliates of Fields Texas Limited) may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”

The             shares held by investors in our private financings, the sellers of the business we have recently acquired and expect to acquire and certain of our directors, officers and employees immediately following the consummation of this offering will represent approximately         % of our total outstanding shares of common stock following this offering, based on the number of shares outstanding as of                 , 2014. Such shares will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale following the consummation of this offering. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.”

In connection with this offering, we, our officers, directors and a majority of our significant shareholders, have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any shares of our common stock or other capital stock or securities convertible into or exercisable or exchangeable for shares of common stock or other capital stock or publicly announce any intention to do any of the foregoing during the period ending either 180 or 365 days after the date of this prospectus, except with the prior written consent of Wells Fargo Securities, LLC and Canaccord Genuity Inc. See “Underwriting — Lock-up Agreements” for a description of these lock-up agreements.

Upon the expiration of the lock-up agreements described above, the shares held by the investors in private financings, the sellers of the businesses we have recently acquired and expect to acquire and certain of our directors, officers and employees will be eligible for resale, subject in the case of our directors, officers and other affiliates to volume, manner of sale and other limitations under Rule 144. In addition, pursuant to registration rights agreements entered into in connection with our private financings and acquisitions, we granted the investors in such financings and the sellers of our acquired businesses the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, such investors and sellers could cause the prevailing market price of our common stock to decline. Following completion of this offering, the shares covered by registration rights would represent approximately         % of our outstanding common stock (or         %, if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

In addition, the shares of our common stock reserved for future issuance under the 2014 Long Term Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and Rule 144, as applicable. A total of             shares of common stock have been reserved for immediate issuance under the 2014 Long Term Incentive Plan and the 2014 Long Term Incentive Plan provides that the aggregate number of shares that may be issued under the Plan shall be limited to 10% of the shares of common stock outstanding, which calculation shall be made on the first trading day of each new fiscal year.

Our board of directors is authorized to issue additional shares of our stock which would dilute existing shareholders.

We are currently authorized to issue up to 300,000,000 shares of common stock, of which 74,627,884 shares are currently issued and outstanding. Additional shares of our common stock may be issued by our board of directors for such consideration as they may consider sufficient without seeking stockholder approval. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current stockholders.

Investors will incur immediate and substantial dilution as a result of this offering.

Investors purchasing shares of our common stock in this offering will incur immediate and substantial dilution in net tangible book value per share. Assuming a public offering price of $         per share, purchasers of our common stock will effectively incur dilution of $         per share in the net tangible book value of their purchased shares. In addition, purchasers of common stock in this offering will have contributed approximately         % of the aggregate price paid by all purchasers of our stock but will own only approximately         % of our common stock outstanding after this offering. Furthermore, you may experience further dilution to the extent that shares of our common stock are issued upon the exercise of outstanding stock options and warrants. See “Dilution”.

Your percentage ownership of our common shares may be diluted by future share issuances.

To the extent we issue new shares to fund acquisitions, to raise additional capital, to compensate employees and other persons your percentage ownership of our shares will be diluted. All of the notes and warrants issued in connection our recent financings contain anti-dilution rights, which adjusts the conversion price and exercise of the notes and warrants, respectively, should we sell shares of common stock or common stock equivalents at a price per share less than the conversion price or exercise price of those notes and warrants, respectively, as well as increase the number of shares subject to purchase under the warrants. We also are required to issue up to 12,500 shares of common stock per day to the FIN Note holders as a penalty payment for late repayment of the FIN Promissory Notes. Our 2014 Plan allows us to issue up to 10% of the issued and outstanding common stock, which calculation shall be made on the first trading day of each new fiscal year, to compensate employees and other persons. Additionally, we plan on issuing 5,400,000 to the shareholders of Ten Motives upon completion of the acquisition of Ten Motives. Upon the occurrence of any of these events, your percentage ownership of our shares will be diluted.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our shares price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market prices of our common stock for returns on equity investment.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

The majority of our board does not consist of independent directors, which limits our ability to establish effective independent corporate governance procedures.

Our board is composed of six directors, one of whom we have determined to be independent based on the NASDAQ listing rules. Thus, the majority of our directors are not deemed independent, which is not a requirement since our common stock is not currently listed on a national securities exchange. Accordingly, without a majority of independent directors on our board, our ability to establish effective corporate governance procedures to oversee functions such as audit, compensation and corporate governance is limited. Furthermore, a majority of our directors, or four of the seven directors, are also executive officers of the Company. This structure gives our executive officers significant control over all corporate issues and decisions.

In the absence of a majority of independent directors, our executive officers, most of whom are also principal stockholders and directors, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our shareholders generally and the controlling officers, shareholders or directors. We have applied to list the common stock on the Nasdaq Global Market in conjunction with this offering, which will require the successful satisfaction of the NASDAQ listing rules, including instituting a board comprised of a majority of independent directors. However, there can be no assurance as to whether or when we will be successful in appointing a majority of independent directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. These statements are contained in many sections of this prospectus, including those entitled “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this prospectus under the heading “Risk Factors,” as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of common stock offered by us will be approximately $         million, based on the public offering price of $         per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $         million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds of this offering. However, we currently intend to use $         of the net proceeds to us from this offering, together with existing cash, to repay $        of indebtedness issued in conjunction with our acquisitions and previous financings, specifically (1) our 15% Notes, which are due at various times in January 2015 and February 2015, whose original proceeds we used for the funding of our acquisition of FIN and general working capital, (2) the FIN Promissory Notes, which currently have an interest rate of 18% per annum and a maturity date of September 15, 2014, and (3) the VIP Promissory Notes, which currently have an interest rate of 10% per annum and a maturity date of October 14, 2014, the terms of which indebtedness are further described in “Management Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources” in this Prospectus, $         of the net proceeds to us from this offering together with existing cash to complete our acquisition of Ten Motives, and the remainder for general corporate purposes, including working capital, product development, marketing activities, further expanding our distribution channels and future acquisitions.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant. In addition, our credit facility restricts our ability to pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term debt and capitalization as of March 31, 2014:

•	on an actual basis;

•

on a pro forma basis to give effect to the acquisitions of Vapestick, FIN and VIP, the proposed acquisition of Ten Motives, which we expect to completed simultaneous with the closing of this offering, and the private placements that we completed on January 7, 2014, January 14, 2014, January 31, 2014, February 28, 2014, April 22, 2014, April 30, 2014, May 30, 2014, June 3, 2014 and June 19, 2014;

•

on a pro forma as adjusted basis to give effect to the sale of          shares of the common stock we are offering based upon an assumed public offering price of $         per share, the closing price of our common stock as listed on OTCBB on                     , 2014, and after deducting underwriting discounts and approximately $         million in other estimated offering expenses payable by us. The pro forma as adjusted column assumes no exercise by the underwriters of their over-allotment option.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public price. You should read this table together with the sections entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and the related notes, which appear elsewhere in this prospectus.

	As of March 31, 2014 (unaudited)
	Actual		Pro Forma		Pro Forma As Adjusted
Cash and cash equivalents	$4,072,444		$(31,448,800)

Short-term debt:
Accounts payable and accrued expenses	6,099,446		24,514,896
Revolving line of credit	—		—
Due to director	—		79,764
Due to related parties	—		—
Other liabilities	108,815		108,815
Notes payable	30,238,122	(1)	37,613,122	(1)

Total short-term debt	36,446,383		62,316,598

Long-term debt:
Senior convertible notes	—		15,780,561	(2)
Warrant liability	94,859,540		95,528,755
Derivative liability	21,709,350		25,128,789

Total long-term debt	116,568,840		136,438,105

Equity:
Common stock: 100,000,000 shares authorized, 71,299,899 shares issued and outstanding, actual; 300,000,000 shares authorized, 79,623,384 shares issued and outstanding, pro forma; 300,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	71,300		79,623
Additional paid in capital	162,788,478		235,458,322
Accumulated other comprehensive income	1,309,146		1,309,146
Accumulated deficit	(107,704,508)		(110,990,966)

Total stockholders’ equity	56,464,416		125,856,125

Total capitalization	$173,033,306		$262,294,230

(1)	Includes the accreted value of convertible notes with a total face value at maturity of $27.3 million and a carrying amount of $3.9 million. The convertible promissory notes have terms of 12 months.
(2)	Amount represents carrying amount of convertible notes with a total face value at maturity of $22.1 million. The convertible promissory notes have terms ranging from 12 months to 18 months.

DILUTION

The as adjusted net tangible book value of our common stock as of March 31, 2014, was approximately $         million, or $         per share based upon          shares of common stock outstanding on such date. As adjusted net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding after giving effect to the acquisitions of FIN, Vapestick and VIP, the proposed acquisition of Ten Motives, which we expect to complete simultaneously with the closing of this offering, and the sale of          shares of the common stock we are offering based upon an assumed public offering price of $         per share, the closing price of our common stock on OTCBB on                     , 2014, and after deducting underwriting discounts and commissions and estimated offering expenses of approximately $         million.

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the as adjusted net tangible book value per share of our common stock immediately after completion after this offering. This represents an immediate increase in as adjusted net tangible book value of $         per share to our existing stockholders and an immediate dilution of $         per share to investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share	$

As adjusted net tangible book value per share as of March 31, 2014 before giving effect to (i) the acquisition of VIP, (ii) the proposed acquisition of Ten Motives, which we expect to complete simultaneously with the closing of this offering, and (iii) this offering

$
Increase in as adjusted net tangible book value per share attributed to new investors purchasing shares from us in this offering	$
As adjusted net tangible book value per share after giving effect to this offering	$

Dilution in as adjusted net tangible book value per share to new investors in this offering	$

Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) the net tangible book value, as adjusted to give effect to the acquisition of VIP, the proposed acquisition of Ten Motives, which we expect to complete simultaneously with the closing of this offering and this offering, by $         per share and the dilution to new investors by $         per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. If the underwriters exercise their over-allotment option in full, the net tangible book value per share of our common stock, as adjusted to give effect to the acquisition of VIP, the proposed acquisition of Ten Motives, which we expect to complete simultaneously with the closing of this offering and this offering, would be $         per share, and the dilution as adjusted net tangible book value per share to investors in this offering would be $         per share of our common stock.

The table below summarizes as of March 31, 2014, on an as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors purchasing shares in our common stock in this offering at an assumed public offering price of $         per share, the closing price of our common stock on OTCBB on                     , 2014, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors

Total		100%	$	100%	$

The total number of shares of our common stock reflected in the discussion and tables above is based on          shares of our common stock outstanding, as of March 31, 2014, and excludes:

•	exercise of the underwriters’ over-allotment option to purchase up to an additional shares of common stock; and

•	exercise of any options, warrants or conversion rights outstanding as of March 31, 2014; and

•	any securities, options, warrants or conversion rights issued subsequent to March 31, 2014.

PRO FORMA FINANCIAL DATA

The unaudited pro forma combined balance sheet as of March 31, 2014 and combined pro forma statements of operations for the quarter ended March 31, 2014 and year ended December 31, 2013 present our consolidated results of operations giving pro forma effect to the recent and proposed acquisitions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions,” the recent private placement offerings, the proceeds of which were used to fund the acquisitions as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Private Placements,” recent private placement offerings which, while not directly related to the acquisitions, are considered relevant to an understanding of the Company’s pro forma financial condition and results of operations and this offering and the use of the estimated net proceeds from this offering as described under “Use of Proceeds,” as if such transactions occurred on January 1, 2013, and for purposes of the balance sheet presentation as if such transactions occurred on March 31, 2014. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of the Company.

The unaudited pro forma consolidated financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the Company’s results of operations or financial position that would have occurred had we operated as a combined entity with our recent acquisition during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the acquisitions and financings described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Private Placements,” respectively, and the use of the estimated net proceeds from this offering as described under “Use of Proceeds” occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

The pro forma adjustments principally give effect to:

•	the acquisitions of Vapestick Holdings Limited on January 9, 2014, FIN Electronic Cigarette Corporation, Inc. on February 28, 2014, and Must Have Ltd. on April 22, 2014;

•	the proposed acquisition of Ten Motives, which we expect to complete simultaneously with the closing of this offering;

•	the private placements described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” that we completed in 2014; and

•	the offering and the estimated use of net proceeds as described under “Use of Proceeds”.

Certain financial instruments included in our historical balance sheet at March 31, 2014 are “marked to market” each reporting period based on pricing and anti-dilution provisions. These instruments include free standing warrants issued to our advisors and lenders and embedded derivatives primarily related to the conversion option of our convertible debt. The pro forma adjustments included in the pro forma combined financial information do not reflect fair value adjustments to instruments included in our historical balance sheet as of March 31, 2014. Such instruments introduce significant volatility to our results of operations.

VICTORY ELECTRONIC CIGARETTES CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of March 31, 2014

	Historical			Acquisition Adjustments		Financing Adjustments		Pro Forma for Acquisitions and Financings	Equity Offering Adjustments	Pro Forma Combined
	Victory	Must Have (a)	Ten Motives (b)
ASSETS
Current Assets:
Cash	$4,072,444	$16,058,876	$10,294,932	$(75,947,176	)(c)	$28,000,000	(e)	$(31,498,800)		$
				(3,286,458	)(c)	(1,538,800	)(o)
						(12,800,000	)(k)
						2,825,989	(j)
						821,393	(n)
Accounts receivable, net of allowance	4,650,114	444,855	8,675,509	—		—		13,770,478
Inventory	16,599,821	3,011,194	1,186,515	—		—		20,797,530
Prepaid and other current assets	1,433,987	366,578	—	—		—		1,800,565
Other current assets	110,706	—	—	—		—		110,706

Total current assets	$26,867,072	$19,881,503	$20,156,956	$(79,233,634)		$17,308,582		$4,980,479		$
Deferred financing costs	1,739,885					1,538,800	(o)	3,453,685
						175,000	(l)
Intangible assets	77,542,232			26,125,000	(c)	—		103,667,232
Goodwill	101,999,227	—	—	108,855,691	(c)	—		210,854,918
						—
Property and equipment, net	1,331,273	242,355	80,886	—		—		1,654,513

Total assets	$209,479,689	$20,123,857	$20,237,842	$55,747,057		$19,022,382		$324,610,828		$

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$6,099,446	$5,110,431	$13,680,020	$—		$(375,000	)(f)	$24,514,896		$
Accounts payable — related parties	—	—	—	—		—		—
Revolving line of credit, net	—	—	—	—		—		—
Due to director	—	79,764	—	—		—		79,764
Due to related parties	—	—	—	—		—		—
Other liabilities	108,815	—	—	—				108,815
Notes payable	30,238,122	—	—	11,000,000	(c)	(3,625,000	)(f)	37,613,122
Current maturities of long-term debt	—	—	—	—		—		—

Total current liabilities	$36,446,383	$5,190,195	$13,680,020	$11,000,000		$(4,000,000)		$62,316,598		$
Long Term Liabilities:
Senior convertible note	—	—	—	—		30,676,691	(e)	15,780,561
						(2,676,691	)(e)
						(2,254,527	)(i)
						(12,800,000	)(k)
						4,210,526	(f)
						(210,526	)(f)
						(1,164,912	)(g)
Warrant liability	$94,859,540	$—	$—	$—		$394,911	(h)	$95,528,755		$
						175,000	(l)
						99,304	(m)

Derivative liability	21,709,350	$—	$—	$—		$2,254,527	(e)	$25,128,789		$
						1,164,912	(g)
Note payable — related parties	—	—	—	—		—		—
Long-term debt, less current maturities	—	—	—	—		—		—

Total long — term liabilities	$116,568,890	$—	$—	$—		$19,869,215		$136,438,105		$

Total liabilities	$153,015,273	$5,190,195	$13,680,020	$11,000,000		$15,869,215		$198,754,703		$

Stockholders’ equity
Common stock	$71,300	$665	$336	$7,700	(c)	$483	(j)	$79,623		$
				(1,002	)(d)	140	(n)
Other comprehensive income	—	—	—	—		—		—
Additional paid-in capital	162,788,478	—	—	69,517,300	(c)	2,430,595	(j)	235,458,322
	—	—	—	—		721,949	(n)
Accumulated other comprehensive income	1,309,146	—	—	—		—		1,309,146
Retained earnings (accumulated deficit)	(107,704,508)	14,932,997	6,557,486	(21,490,483	)(d)	—		(110,990,966)
				(3,286,458	)(c)

Total stockholders’ equity	$56,464,416	$14,933,662	$6,557,822	$44,747,057		$3,153,167		$125,856,125		$

Total liabilities and stockholders’ equity	$209,479,689	$20,123,857	$20,237,842	$55,747,057		$19,022,382		$324,610,828		$

(a)	Amounts represent historical accounts of Must Have LTD which have been reconciled to U.S. GAAP and converted from GBP to USD using the March 31, 2014 exchange rate of 1.6637.

(b)	Amounts represent historical accounts of Ten Motives Limited and 10 Motives Limited as of April 30, 2014, which have been reconciled to U.S. GAAP and converted from GBP to USD using the April 30, 2014 exchange rate of 1.6819. Ten Motives Limited and 10 Motives Limited are affiliated companies based on common ownership, and are herein referred to as Ten Motives.

(c)	Amounts represent the acquisitions of Must Have LTD, completed on April 22, 2014 and Ten Motives which is expected to be completed coincident with the closing of the equity offering. The preliminary purchase price allocation for the acquisition of Must Have LTD has been calculated by applying a 25% marketability discount to the closing price of our common stock issued on the date prior to the transaction (2,300,000 shares). The terms of the purchase agreement with Ten Motives require the completion of the equity offering contemplated by this prospectus prior to closing of the acquisition. The portion of the consideration to be issued to the selling shareholders in our common stock requires the issuance of the greater of 5,400,000 shares and a variable number of shares with a combined fair value of $54,000,000 on the date of closing. The number of shares to be issued is variable based on certain factors such as the equity offering price. The excess of the purchase price over net assets for the acquisition of Ten Motives has been preliminarily allocated to goodwill, pending the valuation of the identifiable intangibles, which we expect to include tradenames and customer relationships, and is as follows:

	Must Have LTD	Ten Motives	Total
Cash consideration	$20,398,588	$55,548,588	$75,947,176
Promissory notes issued to seller	11,000,000	-	11,000,000
Common stock	15,525,000	54,000,000	69,525,000

	46,923,588	109,548,588	156,472,176
Less: Net assets acquired	14,933,662	6,557,823	21,491,485
Less: Identifiable intangibles
Tradename	11,025,000	—	11,025,000
Website	1,235,000	—	1,235,000
Customer relationships	13,865,000	—	13,865,000
	—	—	—

Goodwill	$5,864,926	$102,990,765	$108,855,691

The acquisition of Must Have LTD includes a provision for up to $5,000,000 in additional payments which, if earned, will be recorded as compensation expense. As such, the amount has been reflected in the pro forma combined statement of operations for the quarter ended March 31, 2014.

The acquisition of Ten Motives includes contingent consideration of between $7,500,000 and $10,000,000 if revenues for the twelve months ended May 31, 2015 are between 18,072,288 GBP and 34,307,288 GBP. We have included $10,000,000 in cash consideration related to this contingency. Additionally, we expect to pay $5,548,588 related to excess cash on-hand at Ten Motives on the acquisition date.

Additionally, the acquisition of Ten Motives includes a payment to Fields Texas for a one-time transaction fee of $3,286,458 based on 3% of the purchase price.

(d)	Amounts represent the closing of the historical equity accounts of the acquirees.

(e)	Amounts represent our completion of the April 22, 2014 private placement of $24,175,824 aggregate principal amount of 6% Original Issue Discount Senior Secured Convertible Promissory Notes, and Amendment No. 1 to those Notes completed in June 2014 for $4,395,604. We also completed a private placement in May 2014 of $2,105,263 aggregate principal amount of 5% Original Issue Discount Convertible Promissory Notes. At the issuance date, due to the allocation of proceeds to the fair value of the conversion feature which are accounted for as derivatives, the Notes will be recorded as follows:

	April	May	June	Total
Face value of debt	$24,175,824	$2,105,263	$4,395,604	$30,676,691
Original issue discount	(2,175,824)	(105,263)	(395,604)	(2,676,691)

Proceeds	$22,000,000	$2,000,000	$4,000,000	$28,000,000
Fair value of conversion feature	(1,413,506)	(582,456)	(258,565)	(2,254,527)

Convertible promissory notes	$20,586,494	$1,417,544	$3,741,435	$25,745,473

(f)	Amount represents the exchange of 5% convertible promissory notes for promissory notes issued to the sellers in the FIN acquisition.

Proceeds	$4,210,526
Principal	(3,625,000)
Accrued interest	(375,000)
Original issue discount	(210,526)

$—

(g)	The promissory notes described in (f) are convertible at a conversion price of $6.00 per share. Amount represents the fair value of the conversion feature as found in (f) above on the date of issuance based on a binomial model using the following assumptions:

Fair value of common shares	$6.90
Term (years)	1.50
Term-matched risk-free interest rate	0.24%
Term-matched stock volatility	36%
Exercise price	$6.00

(h)	In conjunction with the private offering of units completed April 30, 2014 described in (j) warrants to purchase 120,768 shares of common stock with an exercise price of $6.50 per share were issued. The warrants contain a provision which could reduce the strike price based on certain future events and thus are considered to be a liability. Amount represents the fair value of the warrants on the date of issuance based on a binomial model using the following assumptions:

Fair value of common shares	$7.61
Term (years)	5.00
Term-matched risk-free interest rate	1.69%
Term-matched stock volatility	39%
Exercise price	$6.50

The exercise price reset subsequent to issuance and is reflected in the combined pro forma statement of operations for the year ended December 31, 2013 and the three months ended March 31, 2014.

(i)	Amount represents the fair value of the conversion features associated with the April, May and June 2014 private placements described in (e) above. The embedded conversion features contain a provision which could reduce the conversion price based on certain future events and thus is recorded at its fair value separate from the debt instrument. Amount represents the estimated fair value based upon a binomial model using the following assumptions at the time of issuance:

	April	May	June
Fair value of common shares	$7.05	$6.90	$7.13
Term (years)	1.61	1.50	1.50
Term-matched risk-free interest rate	0.32%	0.24%	0.26%
Term-matched stock volatility	37%	36%	36%
Exercise price	$9.92	$6.00	$10.63

The April and June conversion prices reset subsequent to issuance and are reflected in the combined pro forma statement of operations for the year ended December 31, 2013 and the three months ended March 31, 2014.

(j)	Amount represents a private offering of $3,139,987 of units completed on April 30, 2014 as described in (h) above. Pursuant to a purchase agreement, we issued 483,075 shares of stock and 120,768 warrants to a group of accredited investors for total net proceeds to the Company of $2,825,989 after deducting placement agent fees and other expenses.

Proceeds	$2,825,989
Fair value of warrant liability	(394,911)

$2,431,078

(k)	Amount represents a repayment of 6% Original Issue Discount Senior Secured Convertible Promissory Notes which was made on May 8, 2014.

(l)	In conjunction with the April 22, 2014 private placement, warrants to purchase 85,477 shares of common stock with an exercise price of $9.00 per share were issued. The warrants contain a provision which could reduce the strike price based on certain future events and thus are considered to be a liability. Amount represents the fair value of the warrants as found in (e) on the date of issuance based on a binomial model using the following assumptions:

Fair value of common shares	$7.05
Term (years)	5.00
Term-matched risk-free interest rate	1.76%
Term-matched stock volatility	39%
Exercise price	$9.00

(m)	In conjunction with the private offering completed June 19, 2014, warrants to purchase 35,102 shares of common stock with an exercise price of $6.50 per share were issued. The warrants contain a provision which could reduce the strike price based on certain future events and thus are considered to be a liability. Amount represents the fair value of the warrants as found in (n) below on the date of issuance based on a binomial model using the following assumptions:

Fair value of common shares	$7.13
Term (years)	5.00
Term-matched risk-free interest rate	1.69%
Term-matched stock volatility	39%
Exercise price	$6.50

(n)	Amount represents a private offering of $912,659 completed on June 19, 2014 as described in (m) above. Pursuant to a purchase agreement, we issued 140,409 shares of stock and 35,102 warrants of stock to a group of accredited investors for total net proceeds to the Company of $821,393 after deducting placement agent fees and other expenses.

Proceeds	$821,393
Fair value of warrant liability	(99,304)

$722,089

(o)	Amount represents deferred debt issue costs related to the notes described in (e) above.

VICTORY ELECTRONIC CIGARETTES CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2014

	Historical				Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		Pro Forma for Acquisition and Financings	Equity Offering Adjustments	Pro Forma Combined
	Victory	FIN(a)	Must Have(b)	Ten Motives(b)
Revenues	$4,138,540	$1,604,813	$8,831,821	$9,568,280	$—		$—		$24,143,455	$	$
Cost of goods sold	2,781,667	913,896	3,040,199	4,654,447	—		—		11,390,208

Gross Profit	1,356,873	690,917	5,791,623	4,913,834	—		—		12,753,246

Operating Expenses
Advisory agreement warrants	50,164,350	—	—	—	—		190,000	(h)	50,354,350
Distribution, advertising and marketing	1,106,535	—	—	—	—		—		1,106,535
Selling, general and administrative	6,279,372	1,702,149	1,847,655	1,039,371	6,952,094	(c)	—		17,320,641
Merchant account fees	—	—	—		(500,000	)(j)	—		—			—

Total Operating Expenses	$57,550,257	$1,702,149	$1,847,655	$1,039,371	$6,452,094		$190,000		$68,781,526	$	$

Income (loss) from operations	$(56,193,384)	$(1,011,232)	$3,943,968	$3,874,463	$(6,452,094)		$(190,000)		$(56,028,280)	$	$
Other Expense
Fair value in excess of proceeds	29,215,500	—	—	—	—				29,215,500
Change in fair value of warrants and derivatives	—	—	—	—	—		1,437,000	(i)	1,437,000
Interest expense	1,002,576	180,088	6,601	—	368,197	(d)	1,362,054	(g)	3,782,938
							863,421	(f)

Income (loss) before taxes	(86,411,460)	(1,191,320)	3,937,367	3,874,463	(6,820,292)		(3,852,476)		(90,463,718)
Income tax expense	—	—	—	827,515	(827,515	)(e)	—		—

Net income (loss)	$(86,411,460)	$(1,191,320)	$3,937,367	$3,046,948	$(5,992,777)		$(3,852,476)		$(90,463,718)	$	$

Comprehensive income (loss)
Other comprehensive income	1,309,146	—	21,176	33,809	—		—		1,364,131

Total comprehensive income (loss)	$(85,102,314)	$(1,191,320)	$3,958,453	$3,080,757	$(5,992,777)		$(3,852,476)		$(89,099,587)	$	$

Net loss per common share:
Basic and diluted	$(1.36)								$(1.23)	$	$

Weighted average number of shares outstanding
Basic and diluted	63,595,532				9,366,667		623,484	(k)	73,585,683

(a)	Amounts represent the results of operations for the months of January and February 2014.

(b)	Amounts represent the results of operations of Must Have LTD for the three months ended March 31, 2014, reconciled to U.S. GAAP and converted from GBP to USD using an average exchange rate over the three month period of 1.6548. Amounts represent the results of operations of Ten Motives for the three months ended April 30, 2014, reconciled to U.S. GAAP and converted from GBP to USD using an average exchange rate over the three month period of 1.6636.

(c)	Amount represents the following:

	FIN Branding Group, LLC	Must Have LTD	Total
Decrease in amortization of loan costs	$(50,071)	$—	$(50,071)
Decrease in depreciation expense due to write-off of retail displays	(11,973)	—	(11,973)
Amortization of tradename over a preliminary estimated useful life of 10 to 15 years	226,389	275,625	502,014
Amortization of website over a preliminary estimated useful life of 10 years	—	30,875	30,875
Amortization of customer relationships over a preliminary estimated useful life of 5 to 10 years	788,000	693,250	1,481,250

	$952,344	$999,750	$1,952,094

In addition, the amount includes $5,000,000 of earn-out compensation related to the acquisition of Must Have LTD.

(d)	Amounts represent interest expense related to the acquisitions as follows:

	FIN Branding Group, LLC	Must Have LTD	Total
Repaid obligations due to related parties	$(206,803)	$—	$(206,803)
Promissory notes issued to sellers*	300,000	275,000	575,000

	$93,197	$275,000	$368,197

*	On May 30, 2014, the Company exchanged $4,000,000 of the FIN promissory notes as described in note (f) on the balance sheet. In connection therewith, the Company modified the remaining FIN promissory notes to extend the maturity date and increase the interest rate. Interest expense is computed based on the interest rate in effect for the period.

(e)	Amount to reduce income tax expense based on the overall loss of the consolidated company.

(f)	Amount represents amortization of deferred debt issue costs.

(g)	Represents amounts related to the private placements (“PP”) of convertible notes completed in February, April, May and June 2014 as well as the exchange of the notes with the FIN Sellers in May 2014 as follows:

	February PP	April PP	May PP	May Exchange	June PP	Total
Interest expense	$401,250	$170,000	$26,000	$52,000	$66,000	$715,250
Accretion of the original issue discount	—	543,956	26,316	52,632	23,901	646,804

	$401,250	$713,956	$52,316	$104,632	$89,901	$1,362,054

(h)	Amount reflects impact of anti-dilution adjustment to number of warrants and exercise price related to warrants issued to advisors during the second quarter as described in note (l) on the combined balance sheet due to the pricing of subsequent rounds of financing. The fair value of those warrants on the reset date was determined based on a binomial model using the following assumptions:

Fair value of common shares	$6.90
Term (years)	4.89
Term-matched risk-free interest rate	1.71%
Term-matched stock volatility	38%
Exercise price	$6.00

(i)	Amount reflects impact of anti-dilution adjustments to number of shares and conversion prices of the Company’s convertible notes and warrants due to the pricing of subsequent rounds of financing as follows:

	April 22	April 30	June	Total
Convertible promissory notes	$713,000	—	$744,000	$1,457,000
Warrants	—	$(20,000)	—	$(20,000)

	$713,000	$(20,000)	$744,000	$1,437,000

The following assumptions were used to determine the fair value of the conversion features and warrants on the reset date and was determined based on a binomial model using the following assumptions:

	April 22	April 30	June
Fair value of common shares	$6.90	$6.90	$7.13
Term (years)	1.51	4.92	1.45
Term-matched risk-free interest rate	0.28%	1.66%	0.27%
Term-matched stock volatility	36%	38%	37%
Exercise price	$6.90	$6.00	$7.48

(j)	Amount represents a one-time fee paid to Fields Texas during the three months ended March 31, 2014 in connection with the FIN acquisition.

(k)	Excludes shares of common stock owed but not yet issued to FIN shareholders as late payment shares due under the FIN Promissory Notes. Such shares are owed at a rate of 12,500 shares per day from June 9, 2014 until the FIN Promissory Notes are repaid.

VICTORY ELECTRONIC CIGARETTES CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2013

	Historical					Acquisition Adjustments		Acquisition Related Financing Adjustments		Pro Forma for Acquisition and Financings	Equity Offering Adjustments	Pro Forma Combined
	Victory	Vapestick	FIN	Must Have(a)	Ten Motives(b)
Revenues	$3,102,729	$3,609,360	$41,927,596	$26,917,187	$37,645,139	$—		$—		$113,202,011		$
Cost of goods sold	1,288,914	1,259,668	22,273,519	9,077,466	23,849,130	—		—		57,748,698

Gross Profit	1,813,815	2,349,692	19,654,077	17,839,721	13,796,009	—		—		55,453,313

Operating Expenses
Advisory agreement warrants	16,600,500	—	—	—	—	—		190,000	(h)	16,790,500
Distribution, advertising and marketing	1,078,180	106,505	—	—	—	—		—		1,184,685
Selling, general and administrative	3,036,873	1,848,012	25,831,286	4,532,236	3,919,623	15,972,066	(c)	—		55,140,096

Total Operating Expenses	$20,715,553	$1,954,517	$25,831,286	$4,532,236	$3,919,623	$15,972,066		$190,000		$73,115,281		$

Income (loss) from operations	$(18,901,738)	$395,175	$(6,177,209)	$13,307,485	$9,876,386	$(15,972,066)		$(190,000)		$(17,661,968)		$
Other Expense
Change in fair value of warrants and derivatives	—	—	—	—	—	—		1,437,000	(i)	1,437,000
Interest expense	1,804,710	17,727	1,594,088	(26,644)	(53,504)	759,184	(d)	38,314,634	(g)	45,863,881
								3,453,685	(f)

Income (loss) before taxes	(20,706,448)	377,448	(7,771,297)	13,334,128	9,929,889	(16,731,250)		(43,395,319)		(64,962,849)
Income tax expense	—	78,078	—	4,142,605	2,178,951	(6,399,634	)(e)	—		—

Net income (loss)	$(20,706,448)	$299,370	$(7,771,297)	$9,191,523	$7,750,938	$(10,331,617)		$(43,395,319)		$(64,962,849)		$

Comprehensive income (loss)
Other comprehensive income	—	13,332	—	(72,348)	439,789	—		—		380,773

Total comprehensive income (loss)	$(20,706,448)	$312,702	$(7,771,297)	$9,119,175	$8,190,727	$(10,331,617)		$(43,395,319)		$(64,582,076)		$

Net loss per common share:
Basic and diluted	$(0.48)									$(0.92)		$

Weighted average number of shares outstanding
Basic and diluted	42,871,414					26,596,205		623,484	(j)	70,091,103

(a)	Amounts represent the unaudited statement of operations of Must Have LTD for the year ended December 31, 2013, which was derived from the audited statement of operations for the year ended June 30, 2013, decreased by the unaudited results of operations for the six months ended December 31, 2012 and increased by the unaudited results of operations for the six months ended December 31, 2013. The amounts have been converted from GBP to USD using the average exchange rates of 1.5687 for the year ended June 30, 2013, 1.5926 for the six months ended December 31, 2012 and 1.5839 for the six months ended December 31, 2013.

(b)	Amount represents the unaudited statement of Ten Motives, for the year ended January 31, 2014 which was derived from the audited statement of operations for the year ended April 30, 2014, decreased by the unaudited results of operations for the three months ended April 30, 2014 and increased by the unaudited results of operations for the 3 months ended April 30, 2013. The amounts have been converted from GBP to USD using the average exchange rates of 1.6011 for the year ended April 30, 2014, 1.6636 for the three months ended April 30, 2014 and 1.5297 for the three months ended April 30, 2013.

(c)	Amount represents the following:

	Vapestick Holdings Limited	FIN Branding Group, LLC	Must Have LTD	Total
Decrease in amortization of loan costs		$(300,427)		$(300,427)
Decrease in depreciation expense due to write-off of retail displays		(71,840)		(71,840)
Amortization of tradename over a preliminary estimated useful life of 10 to 15 years	439,400	1,358,333	1,102,500	2,900,233
Amortization of website over a preliminary estimated useful life of 10 years			123,500	123,500
Amortization of customer relationships over a preliminary estimated useful life of 5 to 10 years	819,600	4,728,000	2,773,000	8,320,600

	$1,259,000	$5,714,066	$3,999,000	$10,972,066

In addition, the amount includes $5,000,000 of earn-out compensation related to the acquisition of Must Have LTD.

(d)	Amounts represent interest expense related to the acquisitions as follows:

	FIN Branding Group, LLC	Must Have LTD	Total
Repaid obligations due to related parties	$(1,240,816)		$(1,240,816)
Promissory notes issued to sellers*	900,000	1,100,000	2,000,000

	$(340,816)	$1,100,000	$759,184

*	On May 30, 2014, the Company exchanged $4,000,000 of the FIN promissory notes as described in note (f) on the balance sheet. In connection therewith, the Company modified the remaining FIN promissory notes to extend the maturity date and increase the interest rate. Interest expense is computed based on the interest rate in effect for the period.

(e)	Amount to reduce income tax expenses based on the overall loss of the consolidated company.

(f)	Amount represents amortization of deferred debt issue costs.

(g)	Represents amounts related to the private placements (“PP”) of convertible notes completed in January, February, April, May and June 2014 as well as the exchange of the notes with the FIN sellers in May 2014 as follows:

	January PP	February PP	April PP	May PP	May Exchange	June PP	Total
Interest expense	$1,698,750	$2,407,500	$680,000	$100,000	$200,000	$200,000	$5,286,250
Accretion of the notes to face value	11,325,000	16,050,000	1,414,000	388,000	776,667	187,500	30,141,167
Accretion of the original issue discount	—	—	2,175,824	105,263	210,526	395,604	2,887,217

	$13,023,750	$18,457,500	$4,269,824	$593,263	$1,187,193	$783,104	$38,314,634

(h)	Amount reflects impact of anti-dilution adjustment to number of warrants and exercise price related to warrants issued to advisors during the second quarter as described in note (l) on the combined balance sheet due to the pricing of subsequent rounds of financing. The fair value of those warrants on the reset date was based on a binomial model using the following assumptions:

Fair value of common shares	$6.90
Term (years)	4.89
Term-matched risk-free interest rate	1.71%
Term-matched stock volatility	38%
Exercise price	$6.00

(i)	Amount reflects impact of anti-dilution adjustments to number of shares and conversion prices of the Company’s convertible notes and warrants due to the pricing of subsequent rounds of financing as follows:

	April 22	April 30	June	Total
Convertible promissory notes	$713,000	—	$744,000	$1,457,000
Warrants	—	$(20,000)	—	$(20,000)

	$713,000	$(20,000)	$744,000	$1,437,000

The following assumptions were used to determine the fair value of the conversion features and warrants on the reset date and was determined based on a binomial model using the following assumptions:

	April 22	April 30	June
Fair value of common shares	$6.90	$6.90	$7.13
Term (years)	1.51	4.92	1.45
Term-matched risk-free interest rate	0.28%	1.66%	0.27%
Term-matched stock volatility	36%	38%	37%
Exercise price	$6.90	$6.00	$7.48

(j)	Excludes shares of common stock owed but not yet issued to FIN Shareholders as Late Payment shares Due under the FIN Promissory Notes. Such shares are owed at a rate of 12,500 shares per day from June 9, 2014 until the FIN Promissory Notes are repaid.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the fiscal quarters ended March 31, 2014 and 2013 and for the fiscal years ended December 31, 2013 and 2012, and should be read in conjunction with our financial statements, and the notes to those financial statements that are included elsewhere in this Registration Statement.

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Registration Statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are one of the leading marketers and distributors of products in the rapidly growing, global electronic cigarette (“e-cigarette”) industry, based on revenues according to recent Nielsen industry reports in the U.S. and recent IRI reports in the U.K. E-cigarettes are battery-powered products that simulate tobacco smoking through inhalation of nicotine vapor without the fire, flame, tobacco, tar, carbon monoxide, ash, stub, smell and other chemicals found in traditional combustible cigarettes. According to Euromonitor, the global tobacco industry represents a $756 billion market worldwide. In addition, there are an estimated 1.3 billion smokers globally according to The American Cancer Society, and these existing smokers are our target demographic and represent our primary source of revenue growth. We currently sell our products through more than 50,000 outlets across multiple channels in multiple countries, and have leading positions in the large U.S. and U.K. markets, based on revenues according to recent Nielsen and IRI reports, respectively.

We accommodate the various product preferences of e-cigarette users by offering a comprehensive set of product offerings, including disposables, rechargeables, tanks, starter kits, e-liquids, open and closed-end vaping systems and accessories. Our products consist of durable components and nicotine liquids that undergo rigorous quality testing during production. We market our products through what we believe is one of the most extensive brand portfolios in the e-cigarette industry. Our global brand portfolio includes the FIN, VIP, VAPESTICK, Victory, Victoria and El Rey brands. We believe that this combination of product breadth and quality combined with our effective brand strategy, resonates strongly with consumers who associate our products with ease of use, quality, reliability and great taste.

Stronger consumer demand has led retailers to allocate additional shelf space to e-cigarettes and we strive to offer our products at or near every point of distribution where traditional cigarettes are available in the markets we serve. We sell our products through a variety of channels, including wholesale distributors, convenience stores, grocery stores, mass merchandisers, club stores, vape shops, retail mobile kiosk units, owned retail stores, independent retailers, our e-commerce websites, on-premise outlets such as restaurants and bars and other alternative outlets.

We are focused on rapidly securing additional retail distribution in both the domestic United States and international markets through strategic partnerships with key retailers and distributors. We plan on further penetrating existing markets and acquiring new customers by implementing our multi-brand/multi-product strategy, offering retailers both premium and entry price point brands, to satisfy the demand of consumers with varying preferences. We believe we offer retailers and distributors attractive margins as a result of our low-cost position and structured incentives.

Our goal is to become the leading e-cigarette company in the world. We expect to achieve that goal by maximizing our points of distribution, maintaining our low-cost position and continuing to differentiate our products and brands in order to resonate with consumers in local markets around the world. We have grown our business both organically and through strategic acquisitions. Our growth trajectory has been further enhanced by accelerating global demand for e-cigarettes over the past few years.

Agreement with Fields Texas Limited LLC’s affiliate, E-Cig Acquisition Company LLC

On December 30, 2013, we entered into a comprehensive partnership agreement (the “Agreement”) with Fields Texas Limited LLC’s affiliate, E-Cig Acquisition Company LLC (“Fields Texas”) pursuant to which Fields Texas will act as the exclusive agent of the Company to secure sales and distribution agreements of the Company’s products with various retailers and distributors both in the United States and internationally. Fields Texas will also support our acquisition, product development, marketing, pricing and promotional efforts both in the United States and internationally. Upon the execution of the Agreement, the Company issued Fields Texas five-year warrants to purchase 6,975,000 shares of common stock at an exercise price of $9.05 per share. Pursuant to the adjustment provision contained in the warrant, as further described below, following the completion of our subsequent private offerings of convertible notes, warrants and shares of our common stock described under “Liquidity and Capital Resources” below, the exercise price of the warrant adjusted to $3.40 per share and the number of shares currently subject to purchase was increased to 17,637,518 shares of common stock. The Company issued 404,500 shares on April 17, 2014 from a partial exercise of warrants issued to Field Texas. The Company also paid Fields Texas a $200,000 development fee to offset initial start-up costs and expenses.

Pursuant to the Agreement, we will pay Fields Texas ongoing commissions on the net sales of our products sold through the sales and distribution agreements secured by Fields Texas. In addition, for every $10,000,000 in annual net sales realized through the sales and distribution agreements secured by Fields Texas, up to an aggregate of $100,000,000 in annual net sales realized, we will issue Fields Texas five-year warrants to purchase 530,000 shares of common stock at an exercise price equal to the closing price on the date the warrants are issued.

The exercise prices of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes and dilutive issuances. Additionally, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain limited exceptions. The holders of the warrants have piggyback registration rights.

For a merger or acquisition, strategic partnership, joint venture, licensing or similar transaction that Fields Texas facilitates, we will pay a one-time fee equal to 5% of the purchase price paid in the same form of consideration as used in the transaction. To date, we have paid Fields Texas a fee of $500,000 and issued five-year warrants to purchase 500,000 shares of common stock at an exercise price of $10.00 per share in connection with the FIN acquisition, and will pay Fields Texas an additional $750,000 as a fee upon our repaying of the FIN Promissory Notes described below. Pursuant to the adjustment provision contained in the Warrant, following the completion of our private offering on May 30, 2014, the exercise price of the Warrant adjusted to $6.00 per share and the number of shares subject to purchase was increased to 833,336 shares of common stock.

The term of the Agreement is for three years and will automatically be renewed for successive periods upon achieving annual net sales targets.

Acquisitions in 2014

Acquisition of Vapestick

On January 9, 2014, we completed the acquisition of all of the issued and outstanding ordinary shares of Vapestick Holdings Limited, a company incorporated under the laws of England and Wales (“Vapestick”), pursuant to a Share Exchange Agreement by and between us, Vapestick and all of the shareholders of Vapestick (the “Vapestick Shareholders”) dated December 15, 2013.

Pursuant to the terms of the acquisition agreement, we acquired all issued and outstanding shares of Vapestick from its shareholders in consideration for (a) an aggregate cash payment of £3,500,000 (approximately $5.74 million) and (b) the issuance of 6,595,900 shares of our common stock.

In connection with our acquisition of Vapestick, we agreed to (1) offer the Vapestick Shareholders the opportunity to participate in future equity offerings by us for so long as they own in the aggregate the greater of 5% of our outstanding shares of common stock or 50% of the number of shares of our common stock issued to the shareholders in connection with the acquisition, (2) fund the business of Vapestick in accordance with its business plan of approximately £350,000 ($595,000 as of June 24, 2014) per month until December 31, 2014, the purpose of which is to ensure that Vapestick has the proper growth capital to reach its proposed targets, at which time we expect them to be self-sufficient, and we have satisfied this requirement to date, (3) maintain the base salary and target cash bonus opportunities of the employees of Vapestick immediately after the acquisition for a period of twelve months following the acquisition and (4) granted piggyback registration rights for all of the shares issued to the Vapestick Shareholders should the Company file a registration statement relating to an offering for its own account or the account of others. As of June 30, 2014, the Vapestick Shareholders have not participated in any of our subsequent equity offerings.

Acquisition of FIN

On February 28, 2014, we completed the acquisition of FIN Electronic Cigarette Corporation, Inc., a Delaware corporation (“FIN”), through a merger with and into a wholly-owned subsidiary of ours, pursuant to the Agreement and Plan of Merger dated February 12, 2013, by and among the Company, our subsidiary, FIN, and Elliot B. Maisel, as representative of the FIN stockholders.

Pursuant to the terms of the merger agreement, we acquired all issued and outstanding shares of FIN from its shareholders (the “FIN Shareholders”) in consideration for an aggregate of 10,000,000 shares of our common stock. Additionally, on the closing date we paid $10 million of certain indebtedness and liabilities of FIN and its subsidiaries and issued $15 million of promissory notes to the FIN Shareholders to satisfy other indebtedness and liabilities of FIN and its subsidiaries to them. A description of such promissory notes is located in “—Liquidity and Capital Resources” below.

Acquisition of Must Have Limited (VIP)

On April 22, 2014, the Company entered into a share purchase agreement by and between (i) the Company and (ii) the shareholders of Must Have Limited (“MHL”), an England and Wales incorporated limited company (the “MHL Shareholders”). Pursuant to the terms of the agreement, the MHL Shareholders transferred to the Company all of the shares of MHL held by such shareholders in exchange for (1) the issuance of 2,300,000 shares of the Company’s common stock, (2) GBP £5,345,713 (equivalent to $9,000,000) in cash consideration, (3) $11,000,000 of promissory notes, (4) GBP £6,796,303 in respect of MHL’s surplus cash and (5) up to $5,000,000 in cash as an earn-out, if the gross profit of VIP (as calculated in accordance with the terms of the agreement) is equal to or exceeds £12,300,000 for the twelve month period ending June 30, 2014. A description of such promissory notes is located in “—Liquidity and Capital Resources” below.

Proposed Acquisition of Ten Motives

On May 30, 2014, we entered into a share purchase agreement by and between (i) the Company, (ii) a wholly-owned subsidiary of the Company, and (iii) the stockholders of Ten Motives. Pursuant to the terms of the agreement, the Ten Motives Shareholders will sell and the Company’s subsidiary will purchase all of the shares of Ten Motives held by such stockholders in exchange for (1) $40,000,000, adjusted as necessary for working capital, cash surplus, and acquisition related costs should Ten Motives make an acquisition prior to our acquisition of Ten Motives being completed, (2) 5,400,000 shares of its common stock, based upon an assumed per share price of $10 for a total value of $54,000,000, which number of shares will be increased proportionately should the Company sell shares in an underwritten offering (such as this offering) at a price of less than $10 per share and (3) a range of an earn-out starting at approximately $7,500,000 and attaining a maximum amount of $10,000,000, if the revenue (as defined in the Exchange Agreement) of Ten Motives is equal to or exceeds £18,072,288 for the lower end of the range and £34,307,228 for the maximum earn-out for the twelve-month period ending May 30, 2015.

The acquisition is expected to occur five business days following the date upon which the closing conditions described below have been satisfied, which we expect to be simultaneous with the closing of this offering.

The obligations of the parties to the agreement to consummate the transaction are subject to the satisfaction (or, if applicable, waiver by the relevant party) of standard closing conditions. Additionally, the following specific conditions set forth in the agreement must be met before the consummation of the transaction:

•	No material adverse changes (as defined in the agreement) with respect to Ten Motives will have occurred; and

•

The Company must list its common stock for trading on the NYSE Market, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, or the New York Stock Exchange, along with raising not less than $75,000,000 in conjunction with the listing (the “Listing”).

The agreement may be terminated prior to closing by us by giving written notice to the Ten Motives Shareholders should a material adverse change (as defined in the agreement) occur or by the Ten Motives Shareholders should the Listing not occur by September 30, 2014. Should the Listing conditions not be satisfied, then we will pay a $350,000 break-up fee to Ten Motives.

Components of Revenues and Costs and Expenses

Revenues

Our revenues are derived from the sale of e-cigarette products directly to customers over the internet and to various retailers and wholesalers. Our revenues are net of return reserves, which represent that portion of gross revenues not expected to be realized. In particular, retail revenue, including e-commerce sales, is reduced by estimates of returns. We have not recorded a sales return reserve in any of our historical periods to date.

We offer sales incentives and discounts to our customers and consumers including rebates, shelf-price reductions and other trade promotional activities, which are reflected in our net revenues.

Cost of Goods Sold

Cost of goods sold consists of the costs of products manufactured by our suppliers, including freight-in and packaging, and related warehousing expenses.

Operating Expenses

Operating expenses consist primarily of our mark-to-market adjustments on our advisory agreement warrants, distribution, marketing and advertising expenses and selling, general and administrative expenses.

The primary components of our distribution, marketing and advertising expenses are media, agency, trade shows, and other promotional expenses.

Our selling expenses consist primarily of marketing expense and sales commissions and our general and administrative costs consist primarily of wages, related payroll, and employee benefit expenses, including stock-based compensation, legal and professional fees, travel expenses, other facility-related costs, such as rent and depreciation, and consulting expenses.

Foreign Exchange Movements

Due to the international aspect of our business, our revenues and expenses are affected by foreign exchange movements. Our primary exposures to foreign exchange rates are the British Pound and Euro against the U.S. dollar. The financial results of our foreign operations are translated to U.S. dollars. The functional currency of our foreign subsidiaries is generally the local currency of the country. Accordingly, income and expense items are translated at the average rates prevailing during the period. Changes in exchange rates that affect cash flows and the related receivables or payables are recognized as transaction gains and losses.

Results of Operations

Comparison for the three months ended March 31, 2014 and March 31, 2013

Revenues

Revenue for the three months ended March 31, 2014 and 2013 were $4,138,540 and $921,319, respectively, an increase of $3,217,221 or approximately 349%. The increase in revenue is primarily attributable to the revenue of Vapestick and FIN. Additionally, we began to increase our retail and wholesale marketing in U.S chains as well as through our international online and retail channels.

Cost of goods sold for the three months ended March 31, 2014 and 2013 were $2,781,667 and $400,372 respectively, an increase of $2,381,295 or approximately 595%. The increase is primarily due to the acquisitions of Vapestick and FIN.

Operating Expenses

Cost of advisory agreement warrants for the three months ended March 31, 2014 and 2013 were $50,164,350 and $0. This expense was due to the change in fair value of the warrants we issued to Fields Texas Limited, LLC in connection with the advisory agreement that we entered into on December 30, 2013.

Distribution, marketing and advertising expenses for the three months ended March 31, 2014 and 2013 were $1,106,535 and $330,240 respectively, an increase of $776,295 or approximately 235%. The increase is primarily attributable to the addition of Vapestick and FIN. This increase primarily consists of marketing, advertising, and promotions, as we continued various advertising campaigns to increase both online and point of sale brand awareness.

Selling, general and administrative cost for the three months ended March 31, 2014 and 2013 were $6,279,372 and $408,822, respectively. The increase is primarily due to wages, cost associated with general administrative fees, customer service and purchasing outsourcing, insurance, telecommunications, supplies and other miscellaneous items, specifically attributable to the additions of Vapestick and FIN.

Other Expenses

Interest expense for the three months ended March 31, 2014 and 2013 were $1,002,576 and $34,311, respectively. The interest expense consists primarily of $3,893,250 of convertible debt accretion, $578,938 of interest on private placements, amortization of debt issue costs of $304,080 offset by the changes in fair value of $3,893,250 related to the conversion feature of the debt. The increase was attributable to interest on the convertible notes issued by the Company in 2014 and 2013, as well as amortization of deferred financing costs and the accretion of debt, offset by interest income on the conversion feature on certain debt instruments. The fair value in excess of proceeds for warrants issued in January and February 2014 was $29,215,500 and $0 for the three months ended March 31, 2014 and 2013, respectively. The increase was attributable to the recognition of the costs associated with various warrants and embedded derivatives issued during 2014.

Net Loss

The net loss for the three months ended March 31, 2014 and 2013 was $85,102,314 and $252,426, respectively. The net loss per common share for the three months ended March 31, 2014 and 2013 was $1.36 and $0.01, respectively.

Year Ended December 31, 2013 Compared with Year Ended December 31, 2012

Revenues

Revenues for the years ended December 31, 2013 and 2012 were $3,102,729 and $1,470,204, respectively, an increase of $1,632,525 or approximately 111%. The increase in sales is primarily attributable to increases in online sales to new and recurring customers and sales to retail and wholesale customers, as a result of our increase in distributors and in marketing in 2013.

Cost of goods sold for the years ended December 31, 2013 and 2012 were $1,288,914 and $526,300, respectively, an increase of $762,614 or approximately 145%. The increase is primarily due to an increase in sales as well as a shift in product mix to distributor and wholesaler sales, which have lower gross margin than our online sales to consumers. Selling through traditional retail channels involves significantly greater costs than direct sales to consumers in online sales, including those related to distributor and wholesaler margins, logistics costs and inventory carrying costs. As the Company’s sales “mix” skews more toward traditional distribution channels it is expected that the associated costs of this channel will impact gross margins negatively in comparison to our previous online sales model.

Operating Expenses

Advisory agreement warrant expense for the years ended December 31, 2013 and 2012 was $16,600,500 and $0 respectively. This expense was due to the warrants we issued to Fields Texas in connection with the advisory agreement that we entered into with Fields Texas on December 30, 2013 as discussed above.

Distribution marketing and advertising expenses for the years ended December 31, 2013 and 2012 were $1,078,180 and $323,167, respectively, an increase of $755,013. During the year ended December 31, 2013, we continued and increased various advertising campaigns to increase both online and point of sale brand awareness, which caused the increase in the expense.

Selling, general and administrative cost for the years ended December 31, 2013 and 2012 was $3,036,873 and $1,068,767, respectively. The increase is primarily due to cost associated with increased headcount, salaries, insurance, telecommunications, supplies, rent and other miscellaneous items.

Other Expenses

Interest expense for the years ended December 31, 2013 and 2012 was $1,804,710 and $30,140, respectively. The increase was attributable to the interest paid on the convertible notes issued by the Company in 2013.

Net Loss

The net loss for the years ended December 31, 2013 and 2012 was $20,706,448 and $478,170, respectively. The net loss per common share for the years ended December 31, 2013 and 2012 was $0.48 and $0.01, respectively.

Liquidity and Capital Resources

Our uses of cash include working capital needs, debt service and potential acquisitions. As of March 31, 2014, we had cash of $4,072,444 and working capital deficit of $9,579,311, which included $30,238,112 of short-term indebtedness described under “Debt and Equity Financings” below. We estimate our operating expenses (exclusive of our advisory warrants) for the next 12 months may be as high as $72,000,000, consisting primarily of headcount and infrastructure costs, sales and marketing expenditures, research and development and general and administrative costs. We will also continue to evaluate and consider strategic acquisitions, which may require additional cash expenditures and borrowings or debt issuances and/or issuances of our common stock.

In connection with our acquisition of Vapestick, we agreed to 1) fund the business of Vapestick in accordance with its business plan of approximately £350,000 ($595,000 as of June 24, 2014) per month until December 31, 2014, the purpose of which is to ensure that Vapestick has the proper growth capital to reach its proposed targets, at which time we expect them to be self-sufficient, and we have satisfied this requirement to date, and 2) maintain the base salary and target cash bonus opportunities of the employees of Vapestick immediately after the acquisition for a period of twelve months following the acquisition.

Our sources of cash include cash on hand, availability under our borrowing facilities and equity and debt financings. As of March 31, 2014, we had cash of $4,072,044 and availability under our FIN revolving credit facility of $11,289,723. We are in the early stages of our business. We are required to fund our growth and working capital and service and refinance our indebtedness from financing activities, and we intend to continue to rely on a combination of equity and debt financings. Due to market conditions and the early stage of our operations, there is considerable risk in our company being able to consummate convertible debt and equity financings on terms that are not overly dilutive to our existing shareholders, and we can offer no assurance that we will be able to raise additional capital on acceptable terms or at all.

Cash Flows

Comparison for the three months ended March 31, 2014 and March 31, 2013

Operating activities for the three months ended March 31, 2014 required cash of $6,540,649 compared to $465,746 for the three months ended March 31, 2013. The increase was primarily due to an increase in operating losses of $55,975,269 and increases in accounts receivable $2,589,093 partially offset by a decrease in inventory of $2,027,270 and increases in accounts payable and accrued expenses of $3,084,316.

Our cash flows from financing activities were $23,326,467 and $632,670 for the three months ended March 31, 2014 and 2013, respectively, an increase of $22,693,797 primarily due to the proceeds from the issuance of debt.

Our cash flows from investing activities were $15,511,495 and $7,844 for the three months ended March 31, 2014 and 2013, respectively, an increase of $15,503,651 primarily due to acquisitions made during 2014.

Year Ended December 31, 2013 Compared with Year Ended December 31, 2013

Operating activities for the year ended December 31, 2013 used cash of $2,004,325 compared to $590,515 for the year ended December 31, 2012, an increase of $1,413,810. This increase was primarily due to an increase in operating losses between the two periods.

Our cash flows used in investing activities were $29,385 and $0 for the years ended December 31, 2013 and 2012, respectively, an increase of $29,385 due to purchases of property and equipment.

Our cash flows from financing activities were $4,098,235 and $601,594 for the years ended December 31, 2013 and 2012, respectively, an increase of $3,496,641 primarily due to the proceeds from the sales of common stock and convertible notes discussed below. We also used repaid $1,200,000 principal amount of the notes that were issued on November 4, 2013.

FIN Revolving Credit Facility

Overview

On December 31, 2012, FIN Branding Group, LLC entered into a credit agreement with Wells Fargo Bank, National Association (the “Lender”), and as amended on September 10, 2013, for a $20,000,000 revolving credit facility with a maturity date of December 31, 2015 (the “Credit Agreement”). The amount available to be borrowed under the Credit Agreement from time to time is limited to a borrowing base based on FIN’s eligible receivables and inventories. Up to $2,000,000 of this revolving credit facility is available for letters of credit. As of June 27, 2014, $7,288,493 was drawn and $1,023,148 was available for future borrowing under the Credit Agreement.

Interest Rate and Fees

Borrowings under the Credit Agreement bear interest at a rate equal to LIBOR plus 3.00%.

In addition to paying interest on outstanding principal, we are required to pay a commitment fee of 0.25% per annum to the lenders under the Credit Agreement in respect of the unutilized commitments thereunder. We also are obligated to pay customary letter of credit fees.

Prepayments

Amounts borrowed under the Credit Agreement may be repaid at any time during the term of the Credit Agreement.

If, at any time, the amount of outstanding advances plus the amount of outstanding letters of credit exceeds the lesser of $20,000,000 or the borrowing base (or such lesser amounts as specified in the Credit Agreement), then the Lender, at its option, may demand immediate prepayment of the obligations in an aggregate amount equal to such excess.

Collateral

All obligations under the Credit Agreement are secured by a security interest in substantially all tangible and intangible assets of FIN whether now owned or hereafter acquired.

Conditions to Borrowings

All borrowings under the Credit Agreement are subject to customary conditions, including that there has been no material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of FIN and its subsidiaries.

Certain Covenants and Events of Default

The Credit Agreement contains customary covenants, including covenants that restrict FIN’s ability to, among other things, (i) incur indebtedness, (ii) create liens on assets and further negative pledges, (iii) dispose of its assets or change its line of business or ownership; (iv) pay distributions or make payments on certain junior debt, (v) make certain investments or (vi) engage in certain transactions with affiliates. In addition, FIN must maintain a fixed charge coverage ratio of not less than 1.10 to 1 and must maintain at least $500,000 in available borrowings under the Credit Agreement. As of March 31, 2014, the fixed charge coverage ratio requirement had been waived as FIN reported a negative EBITDA number from operations.

The Credit Agreement also contains customary events of default, including any default in any other agreement to which FIN or any of its subsidiaries is a party with third parties relative to the indebtedness of FIN or such subsidiary involving an amount exceeding of $100,000 or more, and such default occurs at the final maturity of the obligations under such agreement or results in a right by such third parties to accelerate the maturity of FIN or its subsidiaries’ obligations thereunder. Upon the occurrence of an event of default, the lender may terminate its funding obligations under the Credit Agreement, accelerate all loans and exercise any of its rights under the Credit Agreement.

As of June 27, 2014, we were in compliance with all terms of the Credit Agreement.

Debt and Equity Financing in 2013 and three months ended March 31, 2014

On January 31, 2013, we issued convertible notes in the principal amount of $200,000 and warrants to purchase 200,000 shares of our common stock at an exercise price of $0.25 per share to investors in a private offering for total net proceeds of $198,379. These notes were converted into 800,000 shares of our common stock on January 31, 2014.

On June 25, 2013, we completed a private placement with investors for the sale of 10,000,000 shares of common stock at $0.25 per share for total net proceeds of $2,209,600.

On July 29, 2013, the Company entered into a loan repayment agreement with a note holder, pursuant to which the Company paid the $250,000 balance owed and accrued interest of $5,000 for a note that matured on January 31, 2014, in exchange for the note holder agreeing to cancel 1,600,000 shares of the Company’s common stock.

On November 4, 2013, we entered into private placement subscription agreements with three persons and issued three convertible promissory notes in the aggregate principal amount of $2,475,000 for total net proceeds of $2,276,621. Immediately upon the issuance of the notes, we issued an aggregate of 1,649,999 common shares to such persons following which the aggregate principal amount of the notes was reduced to $1,650,000. Each note bore interest at 6% per annum and was scheduled to mature on January 1, 2014. $1,200,000 principal amount of the notes was repaid on December 31, 2013 and the remaining $450,000 aggregate amount of the notes was paid in full on February 6, 2014.

15% Senior Secured Convertible Promissory Notes

Overview. On January 7, 2014, January 14, 2014, January 31, 2014 and February 28, 2014, we completed “best efforts” private offerings of $27,375,000 aggregate principal amount of 15% Senior Secured Convertible Promissory Notes, as amended (the “15% Notes”) and warrants to purchase shares of common stock with accredited investors for total net proceeds to the Company of $25,424,790 after deducting placement agent fees and other expenses.

Maturity and Interest. The 15% Notes issued in January are due on January 7, 2015 and the 15% Notes issued in February are due on February 28, 2015 if not converted prior to that date and accrue interest at a rate of 15% on the aggregate unconverted and outstanding principal amount, payable in cash on a quarterly basis.

Conversion. The 15% Notes may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time. The shares of common stock issuable upon conversion of the 15% Notes equal: (i) the principal amount of the Note divided by (ii) a conversion price of $5.00, as adjusted from time to time. The conversion price for the 15% Notes is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the conversion price of the 15% Notes will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain exceptions as further described in the 15% Notes. The Conversion Price will also adjust on any subsequent issuance of shares of common stock or common stock equivalents based on a formula intended to maintain the fully diluted percentage ownership the shares underlying the 15% Notes represent. Furthermore, if the Company or any subsidiary thereof sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any of its common stock or any securities which would entitle the holder thereof to acquire at any time its common stock, then the conversion price for the 15% Notes will be adjusted downward by multiplying it by a fraction, the numerator of which shall be 79,163,999 and the denominator of which shall be the number of fully-diluted shares of our common stock outstanding following such issuance. As a result of the subsequent issuances of our convertible notes, warrants and shares of our common stock described below, the conversion price of the 15% Notes is currently $3.40 per share.

Prepayments. The 15% Notes may be prepaid in cash, in whole or in part, at any time for 115% of sum of the outstanding principal and accrued interest.

Warrants. The warrants issued in the offerings are exercisable for an aggregate of 5,475,000 shares of the Company’s common stock. The Warrants are exercisable for a period of five years from their respective issue dates. The exercise price with respect to the Warrants is $5.00 per share, as adjusted from time to time. The exercise price and the amount of shares of our common stock issuable upon exercise of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than their current exercise price, with certain limited exceptions as further described in the warrant. Furthermore, if the Company or any subsidiary thereof sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any of its common stock or Common Stock Equivalents, then the exercise price for the warrants will be adjusted downward by multiplying it by a fraction, the numerator of which shall be 79,163,999 and the denominator of which shall be the number of fully-diluted shares of our common stock outstanding following such issuance. As a result of the subsequent issuances of our convertible notes, warrants and shares of our common stock described below, the conversion price of the 15% Notes is currently $3.40 per share.

Collateral. As collateral security for all of the Company’s obligations under the 15% Notes and related documents executed in connection with the Offerings, the Company granted the purchasers a first priority security interest in all of (i) the Company’s assets and (ii) the equity interests in each subsidiary of the Company, in each case whether owned or existing when the 15% Notes were issued or subsequently acquired or coming into existence, including any shares of capital stock of any subsidiary.

FIN Promissory Note

Overview. On February 28, 2014, the Company and its wholly owned subsidiary, VCIG LLC, issued $15,000,000 principal amount of promissory notes (the “FIN Promissory Notes”) in connection with our acquisition of FIN.

Maturity and Interest. The FIN Promissory Notes accrue interest at a rate of 18% per annum from February 28, 2014, and become due and payable in full on the earlier of (i) September 15, 2014, (ii) the day we or any of our subsidiaries or affiliates issues any new debt obligations that are senior to the FIN Promissory Notes or (iii) the date we or any of our subsidiaries or affiliates issues an aggregate of more than $2,000,000 of capital stock (other than any incentive payments as described below or in connection with the acquisition of the capital stock or assets of another entity or a merger with or into another entity); provided that we may issue an aggregate of more than $2,000,000 of any additional capital stock if we promptly following such issuances prepays the FIN Promissory Notes pro rata in an aggregate amount equal to 50% of the amount actually received by us in excess of $2,000,000 in the aggregate from such issuances. If the FIN Promissory Notes do not become due under (ii) or (iii) in the preceding sentence, then the maturity date may be automatically extended to October 15, 2014 upon payment by us of an aggregate amount equal to $2,000,000 to the FIN Shareholders on or before September 15, 2014.

Prepayment. We may prepay the FIN Promissory Notes at any time without penalty. If we fail to repay off the FIN Promissory Notes in full by June 9, 2014, for every subsequent day the FIN Promissory Notes are not paid in full, we will issue up to 12,500 shares of common stock to the note holders as a payment to incentivize prepayment, dependent on the outstanding principal amount at that time, but no more than a total of 500,000 shares of common stock. As of July 1, 2014 we owed but have not yet issued 262,500 shares of common stock to the FIN Shareholders as incentive payments.

The FIN Promissory Notes will be repaid with a portion of the proceeds of this offering. As of June 30, 2014, there was $11,375,000 of principal FIN Promissory Notes remaining.

Subsequent Debt and Equity Financings

VIP Promissory Notes

On April 22, 2014, we issued $11,000,000 principal amount of promissory notes (the “VIP Promissory Notes”) to the MHL Shareholders in connection with our acquisition of MHL. The VIP Promissory Notes become due at the earlier of (1) October 14, 2014, (2) the day the Company first trades it shares of a common stock on certain listed exchanges (including the NYSE Market, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange) or (3) the Company completes an underwritten public offering of a minimum of $40 million (the “Maturity Date”). Beginning on August 21, 2014, the VIP Promissory Notes will accrue interest at a rate of 10% per annum. These notes will be repaid with a portion of the proceeds of this offering. We may prepay the VIP Promissory Notes at any time without penalty.

Collateral. As security for all of the Company’s obligations under the VIP Promissory Notes and related documents executed in connection with the acquisition: (i) MHL granted a guarantee in favor of the holders of the VIP Promissory Notes supported by a second priority security interest in all of MHL’s assets and (ii) the Company granted such holders a second priority security interest in all of the shares owned by the Company in MHL following the acquisition of MHL.

6% Original Issue Discount Senior Secured Convertible Promissory Notes

Overview. On April 22, 2014, the Company completed a private offering of $24,175,824 principal amount (the “First Tranche”) of 6% Original Issue Discount Senior Secured Convertible Promissory Notes, as amended (the “6% Notes”) with accredited investors for total net proceeds to the Company of $20,511,200 after deducting placement agent fees and other expenses. On June 3, 2014, we and the purchasers of the 6% Notes amended the 6% Notes, and we agreed to issue an additional $7,692,308 principal amount of 6% Notes in two additional tranches. On that date we issued additional 6% Notes in the principal amount of $4,395,604 (the “Second Tranche”) for total net proceeds to the Company of $3,950,000. The third tranche of additional 6% Notes in the principal amount of up to $3,296,704 (the “Third Tranche”) is expected to be purchased on September 2, 2014, or such other date as the parties may agree, subject to the satisfaction of closing conditions set forth in the 6% Notes.

Maturity and Interest. The 6% Notes are due the later of (i) September 3, 2015, and (ii) if the Third Tranche is issued, December 2, 2015, and accrue interest at a rate of 6% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. Beginning on June 30, 2014, and on the last trading day of each calendar month thereafter, the Company shall pay additional interest in cash in the amount of $68,750, and following the closing of the Third Tranche, if any, in the amount of $75,000.

Conversion. The 6% Notes may be converted in whole or in part into shares of common stock at the option of the holders of the 6% Notes at any time and from time to time. The conversion price with respect to (i) the First Tranche is $9.92, (ii) the Second Tranche is $10.63 and (iii) the Third Tranche, if any, is 115% of the volume weighted average price of our common stock (“VWAP”) of the Company’s common stock on the trading day preceding the issuance of the Third Tranche, in each case as adjusted from time to time. The conversion price for 6% Notes is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the conversion price for the 6% Notes will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain limited exceptions as further described in the 6% Notes. Additionally, should the Company complete an underwritten public offering of a minimum of $25 million, the conversion price would reset to the price that is equal to 115% of the VWAP of the Company’s shares of common stock on the trading day immediately following the pricing of such public offering should that price be lower than the conversion price then in effect. Pursuant to the adjustment provision contained in the 6% Notes, following the completion of our private offering on May 30, 2014, the conversion price of the First Tranche of the 6% Notes adjusted to $6.90 per share and following the completion of our private offering on June 19, 2014, the conversion price of the Second Tranche of the 6% Notes adjusted to $7.48 per share.

Prepayments and Redemptions. The 6% Notes may not be prepaid in whole or in part at any time other than as described below. The Company must prepay $12,000,000 of the principal amount of the 6% Notes, plus any accrued and unpaid interest thereon, between 15 days and 30 days following the issue date, which the Company has paid. During May 2014, the holders could require the Company to redeem up to $800,000 of the outstanding principal amount (plus accrued and unpaid interests thereon), and commencing June 1, 2014, the holders can require the Company to redeem up to $1,000,000 of the outstanding principal amount (plus accrued and unpaid interest thereon) per calendar month. Holders redeemed $800,000 in May 2014. As of June 30, 2014, the outstanding principal amount remaining on the 6% Notes was $17,771,428. Between October 1, 2014, and October 9, 2014, upon written notice to the Purchasers, the Company is required to prepay $1,000,000 of the principal amount of the 6% Notes, plus any accrued and unpaid interest thereon. The Purchasers have the right, in certain circumstances, to redeem all or portions of the 6% Notes, in exchange for wither cash or shares of the Company’s common stock.

Collateral. As security for all of the Company’s obligations under the 6% Notes and related documents executed in connection with the Offering: (i) MHL granted a guarantee in favor of the holders of the 6% Notes supported by a first priority security interest in all of MHL’s assets and (ii) the Company granted such holders a first priority security interest in all of the shares owned by the Company in MHL following the acquisition of MHL.

The Units Offering

Overview. On April 30, 2014 and June 19, 2014, we completed an initial “best efforts” private offerings of $4,052,647 of units, each unit consisting of (i) one share of our common stock and (ii) a warrant to purchase  1/4 share of our common stock. Pursuant to a purchase agreement, we sold 623,485 units in the offering, at a price of $6.50 per unit, to accredited investors for total net proceeds to the Company of $3,647,382 after deducting placement agent fees and other expenses. In the offerings, we issued 623,485 shares of our common stock and warrants to purchase 155,870 shares of our common stock.

Warrants. The warrants issued in this offering are exercisable for a period of five years from their issue date. The exercise price with respect to the warrants is $6.50 per full share. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than their current exercise price for two years following the issuance date, with certain limited exceptions. Pursuant to the adjustment provision contained in the warrant, following the completion of our private offering on May 30, 2014, the exercise price of the warrants issued in the April 30, 2014 offering adjusted to $6.00 per share with the ability to purchase up to 130,832 shares of common stock.

5% Original Issue Discount Convertible Promissory Notes

Overview. On May 30, 2014, the Company completed a private offering to Dominion Capital LLC for total net proceeds to the Company of $2,000,000 after deducting placement agent fees and other expenses. Pursuant to a securities purchase agreement with the purchaser, the Company issued to the purchaser $2,105,263 principal amount of 5% Original Issue Discount Convertible Promissory Notes (the “5% Notes”). Additionally, on May 30, 2014, we exchanged $3,625,000 principal amount of FIN Promissory Notes plus $375,000 of accrued interest with Dominion Capital LLC, a holder of a portion of our FIN Promissory Notes, for a 5% original issue discount convertible promissory note in the principal amount of $4,210,526 (the “5% Exchange Note”).

Maturity and Interest. The 5% Notes and the 5% Exchange Notes are due on November 30, 2014 less any amounts converted prior to the maturity date and accrue interest at a rate of 4% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. Beginning November 30, 2014, and continuing on each of the following twelve successive months thereafter, we are obligated to pay 1/13th of the face amount of the 5% Notes and accrued interest. Beginning August 30, 2014, and continuing on each of the following fifteen successive months thereafter, we are obligated to pay 1/16th of the face amount of the 5% Exchange Note and accrued interest. In each case such payments shall, at the Company’s option, be made in cash or, subject to the Company complying with certain conditions, be made in common stock with each share of common stock being ascribed a value that is equal to 80% of the lowest VWAP for the 15 consecutive trading days immediately prior to such payment date.

Conversion. The 5% Notes and the 5% Exchange Note may be converted, in whole or in part, into shares of common stock at the option of the holder at any time and from time to time. The shares of common stock issuable upon conversion of the 5% Notes or the 5% Exchange Notes shall equal: (i) the principal amount of the Note to be converted (plus accrued interest and unpaid late charges, if any) divided by (ii) a conversion price of $6.00, as adjusted from time to time. The conversion price is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, subject to certain limited exceptions, if the Company issues any common stock or warrants or convertible debt entitling any person to acquire common stock at a per share purchase price that is less than the conversion price for the notes, such conversion price will be adjusted to that lower purchase price. Also, the conversion price of the notes will be adjusted if the closing bid price for the Company’s common stock on November 26, 2014 is below the conversion price, in which case the original conversion price will automatically adjust to 70% of the lowest VWAP in the 15 trading days prior to such date.

Prepayments. The notes may be prepaid in whole or in part at any time upon ten days notice for 125% of the sum of the outstanding principal and guaranteed interest.

Right to Participate in Future Financings. From May 30, 2014 until May 30, 2015, if the Company or any of its subsidiaries issue any securities subsequent to the issuance of the 5% Notes, other than any issuance through a public underwritten offering or to an investor or a group of investors that already own common stock or any securities that entitle the holder thereof to acquire at any time our common stock, the holders of the 5% Notes shall have the right to participate in such subsequent financing in an amount up to 100% of the holder’s subscription amount in the 5% Notes on the same terms, conditions and price provided for in such subsequent financing.

Events of Default

The 5% Notes, the 5% Exchange Notes and the 6% Notes include the following events of default, among others: (i) a default in the payment of interest or principal when due, which default, in the case of an interest payment, is not cured within three trading days; (ii) failure to comply with any other covenant or agreement contained in the notes after an applicable cure period; (iii) a default or event of default under any other material agreement not covered by clause (iv) below to which the Company is obligated (subject to any grace or cure period provided in the applicable agreement); (iv) failure to pay any other obligation of the Company that exceeds $50,000 and causes such obligation to become due and payable earlier that would otherwise become due; (v) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a bankruptcy or liquidation event; (vi) in the case of the 5% Notes and the 5% Exchange Notes, a judgment for payment of money exceeding $50,000 remains unvacated, unbonded or unstayed for a period of 45 calendar days; (vii) in the case of the 6% Notes, a judgment for payment of money exceeding $100,000 in the case of MHL and exceeding $1,000,000 in the case of the Company and any of its subsidiaries (other than MHL) remains unvacated, unbonded or unstayed for a period of 30 calendar days; (viii) our common stock is not be eligible for listing on a national exchange or the OTC Bulletin Board; (ix) in the case of the 5% Notes and the 5% Exchange Notes, a Change of Control or Fundamental Transaction (as such terms are defined below) occurs, or the Company agrees to sell over 33% of its assets; (x) in the case of the 5% Notes and the 5% Exchange Notes, failure to file with the SEC any required reports under Section 13 or 15(d) of the Exchange Act; or (xi) in the case of the 6% Notes, failure to have any registration statement declared effective, or the lapsing of such registration statement, by certain deadlines pursuant to the registration rights agreement as described in “Description of Capital Stock and Other Securities — Registration Rights Agreements” in this Prospectus.

If any event of default occurs, the outstanding principal amount of the notes, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder’s election, immediately due and payable in cash in the sum of (a) 130%, in the case of the 5% Notes or the 5% Exchange Notes, or 110%, in the case of the 6% Notes, of the outstanding principal amount of the notes and accrued and unpaid interest thereon, (b) all other amounts, costs, expenses and liquidated damages due in respect of the notes and (c) in the case of the 5% Notes and the 5% Exchange Notes, an amount in cash equal to all of the interest that, but for the default payment, would have accrued with respect to the applicable principal amount being so redeemed for the period commencing on the default payment date and ending on November 30, 2015. After the occurrence of any event of default that results in the acceleration of the notes, the interest rate on shall accrue at an interest rate equal to the lesser of 24% per annum, in the case of the 5% Notes and the 5% Exchange Notes, or 15% per annum, in the case of the 6% Notes, or the maximum rate permitted under applicable law. In addition, in the case of the 5% Notes and the 5% Exchange Notes, at any time after the occurrence of any event of default the holder may require the Company to, at such holder’s option, convert all or any part of the 5% Notes or the 5% Exchange Notes into common stock at 60% of the lowest VWAP during the 30 trading day-period immediately prior to the such conversion date.

“Change of Control Transaction” means the occurrence of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control of in excess of 33% of the voting securities of the Company, (b) the Company merges into or consolidates with any other entity, or any entity merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another entity and the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Company’s Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the issue date of such notes, as applicable (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Fundamental Transaction” means the occurrence of any of the following events: (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another entity, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of the Company’s common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock, (iv) the Company, directly or indirectly, in one or more related transactions, effects any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property or (v) the Company, directly or indirectly, in one or more related transactions, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another entity whereby such other entity acquires more than 50% of the outstanding shares of common stock of the Company.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements for the three months ended March 31, 2014.

Critical Accounting Policies

Revenue Recognition

Revenue is derived from product sales and is recognized upon shipment to the customer. Direct sales to individual customers are recognized within internet sales in the accompanying consolidated statements of income, while all sales to retailers and distributors are recognized within retail and wholesale revenues. Payments received by the Company in advance are recorded as deferred revenue until the merchandise has shipped to the customer.

A significant area of judgment affecting reported revenue and net income is estimating sales return reserves, which represent that portion of gross revenues not expected to be realized. In particular, retail revenue, including e-commerce sales, is reduced by estimates of returns. In determining estimates of returns, management analyzes historical trends, seasonal results and current economic or market conditions. The actual amount of sales returns subsequently realized may fluctuate from estimates due to several factors, including, merchandise mix, actual or perceived quality, differences between the actual product and its presentation in the website, timeliness of delivery and competitive offerings. The Company continually tracks subsequent sales return experience, compiles customer feedback to identify any pervasive issues, reassesses the marketplace, compares its findings to previous estimates and adjusts the sales return accrual and cost of sales accordingly. For the three months ended March 31, 2014 and 2013, the Company did not record a sales return reserve.

Accounts Receivable

Accounts receivable, primarily from retail and wholesale customers or third-party internet brokers, are reported at the amount invoiced. Payment terms vary by customer and may be subject to an early payment discount. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. An overall allowance for doubtful accounts is determined based on a combination of historical experience, length of time outstanding, customer credit worthiness, and current economic trends. Management judgments and estimates are used in connection with establishing the allowance in any accounting period. Changes in estimates are reflected in the period they become known. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of March 31, 2014 and December 31, 2013, the Company’s allowance for doubtful accounts was $243,205 and $0, respectively. For the three months ended March 31, 2014 and 2013, no accounts receivable were written off.

Inventory Valuation

The Company must order its products and components for its products in advance of product shipments. The Company records a write-down for inventories of components and products which have become obsolete or are in excess of anticipated demand or net realizable value. The Company performs periodic detailed reviews of inventory that considers multiple factors including, but not limited to, demand forecasts, product life cycle status, product development plans and current sales levels. If future demand or market conditions for the Company’s products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of component inventory, the Company may be required to record additional write-downs which would negatively affect gross margins in the period when the write-downs were recorded. As of March 31, 2014 and December 31, 2013, the Company had an inventory obsolescence reserve of $315,000 and $15,000, respectively.

Employee Stock Based Compensation

The Company awards stock based compensation as an incentive for employees to contribute to the Company’s long-term success. The Company accounts for employee stock based compensation in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”), which provides investors and other users of financial statements with more complete and neutral financial information, by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the equity or liability instruments issued on the date of grant. Determining the appropriate fair value model and calculating the fair value of stock compensation awards requires the input of certain highly complex and subjective assumptions, including the expected life of the stock compensation awards and the Company’s expected common stock price volatility. The assumptions used in calculating the fair value of stock compensation awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change and the Company deems it necessary to use different assumptions, stock compensation expense could be materially different from what has been recorded in the current period.

ASC 718 covers a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.

Non-Employee Stock Based Compensation

The Company accounts for stock based compensation awards issued to non-employees for services, as prescribed by ASC 505, at either the fair value of the services or the instruments issued in exchange for such services (based on the same methodology described for employee stock based compensation), whichever is more readily determinable. Subsequent to the measurement date, the Company should recognize and classify any future changes in the fair value (including the market condition) in accordance with the relevant accounting literature on financial instruments ASC 815-40.

Income Taxes

Prior to the conversion to a C corporation on March 8, 2013, the Company acted as a pass-through entity for tax purposes. Accordingly, the consolidated financial statements do not include a provision for federal income taxes prior to the conversion. The Company’s earnings and losses were included in the previous members’ personal income tax returns and the income tax thereon, if any, was paid by the members.

The Company now files income tax returns in the United States, which are subject to examination by the tax authorities in that jurisdiction, generally for three years after the filing date. Income taxes are provided for under the liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The calculation of the Company’s tax liabilities for uncertain income tax positions based on estimates of whether, and the extent to which, additional taxes will be required.

In assessing the possible realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In making this assessment, management does not believe that it is more likely than not that the Company will realize the benefits of the net deferred tax assets as of December 31, 2013. This determination was based on cumulative net losses as of the balance sheet date.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 — Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 — Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3 — Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.

Embedded Derivatives

Management evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, such as our warrants and convertible notes. For derivative financial instruments that are accounted for as assets or liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

The Company utilized a binomial model as the features of the warrants, including the down round provisions within the agreement, called for a more complex model than the standard Black-Scholes to analyze the feature appropriately. The binomial model takes into account multiple scenarios to better reflect the complexity of the warrants and derivatives.

The key sensitivities of the binomial model include: the exercise price, in which the Company utilized the actual trading price less a discount for lack of marketability due to the thinly traded nature of the stock; the expected volatility, which was determined through the analysis of publicly traded guideline companies historic volatilities; and the risk free interest rate, which is based on current market rates and the expected term. Any change on one of the above would have an impact on the concluded value for the warrants and derivatives. The probabilities were determined based on a management review, and input from external advisors, on the expected likelihood as of the valuation date of an additional reset.

Warrant liability

The Company utilizes a binomial option pricing model to derive the estimated fair value. Key inputs into the model include a discount for lack of marketability on the stock price, expected volatility, and a risk-free interest rate. Any significant changes to these inputs would have a significant impact to the fair value.

The changes in fair value of the warrants are measured at each reporting date and recognized in earnings. See further discussion in Note 7.

The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Recent Accounting Pronouncements

In July 2013, the FASB issued guidance on the Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Under the guidance, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, noting several exceptions. This guidance is effective for fiscal and interim reporting periods beginning after December 15, 2013. The Company has determined that this new guidance will not have a material impact on its consolidated financial statements.

Subsequent Events

For a discussion of subsequent events in 2014, please see “Acquisitions in 2014” and “Liquidity and Capital Resources — Subsequent Debt and Equity Financings” each earlier in this section.

Results of Operations on a Pro Forma Basis

On January 9, 2014 Victory acquired Vapestick, a European e-cigarette company. This was followed by our acquisition of FIN on February 28, 2014 and VIP on April 22, 2014. Both FIN and VIP market e-cigarette products and accessories in the United States and United Kingdom, respectively. Additionally, in conjunction with the close of this offering, we expect to complete our acquisition of Ten Motives, which also markets e-cigarette products and accessories in the United Kingdom. The following is a discussion of the pro forma results for the quarter ended March 31, 2014 year ended December 31, 2013. The following discussion should be read in conjunction with the Company’s combined financial statements and the pro forma financial data contained elsewhere in this prospectus.

Comparison for the year ended December 31, 2013

Revenues

On a pro forma basis, total revenues would have been $113.2 million for the year ended December 31, 2013, compared to actual total revenues of $3.1 million for the same period. The difference is due to the additional revenue provided by the acquisitions and prospective acquisitions, specifically $41.9 million of revenue realized by FIN in 2013, $37.6 million of revenue realized by Ten Motives in 2013 and $26.9 million of revenue realized by VIP in 2013.

Cost of Goods Sold

On a pro forma basis, total cost of goods sold would have been $57.7 million for the year ended December 31, 2013, compared to actual total cost of goods sold of $1.3 million for the same period. The difference is due to the additional product costs associated with the acquired and prospectively acquired companies, specifically $23.8 million of costs of goods sold by Ten Motives, $22.3 million of costs of goods sold by FIN and $9.1 million of costs of goods sold by VIP.

Income (Loss) from Operations

On a pro forma basis, income (loss) from operations would have been ($17.7) million for the year ended December 31, 2013. This compares to actual operating income (loss) of ($18.9) million for Victory for the same period. The difference is primarily due to the acquisition of VIP which provided an additional $13.3 million of income from operations, the proposed acquisition of Ten Motives which provided an additional $9.9 million of income from operations offset by FIN’s operational income (loss) of ($6.2) million. These increases in income from operations were offset by acquisition related adjustments namely amortization of customer relationships $8.3 million and amortization of trade names $2.9 million.

The fair value of our common stock, an input to the binomial model used to value the warrants held by Fields Texas Limited, reflects a 25% marketability discount given the low trading volume of our common stock. Upon listing on the NASDAQ, and sufficient trading volume, this discount will be eliminated.

Pro Forma Net Income (Loss)

On a pro forma basis, net income (loss) would have been ($64.9) million. This compares to actual net income (loss) of ($20.7) million for the year ended December 31, 2013.

This pro forma loss reflects $30.1 million of interest on accretion of the convertible notes issued in our financing activities in connection with our acquisitions and an interest expense of $11.7 million related to such financing activities.

MARKET PRICE INFORMATION FOR OUR SHARES

Market Information

Our common stock, par value $0.001 (the “common stock”) trades on the OTCBB under the symbol “ECIG.” Prior to July 15, 2013, our common stock was listed under the symbol TCKM. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTCBB equity security is not listed or traded on a national securities exchange. In conjunction with this offering, we have applied to list the common stock on the Nasdaq Global Market under the symbol “ECIG.”

Price Range of Common Stock

The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCBB quotation service. These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	Fiscal 2013
	High		Low
First Quarter (January 1 — March 31)	N/A	(1)	N/A(1)
Second Quarter (April 1 — June 30)	$0.57	(1)	$0.40(1)
Third Quarter (July 1 — September 30)	$60.00		$0.56
Fourth Quarter (October 1 — December 31)	$27.50		$5.05

	Fiscal 2014
	High	Low
First Quarter (January 1 — March 31)	19.99	$9.06
Second Quarter (April 1 — June 30) (through June 30, 2014)	$12.80	$6.00
Third Quarter (July 1 — September 30)	$—	$—
Fourth Quarter (October 1 — December 31)	$—	$—

(1)	A public market for our common stock did not exist prior to June 12, 2013.

On July 1, 2014, the closing price of our common stock on OTCBB was $8.51 per share.

Holders

As of June 30, 2014, there were approximately 178 holders of record of our common stock. However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders hold their stock in “street” name through brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid dividends on our common stock, and our board of directors does not intend to declare or pay any dividends on the common stock in the foreseeable future. Our earnings are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of the board of directors and will depend upon a variety of factors, including our future earnings, capital requirements, financial condition and such other factors as our board of directors may consider to be relevant from time to time.

Securities Authorized For Issuance under Equity Compensation Plans

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under the Plan(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	7,500,000	$0.25	—
Equity compensation plans not approved by security holders(2)	—	—	2,250,000

Total	7,500,000	$0.25	2,250,000

(1)	Represents the shares authorized for issuance under the Victory Electronic Cigarettes Corporation 2013 Long-Term Stock Incentive Plan (“2013 Plan”), which was approved by the Company’s shareholders on March 19, 2013. The maximum aggregate number of shares of common stock that may be issued under the Plan, including pursuant to stock options, stock awards and stock appreciation rights, is limited to 10,000,000 shares of common stock. The remaining shares available to be issued under the 2013 Plan were retired upon the Board’s acceptance of 2014 Plan as defined below.

(2)	Represents the shares authorized for issuance under the Victory Electronic Cigarettes Corporation 2014 Long-Term Stock Incentive Plan (the “2014 Plan”). The maximum aggregate number of shares of common stock that may be issued under the 2014 Plan, including pursuant to stock options, stock awards and stock appreciation rights, is limited to 2,250,000 shares of common stock during 2014 and thereafter to 10% of the shares of common stock outstanding, which calculation shall be made on the first trading day of each new fiscal year. For 2014, the maximum aggregate number of shares of common stock that may be issued under the 2014 Plan, including pursuant to stock options, stock awards and stock appreciation rights, is limited to 2,250,000 shares of common stock, approximately 3% of the common stock outstanding on the date the 2014 Plan was approved by the Board of Directors.

On April 8, 2014, our Board of Directors approved the 2014 Plan. On April 10, 2014, we received written consents in lieu of a meeting of stockholders from stockholders holding 50.54% of the outstanding shares of our common stock approving the 2014 Plan. The 2014 Plan took effect upon Board approval and became a shareholder approved plan on July 2, 2014, 20 days following the mailing of a Schedule 14C Information Statement to our shareholders of record as of April 10, 2014, which was mailed on June 13, 2014. As of June 30, 2014, we have not granted any shares under the 2014 Plan.

(3)	As of June 30, 2014.

BUSINESS

Overview

We are one of the leading marketers and distributors of products in the rapidly growing, global electronic cigarette (“e-cigarette”) industry, based on revenues according to recent Nielsen industry reports in the U.S. and recent IRI reports in the U.K. E-cigarettes are battery-powered products that simulate tobacco smoking through inhalation of nicotine vapor without the fire, flame, tobacco, tar, carbon monoxide, ash, stub, smell and other chemicals found in traditional combustible cigarettes. According to Euromonitor, the global tobacco industry represents a $756 billion market worldwide. In addition, there are an estimated 1.3 billion smokers globally according to The American Cancer Society, and these existing smokers are our target demographic and represent our primary source of revenue growth. We currently sell our products through more than 50,000 outlets across multiple channels in multiple countries, and have leading positions in the large U.S. and U.K. markets, based on revenues according to recent Nielsen and IRI reports, respectively.

We accommodate the various product preferences of e-cigarette users by offering a comprehensive set of product offerings, including disposables, rechargeables, tanks, starter kits, e-liquids, open and closed-end vaping systems and accessories. Our products consist of durable components and nicotine liquids that undergo rigorous quality testing during production. We market our products through what we believe is one of the most extensive brand portfolios in the e-cigarette industry. Our global brand portfolio includes the FIN, VIP, VAPESTICK, Victory, Victoria and El Rey brands. We believe that this combination of product breadth and quality, combined with our effective brand strategy, resonates strongly with consumers who associate our products with ease of use, quality, reliability and great taste.

Stronger consumer demand has led retailers to allocate additional shelf space to e-cigarettes and we strive to offer our products at or near every point of distribution where traditional cigarettes are available in the markets we serve. We sell our products through a variety of channels, including wholesale distributors, convenience stores, grocery stores, mass merchandisers, club stores, vape shops, retail mobile kiosk units, owned retail stores, independent retailers, our e-commerce websites, on-premise outlets such as restaurants and bars and other alternative outlets.

We are focused on rapidly securing additional retail distribution in both the domestic United States and international markets through strategic partnerships with key retailers and distributors. We plan on further penetrating existing markets and acquiring new customers by implementing our multi-brand/multi-product strategy, offering products across all price points, to satisfy the demand of consumers with varying preferences. We believe we offer retailers and distributors attractive margins as a result of our low-cost position and structured incentives.

Our goal is to become the leading e-cigarette company in the world. We expect to achieve that goal by maximizing our points of distribution, maintaining our low-cost position and continuing to differentiate our products and brands in order to resonate with consumers in local markets around the world. We have grown our business both organically and through strategic acquisitions. Our growth trajectory has been further enhanced by accelerating global demand for e-cigarettes over the past few years.

Our Market Opportunity

We operate within the rapidly growing and global e-cigarette industry, an emerging product category that is taking market share from the $756 billion global tobacco industry. The American Cancer Society estimates that there are 1.3 billion tobacco smokers in the world, consuming approximately 6 trillion cigarettes per year, or 190 thousand cigarettes per second. Tobacco use is the leading cause of preventable illness and death, causing more than 5 million annual deaths across the globe according to the Center for Disease Control and Prevention (“CDC”). We believe e-cigarettes offer an alternative for current smokers, relative to traditional cigarettes.

Still in the early stages of its market penetration, the e-cigarette industry is highly fragmented with approximately 250 brands worldwide according to the CDC. Primarily propelled by the cannibalization of the traditional tobacco industry, the global e-cigarette industry has recently experienced dramatic growth. According to Euromonitor, e-cigarettes accounted for approximately $3.5 billion in 2013 global retail sales, with approximately 40% of sales generated in the U.S., 30% of sales generated in Europe, and 30% of sales generated in the rest of the world (“ROW”). Euromonitor estimated that significant market growth was achieved from 2012 to 2013 with the U.S., Europe and ROW generating growth rates of 180%, 160%, and 150%, respectively. Euromonitor also projects e-cigarette sales to represent approximately $51 billion, or 4% of the global tobacco and tobacco alternatives market by 2030. We believe that Victory is well positioned to benefit from, and take advantage of, these attractive market trends in the coming years.

Source: Euromonitor International 2013.

Business Strengths

Low-Cost Position

We believe we have differentiated ourselves through our distinct supply chain, which has allowed us to sustain our low-cost position. Our approach is to minimize overall costs by sourcing directly with suppliers instead of receiving supplies through third parties, utilizing a low-cost in-store marketing strategy as well as implementing a lean overhead structure. This allows us to offer an attractive price proposition to our retail and distribution customers. Our low-cost position originates at our manufacturing facilities in China, where we work directly with our manufacturing partners instead of using third party sourcing agents. Further, in contrast to many of our competitors, who incur considerable advertising and marketing expenditures, we believe that having the majority of our marketing in-store at the point of purchase provides the highest return on investment. Finally, we have efficiently managed other operating costs by implementing strict corporate expense policies.

Leadership Position in Key Global e-Cigarette Markets

We are one of the largest global independent e-cigarette companies. In the United States, FIN is the fourth largest e-cigarette brand for the 52-week period ended June 7, 2014 in the expanded all outlets combined (“XAOC”) and convenience store channels according to Nielsen data. We also believe that upon the completion of our acquisition of Ten Motives, as further discussed below in “— Our History and Recent Acquisitions,” Vapestick, VIP and Ten Motives combined will represent one of the largest e-cigarette businesses in the U.K. and Western Europe, based on total subscribed markets in the food, drug and mass channels according to recent IRI industry reports.

Below is a table presenting the market shares in the United States of various e-cigarette brands for the 52 weeks ended June 7, 2014:

Through our disciplined acquisition and expansion strategy, we believe we have one of the broadest global footprints in the e-cigarette industry. In January 2014, we closed our first international acquisition when we acquired Vapestick Holdings Limited (“Vapestick”), which included the VAPESTICK brand, which gave us an initial and recognizable European brand of e-cigarettes, around which we could grow our business in the European market. We have leveraged the VAPESTICK brand by entering into distribution arrangements in additional markets, such as Russia, Portugal and the Netherlands. According to Euromonitor, Russia is the world’s second largest e-cigarette market. In February 2014, we completed our acquisition of FIN Electronic Cigarette Corporation, Inc. (“FIN”), gaining access to a robust sales force and 50,000 outlets in the U.S. More recently, we acquired Must Have Limited (“VIP”) and its VIP brand in April 2014. We believe that the VIP acquisition further solidifies us as a strategic participant in Europe and brings further product portfolio breadth and a diversified multi-channel distribution system that we believe is replicable worldwide. Our brands are also present in Latin America.

Multi-Channel Go-To-Market Approach

We operate a diversified multi-channel distribution model, enabling us to efficiently reach our global end consumers with our products. We sell our products globally through food, drug and mass retailers, convenience stores, direct-store-delivery distributors, owned retail stores, retail mobile kiosk units, vape shops and through the e-commerce channel. As of June 30, 2014, we sold our products through more than 50,000 points of distribution globally. Today, we service a broad base of global strategic retailers, including Wal-Mart, Walgreens, and Tesco, and leading distributors, including McLane and Core-Mark in the United States and Palmer and Harvey in the United Kingdom.

We believe that our diversified channel mix provides us with an advantage over those of our competitors who offer their products through fewer channels. We also believe we will be able to quickly adapt and shift our channel mix as regulations and consumer preferences change. Additionally, we believe that having multiple touch points with end consumers drives customer loyalty and brand awareness.

Comprehensive Product and Brand Portfolio

By differentiating our products based on appearance, quality, perceived value and price, we provide our retail and distribution partners with a one-stop solution for all of their e-cigarette needs across varying price points. We currently sell electronic cigarettes under several different brands, including FIN, VIP, VAPESTICK, Victory, Victoria and El Rey. Through this multi-brand/multi-product strategy, we have strategically positioned our portfolio to serve a diverse set of markets and consumer preferences. Ultimately, our target market is the approximately 1.3 billion tobacco smokers who exist worldwide. While many of our competitors limit themselves by focusing on a single brand or product type, our product offerings span the range of customer interests including disposables, rechargeables, tanks, starter kits, e-liquids, open and closed-end vaping systems and accessories. In the U.S. our Victory brand functions as our opening price point brand, while our FIN branded products represent our premium offering. We also offer a portfolio of exclusive or control brands, such as our Greenstix brand, which is manufactured exclusively for MAPCO Express, Inc.

Experienced Leadership Team

We are led by an experienced management team. We are unified by a common vision to build the best global e-cigarette company. Our President and Chief Executive Officer, Brent Willis, is an experienced chief executive with many years of experience leading public and private companies in the food and beverage industry and has years of expertise in building companies, operations and brands worldwide. Mr. Willis has assembled an executive team with broad experience across a wide range of disciplines including sales, marketing, distribution, operations, finance and technology.

Growth Strategies

Drive Organic Growth Through Global Expansion, Distribution and Effective Merchandising

We are pursuing three strategies to drive organic growth:

Increase Sell-Through and Trial Through Effective Merchandising.    While the e-cigarette industry may be complex, our merchandising story remains simple: focus on in-store point of sale marketing and merchandising, given that we believe a significant percentage of purchase decisions are made in-store. Our Company offers differentiated product packaging, innovative in-store marketing and customizable display solutions. We are also focused on experiential marketing, including participation in trade shows. We believe our focus on experiential marketing will deliver better results across our brands and generate a higher rate of sell-through and trial because it is important to users of traditional tobacco products to sample the newer delivery devices for nicotine.

Increase Points of Distribution.    We believe we can increase sales to new and existing retail and distribution customers by offering them attractive value chain economics through competitive mark-ups and co-investment programs. Furthermore, our partnership with Fields Texas Limited, which maintains long-standing relationships with some of the world’s largest retailers, provides us an additional avenue to increase distribution globally.

Accelerate International Expansion.    According to Euromonitor, more than 88% of the source of volume for the tobacco industry business lies outside the United States. Our strategy is to increase our international sales by penetrating new and emerging markets where we expect rising consumer incomes and an increase in demand for e-cigarettes. We have implemented a distinct model for expansion into new markets. This model includes building out a localized e-commerce platform in the targeted region, installing retail mobile kiosk units in popular shopping centers and erecting flagship stores in that region. We believe that RMUs offer attractive unit economics that are easily scalable. Our kiosk units function as a platform to educate our consumers and by providing important category and product information through our on-site kiosk managers. Given the tremendous success of our RMUs in the U.K., we plan to roll out the kiosk model in our other core markets.

Selectively Pursue Acquisition Opportunities

Acquisitions are a key part of our strategy to quickly penetrate certain channels and new geographies. Our historical acquisitions have provided us with distribution platforms that have enabled us to establish a local presence in key geographic regions. Additionally, we have been able to identify and generate significant synergies through existing sourcing relationships and the consolidation of manufacturing platforms. We plan to continue to evaluate potential acquisition opportunities using a disciplined approach, pursuing only those opportunities that we believe will enhance long-term shareholder value.

Continue to Optimize Manufacturing, Supply Chain and Distribution Operations

We are committed to maintaining as low a cost as possible in order to provide attractive margins to new and existing customers. We believe our plans to integrate our distribution and fulfillment centers will allow us to improve our cost position as we increase scale. For example, we are currently in the process of integrating our automated ERP system and inventory management system across all of our recently acquired brands.

Evolve our Product Offering to Fit Dynamic Consumer and Product Trends

The global e-cigarette industry is still in nascent form and is continually evolving. Our Company has dedicated itself to identifying shifting consumer preferences and responding to those shifts before our competitors. We believe that our global footprint enables us to quickly identify consumer and product trends in one geographic location, analyze and adapt our business as needed, and rapidly drive appropriate changes to our other markets. We plan to continue to adapt to new technologies and products in order to increase our share of the market.

Principal Products

“Electronic cigarettes” or “e-cigarettes,” are battery-powered products that enable users to inhale vapor without smoke, tar, ash or carbon monoxide. Some e-cigarettes look like traditional cigarettes, and, regardless of their construction, are comprised of three functional components:

•	a mouthpiece, which is a small plastic cartridge that contains a liquid nicotine solution;

•	a heating element that vaporizes the liquid nicotine so that it can be inhaled; and

•	the electronics, which include: a lithium-ion battery, an airflow sensor, a microchip controller and an LED, which illuminates to indicate use.

When a user draws air through the e-cigarette, the air flow is detected by a sensor, which activates a heating element that vaporizes the solution stored in the mouthpiece/cartridge. The solution is then vaporized and it is this vapor that is inhaled by the user. The cartridge contains either a nicotine solution or a nicotine-free solution, either of which may be flavored.

We believe our company offers smokers an alternative to traditional cigarettes for a number of reasons. Our products, which contain only four ingredients versus more than 4,000 ingredients and chemicals in tobacco cigarettes, are free of tar and other chemical substances which are produced in traditional cigarettes. No burning or combustion occurs while using e-cigarettes. Our e-cigarettes are rechargeable by an electric outlet or car charger so there are no cigarette butts or ashes to dispose of. The United States Food and Drug Administration (“FDA”) has not, nor has the medical community, fully studied the possible health effects of e-cigarette products. Although certain countries, cities, businesses and providers of transportation have banned the use of e-cigarettes, we believe we provide consumers an opportunity to smoke in additional places without the social stigmas increasingly associated with traditional cigarettes.

Our products are sold under multiple brands, including but not limited to (1) Victory, (2) FIN, (3) VAPESTICK, and (4) VIP. E-cigarettes are typically sold individually, with refills sold in packs of three or five, with each refill equivalent to approximately 1.5–2.5 packs of cigarettes. Customers are also able to purchase starter kits, which generally consist of a rechargeable battery, a charger and various quantities of e-cigarettes, and customers are able to purchase such items separately in addition to other products such as carrying cases and refills. E-cigarette cartridges are available in a variety of flavors including regular tobacco, menthol, strawberry, blueberry, cherry, coffee, vanilla and chocolate. We offer a full range of e-cigarette products and related accessories including disposable e-cigarettes, rechargeable kits, prefilled cartomizers, e-liquids, tanks, open and closed-end vaping systems and carry and charging cases.

Most smokers enjoy the substantial and emotional feeling of smoking, which we believe is one reason why smoking cessation gums or patches have only limited effectiveness. Our company provides smokers an experience similar to smoking a traditional cigarette without the fire, flame, tobacco, tar, carbon monoxide, ash, stub or smell found in tobacco cigarettes.

Operations

E-cigarettes are a relatively new product category that has only started to gain consumer traction in the past three years. The category of products has evolved in the last few years, with minor evolutions in product functionality and cosmetics since inception to become “more real cigarette like” in taste, feel, and appearance. We believe that all of our major competitors source virtually all of their components from China, with a few competitors sourcing flavoring systems in the United States and Europe. There are multiple sources for production of e-cigarettes in China, with most major competitors sourcing from two or three major factories, the same ones utilized by our Company. Warehousing and transportation is performed and/or organized either by the producers, or set up independently by the Company. Federal Express, DHL, Royal Mail container shipping, and other major global shippers and freight forwarders are all involved in the supply chain.

Distribution

We distribute e-cigarettes globally through multiple channels, including traditional retail stores, company owned retail stores, kiosks and online. All of our products are available for sale on our e-commerce websites. The online business is comprised of monthly subscribers that receive product refills for their rechargeable kits monthly, and consumers that buy directly via our e-commerce websites. Our United States retail business was recently expanded within the last two years, and since then our products have experienced increased same store sales on a monthly basis, while we have continued distribution growth to new outlets. Our distribution approach to United States retail stores is via brokers and distributors as a way to scale our resources.

Our international business also represents growth potential as we continue to enter into distribution agreements with established retailers and distributors in major international markets.

We have entered into an exclusive agent agreement with Fields Texas, the terms of which are further described in “Management Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus, to act as the exclusive agent to secure sales and distribution agreements for all of the Company’s products and brands with various retailers and distributors both in the United States and internationally. Fields Texas will also support our acquisition, product development, marketing, pricing and promotional efforts both in the United States and internationally. The term of our agreement with Fields Texas is for three years and will automatically be renewed for successive periods upon achieving annual net sales targets.

In addition, Daymon Worldwide, which is one of the largest convenience store distributors in the United States with 22,000 associates and strength across the United States and internationally, has been contracted to represent us in the United States.

We believe we have one of the most diversified distributor bases and customer bases in the independent e-cigarette industry with global retail distribution exceeding 50,000 stores. Our biggest retail customers are Wal-Mart and Walgreens in the U.S. and, upon our acquisition of Ten Motives, will be Tesco and Sainsbury in the U.K. For the fiscal year ended December 31, 2013, Wal-Mart and Walgreens accounted for approximately 40% and approximately 30% of FIN’s sales, respectively, and Tesco and Sainsbury, combined, accounted for approximately 81% of Ten Motives’ sales, which, if lost, would have a material adverse effect on our business. These existing relationships are “at-will” meaning that either party may terminate the relationship for any reason or no reason at all, and we do not have contracts with either of these retailers.

Marketing

We have been a very active marketer in the industry, with a leadership team that has many years of experience in brand building. In addition to online marketing, we have made important investments in point of sale marketing, including impactful displays and product placements within retail stores. We believe that after distinct packaging, point of sale marketing has the highest return on investment of any marketing activity. We believe our advantage revolves around (1) our branding, which resonates with our key target audience, (2) our taste, which was preferred for most real tobacco taste in recent testing of our merchandising solutions which allow for customization by the retailer and provides higher visibility to users at the point of purchase to drive sales, (3) our brand awareness built through our internet expertise, which creates high levels of exposure with our target consumer, and (4) our value pricing, which allows our retailers to enjoy the highest landed margins in the industry with attractive pricing for consumers.

Competition

The e-cigarette industry is extremely competitive with low barriers to entry. Competition is based on availability, brand development and recognition and price. We compete with other sellers of e-cigarettes, such as big tobacco companies, independent domestic and international e-cigarette companies, small internet and kiosk e-cigarette companies as well as multiple resellers and distributors. Our direct competitors sell products that are substantially similar to ours and through the same channels we use to sell our products. We compete with these direct competitors for sales through the internet as well as distributors, wholesalers and retailers including national chain stores, tobacco shops, gas stations, grocery chains and other outlets associated with the selling of tobacco products.

Intellectual Property

Trademarks

We own the United States trademark for the “Victory” brand for e-cigarettes. It has been approved by the U.S. Patent and Trademark Office for publication. Completion of the federal registration process is expected in the fall of 2014. Additionally, we own the United States trademark for the “FIN” brand, “VAPESTICK” brand and “VIP” brand for e-cigarettes, as well as the United Kingdom trademark for the “VAPESTICK” brand and “VIP” brand for e-cigarettes and the European trademark for the “VAPESTICK” brand for e-cigarettes.

Patents and Patent Litigation

We do not currently own any domestic or foreign patents relating to e-cigarettes. On November 7, 2013, the Company filed a provisional patent application titled ECO MICRO-ELECTRIC THERMAL DEVICE, issue number 41849, with the United States Patent and Trademark Office. The invention creates perpetual electricity and thermal energy in micro-electric devices and can be used to replace the battery device that currently heats a filament to atomize and/or vaporize a liquid.

We are a defendant in a certain patent lawsuit as described in “— Legal Proceedings” below.

Third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could have a material adverse effect on our business, results of operations and financial condition.

For a discussion of the risk factors relating to intellectual property that we believe could materially affect our actual and expected results, see “Risk Factors” in this Prospectus.

Principal Suppliers

We currently have no manufacturing capabilities. Our products are manufactured to meet our design specifications by third party manufacturers. We source substantially all of our products from two major suppliers in China. The remainder of our products are sourced in the United States and the United Kingdom. These suppliers also supply and produce product for many of our large competitors. We believe that several alternative and redundant sources for our products are available.

Government Regulation

United States

Based on the December 2010 U.S. Court of Appeals for the D.C. Circuit’s decision in Sottera, Inc. v. Food & Drug Administration, 627 F.3d 891 (D.C. Cir. 2010), the United States Food and Drug Administration (the “FDA”) is permitted to regulate e-cigarettes as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 (the “Tobacco Control Act”). Under this Court decision, the FDA is not permitted to regulate e-cigarettes as “drugs” or “devices” or a “combination product” under the Federal Food, Drug and Cosmetic Act unless they are marketed for therapeutic purposes. Because we do not market our e-cigarettes for therapeutic purposes, our e-cigarettes are subject to being classified as “tobacco products” under the Tobacco Control Act. The Tobacco Control Act grants the FDA broad authority over the design, manufacture, distribution, sale, marketing and packaging of tobacco products, although the FDA is prohibited from issuing regulations banning all cigarettes or all smokeless tobacco products, or requiring the reduction of nicotine yields of a tobacco product to zero, it has authority to impose tobacco product standards that it deems appropriate for the protection of public health.

The Tobacco Control Act also requires establishment, within the FDA’s new Center for Tobacco Products, of a Tobacco Products Scientific Advisory Committee to provide advice, information and recommendations with respect to the safety, dependence or health issues related to tobacco products. The Tobacco Control Act imposes significant new restrictions on the advertising and promotion of tobacco products. For example, the law requires the FDA to finalize certain portions of regulations previously adopted by the FDA in 1996 (which were struck down by the Supreme Court in 2000 as beyond the FDA’s authority). As written, these regulations would significantly limit the ability of manufacturers, distributors and retailers to advertise and promote tobacco products, by, for example, restricting the use of color, graphics and sound effects in advertising, limiting the use of outdoor advertising, restricting the sale and distribution of non-tobacco items and services, gifts, and sponsorship of events and imposing restrictions on the use for cigarette or smokeless tobacco products of trade or brand names that are used for non-tobacco products. The law also requires the FDA to issue future regulations regarding the promotion and marketing of tobacco products sold or distributed over the internet, by mail order or through other non-face-to-face transactions in order to prevent the sale of tobacco products to minors.

It is likely that the Tobacco Control Act could result in a decrease in tobacco product sales in the United States, including sales of our e-cigarettes.

The FDA has previously indicated that it intends to regulate e-cigarettes under the Tobacco Control Act through the issuance of deeming regulations that would include e-cigarettes under the definition of a “tobacco product” under the Tobacco Control Act subject to the FDA’s jurisdiction. On April 25, 2014, the FDA announced a proposed rule (the “Rule”) seeking to establish, for the first time, federal regulatory authority over, among other tobacco products, e-cigarettes (collectively, “Deemed Tobacco Products”).

If approved by the FDA in its current form, the final Rule would mandate with respect to Deemed Tobacco Products such as e-cigarettes:

•	a prohibition on sales to those younger than 18 years of age and requirements for verification by means of photographic identification;

•	health warnings on product packages and in advertisements; and

•	ban on vending machine sales unless the vending machines are located in a facility where the retailer ensures that individuals under 18 years of age are prohibited from entering at any time.

Also under the Rule, manufacturers of newly Deemed Tobacco Products would be subject to, among other requirements, the following:

•	registration with, and reporting of product and ingredient listings to, the FDA;

•	no marketing of new tobacco products prior to FDA review;

•

no direct and implied claims of reduced risk such as “light”, “low”, and “mild” descriptions unless FDA confirms (a) that scientific evidence supports the claim and (b) that marketing the product will benefit public health;

•	payment of user fees; and

•	no distribution of free samples.

In addition, the Rule would require any “new tobacco product,” defined as any Deemed Tobacco Product that was not commercially marketed as of the “grandfathering” date of February 15, 2007, to obtain premarket approval before it could be marketed in the U.S. The premarket approval could take any of the following three pathways: 1) submission of a premarket tobacco product application (PMTA) and receipt of a marketing authorization order; 2) submission of a substantial equivalence (SE) report and receipt of an SE order; or 3) submission of a request for an exemption from SE requirements and receipt of an SE exemption determination. FDA has proposed a compliance policy that would delay enforcement of PMTA and SE requirements for two years after the effective date of the final Rule. We cannot predict if our products, all of which would be considered “non-grandfathered,” will receive the required premarket approval from FDA. Failure to obtain premarket approval could prevent us from marketing and selling our non-grandfathered products in the U.S. and, thus, have a material effect on our business, financial condition and results of operations.

The Rule contemplates enforcement actions being brought against products determined to be adulterated and misbranded. The Rule’s comment period is currently schedule to terminate July 9, 2014. It is not known when the Rule could become final. The Rule contains various compliance dates based on the publication date of the final Rule in the Federal Register.

The application of the Tobacco Control Act to e-cigarettes could impose, among other things, restrictions on the content of nicotine in e-cigarettes, the advertising, marketing and sale of e-cigarettes, the use of certain flavorings and the introduction of new products. We cannot predict the scope of such regulations or the impact they may have on our company specifically or the e-cigarette industry generally, though if enacted, they could have a material adverse effect on our business, results of operations and financial condition.

State and local governments currently legislate and regulate tobacco products, including what is considered a tobacco product, how tobacco taxes are calculated and collected, to whom and by whom tobacco products can be sold and where tobacco products may or may not be smoked. Certain states and cities have enacted laws which preclude the use of e-cigarettes where traditional tobacco burning cigarettes cannot be used and others have proposed legislation that would categorize e-cigarettes as tobacco products, equivalent to their tobacco burning counterparts. If the use of e-cigarettes is banned anywhere the use of traditional tobacco burning cigarettes is banned, e-cigarettes may lose their appeal as an alternative to cigarettes; which may have the effect of reducing the demand for our products and as a result have a material adverse effect on our business, results of operations and financial condition.

As a result of FDA import alert 66-41 (which allows the detention of unapproved drugs promoted in the U.S.), U.S. Customs has from time to time temporarily and in some instances indefinitely detained products sent to us by our Chinese suppliers. If the FDA modifies the import alert from its current form which allows U.S. Customs discretion to release our products to us, to a mandatory and definitive hold we will no longer be able to ensure a supply of saleable product, which will have a material adverse effect on our business, results of operations and financial condition. However, we believe this FDA import alert will become less relevant to us as and when the FDA regulates e-cigarettes under the Tobacco Control Act.

At present, neither the Prevent All Cigarette Trafficking Act (which prohibits the use of the U.S. Postal Service to mail most tobacco products and which amends the Jenkins Act, which would require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco to comply with state tax laws) nor the Federal Cigarette Labeling and Advertising Act (which governs how cigarettes can be advertised and marketed) apply to e-cigarettes. The application of either or both of these federal laws to e-cigarettes would have a material adverse effect on our business, results of operations and financial condition.

International Regulation

The Tobacco industry expects significant regulatory developments to take place internationally over the next few years, driven principally by the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”). As of June 30, 2014, 178 countries, as well as the European Community, have become parties to the FCTC. The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. Regulatory initiatives that have been proposed, introduced or enacted include:

•	the levying of substantial and increasing tax and duty charges;

•	restrictions or bans on advertising, marketing and sponsorship;

•	the display of larger health warnings, graphic health warnings and other labeling requirements;

•	restrictions on packaging design, including the use of colors and generic packaging;

•	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;

•	requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;

•	requirements regarding testing, disclosure and use of tobacco product ingredients;

•	increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;

•	elimination of duty free allowances for travelers; and

•	encouraging litigation against tobacco companies.

If e-cigarettes are subject to one or more significant regulatory initiatives enacted under the FCTC, our business, results of operations and financial condition could be materially and adversely affected.

European Union

On April 3, 2014, the EU adopted the Tobacco Product Directive which will regulate e-cigarettes containing nicotine. In particular, the Tobacco Product Directive (1) will require e-cigarettes and refill containers to be sold in child- and tamper-proof packaging and nicotine liquids to contain only “ingredients of high purity”; (2) provides that e-cigarettes must deliver nicotine doses at “consistent levels under normal conditions of use” and come with health warnings, instructions for their use, information on “addictiveness and toxicity”, an ingredients list, and information on nicotine content; (3) will restrict the advertising and promotion of e-cigarettes; and (4) will require e-cigarette manufacturers and importers to notify EU Member States before placing new products on the market and to report annually to Member States (including on their sales volumes, types of users and their “preferences and trends”).

The new Tobacco Product Directive will come into force in May 2014 and gives Member States a two-year transition period to bring national legislation into line with the Tobacco Product Directive. Its effect will depend on how Member States transpose the Directive into their national laws. Member States may decide, for example, to introduce further rules affecting e-cigarettes (for example, age restrictions) provided that these are compatible with the principles of free movement of goods in the TFEU. The Tobacco Product Directive also includes provisions that would allow Member States to ban specific e-cigarettes or types of e-cigarettes in certain circumstances if there are grounds to believe that they could present a serious risk to human health. If more than 3 Member States impose a ban and this is found to be duly justified, the European Commission could implement an EU wide ban. Similarly, the Tobacco Product Directive provides that Member States may prohibit a certain category of tobacco or related products on grounds relating to a specific situation in that Member State for public health purposes. Such measures must be notified to the European Commission to determine whether they are justified.

There is also existing legislation at the EU level and in Member States regulating medicinal products and medical devices. E-cigarettes are regarded by the competent authorities in some Member States as medicinal products and/or medical devices, and therefore require a marketing authorization prior to being placed on the market (as well as complying with all other requirements relating to medical products and devices). In the United Kingdom, for example, the MHRA has announced that e-cigarettes will be regulated as medicines in the future. This would mean that e-cigarettes could only be sold in the United Kingdom if a marketing authorization is first obtained from the MHRA. It is not clear if and how the new EU Tobacco Product Directive may affect these proposals.

There are also other national laws in Member States regulating e-cigarettes. It is not clear what impact the new Tobacco Product Directive will have on these laws.

General

We cannot predict the scope of any of the new rules described above or the impact they may have on our company specifically or the e-cigarette industry generally, though they could have a material adverse effect on our business, results of operations and financial condition. In this regard, total compliance and related costs are not possible to predict and depend on the future requirements imposed by the FDA under the Tobacco Control Act, the EU Member States under the Tobacco Product Directive or by any other relevant regulatory authority under applicable law. Costs, however, could be substantial and could have a material adverse effect on our business, results of operations and financial condition and ability to market and sell our products. In addition, failure to comply with any of the rules promulgated in accordance with the Tobacco Control Act, the Tobacco Product Directive or any other applicable law could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if we are ultimately required to obtain a license to sell e-cigarettes as a medicine in the United Kingdom or elsewhere in the EU, we can give no assurances that we would be able to demonstrate to the satisfaction of the relevant competent authorities that the conditions for granting a marketing authorization are satisfied,. At present, we are not able to predict whether any of the regulation described above will impact us to a greater degree than competitors in the industry, thus affecting our competitive position.

Our History

Victory was founded in April 2012, initially as an online e-cigarette business. In March 2013, we launched our first products through retail outlets, offering disposable e-cigarettes in regular and menthol flavors under the Victory brand. In June 2013, Victory became a public company traded on the over-the-counter market by means of a reverse merger with Teckmine Industries Inc. On July 11, 2013, we changed our name to “Victory Electronic Cigarettes Corporation”.

On April 8, 2014, our Board of Directors approved changing the Company name from “Victory Electronic Cigarettes Corporation” to “Electronic Cigarettes International Group, Ltd.”. On April 10, 2014, we received written consents in lieu of a meeting of stockholders from stockholders holding 50.54% of the outstanding shares of our common stock approving the name change. The name change will take effect upon filing an amendment to our articles of incorporation with the state of Nevada, which we expect to occur on July 2, 2014, 20 days following the mailing of a Schedule 14C Information Statement to our shareholders of record as of April 10, 2014, which was mailed on June 13, 2014. Our name change will take effect upon filing an amendment to our articles of incorporation with the state of Nevada, which we expect to occur on July 2, 2014, 20 days following the mailing of a Schedule 14C Information Statement to our shareholders of record as of April 10, 2014, which was mailed on June 13, 2014.

We have completed multiple strategic acquisitions as we continue to look for opportunities to grow our business. On January 9, 2014, we completed the acquisition of Vapestick. Vapestick owns the VAPESTICK brand, under which it sells e-cigarettes in Europe. Vapestick was founded in 2010 by co-founders Michael Clapper and Michiel Carmel. With its distinctive black and chrome style designs and signature blue light tips, VAPESTICK is sold both online (www.vapestick.co.uk) and through thousands of retail outlets across the United Kingdom and Europe, including Tesco, Costco, Harrods and Bargain Booze. Vapestick is a founding member of the European Electronic Cigarette Industry Trade Association (“ECITA”).

On February 28, 2014, we completed the acquisition of FIN. FIN, a wholly owned subsidiary of ours after the merger, was founded in 2011 and quickly became what management believes is one of the leading independent e-cigarette companies in the United States, according to Nielsen data, with distribution of its brands in more than 50,000 outlets in all 50 states across many channels of distribution, including food, drug, mass retail, gas and convenience stores. FIN is sold in some of the largest retailers in the country, including Wal-Mart, Sam’s Club, Walgreens, Rite-Aid, Kroger, 7-Eleven, Circle K, Stripes Convenience Stores and Mapco Express.

On April 22, 2014, we completed the acquisition of VIP. VIP, which is based in Manchester, United Kingdom, was founded in 2009 and has grown to become one of the leading e-cigarette companies in England and currently maintains the number one market position in Ireland. VIP has developed a broad portfolio of products that includes traditional rechargeable and disposable e-cigarettes, open and closed-end vaping systems, tanks and e-liquids. VIP offers its products through a multi-channel distribution model with their own retail stores, retail mobile kiosk units, online and traditional retail.

On May 30, 2014, we entered into a share purchase agreement by and between (i) the Company, (ii) E-Cigs UK Holding Company Limited, an England and Wales registered limited company and a wholly-owned subsidiary of the Company, and (iii) the stockholders of Ten Motives to acquire Ten Motives, which we expect to occur simultaneous with the closing of this offering. According to recent IRI reports, Ten Motives, founded in 2008, is one of Europe’s largest e-cigarette companies based on revenues. According to recent IRI reports, the Company is the market leader in the food, drug, and mass channel in the United Kingdom, based on stores sold through, with a portfolio that spans a broad range of e-cigarette and vaping products and owns the brands Ten Motives, 10 Motives, Cirro and Smoke Relief.

A further description of the terms of these acquisitions is described in “Management Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus.

Subsidiaries

We are a holding company and run our operations through four wholly-owned subsidiaries consisting of Victory Electronic Cigarettes, Inc. a Nevada corporation, Vapestick Holdings Limited, a company incorporated under the laws of England and Wales, VCIG LLC, a Delaware limited liability company, whose wholly owned subsidiary is FIN Branding Group, LLC, and Must Have Limited, an England and Wales incorporated limited company.

Employees

We currently have approximately 130 employees, all of which are full-time, across all functions of finance, supply chain, legal, sales, marketing, and customer service. From time to time we engage independent contractors to provide services as necessary. None of our staff are currently covered by a collective bargaining agreement. We have had no labor-related work stoppages and we believe our relations with our staff are excellent.

Properties

Victory maintains its corporate headquarters, having an area of approximately 2,500 square feet in Nunica, Michigan, which we lease for $1,500 per month. The lease is on a month-to-month basis with no long term or other commitments or contracts. We believe our corporate offices are suitable and adequate to operate our business at this time. Our subsidiary, FIN, sub-leases its corporate offices, having an area of approximately 3,928 square feet in Atlanta, Georgia, for $5,460 per month, increasing to $5,625 per month on January 1, 2015. The lease commenced on January 1, 2013 and terminates on January 31, 2015. Our subsidiary, Vapestick leases an area of approximately 3,100 square feet, in Borehamwood, Hertfordshire, England, for $9,570 (5,800 sterling) per month, with a break option after three years. Our subsidiary, VIP, leases its corporate offices as well as a storage and distribution center, in Radcliffe, Manchester, England, at an annual rental rate of £13,420.00. This lease expires in November 2015.

VIP maintains a lease of an additional distribution center at in Heywood, England, having an area of approximately 8,084 square feet, at an annual rental rate of £44,800. The least expires in May 2018. Additionally, we house inventory in a few distribution centers on a month-to-month basis with no long term or other commitments or contracts. We are looking to lease additional space to house our inventory as it increases through our acquisitions.

Legal Proceedings

On June 22, 2012, Ruyan filed a lawsuit against our subsidiary FIN Branding Group, LLC (“FIN”), as well as several other sellers and distributors of e-cigarettes, alleging infringement of U.S. Patent No. 8,156,944 (the “‘944 Patent”) based on the manufacture, use, importation, marketing and/or sale of one of our products in the FIN brands. On July 31, 2012, FIN filed an answer and counterclaims against Ruyan in the lawsuit. The various lawsuits were consolidated for discovery purposes as Ruyan Investment Holdings Ltd. vs. Soterra, Inc., et. al., Case No. 2:12 CV-05454-GAF-FFM, which is pending in the United States District Court for the Central District of California.

On September 13, 2012, FIN filed a request for inter partes reexamination of the ‘944 Patent with the U.S. Patent and Trademark Office seeking to invalidate claims of the ‘944 Patent. On October 15, 2012, FIN filed a motion in the District Court to stay the lawsuit pending the outcome of its reexamination. On November 27, 2012, the U.S. Patent and Trademark Office granted FIN’s request for inter partes reexamination of the ‘944 Patent and issued an Office Action to Ruyan. On January 28, 2013, and February 5, 2013, Ruyan filed responses to the Office Action. On February 25, 2013, the District Court granted FIN’s motion to stay the lawsuit until the reexamination is complete. On February 27, 2013, FIN filed comments in the reexamination proceeding.

On July 24, 2013, CB Distributors, Inc., and DR Distributors, LLC (collectively “CB Distributors”), two co-defendants in the consolidated lawsuit, separately filed a request for inter partes review of the ‘944 Patent with the U.S. Patent and Trademark Office. On December 30, 2013, the U.S. Patent and Trademark Office issued a decision to institute CB Distributors’ inter partes review of the ‘944 Patent, and ordered a stay of FIN’s reexamination proceeding. FIN’s reexamination and, correspondingly, the lawsuit each remain stayed pending the completion of CB Distributors’ inter partes review. No scheduling order or trial date has been entered by the District Court, and no discovery will take place while the lawsuit is stayed. The Company intends to continue to vigorously defend FIN against Ruyan’s claims.

On March 5, 2014, Fontem filed a complaint against us and FIN alleging infringement of U.S. Patents Nos. 8,365,742, 8,375,957, 8,393,331, and 8,490,628 based on our manufacture, use, importation, marketing and/or sale of certain products. On April 8, 2013, Fontem filed an amended complaint additionally alleging infringement of U.S. Patent No. 8,689,805. The case is pending in the United States District Court for the Central District of California, Case No. CV14-1651-GW-MRW. Victory and FIN filed an answer and counterclaims against Fontem on May 15, 2014. The counterclaims seek a declaratory judgment that Victory and FIN have not and do not infringe the patent-in-suit and that the patent-in-suit are invalid. The case is still in the initial stages and no scheduling order has been entered to date.

Such patent lawsuits as well as any other potential future third-party lawsuits alleging infringement of patents, trade secrets or other intellectual property rights could force us to do one or more of the following:

•	stop selling products or using technology that allegedly infringe the intellectual property;

•	incur significant legal expenses to defend against lawsuits and/or invalidate patents;

•	pay substantial damages if we are found to be infringing a third party’s intellectual property rights;

•	redesign those products that contain the allegedly infringing intellectual property; or

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available to us on reasonable terms or at all.

From time to time we may be involved in various claims and legal actions arising in the ordinary course of our business. Other than as described above, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MANAGEMENT

Our executive officers, directors and other significant employees and their ages and positions are as follows:

Name	Age	Position	Date First Elected or Appointed
Brent David Willis	53	Chief Executive Officer, President, Secretary and Director	June 25, 2013
James P. McCormick	47	Chief Financial Officer and Treasurer	April 30, 2014
Marc Hardgrove	40	Chief Creative Innovation Officer and Director	June 25, 2013
Michael Clapper	43	President — International and Director	January 9, 2014
James P. Geiskopf	54	Director	June 25, 2013
William R. Fields	63	Director	December 30, 2013
Paul Herman	41	Director	January 9, 2014

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee of our company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Brent David Willis has served as the Chief Executive Officer, President, Secretary and a director of our Company since June 25, 2013. From June 2012 until June 2013, Mr. Willis served as Chief Operating Officer of Victory Electronic Cigarettes, Inc. From 2009 to 2013, Mr. Willis served as the Chairman and Chief Executive Officer of Liberty Ammunition Inc., a private lead-free ammunition company. From 2008 to present, Mr. Willis has served as the Chairman of Throwdown Industries Inc., a private mixed martial arts company. From 2008 to 2009, Mr. Willis was the Chairman and Chief Executive Officer of Vascular Technologies, Inc., a private medical device company. Mr. Willis served as the Chief Executive Officer and on the board of directors of Cott Corporation (NYSE: COT), a retail brand beverage company, from 2006 to 2008 and on the board of directors for the American Beverage Association. From 2002 to 2006, Mr. Willis was the Global Chief Commercial Officer, President, and on the board of management for Anheuser-Busch InBev SA/NV (NYSE: BUD) AmBev (NYSE: ABV). At InBev, he developed and implemented growth initiatives and acquisitions. From 1996 through 2001, Mr. Willis served as a President in Latin America for the Coca-Cola Company. From 1987 through 1996, Mr. Willis worked for Kraft Foods, Inc., where he managed a number of Kraft’s brands, developed their category management system in the United States, led acquisitions and joint ventures in Japan, Korea, Indonesia and others, and helped launch the Kraft brand in China. Mr. Willis obtained a Bachelors of Science in Engineering from the United States Military Academy at West Point in 1982 and obtained a Masters in Business Administration from the University of Chicago in 1991.

We believe Mr. Willis is qualified to serve on our board of directors because of his education and business experiences, including his experience as a director of Victory Electronic Cigarettes, Inc., as described above.

James P. McCormick has served as the Chief Financial Officer of the Company since April 30, 2014. From November 2012 through April 2014, Mr. McCormick was an independent management consultant in the consumer goods sector supporting international investment analysis, M&A opportunities and brand and trade marketing strategic reviews. From April 2011 through November 2012, Mr. McCormick was the Chief Financial Officer of Sodexo, Inc. a global food and facilities management company. From March 2009 through October 2010, Mr. McCormick was the Chief Financial Officer of Federal Flange, Inc., an oil and gas manufacturing company. From 1992 through 2008, Mr. McCormick was a senior manager with British American Tobacco, a multinational tobacco company, holding numerous Chief Executive Officer and Chief Financial Officer roles around the world. Mr. McCormick obtained a Bachelors of Science in Finance and Accounting from the Eastern Illinois University in 1988 and obtained a Masters in Business Administration from Southern Illinois University (Edwardsville) in 1992.

Marc Hardgrove has served as the Chief Creative Innovation Officer and a director of our Company since June 25, 2013. Marc Hardgrove is a co-founder of Victory Electronic Cigarettes, Inc., and from November 2010 to present, Mr. Hardgrove has served as the Chief Executive Officer of Victory Electronic Cigarettes, Inc. In 1997, Mr. Hardgrove co-founded Jumpline Inc., a private web hosting company and served as Vice President for nine years from 1999 to 2007. Jumpline Inc. expanded from a start-up to be a large web hosting company in the United States. Jumpline Inc. has customers in 97 countries and hosts over 150,000 websites around the world. Mr. Hardgrove is a major equity holder of Jumpline Inc. and currently sits on the board of directors for the company. In 2006, Mr. Hardgrove co-founded a web2.0 business called Next Net Media LLC. Next Net Media LLC is a private search engine optimization company in the United States that manages search results for over 5,000 small businesses. Mr. Hardgrove sits on the Next Net Media LLC board of directors and continues to own a significant equity stake in the limited liability company. Mr. Hardgrove is a graduate of The Ohio State University (1994) with a double major in Business-Marketing and Finance.

We believe Mr. Hardgrove is qualified to serve on our board of directors because of his education and business experiences, including his experience with Victory Electronic Cigarettes, Inc., as described above.

Michael Clapper has served as the Co-Founder and Executive Chairman of the Vapestick Holdings Limited group of companies from 2010 to 2013. Mr. Clapper is a regular e-cigarette industry commentator on U.K. radio and television. He has also served on the board of the European Electronic Cigarette Industry Trade Association (ECITA) since 2011 and was elected Chairman of ECITA in March 2014. In 2009, Mr. Clapper formed Clapper Ventures LLP, a private equity fund with investments in financial services, consumer products and internet marketing companies. Mr. Clapper has served as Chair of Clapper Ventures LLP since its founding. From 1991- 2009 Mr. Clapper was the Founder and Chief Executive Officer of Enterprise Group, a U.K.-based company which grew to become one of the U.K.’s largest distributors of mortgages and loans. In 2007, Enterprise Group was ranked the U.K.’s 31st fastest growing private company by The Sunday Times “Fast Track 100”. Mr. Clapper was voted “Business Leader of the Year” at the British Mortgage Awards in 2008.

We believe Mr. Clapper is qualified to serve on our board of directors because of his education and business experiences, including his experience with Vapestick Holdings Limited, as described above.

James P. Geiskopf has served as a director of our Company since June 25, 2013. James P. Geiskopf has 32 years of experience in the car rental industry. From 1975 to 1986, Mr. Geiskopf was the Chief Financial Officer of Budget Rent a Car of Fairfield California. From 1986 to 2007, Mr. Geiskopf was the President and Chief Executive Officer of Budget Rent a Car of Fairfield California. In 2007, Mr. Geiskopf successfully sold the franchise and its four locations. Mr. Geiskopf served on the board of directors of Suisun Valley Bank from 1986 to 1993. The bank was successfully sold to a larger institution in 1993. Mr. Geiskopf also served on the board of directors of Napa Valley Bancorp from 1991 to 1993. The bank holding company was successfully sold to a larger institution in 1993. Mr. Geiskopf was the President and director of the Resource Group from 2007 to 2009, a resource company quoted on the OTC-BB with a class of shares registered under the Exchange Act. Mr. Geiskopf was President, Secretary, Treasurer, and director of Search By Headlines.com from 2011-2012, a company quoted on the OTC-BB with a class of shares registered under the Exchange Act.

We believe Mr. Geiskopf is qualified to serve on our board of directors because of his education and business experiences, including his experience with other public companies, as described above.

William R. Fields has served as a director of our Company since December 30, 2013. Mr. Fields is currently Chairman of Fields Texas Limited LLC and Four Corners Sourcing International. In addition, Mr. Fields is also a General Partner of Origentics Rejuvenation Centers and Managing Partner of Strategic Brands LLC. Previously, Mr. Fields served as Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson’s Bay Company from 1997 to 1999 and as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc. Mr. Fields has also served as a director of the following companies during the past five years: Lexmark International, Biosara Corporation, as Chairman, since 2009, Graphic Packaging Corporation from 2005 to 2008, Sharper Image Corporation from 2006 to 2008, and VitaminSpice LLC from 2009 to 2010.

Mr. Fields’ qualifications to serve on our board of directors include his significant executive management experience.

Paul Herman is the Chief Executive Officer of Bluebox Corporate Finance Limited, a boutique investment banking firm that he co-founded in 2012. From 2000 to 2012, Mr. Herman was a partner with Cavendish Corporate Finance LLP, a U.K. independent firm advising on sell side M&A for mid-market companies, becoming one of the Senior Partners of the firm in 2007 and serving on the Executive Committee since 2010. While at Cavendish Corporate Finance LLP, Mr. Herman advised on the sale of dozens of businesses across a variety of industries. From 1997 to 2000 Mr. Herman was Associate Director on the private equity team of Nikko Europe, a Japanese securities firm with a focus on originating and executing private equity transactions. From 1994 to 1997 Mr. Herman was a chartered accountant with PriceWaterhouseCoopers. Mr. Herman received his B.S. degree in Computer Science and Accounting from Manchester University.

Mr. Herman’s qualifications to serve on our board of directors include his significant financial experience.

Term of Office

Each director of our company is to serve for a term of one year ending on the date of subsequent annual meeting of stockholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director is to serve until his successor is elected and qualified or until his death, resignation or removal. Our board of directors is to elect our officers and each officer is to serve until his successor is elected and qualified or until his death, resignation or removal.

Composition of Board

Our board of directors currently consists of six members. In conjunction with this offering, we have applied to list the common stock on the Nasdaq Global Market, which will require the satisfaction of the NASDAQ listing rules, including instituting a board comprised of a majority of independent directors. To that extent we plan on appointing the requisite number of directors, whom we expect to qualify as independent directors under the corporate governance standards of the Nasdaq Global Market and the independence requirements of Rule 10A-3 of the Exchange Act, as necessary to constitute a board that is comprised of a majority of independent directors.

Board Committees

Our Board of Directors currently has the following committees.

Audit — Paul Herman*, James P. Geiskopf

Compensation — Marc Hardgrove*, James P. Geiskopf, Paul Herman

Governance — James P. Geiskopf*, William Fields

* — Indicates Committee Chair

We do not have an audit committee financial expert serving on our Board of Directors as we are not currently required to have an audit committee since our common stock is not currently listed on a national securities exchange. In conjunction with this offering, we have applied to list the common stock on the Nasdaq Global Market, which will require the successful satisfaction of the NASDAQ listing rules, including having audit, compensation and governance committees comprise solely of independent directors including having a member of the audit committee be audit committee financial expert.

Director Independence

As we have applied to list the common stock on the Nasdaq Global Market in conjunction with this offering, we have used the definition of “independence” of The NASDAQ Stock Market to make the determination of whether our directors are deemed to be independent. Based on this definition, we have determined that James Gieskopf is an independent director.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers during the years ended December 31, 2013, and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brent D. Willis(1)	2013	142,308	—	—	150,000	—	—	—	292,308
Chief Executive Officer,	2012	100,000	—	—	—	—	—	—	100,000
President and Secretary

Robert Hartford(2)	2013	71,154	—	—	50,000	—	—	—	121,154
Chief Financial Officer and Treasurer

Marc Hardgrove(3)	2013	106,731	—	—	—	—	—	—	106,731
Chief Creative Innovation Officer	2012	150,000	—	—	—	—	—	—	150,000

Nathan Woods(4)	2013	—	—	—	—	—	—	—	—
Former Chief Executive Officer and President	2012	—	—	—	—	—	—	—	—

(1)	Mr. Willis was appointed as Chief Executive Officer, President and Secretary on June 25, 2013. The amount set out in the table above for Mr. Willis for the year 2012 and for 2013 up to June 25, reflects $100,000 and $50,000 of compensation, respectively, paid by Victory Electronic Cigarettes, Inc., which became our wholly-owned subsidiary on June 25, 2013.

(2)	Mr. Hartford was appointed Chief Financial Officer and Treasurer on July 9, 2013. Mr. Hartford received compensation prior to July 9, 2013 from the Company for services rendered as a consultant.

(3)	Mr. Hardgrove was appointed as Chief Creative Innovation Officer on June 25, 2013. The amount set out in the table above for Mr. Hardgrove for the year 2012 and for 2013 up to June 25, reflects $150,000 and $37,000 of compensation, respectively, paid by Victory Electronic Cigarettes, Inc., which became our wholly-owned subsidiary on June 25, 2013.

(4)	Mr. Woods resigned from his position as Chief Executive Officer and President on June 25, 2013. Mr. Woods received no compensation for his services as an employee for the year 2012 and for 2013 up to June 25. We did not have an employment agreement with Mr. Woods. He received no compensation upon his resignation or the change of control that occurred on June 25, 2013, when we acquired Victory Electronic Cigarettes, Inc. pursuant to a share exchange agreement.

(5)	The aggregate grant date fair value for 2013 stock awards was computed in accordance with FASB ASC 718. A discussion of all assumptions made in the valuation of the awards is in Note 8, Stock Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K, as amended on May 6, 2014, for the year ended December 31, 2013.

Employment Agreements

Employment Agreement with Brent Willis

On June 25, 2013, we entered into an employment agreement with Brent Willis whereby we agreed to employ Brent Willis as our Chief Executive Officer.

Pursuant to the terms of the agreement, we agreed to pay Mr. Willis a base salary of $200,000 per annum subject to annual review commencing January 1, 2014. The base salary for the 2013 calendar year shall be based upon an amount of $200,000 pro-rated from June 25, 2013, which was $92,308. In January of each year starting in 2014, the board of directors will determine if a salary adjustment increase is warranted for Mr. Willis and shall establish criteria for the payment of an incentive bonus with respect to such year. Mr. Willis may be entitled to a performance bonus which is based upon criteria to be established by the board of directors. If Mr. Willis achieves such targets as established by the board of directors, Mr. Willis will earn a performance bonus calculated at 50% of base salary. If Mr. Willis exceeds the target established by the board of directors, Mr. Willis will have the opportunity to earn a performance bonus of up to 100% of base salary. If established and defined by the board of directors, Mr. Willis shall be eligible to participate in our company’s stock option or share award plan, which shall provide for a potential stock or stock option award each year commensurate with the achievement of the performance bonus, subject to vesting and other requirements.

For 2013, Mr. Willis was entitled to receive 3,000,000 shares, options, warrants or share equivalents, to be vested at a rate of 50% on December 31, 2013 and 50% on December 31, 2014. Accordingly, on June 25, 2013, he was granted 3,000,000 options by the board of directors, which have an exercise price of $0.25. In the event of a significant financial event or a change of control, all shares, options, warrants or share equivalents will immediately vest.

Mr. Willis is entitled to three weeks’ vacation with pay annually. Our company has agreed to reimburse Mr. Willis for all expenses reasonably incurred in connection with the performance of his duties under the agreement.

The term of the employment agreement is effective from June 25, 2013 until January 1, 2014, unless terminated in accordance with the agreement. The employment agreement renews thereafter on an annual basis beginning January 1, 2014 to December 31, 2014 and for every successive year thereafter unless the parties terminate the agreement. Either party must provide written notice to the other party if the former elects not to renew the employment agreement, however, the exercising party shall provide such written notice on or before 60 days prior to the commencement of the renewal period.

Pursuant to the terms of the employment agreement, Mr. Willis has agreed that he will not, without the prior written consent of our company, during the term of the employment agreement or for a period of 12 months after the expiration or termination of the employment, engage in or carry on business or otherwise have any interest in or permit Mr. Willis’ name to be used in connection with any e-cigarette business which is competitive to the business of our company or which provides the same or substantially similar services as the business of our company. Further, and under such circumstances, Mr. Willis has agreed he will not solicit, interfere with, accept any business from or render any services to anyone whom Mr. Willis knows or should have reason to know is a client or prospective client of our company.

Our company may terminate the employment agreement for the following reasons at any time by delivery of a notice of termination for any of the following reasons:

•	Mr. Willis, in carrying out his duties, engages in conduct that constitutes intentional or conscientious misconduct (including but not limited to intentional or reckless breach of fiduciary duties);

•

Mr. Willis commits an intentional or reckless and material breach of his employment agreement or commits an intentional or reckless act of misappropriation or fraud against our company, our property, or otherwise;

•	Mr. Willis is convicted of any felony or act of dishonesty by a court of competent jurisdiction; or

•	Mr. Willis materially fails to achieve annual mutually agreed performance objectives as established by management and agreed upon by our board of directors.

Pursuant to the terms of the employment agreement, we have agreed to defend, indemnify and hold harmless Mr. Willis if he is threatened or made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of our company.

Employment Agreement with Robert Hartford

On July 9, 2013, we entered into an employment agreement with Robert Hartford, whereby Mr. Hartford agreed to provide employment services as the Chief Financial Officer of our company. We agreed to pay Mr. Hartford a base salary of $100,000 per annum subject to annual review commencing January 1, 2014. The base salary for the 2013 calendar year shall be based upon an amount of $100,000 pro-rated from July 9, 2013, which was $46,154. In January of each year starting in 2014, the board of directors will determine if a salary adjustment increase is warranted for Mr. Hartford and shall establish criteria for the payment of an incentive bonus with respect to such year. Mr. Hartford may be entitled to a performance bonus which is based upon a target of three areas consisting of profit growth, free cash flow and cash flow management; and a strategic objective (e.g. funding, line of credit, etc.). If Mr. Hartford achieves such targets as established by the board of directors, Mr. Hartford will earn a performance bonus calculated at 25% of base salary. If established and defined by the board of directors, Mr. Hartford shall be eligible to participate in our company’s stock option or share award plan, which shall provide for a potential stock or stock option award each year commensurate with the achievement of the performance bonus, subject to vesting and other requirements.

For 2013, Mr. Hartford was entitled to receive options to purchase up to 1,000,000 common shares of our company at a price of $0.25 per share for a period of five years, to be vested at a rate of 50% on December 31, 2013 and 50% on December 31, 2014. Accordingly, on July 9, 2013, he was granted 1,000,000 options by the board of directors, which have an exercise price of $0.25.

In the event of a significant financial event or a change of control, all shares, options, warrants or share equivalents will immediately vest.

Mr. Hartford is entitled to three weeks’ vacation with pay annually. Our company has agreed to reimburse Mr. Hartford for all expenses reasonably incurred in connection with the performance of his duties under the agreement.

The term of the employment agreement is effective from July 9, 2013 until January 1, 2014, unless terminated in accordance with the agreement. The employment agreement renews thereafter on an annual basis beginning January 1, 2014 to December 31, 2014 and for every successive year thereafter unless the parties terminate the agreement. Either party must provide written notice to the other party if the former elects not to renew the employment agreement; however, the exercising party shall provide such written notice on or before 60 days prior to the commencement of the renewal period.

Pursuant to the terms of the employment agreement, Mr. Hartford has agreed that he will not, without the prior written consent of our company, during the term of the employment agreement or for a period of 12 months after the expiration or termination of the employment, engage in or carry on business or otherwise have any interest in or permit Mr. Hartford’s name to be used in connection with any e-cigarette business which is competitive to the business of our company or which provides the same or substantially similar services as the business of our company. Further, and under such circumstances, Mr. Hartford has agreed he will not solicit, interfere with, accept any business from or render any services to anyone whom Mr. Hartford knows or should have reason to know is a client or prospective client of our company.

Our company may terminate the employment agreement for the following reasons at any time by delivery of a notice of termination for any of the following reasons:

•	Mr. Hartford, in carrying out his duties, engages in conduct that constitutes intentional or conscientious misconduct (including but not limited to intentional or reckless breach of fiduciary duties);

•

Mr. Hartford commits an intentional or reckless and material breach of his employment agreement or commits an intentional or reckless act of misappropriation or fraud against our company, our property, or otherwise;

•	Mr. Hartford is convicted of any felony or act of dishonesty by a court of competent jurisdiction; or

•	Mr. Hartford materially fails to achieve annual mutually agreed performance objectives as established by management and agreed upon by our board of directors.

Pursuant to the terms of the employment agreement, we have agreed to defend, indemnify and hold harmless Mr. Hartford if he is threatened or made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of our company.

Employment Agreement with Marc Hardgrove

On June 25, 2013, we entered into an employment agreement with Marc Hardgrove whereby we agreed to employ Marc Hardgrove as Chief Creative Innovation Officer.

Pursuant to the terms of the agreement, we agreed to pay Mr. Hardgrove a base salary of $150,000 per annum subject to annual review commencing January 1, 2014. The base salary for the 2013 calendar year shall be based upon an amount of $150,000 pro-rated from June 25, 2013, which was $69,231. In January of each year starting in 2014, the board of directors will determine if a salary adjustment increase is warranted for Mr. Hardgrove and shall establish criteria for the payment of an incentive bonus with respect to such year. Mr. Hardgrove may be entitled to a performance bonus which is based upon criteria to be established by the board of directors. If Mr. Hardgrove achieves such targets as established by the board of directors, Mr. Hardgrove will earn a performance bonus calculated at 50% of base salary. If Mr. Hardgrove exceeds the target established by the board of directors, Mr. Hardgrove will have the opportunity to earn a performance bonus of up to 100% of base salary. If established and defined by the board of directors, Mr. Hardgrove shall be eligible to participate in our company’s stock option or share award plan, which shall provide for a potential stock or stock option award each year commensurate with the achievement of the performance bonus, subject to vesting and other requirements. Mr. Hardgrove is entitled to three weeks’ vacation with pay annually. Our company has agreed to reimburse Mr. Hardgrove for all expenses reasonably incurred in connection with the performance of his duties under the agreement.

The term of the employment agreement is effective from June 25, 2013 until January 1, 2014, unless terminated in accordance with the agreement. The employment agreement renews thereafter on an annual basis beginning January 1, 2014 to December 31, 2014 and for every successive year thereafter unless the parties terminate the agreement. Either party must provide written notice to the other party if the former elects not to renew the employment agreement; however, the exercising party shall provide such written notice on or before 60 days prior to the commencement of the renewal period.

Pursuant to the terms of the employment agreement, Mr. Hardgrove has agreed that he will not, without the prior written consent of our company, during the term of the employment agreement or for a period of 12 months after the expiration or termination of the employment, engage in or carry on business or otherwise have any interest in or permit Mr. Hardgrove’s name to be used in connection with any e-cigarette business which is competitive to the business of our company, or which provides the same or substantially similar services as the business of our company. Further, and under such circumstances, Mr. Hardgrove has agreed he will not solicit, interfere with, accept any business from or render any services to anyone whom Mr. Hardgrove knows or should have reason to know is a client or prospective client of our company.

Our company may terminate the employment agreement for the following reasons at any time by delivery of a notice of termination for any of the following reasons:

•

Mr. Hardgrove, in carrying out his duties, engages in conduct that constitutes intentional or conscientious misconduct (including but not limited to intentional or reckless breach of fiduciary duties);

•

Mr. Hardgrove commits an intentional or reckless and material breach of his employment agreement or commits an intentional or reckless act of misappropriation or fraud against our company, our property, or otherwise;

•	Mr. Hardgrove is convicted of any felony or act of dishonesty by a court of competent jurisdiction; or

•	Mr. Hardgrove materially fails to achieve annual mutually agreed performance objectives as established by management and agreed upon by our board of directors.

Pursuant to the terms of the employment agreement, we have agreed to defend, indemnify and hold harmless Mr. Hardgrove if he is threatened or made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer or employee of our company.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table provides information relating to the unexercised options and stock awards that have not vested for the named executive officers as of December 31, 2013. Each award to each named executive is shown separately, with a footnote describing the award’s vesting schedule.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)
Brent D. Willis	1,500,000	(1)	1,500,000	(2)	—	$0.25	6/25/18	—	—	$—	$—
Robert Hartford	500,000	(3)	500,000	(2)	—	$0.25	7/9/18	—	—	$—	$—
Marc Hardgrove	—		—		—	—	—	—	—	$—	$—
Nathan Woods	—		—		—	—	—	—	—	$—	$—

(1)	These options vested on December 31, 2013 and have not been exercised.

(2)	These options vest on December 31, 2014.

(3)	These options vested on December 31, 2013 and have been exercised.

Director Compensation for Fiscal 2013

Our non-employee directors generally receive $50,000 annually for serving on our Board, which is paid quarterly in cash, as well as 100,000 options to purchase shares of our common stock annually. Mr. Fields, who became a director on December 30, 2013, was awarded warrants as described below and will also receive the standard non-employee director compensation in future fiscal years. The following table reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors for the fiscal year ended December 31, 2013.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James P. Geiskopf(4)	25,000	—	25,000(3)	—	—	—	50,000
William R. Fields(5)	—	—	—	—	—	235,000(5)	235,000

(1)	We did not issue any stock awards to our directors as compensation in the year ended December 31, 2013. There were no stock awards outstanding for our non-employee directors as of December 31, 2013.

(2)	The aggregate number of option awards outstanding as of December 31, 2013 was 500,000 for Mr. Geiskopf and none for Mr. Fields.

(3)	We granted Mr. Geiskopf stock options for 500,000 shares of our common stock in the year ended December 31, 2013. The aggregate grant date fair value for 2013 option awards was computed in accordance with FASB ASC 718. A discussion of all assumptions made in the valuation of the awards is in Note 8, Stock Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K, as amended on May 6, 2014, for the year ended December 31, 2013.

(4)	Mr. Geiskopf has served as a director since June 25, 2013. He received $25,000 in cash for serving on our Board during the quarters ended September 30, 2013 and December 31, 2013.

(5)	Mr. Fields became a director on December 30, 2013. Upon his appointment, he was awarded warrants to purchase 100,000 shares of common stock at an exercise price of $9.05. Pursuant to the adjustment provision contained in the warrant, following the completion of our private offering on January 7, 2014, the exercise price of the warrant adjusted to $5.00 per share with the ability to purchase up to 181,000 shares of common stock. This award was not applicable to any of our other directors. The fair value for the warrants was computed in accordance with FASB ASC 815. A discussion of all assumptions made in the valuation of the awards is in Note 7, Distribution Agreement, to our consolidated financial statements included in our Annual Report on Form 10-K, as amended on May 6, 2014, for the year ended December 31, 2013.

Pension Benefits

We do not have any defined pension plans.

Potential Payments upon Termination or Change in Control

Our executive employment agreements do not call for any potential payments upon the termination or change in control other than Mr. Willis’s and Mr. Hartford’s employment agreements. Mr. Willis’s and Mr. Hartford’s employment agreements call for the immediate vesting of all outstanding stock or option awards (including all shares, options, warrants or share equivalents) only upon a change in control or upon a significant financial event; there is no accelerated vesting that would occur upon a termination event. Under Mr. Willis’s employment agreement, a change of control is defined as (a) another individual having acquired beneficial ownership of the voting control of more than 50% of securities or shares carrying the voting rights of the Company; (b) the consolidation, merger, business combination or other similar transaction in which the Company would not be the surviving entity or the Company’s voting securities or shares would be reclassified, changed into or converted for cash, securities or other property; (c) any person or group succeeding in having a sufficient number of its nominees elected as directors of the Company, upon which such directors would constitute a majority of the Company’s board of directors; or (d) the Company consummates a sale, transfer or disposition of all or substantially all of its assets. Under Mr. Hartford’s employment agreement, a significant financial event or a change of control is the occurrence of any transfer of control of the Company either directly or indirectly through the appointment of new officers or directors, or through the sale or direct or indirect transfer of a majority of the Company’s stock in a single transaction or series of transactions.

RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy governing the approval of related party transactions that complies with all applicable SEC requirements and NASDAQ listing rules. Our related parties include directors (including any nominee for election as a director), executive officers, 5% shareholders and the immediate family members of these persons. Our Chief Financial Officer, in consultation with other members of management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Audit Committee of our Board of Directors for approval. In determining whether to approve a related party transaction, our Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer, taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and any possible violations of other of our corporate policies. Upon completion of the offering, our Related Party Transactions Policy will be available on our website at www.victoryecigs.com.

Except as described below, during the past three years, there have been no transactions, whether directly or indirectly, between our company and any of our officers, directors, beneficial owners of more than 5% of our outstanding common stock or their family members, that exceeded $16,125.

As of December 31, 2013, Brent Willis, our Chief Executive Officer and a Director, had loans outstanding to our company in amounts totaling approximately $60,000 and Marc Hardgrove had loaned amounts totaling approximately $388,166, respectively, including accrued interest of approximately $6,690 and $103,010, respectively. These payables accrued interest at a rate of 12% annually and were scheduled to mature on January 31, 2014. These notes were paid in full as of February 6, 2014.

On December 30, 2013, we entered into a comprehensive partnership agreement (the “Agreement”) with Fields Texas Limited LLC’s affiliate, E-Cig Acquisition Company LLC (“Fields Texas”) pursuant to which Fields Texas will act as the exclusive agent of the Company to secure sales and distribution agreements of the Company’s products with various retailers and distributors both in the United States and internationally. William R. Fields, one of our directors, owns 100% of Fields Texas Limited LLC and 25% of E-Cig Acquisition Company LLC. Fields Texas will also support our acquisition, product development, marketing, pricing and promotional efforts both in the United States and internationally. Upon the execution of the Agreement, the Company issued Fields Texas five-year warrants to purchase 6,975,000 shares of common stock at an exercise price of $9.05 per share. Pursuant to the adjustment provision contained in the warrant, as further described below, following the completion of our subsequent private offerings of convertible notes, warrants and shares of our common stock described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” above, the exercise price of the warrant adjusted to $3.40 per share and the number of shares currently subject to purchase was increased to 17,637,518 shares of common stock. The Company issued 404,500 shares on April 17, 2014 from a partial exercise of warrants issued to Field Texas. The Company also paid Fields Texas a $200,000 development fee to offset initial start-up costs and expenses.

Pursuant to the Agreement, we will pay Fields Texas ongoing commissions on the net sales of our products sold through the sales and distribution agreements secured by Fields Texas. In addition, for every $10,000,000 in annual net sales realized through the sales and distribution agreements secured by Fields Texas, up to an aggregate of $100,000,000 in annual net sales realized, we will issue Fields Texas five-year warrants (the “Warrants”) to purchase 530,000 shares of common stock at an exercise price equal to the closing price on the date the warrants are issued.

The exercise prices of the Warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes and dilutive issuances. Additionally, the exercise price of the Warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain exceptions as further described in the Warrant. The holders of the Warrants have piggyback registration rights.

For a merger or acquisition, strategic partnership, joint venture, licensing or similar transaction that Fields Texas facilitates, we will pay a one-time fee equal to 5% of the purchase price paid in the same form of consideration as used in the transaction. To date, we have paid Fields Texas a fee of $500,000 and issued five-year warrants to purchase 500,000 shares of common stock at an exercise price of $10.00 per share in connection with the FIN acquisition, and will pay Fields Texas an additional $750,000 as a fee upon our repaying of the FIN Promissory Notes. Pursuant to the adjustment provision contained in the Warrant, following the completion of our private offering on May 30, 2014, the exercise price of the Warrant adjusted to $6.00 per share and the number of shares of our common stock subject to purchase was increased to 833,336 shares.

The term of the Agreement is for three years and will automatically be renewed for successive periods upon achieving annual net sales targets.

Vapestick has a search engine optimization (“SEO”) service agreement with a company that is 50% owned by one of Vapestick’s directors, Michael Clapper, one of the Company’s current directors. Per the agreement, Vapestick will pay 18% of the gross revenue, plus applicable value added tax, arising from sales made by, on, or through relevant websites.

On January 27, 2014, the parties amended the SEO service agreement. Pursuant to the terms of the amended agreement Vapestick will pay £15,000 ($25,500 as of June 24, 2014) for each month during which the agreement continues, and will pay an additional £10,000 ($17,000 as of June 24, 2014) per month for each month during the whole of which the Vapestick website is found at all times on page 1 of Google UK’s organic search listings, following a search of Google UK only, using only the key phrase “electronic cigarette”. The amended agreement can be terminated by either party by written notice immediately following persistent breach that has not been remedied within 30 days of notice of such breach or upon 12 months notice. Total costs incurred under this agreement were $321,238 and $218,718 for the years ended December 31, 2013 and 2012 and $62,882 for the three months ended March 31, 2014.

At December 31, 2012, Vapestick owed a director of the Company $58,189 related to cash advances of $32,332 made to cover short-term operating needs and $25,857 for services provided under the SEO service agreement. There were no stated terms on the cash advances provided by the director.

At December 31, 2012, a director of Vapestick owed $27,116 to Vapestick. There were no stated terms on the advance provided to the Director. This was paid back January 9, 2014, at the closing of our acquisition of Vapestick.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2014 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding common stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of June 30, 2014. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of June 30, 2014 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors, officers and 5% shareholders is c/o Victory Electronic Cigarettes Corporation, 11335 Apple Drive, Nunica, Michigan 49448.

Name and address of beneficial owner	Amount and Nature of Beneficial Ownership		Percent of class of common stock(1)
5% Shareholders:
Paul Simon	3,900,000		5.2%

Directors and Officers:
Brent David Willis Chief Executive Officer, President, Secretary and Director	6,265,000	(2)	8.2%
James P. McCormick Chief Financial Officer and Treasurer	—		—
Marc Hardgrove Chief Creative Innovation Officer and Director	17,550,000		23.5%
Michael Clapper President — International and Director	2,693,048		3.6%
James P. Geiskopf Director	800,000	(3)	1.1
William R. Fields Director	4,883,892	(4)	6.1%
Paul Herman Director	329,795	(5)	*
Directors and Officers as a group (7 persons)	32,521,735		39.9%

*	Less than 1%

(1)	Based on 74,627,884 shares of common stock issued and outstanding as of June 30, 2014. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)	Includes 1,500,000 shares of common stock underlying options held by Mr. Willis that are presently exercisable.

(3)	Includes 500,000 shares of common stock underlying options held by Mr. Geiskopf that are presently exercisable.

(4)	Includes 266,177 shares of common stock underlying warrants held directly by Mr. Fields that are presently exercisable and 4,617,715 shares of common stock underlying warrants that Mr. Fields indirectly holds through Fields Texas Limited, LLC, of which Mr. Fields beneficially owns 100%.

(5)	Includes 329,795 shares of common stock indirectly held through Bluebox Corporate Finance Limited, of which Mr. Herman beneficially owns 51%.

DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Nevada Revised Statutes (the “NRS”) relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

The Company is authorized to issue 300,000,000 shares of its capital stock consisting of 300,000,000 shares of common stock, par value $0.001 per share. As of June 30, 2014, 74,627,884 shares of our common stock were issued and outstanding.

Common Stock

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the stockholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. There are no provisions in our certificate of incorporation or our by-laws that would prevent or delay change in our control.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Warrants

As of June 30, 2014, we had warrants to purchase 25,269,784 shares of our common stock outstanding, with exercise prices and expiration dates as listed below:

Number of Warrants	Exercise Price	Expiration Date
200,000	$0.25	January 31, 2018
17,903,645	$3.40	December 30, 2018
1,620,000	$3.40	January 7, 2019
345,000	$3.40	January 14, 2019
300,000	$3.40	January 31, 2019
3,773,603	$3.40	February 28, 2019
833,336	$6.00	February 28, 2019
128,216	$6.00	April 22, 2019
130,832	$6.00	April 30, 2019
35,102	$6.50	June 19, 2019

The exercise price of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications and mergers or other corporate change. Additionally, except for the warrants which expire January 31, 2018, the exercise price of the warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain limited exceptions.

Options

As of June 30, 2014, we had granted 7,525,000 options under our 2013 Plan, of which 500,000 options have been exercised, 4,500,000 options have vested and 2,525,000 options have yet to vest. The vesting dates, exercise prices and expiration dates are listed below.

Number of Options	Exercise Price	Vesting Date	Expiration Date
2,300,000	$0.25	Vested	June 25, 2018
2,000,000	$0.25	Vested	July 10, 2018
200,000	$9.05	Vested	December 27, 2018
12,500	$9.05	June 30, 2014	December 27, 2018
12,500	$9.05	December 31, 2014	December 27, 2018
1,500,000	$0.25	December 31, 2014	June 25, 2018
500,000	$0.25	December 31, 2014	July 9, 2018
500,000	$0.25	December 31, 2015	June 25, 2018

On April 8, 2014, our Board of Directors approved the 2014 Long-Term Stock Incentive Plan (the “2014 Plan”). On April 10, 2014, we received written consents in lieu of a meeting of stockholders from stockholders holding 50.54% of the outstanding shares of our common stock approving the 2014 Plan. The 2014 Plan took effect upon Board approval and became a shareholder approved plan on July 2, 2014 days following the mailing of a Schedule 14C Information Statement to our shareholders of record as of April 10, 2014, which we mailed on June 13, 2014.

The maximum aggregate number of shares of common stock that may be issued under the 2014 Plan, including pursuant to stock options, stock awards and stock appreciation rights, is limited to 2,250,000 shares of common stock during 2014, approximately 3% of the common stock outstanding on the date the 2014 Plan was approved by the Board of Directors and thereafter to 10% of the shares of common stock outstanding, which calculation shall be made on the first trading day of each new fiscal year. As of June 30, 2014, we have not granted any shares under the 2014 Plan.

Convertible Debt

As of June 30, 2014, we had $49,427,193 aggregate principal amount of outstanding convertible notes, which at the current time are convertible into 11,330,118 shares of our common stock, with conversion prices and maturity dates as listed below:

Current Principal Amount Outstanding	Interest Rate	Conversion Price	Underlying Shares	Maturity Date
$11,289,976	15%	$3.40	3,320,581	January 7, 2015
$16,050,000	15%	$3.40	4,720,588	February 28, 2015
$11,375,824	6%	$6.90	1,648,670	April 22, 2015
$6,315,789	4%	$6.00	1,052,631	November 30, 2015
$4,395,604	6%	$7.48	587,648	June 3, 2015

The exercise price of the convertible notes are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications and mergers or other corporate change. Additionally, the conversion price of the convertible notes will be adjusted should we issue any equity or convertible debt at a purchase price that is less than the current conversion price, with certain limited exceptions. Additionally, the conversion price of the 15% Notes will adjust on any issuance of shares of common stock or common stock equivalents, based on a formula intended to maintain the fully diluted percentage ownership the shares underlying the 15% Notes represent.

Anti-Takeover Effects of Provisions of Nevada Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record with addresses in Nevada on the corporation’s stock ledger, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. As of June 30, 2014, we have 178 stockholders of record and none of them have addresses of record in Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the interested stockholder first becomes an interested stockholder, unless (a) the corporation’s Board of

Directors approves the combination in advance, and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders of the corporation, by the holders of stock representing at least 60 percent of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or (b) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of a “combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our Board of Directors.

Registration Rights

In connection with certain private offerings and the acquisitions of FIN and VIP, we granted registration rights to the purchasers of the 15% Notes and related warrants, the 6% Notes and related warrants and the units offered in our April 30, 2014 and June 19, 2014 offerings and to the FIN Shareholders and the MHL Shareholders.

Pursuant to the registration rights agreements, we agreed to register all of the shares of our common stock (i) underlying the notes, warrants and units referred to above and (ii) issued to the FIN Shareholders and the MHL Shareholders in connection with our acquisitions of FIN and VIP (such shares, the “Registrable Securities”) on a registration statement filed with the SEC by certain dates ranging from April 26, 2014 to July 18, 2014 (and in the case of the units, by 90 days following the listing of our common stock on the Nasdaq Stock Market), and to cause such registration statement to be declared effective under the Securities Act within 90 days following such filing date. However, if the Company is involved in an underwritten public offering and the underwriters do not approve the inclusion of the Registrable Securities in such offering, the date by which the registration statement must be filed may be delayed until 45 days following the effectiveness date of the registration statement for the underwritten public offering. The underwriters of this offering have not approved the inclusion of the Registrable Securities in this offering. In addition, no holder of registration rights will be allowed to include its Registrable Securities on a registration statement until any registration rights granted prior to the date such holder’s registration rights were granted have been satisfied.

If, at any time after the date when a registration statement is required to be declared effective until all the Registrable Securities (i) have been sold or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, there is not an effective registration statement covering all of the Registrable Securities and the Company files a registration statement relating to an offering for its own account or the account of others of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act), then each FIN Shareholder or MHL Shareholder or purchaser of the 15% Notes, 6% Notes or the units shall have the right, subject to any applicable underwriter approval rights, to include all or any part of its respective Registrable Securities in such registration statement.

In addition, we granted certain piggy-back registration rights to the Vapestick Shareholders in connection with our acquisition of Vapestick. If the Company files a registration statement relating to an offering for its own account or the account of others of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act), the former shareholders of Vapestick can request that any of the shares of our common stock issued to them in connection with our acquisition of Vapestick be included on such registration statement.

If the Company does not file a registration statement covering the Registrable Securities and have it declared effective within the applicable timeframes described above, the Company is required to pay partial liquidated damages in cash to each holder of registration rights in the amount equal to (i) in the case of the FIN Shareholders and MHL Shareholders, 2% of the value of the shares received by such shareholders on the closing date of the respective acquisition or (ii) in the case of the purchasers of the 15% Notes, the 6% Notes or the units, 2% of the purchase price paid for such instrument then owned by such purchaser, for each 30-day period for which the Company is non-compliant. The underwriters have not approved the Registrable Securities for inclusion in this offering. Accordingly, no liquidated damages are currently applicable.

Listing

Our common stock is listed on the OTCBB under the symbol “ECIG.” In conjunction with this offering, we have applied to list the common stock on the Nasdaq Global Market under the symbol “ECIG.”

Transfer Agent

The transfer agent and registrar for our common stock is Nevada Agency and Transfer Company. The transfer agent’s address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501, and its telephone number is 775-322-0626.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 30, 2014, we had 74,627,884 shares of common stock outstanding, not including shares issuable upon exercise of our warrants. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, as of June 30, 2014 approximately 25,547,844 shares are beneficially owned by executive officers, directors and affiliates (excluding shares of our common stock which may be acquired upon exercise of stock options and warrants which are currently exercisable or which become exercisable within 60 days of June 30, 2014). The approximately 49,044,039 remaining shares include (1) shares issued in connection with our recent acquisitions and private placements that contain restrictive legends regarding their availability for resale and (2) shares that are freely transferable.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us, due to our previous status as a “shell company”.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

In connection with this offering, we, our officers, directors and a majority of our significant stockholders, have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any shares of our common stock or other capital stock or securities convertible into or exercisable or exchangeable for shares of common stock, or other capital stock or publicly announce any intention to do any of the foregoing during a period ending either 180 or 365 days after the date of this prospectus, depending on the nature of shareholder, except with the prior written consent of Wells Fargo Securities, LLC and Canaccord Genuity Inc.

The 180-day or 365-day restricted period described in the preceding paragraph will be automatically extended if:

•	during the last 17 days of the 180-day or 365-day restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 180-day or 365-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in this paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. See “Underwriting.”

Certain founders of the Company, who are no longer associated with the Company, have agreed to the longer 365- day restricted period. However, they are allowed to sell 5% of their shares 45 days after the date of this prospectus and 50% of their shares 180 days after the date of this prospectus.

Registration Rights

Pursuant to registration rights agreements entered into in connection with our private financings and acquisitions, we granted the investors in such financings and the sellers of our acquired businesses the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, such investors could cause the prevailing market price of our common stock to decline. Following completion of this offering, the shares covered by registration rights would represent approximately         % of our outstanding common stock (or         %, if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete an applicable Internal Revenue Service Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

A 30% United States federal withholding tax may apply to any dividends paid after June 30, 2014, and the gross proceeds from a disposition of our common stock occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated             , 2014, the Company has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase from the Company, the common stock.

Underwriter	Number of Shares
Wells Fargo Securities, LLC
Canaccord Genuity Inc.
SG Americas Securities, LLC
Stephens Inc.

Total

The underwriting agreement provides that the obligation of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to certain other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus, if any are purchased, other than those covered by the option to purchase additional shares of common stock described below.

Option to Purchase Additional Shares of common stock

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase in whole or in part at any time up to an aggregate of             additional shares of common stock, at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. If purchased, these additional shares of common stock will be sold by the underwriters on the same terms as those on which the shares of common stock offered by this prospectus are sold.

Commission and Discounts

The underwriters propose to offer shares of common stock directly to the public at the public offering price indicated on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $         per share to other dealers. If all of the shares of common stock are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per common stock	Total Without Over-Allotment	Total With Over-Allotment
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to reimburse the underwriters for certain expenses relating to clearing this offering with the Financial Industry Regulatory Authority, Inc. in the amount up to $            . We estimate that the total expenses of the offering payable by us, excluding the underwriting discount, will be approximately $         million.

Indemnification

We have agreed to indemnify the underwriters against various liabilities, including certain liabilities under the Securities Act and the Exchange Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Lock-Up Agreements

In connection with this offering, we, our officers, directors and a majority of shareholders, including all significant shareholders, have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any shares of our common stock or other capital stock or securities convertible into or exercisable or exchangeable for shares of common stock or other capital stock or publicly announce any intention to do any of the foregoing during the period ending 180 days after the date of this prospectus, except with the prior written consent of Wells Fargo Securities, LLC and Canaccord Genuity Inc.

The 180-day restricted period described in the preceding paragraph will be automatically extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in this paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Price Stabilization, Short Positions and Penalty Bids

Until this offering is completed, SEC rules may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of common stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of the shares of common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriters under the option to purchase additional common stock. The underwriters can close out a covered short sale by exercising the option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of common stock compared to the price available under the option to purchase additional shares of common stock. The underwriters may also sell shares of common stock in excess of the option to purchase additional shares of common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the shares of common stock. The underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares of common stock in the offering, if the syndicate repurchases previously distributed shares of common stock to cover syndicate short positions or to stabilize the price of the shares of common stock. These activities may raise or maintain the market price of the shares of common stock above independent market levels or prevent or retard a decline in the market price of the shares of common stock.

In connection with this transaction, the underwriters may engage in passive market making transactions in the shares of common stock, prior to the pricing and completion of this offering. Passive market making is permitted by Regulation M of the Securities Act and consists of displaying bids no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares of common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the shares of common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the shares of common stock. As a result the price of the shares of common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time.

Electronic Distribution

A prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters of the offering, or by its affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Listing

Our common stock is currently listed on the Over-the-Counter Bulletin Board under the symbol “ECIG.” In conjunction with this offering, we have applied to list the common stock on the Nasdaq Global Market under the symbol “ECIG.”

Other Relationships

The underwriters and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which it has received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. In addition to investment banking services that the underwriters and their affiliates provide from time to time, we have banking and brokerage transactions in the ordinary course of business with the underwriter and its affiliates. It is expected that we will continue to use the underwriters and their affiliates for various services in the future.

On December 31, 2012, our subsidiary FIN Branding Group, LLC entered into a credit and security agreement, as amended on September 10, 2013, for a $20,000,000 asset-based revolving loan with Wells Fargo Bank, National Association as lender.

On February 28, 2014 we completed a private placement in which we sold a principal amount of $250,000 of 15% Senior Secured Convertible Notes and warrants to purchase shares of our common stock to affiliates of Canaccord Genuity Inc., at an exercise price of $5.00 per share. The notes and warrants purchased by Canaccord Genuity Inc.’s affiliates are deemed underwriting compensation by FINRA pursuant to FINRA Rule 5110. Pursuant to the subsequent issuance provision contained in the notes and warrants, following the completion of our private offering on June 19, 2014, the conversion and exercise price of the notes and warrants adjusted to $3.40 per share.

Notice to Canadian Residents

Resale Restrictions

The distribution of the shares of common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of common stock are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

Representations of Purchasers

By purchasing shares of common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•

Further details concerning the legal authority for this information is available on request. the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under “— Resale Restrictions”; and

•

the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares of common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares of common stock, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares of common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares of common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein are located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons are located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented amendments to Article 3(2) of the Prospectus Directive introduced by the 2010 PD Amending Directive (each, an “Early Implementing Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of any shares of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of the common stock to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the Subscribers; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the common stock referred to in (a) to (c) above shall require the issuer or any Subscriber to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of the common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the issuer or any Subscriber that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of the common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe to any shares of the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Investors in the United Kingdom

This prospectus and any other material in relation to the securities described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Order”), (ii) fall within Article 49(2)(a) to (d) of the Order and (iii) are persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to engage in investment activity with respect to such securities will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene FSMA. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the shares of our common stock that are the subject of the offering contemplated by this prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations. Our common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to our common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

Our common stock is being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase shares of our common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to our common stock is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

LEGAL MATTERS

The validity of the shares of common stock to be issued in this offering and certain other legal matters with respect to the offering will be passed upon for us by each of Robinson Brog Leinwand Greene Genovese & Gluck P.C. and Lionel Sawyer & Collins. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

Our financial statements as of and for the fiscal year ended December 31, 2013 included in this prospectus have been audited by McGladrey LLP, independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting. Our financial statements as of and for the fiscal year ended December 31, 2012 included in this prospectus have been audited by Accell Audit & Compliance P.A. (“Accell”), independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

Effective April 1, 2014, we dismissed Accell as the Company’s independent registered public accounting firm. Effective April 1, 2014, we engaged McGladrey LLP (“McGladrey”) as its registered public accounting firm. The decision to change registered public accounting firms and the appointment of the new registered public accounting firm was made by the Company’s Board of Directors. During the Company’s two most recent fiscal years and through April 1, 2014, there were no disagreements with Accell on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Accell, would have caused them to make reference thereto in their reports on the financial statements for such years. During the two most recent fiscal years and through April 1, 2014, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The financial statements for Vapestick as of and for the fiscal years ended December 31, 2013 and 2012 included in this prospectus have been audited by Accell, independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements for FIN as of and for the fiscal years ended December 31, 2013 and 2012 included in this prospectus have been audited by Crow Shields Bailey, PC, independent public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements for MHL as of and for the twelve months ended June 30, 2013 and 2012 and for the six months ended December 31, 2013 included in this prospectus have been audited by SCCA Ltd T/a Stafford & Co., independent public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements for Ten Motives as of and for the twelve months ended April 30, 2014 and 2013 included in this prospectus have been audited by Centrix Partnership, independent public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.victoryecigs.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

FINANCIAL STATEMENTS

VICTORY ELECTRONIC CIGARETTES CORPORATION

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED MARCH 31, 2014

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED BALANCE SHEETS

	Unaudited March 31, 2014	December 31, 2013
Assets
Current assets:
Cash	$4,072,444	$2,081,963
Accounts receivable	4,650,114	112,921
Inventory	16,599,821	340,636
Prepaid expenses	1,433,987	42,704
Other current assets	110,706	6,750

Total current assets	26,867,072	2,584,974
Deferred financing costs	1,739,885	—
Intangible assets	77,542,232	—
Goodwill	101,999,227	—
Property and equipment, net	1,331,273	27,376

Total assets	$209,479,689	$2,612,350

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$6,099,446	$306,200
Convertible promissory notes	—	650,000
Private placement funds received in advance	—	1,100,000
Due to related party	—	448,166
Notes payable	30,238,122	—
Other liabilities	108,815	20,000

Total current liabilities	36,446,383	2,524,366
Warrant liability	94,859,540	16,600,500
Derivative liability	21,709,350	—

Total liabilities	$153,015,273	$19,124,866

Stockholders’ equity (deficit)
Common stock, $.001 par value; 300,000,000 and 100,000,000 shares authorized, 71,299,899 and 53,394,000 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	71,300	53,394
Additional paid-in capital	162,788,478	4,727,138
Accumulated other comprehensive income	1,309,146	—
Accumulated deficit	(107,704,508)	(21,293,048)

Total stockholders’ equity (deficit)	56,464,416	(16,512,516)

Total liabilities and stockholders’ equity (deficit)	$209,479,689	$2,612,350

See accompanying notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2014	2013
Revenues
Internet sales	$282,219	$531,290
Retail and wholesale revenues	3,856,321	390,029

Total revenues	4,138,540	921,319

Cost of Goods Sold	2,781,667	400,372

Gross profit	1,356,873	520,947

Operating expenses
Advisory agreement warrants	$50,164,350	$—
Distribution, marketing and advertising	1,106,535	330,240
Selling, general and administrative	6,279,372	408,822

Total operating expenses	57,550,257	739,062

Loss from operations	$(56,193,384)	$(218,115)

Other expense
Fair value in excess of proceeds	29,215,500	—
Interest expense, net	1,002,576	34,311

Loss before income taxes	(86,411,460)	(252,426)

Income tax provision	—	—

Net loss	$(86,411,460)	$(252,426)

Other comprehensive income	1,309,146	—

Comprehensive loss	$(85,102,314)	$(252,426)

Net loss per common share:
Basic	$(1.36)	$(0.01)

Diluted	$(1.36)	$(0.01)

Weighted average number of shares outstanding
Basic	63,595,532	32,500,000

Diluted	63,595,532	32,500,000

See accompanying notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total stockholders’ equity (deficit)
	Shares	Amount
Balance at December 31, 2013	53,394,000	$53,394	$4,727,138	$(21,293,048)	$—	$(16,512,516)
Issuance of common shares related to Vapestick acquisition	6,595,900	6,596	48,967,962	—	—	48,974,558
Issuance of common shares related to FIN acquisition	10,000,000	10,000	108,590,000	—	—	108,600,000
Stock based compensation	—	—	44,688	—	—	44,688
Conversion of debt	800,000	800	199,200	—	—	200,000
Exercise of stock options	500,000	500	124,500	—	—	125,000
Purchase of trademark	9,999	10	134,990	—	—	135,000
Net loss	—	—	—	(86,411,460)	—	(86,411,460)
Foreign currency translation	—	—	—	—	1,309,146	1,309,146

Balance at March 31, 2014	71,299,899	$71,300	$162,788,478	$(107,704,508)	$1,309,146	$56,464,416

See accompanying notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(86,411,460)	$(252,426)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation expense	1,234,372	—
Stock based compensation	44,688	—
Warrant liability	76,651,843	—
Changes in operating assets and liabilities:
Accounts receivable	(2,589,093)	42,338
Inventory	2,027,270	27,915
Prepaid inventory	—	(147,898)
Other prepaid expenses, deposit, advances	(295,349)	887
Deposit	—	(100,000)
Employee advances	—	(15,000)
Other current assets	(103,956)	—
Accounts payable and accrued expenses	3,084,316	(3,863)
Deferred revenue	—	(17,699)
Other liabilities	(73,224)	—

Net cash (used in) operating activities	(6,540,649)	(465,746)

Cash flows from investing activities:
Purchases of property and equipment	(21,206)	(7,844)
Acquisition of businesses, net of cash acquired	(15,490,289)	—

Net cash (used in) investing activities	(15,511,495)	(7,844)

Cash flows from financing activities:
Proceeds from exercised stock options	125,000	—
Due to related party	(448,166)	453,311
Revolving line of credit, net	(85,825)	179,359
Payments on convertible notes	(450,000)	—
Proceeds from issuance of debt	26,275,000	—
Debt financing costs	(2,043,965)	—
Net cash provided by financing activities	23,326,467	632,670

Effect of exchange rate changes on cash	716,158	—

Net change in cash	1,990,481	159,080
Cash at beginning of the period	2,081,963	17,438

Cash at end of the period	$4,072,444	$176,518

Supplementary Cash Flow Information
Cash paid for interest	$519,122	$—

Disclosure of Non-Cash Transactions
Shares issued for trademark	$135,000	$—

Conversion of convertible promissory notes	$200,000	$—

See accompanying notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

1.	BASIS OF PRESENTATION

The accompanying condensed consolidated balance sheet of Victory Electronic Cigarettes Corporation and its consolidated subsidiaries, (“Victory” or the “Company”) as of December 31, 2013, which was derived from the Company’s audited financial statements as of December 31, 2013 and our accompanying unaudited condensed consolidated financial statements as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to make the information not misleading. In our opinion, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement have been included. Our operations consist of one reportable segment. For further information, refer to the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”). Our financial condition as of, and operating results for the three-month period ended, March 31, 2014 are not necessarily indicative of the financial condition or results that may be expected for any future interim period or for the year ending December 31, 2014.

On January 9, 2014, the Company completed the acquisition of all of the issued and outstanding ordinary shares of Vapestick Holdings Limited (“Vapestick”) a company incorporated under the laws of England and Wales, pursuant to a share exchange agreement for an aggregate cash payment of £3,500,000 (approximately $5.8 million) and the issuance of 6,595,900 shares of our common stock. The results of Vapestick’s operations have been included in our consolidated statements of operations and comprehensive income from the date of acquisition. See Note 3.

On February 28, 2014, the Company completed the acquisition of FIN Electronic Cigarette Corporation, Inc. (“FIN”), a Delaware corporation, for 10,000,000 shares of common stock, an aggregate cash payment of $10 million and $15 million of promissory notes that become due 90 days from the date of issuance, on May 29, 2014, and accrue interest at a rate of 10% per annum. We may prepay the promissory notes without penalty. If we fail to pay off the promissory notes in full by June 9, 2014, for every subsequent day the promissory notes are not paid in full, we will issue up to 12,500 shares of Common Stock per day, dependent on the outstanding principal amount at that time, but no more than a total of 500,000 shares of Common Stock, to the note holders as a penalty payment. The results of FIN’s operations have been included in our consolidated statement of operations from the date of acquisition. See Notes 3 and 5.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include the allowance for doubtful accounts, the reserve for excess and obsolete inventory, stock-based compensation, assumptions used to determine the fair value of warrant liabilities and embedded derivatives as well as the recoverability of the Company’s net deferred tax assets.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

Goodwill

Goodwill represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired. We review goodwill for impairment at the reporting unit level annually as of November 1 or, when events or circumstances dictate, more frequently. The impairment review for goodwill consists of a qualitative assessment of whether it is more-likely-than-not that a reporting unit’s fair value is less than its carrying amount, and if necessary, a two-step goodwill impairment test. Factors to consider when performing the qualitative assessment include general economic conditions, limitations on accessing capital, changes in forecasted operating results, changes in fuel prices and fluctuations in foreign exchange rates. If the qualitative assessment demonstrates that it is more-likely-than-not that the estimated fair value of the reporting unit exceeds its carrying value, it is not necessary to perform the two-step goodwill impairment test. We may elect to bypass the qualitative assessment and proceed directly to step one, for any reporting unit, in any period. We can resume the qualitative assessment for any reporting unit in any subsequent period. When performing the two-step goodwill impairment test, the fair value of the reporting unit is determined and compared to the carrying value of the net assets allocated to the reporting unit. If the fair value of the reporting unit exceeds its carrying value, no further analysis or write-down of goodwill is required. If the fair value of the reporting unit is less than the carrying value of its net assets, the implied fair value of the reporting unit is allocated to all its underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written down to its implied fair value.

Financial Instruments

The carrying amounts of cash, accounts receivable, and accounts payable approximate fair value as of March 31, 2014 and December 31, 2013, because of the relatively short maturities of these instruments. The estimated fair values for financial instruments presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. The carrying values of the Company’s promissory notes approximate fair value because the underlying instruments are fixed-rate notes based on current market rates and current maturities.

Embedded Derivatives

The Company occasionally issues a financial instrument such as debt in which a derivative instrument is “embedded.” Upon issuing the financial instrument, the Company assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e., the host contract) and whether a separate, non-embedded instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and (2) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract and carried at fair value, with changes in fair value recorded in the income statement.

Intangible Assets

In connection with our acquisitions, we have acquired certain intangible assets to which value has been assigned based on our estimates. Intangible assets that are deemed to have an indefinite life are not

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

amortized, but are subject to an annual impairment test, or when events or circumstances dictate, more frequently. The indefinite-life intangible asset impairment test consists of a comparison of the fair value of the indefinite-life intangible asset with its carrying amount. If the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. If the fair value exceeds its carrying amount, the indefinite-life intangible asset is not considered impaired.

Other intangible assets assigned finite useful lives are amortized on a straight-line basis over their estimated useful lives.

Foreign Currency Translation

We translate assets and liabilities of our foreign subsidiaries whose functional currency is the local currency, at exchange rates in effect at the balance sheet date. We translate revenues and expenses at weighted-average exchange rates for the period. Equity is translated at historical rates and the resulting foreign currency translation adjustments are included as a component of Accumulated other comprehensive income (loss), which is reflected as a separate component of Stockholders’ deficit.

Concentration of Credit Risk

The Company supplies products and services and extends credit where permitted by law. Due to its acquisitions, the majority of the Company’s sales are to large retail chains and distributors servicing convenience stores. The Company also generated $1,242,425 of foreign sales, during the three months ended March 31, 2014. As of March 31, 2014, receivables from two customers represented 87% of accounts receivable.

Accounts Receivable

Accounts receivable are primarily from retail and wholesale customers or third-party internet brokers. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. An allowance for doubtful accounts is determined based on a combination of historical experience, length of time outstanding, customer credit worthiness, and current economic trends. As of December 31, 2013, the Company expects the amount of any potentially uncollectible receivables to be insignificant; therefore, no allowance for doubtful accounts has been determined necessary by management. As of March 31, 2014, the Company has recorded an allowance for doubtful accounts of $243,305.

Inventory

Inventory, which consists of ready for sale disposable and rechargeable e-cigarettes, batteries, cartomizers and other accessories, is carried at the lower of cost or fair market value. Cost is determined using the first-in, first-out method. Historical inventory usage and current revenue trends are considered in estimating both excess and obsolete inventories. As of March 31, 2014, the Company has recorded a reserve for its estimate of excess and obsolete inventory of $315,000.

Deferred Financing Costs

The Company capitalizes costs related to the issuance of debt which are included on the accompanying consolidated balance sheet. Deferred financing costs are amortized on a method that approximates the interest method over the life of the related loan and are include as a component of interest expense on the accompanying consolidated statements of operations and comprehensive income.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

Reclassifications

Certain reclassifications have been made to the prior year balances in order to conform to the current year presentation. These reclassifications had no impact on working capital, net income, stockholders’ deficit or cash flows as previously reported.

Recent accounting pronouncements

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU clarifies guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. We adopted this ASU effective January 1, 2014. The adoption did not have a material change in our financial statement presentation.

3.	ACQUISITION COSTS

Vapestick Holdings Limited

The assets and liabilities of Vapestick shown below are based on preliminary estimates of their acquisition date fair values. The following is the Company’s assignment of the aggregate consideration:

Fair Value of Consideration Transferred
Cash	$5,804,240
Issuance of shares of common stock	48,974,558

$54,778,798

Assets Acquired and Liabilities Assumed
Cash	$136,165
Accounts receivable	212,331
Inventory	234,656
Prepaid inventory	100,548
Furniture and equipment	47,772
Tradename	4,098,000
Customer Relationships	6,591,000
Accounts payable and accrued expenses	(221,210)
Revolving line of credit	(330,322)
Long-term debt	(45,577)
Other liabilitities	(72,994)

Total identifiable net assets	10,750,369
Goodwill	44,028,429

Total fair value of consideration	$54,778,798

FIN Electronic Cigarette Corporation, Inc.

On February 28, 2014, the Company completed its acquisition of FIN.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

The assets and liabilities of FIN shown below are based on preliminary estimates of their acquisition date fair values. The following is the Company’s assignment of the aggregate consideration:

Estimated Fair Value of Consideration Transferred
Cash	$10,000,000
Issuance of shares of common stock	108,600,000
Short term promissory note	15,000,000

$133,600,000

Assets Acquired and Liabilities Assumed
Cash	$177,786
Accounts receivable	1,730,151
Inventory	18,045,580
Prepaids and other current assets	990,289
Furniture and equipment	1,230,774
Tradename	20,375,000
Customer Relationships	47,280,000
Accounts payable and accrued expenses	(2,484,203)
Other liabilitities	(11,134,042)

Total identifiable net assets	76,211,335
Goodwill	57,388,665

Total fair value of consideration	$133,600,000

If the FIN Registration Statement is not filed by the Filing Date or declared effective by the Required Effective Date, the Company is required to pay partial liquidated damages to the FIN Shareholders in cash in the amount equal to $2,170,000, 2% of the value of the Merger Shares on the Closing Date, which was $108,600,000, for each 30-day period for which the Company is non-compliant.

The acquisition date amounts for Vapestick and FIN are based upon management’s estimate of the fair values using valuation techniques including income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates. The customer relationships are being amortized over an estimated useful life of 5 to 10 years. Tradenames are being amortized over an estimated useful life of 15 years. Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed, and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce, as well as expected future synergies. We expect that goodwill will not be deductible for tax purposes.

The allocation of the purchase price for our acquisitions of Vapestick and FIN is considered preliminary as the Company is in the process of finalizing the purchase price allocation amounts received from its third party valuation specialist given the proximity of these acquisitions to March 31, 2014. With regard to Vapestick, the Company is completing the evaluation of opening balance sheet tax amounts. With regard to FIN, the Company is completing the evaluation of opening balance sheet identifiable intangibles and tax amounts.

The Company’s consolidated results of operations for the three months ended March 31, 2014 include the results of Vapestick and FIN since January 9, 2014 and February 28, 2014, respectively. The following

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

table sets forth the unaudited pro forma results of operations assuming that the acquisitions occurred on January 1, 2013:

	Unaudited Pro Forma Information Three Months Ended
	March 31, 2014	March 31, 2013
Revenue	5,829,094	18,796,309
Income (loss) from operations	(59,702,513)	(368,966)

4.	2014 PRIVATE PLACEMENTS

On January 7, 2014, January 14, 2014, and January 31, 2014, we completed a “best efforts” private offering of $11,325,000 aggregate principal amount of 15% Senior Secured Convertible Promissory Notes (the “January Private Placement”) and warrants to purchase shares of common stock at an exercise price of $5.00 per share, for total net proceeds to the Company of approximately $10,506,000 after deducting placement agent fees and other expenses.

On February 28, 2014, we completed another “best efforts” private offering of $16,050,000 aggregate principal amount of 15% notes (the “February Private Placement”) and warrants for total net proceeds to the Company of approximately $14,919,000 after deducting placement agent fees and other expenses. Together the January Private Placement and the February Private Placement are referred to herein as the 2014 Private Placements.

The 2014 Private Placements are due on the first anniversary of their respective issuance dates if not converted prior to the maturity date and accrue interest at a rate of 15% on the aggregate unconverted and outstanding principal amount, payable in cash on a quarterly basis. The shares of common stock issuable upon conversion of the 15% Notes shall equal: (i) the principal amount of the note divided by (ii) $5.00 (the “Conversion Price”). The Conversion Price for the 15% Notes is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the conversion price of the Notes will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain exceptions as further described in the Notes. The 15% Notes may be prepaid in cash, in whole or in part, at any time for 115% of the outstanding principal and accrued interest.

The 2014 Private Placements also contain mandatory default and prepayment provisions. The mandatory default amount represents the greater of the (i) as converted value of the note plus accrued interest or (ii) 115% of the outstanding principal and 100% of accrued interest, plus a make-whole amount, which represents interest for the remaining term of the note. The prepayment provision allows the Company to prepay any portion of the outstanding principal amount of the note.

Derivatives

Three embedded features that required bifurcation and separate accounting were identified in the 2014 Private Placements and the Company determined these should be bundled together as a single, compound embedded derivative, bifurcated from the host contract, and accounted for at fair value, with changes in fair value being recorded in the consolidated statements of operations and comprehensive income. The three embedded derivatives contained in the 2014 Private Placements were the conversion option, the mandatory default amount and the prepayment clause. The three embedded features were evaluated together as a

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

single compound derivative to determine the fair value of the derivative. As of March 31, 2014, the fair value of the embedded derivatives was determined to be $21,709,350.

Warrants

The Warrants issued in the 2014 Private Placements are exercisable for an aggregate of 5,475,000 shares of the Company’s common stock. The Warrants are exercisable for a period of five years from their respective issue dates. The exercise price with respect to the Warrants is $5.00 per share. The exercise price and the amount of warrant shares for the Warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the exercise price of the Warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain exceptions as further described in the Warrant; accordingly, these warrants are considered liabilities and will be recorded at fair value each reporting period with adjustments reflected in the consolidated statements of operations and comprehensive income.

The proceeds for the 2014 Private Placements were allocated at issuance based upon the fair value of the warrants and the embedded derivatives as follows:

	January	February	Total
Proceeds	$11,325,000	$16,050,000	$27,375,000
Fair value of warrants	(8,871,000)	(22,116,900)	$(30,987,900
Fair value of conversion feature	(6,342,600)	(19,260,000)	$(25,602,600)
Convertible promissory notes	—	—	—

Fair value amounts in excess of proceeds	$(3,888,600)	$(25,326,900)	$(29,215,500)

The fair value in excess of proceeds has been recognized in the statements of operations and comprehensive income.

Registration Rights Agreement

In connection with the 2014 Private Placements, we entered into a registration rights agreement pursuant to which we agreed to register all of the shares of our common stock underlying the 2014 Private Placements on a Form S-1 registration statement.

Security Agreement

As collateral security for all of the Company’s obligations under the 2014 Private Placements, the Company granted the Purchasers a first priority security interest in all of the Company’s assets. See Note 7.

5.	DEBT

As of March 31, 2014 and December 31, 2013, debt is as follows:

	March 31, 2014	December 31, 2013
Short-term debt:
January Private Placements	$2,477,500	$—
February Private Placements	1,382,083	—
Convertible Promissory Notes	—	650,000
Notes Payable	11,378,539	—
Promissory Notes	15,000,000	—

Total short-term debt	$30,238,122	$650,000

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

The January and February 2014 Private Placements

As discussed in Note 4, the 2014 Private Placements are due on the first anniversary of their respective issuance dates if not converted prior to the maturity date and accrue interest at a rate of 15% on the aggregate unconverted and outstanding principal amount, payable in cash on a quarterly basis. Accrued and unpaid interest as of March 31, 2014 was $342,187. The carrying value of the 2014 Private Placements represents the accreted value from the date of issuance to March 31, 2014 given the full allocation of the proceeds to the fair value of the warrants issued and the fair value of the embedded derivatives.

Promissory Notes

The Promissory Notes, issued in connection with the FIN acquisition, are due on May 29, 2014 and accrue interest at a rate of 10% per annum. Accrued and unpaid interest as of March 31, 2014 was approximately $125,000. If we fail to pay off the Promissory Notes in full by June 9, 2014, for every subsequent day the Promissory Notes are not paid in full, we will issue up to 12,500 shares of common stock per day, dependent on the outstanding principal amount at that time, but no more than a total of 500,000 shares of common stock.

Notes Payable

In conjunction with the FIN acquisition, the Company assumed a credit agreement expiring on December 31, 2015 which provides for a revolving credit and/or letter of credit commitment in the maximum combined amount of $20 million. Amount of credit to be provided is additionally limited to a specified percentages of eligible receivables and eligible finished goods and in-transit inventory. All collections of accounts receivable are required to be applied to reduce any revolving credit balance outstanding. The interest rate is the daily three month LIBOR plus a margin of 3% and at March 31, 2014 was 3.23%. The credit agreement includes a subjective acceleration clause and a lockbox arrangement; accordingly, amounts outstanding have been included as a current liability in the consolidated balance sheets.

The Company is obligated to comply with a number of covenants that include financial reporting, weekly collection reports, debt service and EBITDA coverage. As of March 31, 2014 the Company was in compliance with these covenants.

6.	RELATED PARTY TRANSACTIONS

The Company, through the acquisition of Vapestick, became a party to a distribution agreement with MPL Ltd. (“MPL”). Under the terms of the agreement, MPL is licensed to act as the manufacturer, importer and distributor for Vapestick products for specified retailers in return for a royalty payment. Either party may terminate the agreement after January 1, 2016 on six months prior notice and the satisfaction of certain conditions. The Chief Executive Officer of MPL is related to the Company’s President-International. Royalties for the three months ended March 31, 2014 were $42,737.

The Company, through the acquisition of Vapestick, became a party to a supplier agreement with Internet Marketing Hub Ltd. (“IMH”). Under the terms of the agreement, IMH provides the labor and expertise for the design, development and maintenance, including search engine optimization for internet marketing on the websites: www.vapestick.co.uk and www.electroniccigarettedirect.co.uk. The Company’s President-International is a 50% owner of IMH. Pursuant to the terms of the agreement Vapestick will pay £15,000 ($24,900 as of March 31, 2014) for each month during which the agreement continues, and will pay an additional £10,000 ($16,600 as of March 31, 2014) per month for each month during the whole of which the Vapestick website is found at all times on page 1 of Google UK’s organic search listings,

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

following a search of Google UK only, using only the key phrase “electronic cigarette”. Total costs incurred under this agreement was $62,882 for the three months ended March 31, 2014.

As described in the Company’s 2013 Form 10-K, on December 30, 2013, the Company entered into a comprehensive partnership agreement with Fields Texas Limited LLC’s affiliate, E-Cig Acquisition Company LLC (“Fields Texas”), which is partially owned by one of the Company’s directors. Amounts due under this agreement included a $200,000 development fee and $500,000 related to the acquisition of FIN for the three months ended March 31, 2014 of which all amounts have been paid.

During the three months ended March 31, 2014, 5,730,750 warrants were issued pursuant to the anti-dilution provisions of the strategic partnership agreement with Fields Texas with a strike price of $5.00. In addition, the strike price of the previously issued warrants reset from $9.05 to $5.00; such reset was included in the determination of fair value at March 31, 2014. Further, 500,000 warrants were issued for advisory services rendered. The Company has included a $64.9 million warrant liability related to agreements with Fields Texas in the accompanying consolidated balance sheets at March 31, 2014 and has recognized $48.3 million of advisory agreement warrant expense included in the consolidated statements of operations and comprehensive income for the three months ended March 31, 2014 for fair value adjustments related to these warrants.

As of December 31, 2013, stockholders of the Company had loaned amounts totaling $448,166. Such amounts, including accrued interest of $115,078, were paid on January 31, 2014.

In September 2013, the Company moved its operations from Ballground, Georgia to Nunica, Michigan and entered into a month-to-month agreement with a company related to the Chief Executive Officer to provide office and warehouse facilities, as well as administrative services to include a call center, order fulfillment, purchasing, inventory management and accounting for a monthly fee of approximately $21,000 per month. The contract is cancellable at any time by either party.

7.	COMMITMENTS AND CONTINGENCIES

On March 5, 2014, Fontem Ventures B.V. and Fontem Holdings 1 B.V., both Netherlands companies (“Fontem”) filed a complaint against us and FIN alleging infringement of U.S. Patents Nos. 8,365,742, 8,375,957, 8,393,331, and 8,490,628 (the “Patents-In-Suit”) based on our manufacture, use, importation, marketing and/or sale of certain products. On April 8, 2013, Fontem filed an amended complaint additionally alleging infringement of U.S. Patent No. 8,689,805. The case is pending in the United States District Court for the Central District of California, Case No. CV14-1651-GW-MRW. Victory and FIN filed an answer and counterclaims against Fontem on May 15, 2014. The counterclaims seek a declaratory judgment that Victory and Fin have not and do not infringe the Patents-In-Suit and that the Patents-In-Suit are invalid. The case is still in the initial stages and no scheduling order has been set to date.

Such patent lawsuits as well as any other potential future third-party lawsuits alleging infringement of patents, trade secrets or other intellectual property rights could force us to do one or more of the following:

•	stop selling products or using technology that allegedly infringe the intellectual property;

•	incur significant legal expenses to defend against lawsuits and/or invalidate patents;

•	pay substantial damages if we are found to be infringing a third party’s intellectual property rights;

•	redesign those products that contain the allegedly infringing intellectual property; or

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available to us on reasonable terms or at all.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

From time to time we may be involved in various claims and legal actions arising in the ordinary course of our business. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with the applicable accounting literature. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. Certain insurance policies held by the Company may reduce the cash outflows with respect to an adverse outcome on certain of these litigation matters. The Company does not believe it is reasonably possible that any of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows.

Registration Rights

In connection with the 2014 Private Placements, we entered into a registration rights agreement pursuant to which we agreed to register all of the shares of our common stock underlying the notes and the warrants on a Form S-1 Registration Statement to be filed with the SEC by May 15, 2014 and to cause the Registration Statement to be declared effective under the Securities Act within 90 days. If the Registration Statement is not filed or declared effective as indicated, the Company is required to pay partial liquidated damages in cash in an amount equal to 2% of the purchase price paid for the notes and warrants for each 30-day period for which the Company is non-compliant.

In connection with FIN acquisition, the Company entered into a registration rights agreement pursuant to which we agreed to register all of the shares of common stock issued in connection with the transaction on a Form S-1 Registration Statement to be filed with the SEC by April 26, 2014, subject to the satisfaction of the registration rights in connection with the 2014 Private Placements. If the Registration Statement is not filed or declared effective as indicated, the Company is required to pay partial liquidated damages in cash in an amount equal to 2% of the value of the shares issued as consideration for each 30-day period for which the Company is non-compliant.

The Company filed a Form S-1 Registration Statement on May 12, 2014. For an underwritten public offering, which, based on each of their respective terms, revises the filing date of each of the registration rights discussed above until after the closing of said offering. As of March 31, 2014, no liquidated damages were applicable, and currently no liquidated damages are probable.

8.	WARRANTS

As discussed in the Company’s 2013 Form 10-K, warrants were issued pursuant to an agreement with Fields Texas. Pursuant to the terms of the warrant agreement, the strike price was adjusted from $9.05 to $5.00 during the three months ended March 31, 2014. During the three months ended March 31, 2014, 5,475,000 warrants were issued in connection with the 2014 Private Placements and 6,614,000 additional warrants were issued for advisory services. The warrants contain a provision which could adjust the strike price based on certain future events and are thus considered to be liabilities. As of March 31, 2014, warrants outstanding are as follows:

	Warrant Liability	Warrants	Original Issue Strike Price
December 31, 2013	$16,600,500	7,075,000	$9.05
Issued	78,259,040	12,089,000	$5.00
Exercised	—	—

March 31, 2014	$94,859,540	19,164,000

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

A binomial model is used to compute the fair value of the warrants. In order to calculate the fair value of the warrants, certain assumptions are made regarding components of the model. As of March 31, 2014, significant assumptions include the estimated $8.88 fair value of the underlying common stock, the risk-free interest rate ranging from 1.62% to 1.69% and volatility of 39%. Changes to the assumptions could cause significant adjustments to the valuation.

The fair value of the underlying common stock was determined based on the closing price of the Company’s stock on March 31, 2014 with a marketability discount of 25%. The risk-free interest rate is based on the yield of U.S. treasury bonds over the expected term. The expected stock volatility is based on historical common stock prices for comparable publicly traded companies over a period commensurate with the life of the instrument.

9.	EARNINGS PER SHARE

The following table represents a reconciliation of basic and diluted earnings per share:

	March 31, 2014	December 31, 2013
Net loss used in the computation of basic and diluted earnings per share	$(85,102,314)	$(20,706,448)

Weighted average shares outstanding—basic	63,595,532	42,871,414
Common stock equivalents	—	—

Total weighted average shares outstanding—diluted	63,595,532	42,871,414

Per Share Data:
Basic
Net earnings	$(1.36)	$(0.48)

Diluted
Net earnings	$(1.36)	$(0.48)

For the periods where the Company reported losses, all common stock equivalents are excluded from the computation of diluted earnings per share, since the result would be antidilutive. Securities, that were not included in the calculation of diluted earnings per share because to do so would have been antidilutive for the periods presented, are as follows:

	March 31, 2014	December 31, 2013
Stock options	6,737,375	7,269,656
Warrants	12,140,133	775,430
Convertible debt	5,475,000	1,700,000

Total antidilutive common stock equivalents excluded from dilutive earnings per share	24,352,508	9,745,086

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

10.	GOODWILL AND INTANGIBLES

During the three months ended March 31, 2014, we completed the Vapestick and FIN acquisitions. As a result of these acquisitions, we recorded goodwill and intangible balances. A summary of changes in our goodwill and other intangible assets for the three months ended March 31, 2014 is as follows:

Goodwill/Intangible	Net Balance as of 12/31/13	Additions	Translation Adjustment	Impairment	Amortization	Net Balance as of 3/31/14
Goodwill	$—	$101,417,094	$582,133	$—	$—	$101,999,227
Tradename	$—	$26,966,000	$(3,136)	$—	$213,684.00	$26,749,180
Customer Relationships	$—	$51,378,000	$—	$—	$584,948.00	$50,793,052

11.	FAIR VALUE MEASUREMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 — Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 — Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3 — Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

The following is a description of the valuation methodologies used for instruments measured at fair value:

Warrant liability

The Company utilizes a binomial option pricing model to derive the estimated fair value. Key inputs into the model include a discount for lack of marketability on the stock price, expected volatility, and a risk-free interest rate.

In order to calculate the fair value of the warrants, certain assumptions are made regarding components of the model. As of March 31, 2014, significant assumptions include the estimated $8.88 fair value of the underlying common stock, the risk-free interest rate ranging from 1.62% to 1.69% and volatility of 39%. Changes to the assumptions could cause significant adjustments to the valuation.

The fair value of the underlying common stock was determined based on the closing price of the Company’s stock on March 31, 2014 with a marketability discount of 25%. The risk-free interest rate is based on the yield of U.S. treasury bonds over the expected term. The expected stock volatility is based on historical common stock prices for comparable publicly traded companies over a period commensurate with the life of the instrument.

Derivatives

Derivatives consisting of complex embedded derivatives are valued using a binomial option pricing model. Key inputs into the model include a discount for lack of marketability on the stock price, expected volatility, and a risk-free interest rate. Any significant changes to these inputs would have a significant impact to the fair value. See further discussion in Note 4.

Assets and liabilities measured at fair value as of March 31, 2014 and December 31, 2013 are summarized as follows:

Recurring fair value measurements	March 31, 2014
	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant liability	$94,859,540	$—	$—	$94,859,540
Derivatives	21,709,350	—	—	21,709,350

Total liabilities	$116,568,890	$—	$—	$116,568,890

Recurring fair value measurements	December 31, 2013
	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant liability	$16,600,500	$—	$—	$16,600,500

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

The following table presents a reconciliation of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

		Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Total	Warrant Liability	Derivatives
Balance, January 1, 2014	$16,600,500	$16,600,500	$—
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Total net (gains) losses included in:
Net loss	43,377,890	47,271,140	(3,893,250)
Other comprehensive loss	—	—	—
Purchases, sales, issues, and settlements
Purchases	—	—	—
Issues	56,590,500	30,987,900	25,602,600
Sales	—	—
Settlements	—	—

Balance, March 31, 2014	$116,568,890	$94,859,540	$21,709,350

12.	SUBSEQUENT EVENTS

Acquisition of Must Have Limited (VIP)

On April 22, 2014, the Company completed the acquisition of Must Have Limited (“MHL”), an England and Wales incorporated limited company for 2,300,000 shares of the Company’s common stock, GBP £5,345,713.58 (equivalent to $9,000,000) in cash consideration, $11,000,000 of promissory notes and GBP £6,796,303 in respect of MHL’s surplus cash. Additional payments include up to $5,000,000 as an earn-out conditioned upon certain performance and employment conditions.

The promissory notes become due at the earlier of October 14, 2014, the day the Company first trades it shares of common stock on certain listed exchanges (including the NYSE Market, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange) or the Company completes an underwritten public offering of a minimum of $40 million. Beginning 120 days following the date of issuance, the promissory notes will accrue interest at a rate of 10% per annum.

April 22, 2014 Private Placement

On April 22, 2014, we completed a private offering of $24,175,824 aggregate principal amount of 6% Original Discount Senior Secured Convertible Promissory Notes (the “April 22 Private Placement”), for total net proceeds to the Company of $20,511,200 after deducting placement agent fees and other expenses.

The 6% Notes are due on the first anniversary of the issuance dates if not converted prior to the maturity date and accrue interest at a rate of 6% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. The shares of common stock issuable upon conversion of the 6% Notes shall equal: (i) the principal amount of the Note to be converted (plus accrued interest and unpaid late charges, if any) divided by (ii) $9.92 (the “Original Conversion Price”). The Original Conversion Price

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

FOR THE QUARTER ENDED MARCH 31, 2014

(unaudited)

for the 6% Notes is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the conversion price of the Notes will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain exceptions as further described in the Notes. Pursuant to the adjustment provision contained in the Notes, following the completion of our private offering on April 30, 2014, the conversion price of the Notes adjusted to $7.48 per share. Additionally, should the Company complete an underwritten public offering of a minimum of $25 million, the conversion price would reset to the price that is equal to 115% of the volume weighted average price (“VWAP”) of the Company’s shares of common stock on the trading day immediately following the pricing of such public offering should that price be lower than the conversion price then in effect. The Company must prepay $12,000,000 of the principal amount of the 6% Notes, plus any accrued and unpaid interest thereon, between 15 days and 30 days following the issue date. The 6% Notes may not be prepaid in whole or in part at any other time. The Purchasers have the right, in certain circumstances, to redeem all or portions of the 6% Notes, in exchange for either cash or shares of the Company’s common stock, including the ability to redeem an aggregate of up to $800,000 per month, as further described in Section 7 of the 6% Notes.

Registration Rights Agreement

In connection with the April 22 Private Placement, we entered into a registration rights agreement pursuant to which we agreed to register all of the shares of our common stock underlying the 6% on a Form S-1 registration statement. As collateral security for all of the Company’s obligations under the 2014 Private Placements, the Company granted the Purchasers a first priority security interest in all of the MHL assets.

April 30, 2014 Private Placement

On April 30, 2014, we completed an initial closing of a “best efforts” private offering of $3,139,987.50 of units, each unit consisting of (i) one share of our common stock and (ii) a warrant to purchase  1/4 share of our common stock, at a price of $6.50 per Unit (the “April 30 Private Placement”), for total net proceeds to the Company of $2,825,988.75 after deducting placement agent fees and other expenses.

Warrants

The Warrants issued in the April 30 Private Placement are exercisable for an aggregate of 120,768 shares of the Company’s common stock. The Warrants are exercisable for a period of five years from their respective issue dates. The exercise price with respect to the Warrants is $6.50 per full share. The exercise price and the amount of warrant shares for the Warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the exercise price of the Warrants will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price for two years following the issuance date, with certain exceptions as further described in the Warrant; accordingly, these warrants are considered liabilities and will be recorded at fair value each reporting period with adjustments reflected in the consolidated statements of operations and comprehensive income.

Registration Rights Agreement

In connection with the April 30 Private Placement, we entered into a registration rights agreement pursuant to which we agreed to register all of the Shares and all of the shares of our common stock underlying the Warrants on a Form S-1 registration statement.

FINANCIAL STATEMENTS

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Victory Electronic Cigarettes Corporation

We have audited the accompanying consolidated balance sheet of Victory Electronic Cigarettes Corporation as of December 31, 2013, and the related consolidated statements of operations and comprehensive income, stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2013 consolidated financial statements, referred to above present fairly, in all material respects, the financial position of Victory Electronic Cigarettes Corporation as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the 2013 consolidated financial statements as previously filed on March 31, 2014, have been restated.

/s/ McGladrey LLP

Fort Lauderdale, Florida

May 6, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Victory Electronic Cigarettes Corporation

We have audited the accompanying consolidated balance sheet of Victory Electronic Cigarettes Corporation and subsidiary (the “Company”) as of 2012, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Victory Electronic Cigarettes Corporation and subsidiary as of December 31, 2012, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Accell Audit & Compliance, P.A.

Tampa, FL

February 28, 2013

4868 West Gandy Boulevard — Tampa, Florida 33611 — 813.440.6380

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2013 (as restated)	December 31, 2012
Assets
Current assets:
Cash	$2,081,963	$17,438
Accounts receivable	112,921	157,295
Inventory	340,636	287,373
Prepaid expenses	42,704	150,671
Other current assets	6,750	—

Total current assets	2,584,974	612,777
Furniture and equipment, net	27,376	—

Total assets	$2,612,350	$612,777

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$306,200	$37,853
Deferred revenue	—	17,699
Revolving credit line	—	20,641
Convertible promissory notes	650,000	—
Private placement funds received in advance	1,100,000	—
Due to related parties	448,166	703,870
Deferred compensation	—	350,003
Other liabilities	20,000	—

Total current liabilities	2,524,366	1,130,066
Warrant liability	16,600,500	—

Total liabilities	$19,124,866	$1,130,066

Stockholders’ deficit
Common stock, $.001 par value; 100,000,000 shares authorized, 53,394,000 and 32,500,000 shares issued and outstanding at December 31, 2013 and 2012, respectively	$53,394	$32,500
Additional paid-in capital	4,727,138	36,811
Accumulated deficit	(21,293,048)	(586,600)

Total stockholders’ deficit	$(16,512,516)	$(517,289)

Total liabilities and stockholders’ deficit	$2,612,350	$612,777

See notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2013 (as restated)	2012
Revenues
Internet sales	$1,758,762	$855,758
Retail and wholesale revenues	1,343,967	614,446

Total revenues	3,102,729	1,470,204

Cost of goods sold	1,288,914	526,300

Gross profit	1,813,815	943,904

Operating expenses
Advisory agreement warrants	$16,600,500	$—
Distribution, marketing and advertising	1,078,180	323,167
Selling, general and administrative	3,036,873	1,068,767

Total operating expenses	20,715,553	1,391,934

Loss from operations	$(18,901,738)	$(448,030)

Other expense
Interest expense	(1,804,710)	(30,140)

Loss before income taxes	(20,706,448)	(478,170)

Income tax provision	—	—

Net loss	(20,706,448)	(478,170)

Other comprehensive income (loss)	—	—
Comprehensive loss	$(20,706,448)	$(478,170)

Net loss per common share:
Basic	$(0.48)	$(0.01)

Diluted	$(0.48)	$(0.01)

Weighted average number of shares outstanding
Basic	42,871,414	32,500,000

Diluted	42,871,414	32,500,000

See notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount
Balance at December 31, 2011	32,500,000	$32,500	$36,811	$(108,430)	$(39,119)
Net loss	—	—	—	(478,170)	(478,170)
Balance at December 31, 2012	32,500,000	32,500	36,811	(586,600)	(517,289)

Sale of common shares, net of issuance costs	10,000,000	10,000	2,199,600	—	2,209,600
Issuance of common shares in reverse merger	10,844,000	10,844	(10,844)	—	—
Debt assumed as part of reverse merger	—	—	(210,000)	—	(210,000)
Retirement of shares returned from shareholder	(1,600,000)	(1,600)	1,600	—	—
Issuance of common shares	1,650,000	1,650	823,350	—	825,000
Stock based compensation	—	—	235,000	—	235,000
Net loss	—	—	—	(9,427,558)	(9,427,558)

Balance at December 31, 2013, as previously filed	53,394,000	$53,394	$3,075,517	$(10,014,158)	$(6,885,247)

Issuance of common shares	—	—	1,451,621	—	1,451,621
Stock based compensation	—	—	200,000	—	200,000
Net loss	—	—	—	(11,278,890)	(11,278,890)

Balance at December 31, 2013, as restated	53,394,000	$53,394	$4,727,138	$(21,293,048)	$(16,512,516)

See notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013 (as restated)	2012
Cash flows from operating activities:
Net loss	$(20,706,448)	$(478,170)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation expense	2,009	—
Stock based compensation	435,000	—
Amortization of debt discount	1,451,621	—
Amortization of deferred financing costs	210,020	—
Warrant liability	16,600,500	—
Changes in operating assets and liabilities:
Accounts receivable	44,374	(156,977)
Inventory	(53,263)	(241,177)
Prepaid expenses	107,967	(119,588)
Other current assets	(6,750)	—
Accounts payable and accrued expenses	258,347	37,695
Other liabilities	20,000	—
Deferred revenue	(17,699)	17,699
Deferred compensation	(350,003)	350,003

Net cash (used in) operating activities	(2,004,325)	(590,515)

Cash flows from investing activities:
Purchases of property and equipment	(29,385)	—

Net cash (used in) investing activities	(29,385)	—

Cash flows from financing activities:
Due to related parties	(255,704)	580,953
Sale of common stock related private placement	2,209,600	—
Sale of common stock related to convertible debentures	2,276,621	—
Payment of debt issuance costs	(210,020)	—
Revolving line of credit	(20,641)	20,641
Convertible debentures	198,379	—
Private placement funds received in advance	1,100,000	—
Repayment of convertible debentures	(1,200,000)	—

Net cash provided by financing activities	4,098,235	601,594

Net change in cash	2,064,525	11,079
Cash beginning of the period	17,438	6,359

Cash at end of the period	$2,081,963	$17,438

Supplementary Cash Flow Information
Cash paid for interest	$368,028	$23

Non-cash financing transactions
Stock issued in reverse merger	$10,844	$—

Convertible debenture assumed as part of reverse merger	$210,000	$—

Retirement of shares returned from shareholder	$1,600	$—

See notes to consolidated financial statements.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Victory Electronic Cigarettes Corporation (“Victory”) together with its wholly-owned subsidiary Victory Electronic Cigarettes, Inc. (“VEC”), collectively referred to herein as the “Company”, imports and distributes smokeless electronic cigarettes. It offers starter kits, cartridges, carrying cases, charger packs, disposable tobacco, and other related products for smokers. The Company offers its products through retail stores, distributors, independent retailers, and grocery and convenience store operators, as well as online in the United States. Pursuant to the Company’s recent acquisitions in 2014, the Company has expanded its operations outside of the United States. See Note 12. The Company’s primary operations are based in Nunica, Michigan.

Basis of Presentation

These consolidated financial statements represent the consolidated financial statements of Victory, formerly known as Teckmine Industries, Inc, (“Teckmine”), and its wholly-owned operating subsidiary VEC. VEC was formed as a limited liability company under the laws of the State of Florida on March 2, 2010 and effected a conversion on March 8, 2013 into a corporation under the laws of the State of Nevada.

On June 25, 2013, pursuant to a share exchange agreement, Teckmine acquired VEC in which the existing stockholders of VEC exchanged all of their issued and outstanding shares of common stock for 32,500,000 shares of common stock of Teckmine (the “Reverse Merger”). The Reverse Merger was treated as a reverse recapitalization with VEC as the accounting acquirer and Teckmine as the accounting acquired party. Immediately after the consummation of the Reverse Merger, the previous stockholders of VEC owned 60.9% of Teckmine’s outstanding common stock and VEC became a wholly-owned subsidiary of Teckmine. Teckmine was renamed Victory. See Note 2.

As a result, the business and financial information included in these consolidated financial statements are the business and financial information of VEC.

Significant Accounting Policies

Restatement

The Company is restating its consolidated financial statements for the year ended December 31, 2013 to correct errors related to the fair value of warrant liabilities, the allocation of proceeds related to the issuance of common stock and a debt instrument and stock compensation expense. The Company’s decision to restate the aforementioned consolidated financial statements was made as a result of management’s reconsideration of the fair value of its stock as included in various valuation models. On April 21, 2014, management concluded, and the Board of Directors has agreed, that the fair value of the Company’s stock previously determined as if the Company were a private enterprise did not properly consider the public trading value of the Company’s stock. This error impacted the warrant liability and stockholders’ deficit in the consolidated balance sheet as well as advisory agreement warrant expense, selling, general and administrative expense and interest expense in the accompanying consolidated statement of operations and comprehensive income; accordingly, these were misstated in the previously issued consolidated financial statements. The December 31, 2013 consolidated balance sheet, consolidated statement of operations and comprehensive income, consolidated statement of stockholders’ deficit, and notes to the consolidated financial statements have been restated to correct these errors.

The effect of these error corrections on the consolidated statement of operations and comprehensive income for the year ended December 31, 2013 is to increase the net loss by $11,278,890 (including

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

increasing advisory agreement warrant expense and selling, general and administrative expense by $9,627,269 and $200,000, respectively, and increasing interest expense by $1,451,621).

The Company’s consolidated financial statements have been restated as follows:

Consolidated Statement of Operations and Comprehensive Income

	Year Ended December 31, 2013
	As Previously Reported	Adjustments	As Restated
Advisory agreement warrants	$6,973,231	$9,627,269	$16,600,500
Selling, general and administrative	2,836,873	200,000	3,036,873
Interest expense	353,089	1,451,621	1,804,710
Net loss	(9,427,558)	(11,278,890)	(20,706,448)

Consolidated Balance Sheet

	December 31, 2013
	As Previously Reported	Adjustments	As Restated
Warrant liability	$6,973,231	$9,627,269	$16,600,500
Additional paid-in capital	3,075,517	1,651,621	4,727,138
Accumulated deficit	(10,014,158)	(11,278,890)	(21,293,048)

Principles of Consolidation

The consolidated financial statements include the accounts of Victory and its wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include the allowance for doubtful accounts, the reserve for excess and obsolete inventory, assumptions used in the valuation of stock-based compensation, warrant liabilities and the allocation of proceeds with regard to convertible debt instruments as well as the recoverability of the Company’s net deferred tax assets.

Concentration of Credit and Supply Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash in banks in excess of federally insured limits. The Company manages this risk by maintaining all deposits in high quality financial institutions. Cash is deposited in various financial institutions. Due to the timing of deposits and posting of disbursements, balances occasionally exceed amounts insured by the Federal Deposit Insurance Corporation.

At December 31, 2013 and 2012, there were no significant concentrations of accounts receivable included in the accompanying consolidated balance sheets.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In both 2013 and 2012, all of the Company’s products were obtained from vendors in the People’s Republic of China (“China”). Because the Company sources products in China, the Company is significantly affected by economic conditions in that country, including increased duties, possible employee turnover, and labor unrest. However, the Company believes that if necessary, alternative vendors for inventory would be available.

Revenue Recognitio

Revenue is derived from product sales and is recognized upon shipment to the customer and when collection is reasonably assured. Direct sales to individual customers are recognized within internet sales in the accompanying consolidated statements of operations and comprehensive income, while all sales to retailers and distributors are recognized within retail and wholesale revenues. Returns are accepted for a limited period, but are not significant to the Company’s overall operations. As such, no reserve for sales returns and allowances has been determined necessary by management at both December 31, 2013 and 2012. Payments received by the Company in advance are recorded as deferred revenue until the merchandise has shipped to the customer.

Cost of Goods Sold

The Company recognizes the direct cost of purchasing product for sale, including freight-in and packaging, as cost of goods sold in the accompanying consolidated statements of operations and comprehensive income.

Shipping and Handling Costs

Outgoing shipping and handling costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income and totaled $282,935 and $168,350 for the years ended December 31, 2013 and 2012, respectively.

Advertising and Promotion

The Company expenses advertising and promotion costs as incurred. Advertising and promotion expense recognized for the years ended December 31, 2013 and 2012 was $1,078,180 and $323,167, respectively, and is included in distribution, marketing, and advertising in the accompanying statements of operations and comprehensive income.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2013 and 2012, the Company had no cash equivalents.

Accounts Receivable

Accounts receivable are primarily from retail and wholesale customers or third-party internet brokers. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. An allowance for doubtful accounts is determined based on a combination of historical experience, length of time outstanding, customer credit worthiness, and current economic trends. As of December 31, 2013 and 2012, the Company expects the amount of any potentially uncollectible receivables to be insignificant; therefore, no allowance for doubtful accounts has been determined necessary by management. For the years ended December 31, 2013 and 2012, no accounts receivable were written off.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventory

Inventory, which consists of ready for sale disposable and rechargeable e-cigarettes, batteries, cartomizers and other accessories, is carried at the lower of cost or fair market value. Cost is determined using the first-in, first-out method. Historical inventory usage and current revenue trends are considered in estimating both excess and obsolete inventories. If actual product demand and market conditions are less favorable than those projected by management, inventory write-downs may be required.

Furniture and Equipment

The Company records furniture and equipment at historical cost, less accumulated depreciation. Major expenditures for additions and improvements that substantially extend the useful life of furniture and equipment or increase its operating effectiveness are capitalized. Repair and maintenance costs are expensed as incurred.

Long-lived assets are reviewed for impairment whenever events or circumstances warrant such a review. Recoverability of the asset is measured by comparison of its carrying amount to the undiscounted future net cash flows the asset is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by future discounted cash flows.

The Company depreciates the cost of property and equipment over the estimated useful lives of the assets, ranging from five to ten years, using the straight-line method. As of December 31, 2013 and 2012, the Company had furniture and equipment of $29,385 and $0, respectively, and accumulated depreciation of $2,009 and $0, respectively. Depreciation expense for the years ended December 31, 2013 and 2012 was $2,009 and $0, respectively.

Employee Stock Based Compensation

The Company awards stock based compensation as an incentive for employees to contribute to the Company’s long-term success. The cost is measured based on the fair value of the equity or liability instruments issued on the date of grant. Determining the appropriate fair value model and calculating the fair value of stock compensation awards requires the input of certain assumptions, including the expected life of the stock compensation awards and the Company’s expected common stock price volatility.

Non-Employee Stock Based Compensation

The Company accounts for stock based compensation awards issued to non-employees for services, at either the fair value of the services or the instruments issued in exchange for such services (based on the same methodology described for employee stock based compensation), whichever is more readily determinable.

Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income or loss available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share data reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options and warrants and convertible debt instruments only in periods where such effect would have been dilutive.

Income Taxes

The asset and liability method is used in accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The calculation of the Company’s tax liabilities for uncertain income tax positions based on estimates of whether, and the extent to which, additional taxes will be required.

Prior to the conversion to a corporation on March 8, 2013, the Company was a pass-through entity for income tax purposes. Accordingly, the consolidated financial statements do not include a provision for federal income taxes prior to the conversion. The Company’s earnings and losses were included in the previous members’ personal income tax returns and the income tax thereon, if any, was paid by the members. The Company now files income tax returns in the United States and state and local jurisdictions, which are subject to examination by the tax authorities in that jurisdiction, generally for three years after the filing date.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the consolidated financial statements.

Financial Instruments

The carrying amounts of cash, accounts receivable, and accounts payable approximate fair value as of December 31, 2013 and 2012, because of the relatively short maturities of these instruments.

The estimated fair values for financial instruments presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. The carrying values of the Company’s promissory notes approximate fair value because the underlying instruments are fixed-rate notes based on current market rates and current maturities.

Reclassifications

Certain reclassifications have been made to the prior year balances in order to conform to the current year presentation. These reclassifications had no impact on working capital, net income, stockholders’ deficit or cash flows as previously reported.

2.	REVERSE MERGER

The transaction between Teckmine (renamed Victory) and VEC described in Note 1 was accounted for as a reverse recapitalization of VEC. VEC is the accounting acquirer (and legal acquiree) based on Teckmine’s status as a non operating, public shell company, VEC stockholders obtaining approximately

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

60.9% of the post-transaction common shares of stock and post-transaction management and Board composition (VEC). As a result, the common stock of VEC was retroactively restated to give effect to the 32,500,000 shares issued in the June 25, 2013 share exchange agreement.

On June 25, 2013, Victory completed a private placement transaction concurrently with the Reverse Merger to provide post-transaction working capital. As a result of the private placement, 10,000,000 shares were issued at $0.25 per share resulting in proceeds of $2,500,000. During the private placement, Victory incurred issuance costs of $290,400 which were netted against the proceeds.

Additionally, in conjunction with the closing of the Reverse Merger, various other share-based transactions occurred as follows:

Teckmine shares previously outstanding	19,506,304
Teckmine shares retired	(9,506,304)
Shares issued in connection with the Reverse Merger	844,000

Total shares issued in Reverse Merger	10,844,000

Teckmine Convertible Promissory Notes and Warrants

Effective on January 31, 2013, in anticipation of the Reverse Merger, Teckmine issued $200,000 of convertible promissory notes (the “Teckmine Notes”). The Teckmine Notes were assumed by the Company in the Reverse Merger and, as such, were recorded at fair value which was considered to approximate face value plus accrued and unpaid interest given the short remaining term to maturity and terms reflective of current market conditions. These notes bear interest at 12% and are due on January 31, 2014 or are convertible to the unregistered common stock of the Company at a conversion price that was set at $0.25 at the time of the Reverse Merger. On January 31, 2014, the Teckmine Notes were converted to 800,000 shares of the Company’s common stock and accrued and unpaid interest was paid in cash.

Concurrent with the issuance of the Teckmine Notes, Teckmine issued 200,000 five-year common stock warrants (the “Teckmine Warrants”). The warrants were assumed in the Reverse Merger and are exercisable for unregistered common stock of the Company at an exercise price of $0.25. The Teckmine Warrants are considered to be equity instruments based on the fact that the terms are not subject to adjustment and no circumstances exist under which the holder can receive cash in exchange for the warrant and/or the underlying shares.

3.	REVOLVING CREDIT LINES

The Company no longer maintains any revolving credit lines and has closed its credit cards. The Company had a balance due on these credit cards of $0 and $20,641 at December 31, 2013 and 2012, respectively.

4.	CONVERTIBLE PROMISSORY NOTES

In addition to the Teckmine Notes described in Note 2, on November 4, 2013, the Company issued 6% convertible debentures with a total face value of $2,475,000, maturing on January 1, 2014 convertible at $0.50 per common share at the Company’s option or by the holders if the Company does not convert or repay the notes on or prior to the maturity date. Concurrent with the issuance of the notes, 1,649,999 shares of the Company’s unregistered common stock were issued to the investors and the face amount of the notes was reduced to $1,650,000. The proceeds from the notes were allocated based on the proportionate fair values of the debt and the shares issued creating a discount on the debt of $1,451,621 which was fully amortized to interest expense during the year ended December 31, 2013. At December 31, 2013, $1,200,000 of the note was repaid, and on January 1, 2014, the remaining balance of $450,000 was repaid in full satisfaction of the notes.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	RELATED PARTY TRANSACTIONS

On December 30, 2013, the Company entered into a comprehensive partnership agreement (the “Agreement”) with Fields Texas Limited LLC’s affiliate, E-Cig Acquisition Company LLC (“Fields Texas”), which is partially owned by one of the Company’s directors. See Note 7.

At December 31, 2013 and 2012, stockholders of the Company had loaned amounts totaling $448,166 and $703,570, respectively, which is included in due to related parties in the accompanying consolidated balance sheets. Associated accrued interest of approximately $110,000 and $34,000, respectively, is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. These payables accrue interest at a rate of 12% annually and have a maturity date of January 31, 2014.

On January 27, 2013 (prior to the Reverse Merger ), a related party loaned the Company $250,000 and VEC issued a promissory note for the principal amount with a maturity date of January 31, 2014. As an incentive to advance the loan, VEC issued an 8% interest in VEC to the related party which was converted into 40,000 common shares of VEC (pre-reverse merger). On June 25, 2013, pursuant to the Reverse Merger, the Company exchanged the related party’s shares for 2,600,000 Victory shares. On July 29, 2013, the Company entered into a loan repayment agreement with the related party whereby the Company repaid the $250,000 as full and final settlement. In exchange for early repayment, the related party surrendered 1,600,000 of the 2,600,000 shares issued. Given the fact that this transaction was with a related party and the shares had minimal value at issuance, this transaction has been recorded in stockholders’ deficit.

At December 31, 2012, the Company owed deferred compensation to three individuals totaling $350,000. The deferred compensation was non-interest bearing and for services rendered during 2012. Such amounts were paid in 2013.

In September 2013, the Company moved its operations from Ballground, Georgia to Nunica, Michigan and entered into a month to month agreement with a company related to the Chief Executive Officer to provide office and warehouse facilities, as well as administrative services to include a call center, order fulfillment, purchasing, inventory management and accounting for a monthly fee of approximately $21,000 per month. The contract is cancellable at any time by either party.

6.	COMMITMENTS AND CONTINGENCIES

From time to time we may be involved in various claims and legal actions arising in the ordinary course of our business. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with the applicable accounting literature. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. Certain insurance policies held by the Company may reduce the cash outflows with respect to an adverse outcome on certain of these litigation matters. The Company does not believe it is reasonably possible that any of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows.

7.	DISTRIBUTION AGREEMENT

On December 30, 2013, the Company entered into the Agreement described above whereby Fields Texas will act as the exclusive agent to secure sales and distribution agreements for the Company’s products with various retailers and distributors. Fields Texas will also support the Company’s acquisition, product development, marketing, pricing and promotional efforts.

Pursuant to the Agreement, the Company paid and recorded an expense of $200,000 related to a development fee and issued Fields Texas five-year warrants to purchase 6,975,000 shares of the Company’s

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common stock. The warrants have an original strike price of $9.05, and contain a provision which could reduce the strike price based on certain future events and are thus considered to be a liability. In addition, the Company will pay Fields Texas commissions on the net sales of their products sold. Also, for every $10,000,000 in annual net sales realized, pursuant to the agreement, up to $100,000,000, the Company will issue Fields Texas additional five-year warrants to purchase 530,000 shares of common stock at an exercise price equal to the closing price on the date the warrants are issued.

For a merger or acquisition, strategic partnership, joint venture, licensing or similar transaction that Fields Texas facilitates, Victory will pay a one-time fee of 5% of proceeds. The term of the Agreement is for three years and will automatically be renewed for successive periods upon achieving annual net sales targets.

As a result of this Agreement, a liability has been recorded at December 31, 2013 with the related expense recorded in advisory agreement warrants in the accompanying consolidated statements of operations and comprehensive income. The warrants were valued at the balance sheet date using a binomial pricing model based on the terms of the warrant agreement.

In order to calculate the fair value of the warrants, certain assumptions are made regarding components of the model including the estimated fair value of the underlying common stock, risk-free interest rate and volatility. Changes to the assumptions could cause significant adjustments to the valuation. At December 31, 2013, the assumptions are as follows:

Fair value of common shares	$7.24
Term (years)	5.00
Term-matched risk-free interest rate	1.74%
Term-matched stock volatility	40%
Exercise price	$9.05

The fair value of the underlying common stock was determined based on the traded price of the Company’s stock with a marketability discount of 25%. The risk-free interest rate is based on the yield of U.S. treasury bonds over the expected term. The expected stock volatility is based on historical common stock prices for comparable publicly traded companies over a period commensurate with the life of the instrument.

8.	STOCK BASED COMPENSATION

During 2013, the Company adopted the 2013 Stock Option Plan (the “Plan”) which is intended to advance the interest of the Company’s stockholders by enhancing the Company’s ability to attract, retain, and motivate persons who make (or are expected to make) important contributions to the Company. The maximum aggregate number of shares of the Company’s common stock that may be issued under the Plan is 10,000,000 shares. As of December 31, 2013, the Company granted an aggregate of 9,700,000 stock options to purchase the Company common stock to directors, officers and certain employees and consultants. During the fourth quarter, 2,000,000 of the options were forfeited, leaving 7,700,000 options outstanding at December 31, 2013. The options granted in June and July of 2013 which total 7,500,000 are exercisable at $0.25 and the 200,000 options granted in December are exercisable at $9.05 per share. The options are exercisable for a period of five years from the date of grant. Options to purchase 2,500,000 shares vested immediately, while options to purchase the remaining 5,200,000 shares vested 50% on December 31, 2013 and 50% on December 31, 2014.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the following table. The Company calculates expected volatility based on a comparable industry group and estimates the expected term of its stock options using

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the simplified method. The expected term represents an estimate of the time options are expected to remain outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant. The stock price is based on the Company’s trading price at the date of grant and with a marketability discount of 25%. The assumptions are as follows:

Fair value of common shares	$0.25 – $7.24
Risk free interest rate	.50% – .59%
Expected award life (years)	2.5
Expected volatility	38% – 40%

A summary of option activity under the Plan as of December 31, 2013, and changes during the year then ended is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted — Average Remaining Contractural Term	Aggregate Intrinsic Value
Outstanding, December 31, 2012	—	—	—
Granted	9,700,000	$0.43
Forfeited	(2,000,000)	$(0.25)	—
Exercised	—	—	—

Outstanding as of December 31, 2013	7,700,000	$0.48	5.5	$59,367,000

Exercisable as of December 31, 2013	5,100,000	$0.60	5.5	$39,320,000

The weighted-average grant-date fair value of options granted during the years ended December 31, 2013 was $0.47.

Total stock based compensation expense for the year ended December 31, 2013 and 2012 was $435,000 and $0, respectively. As of December 31, 2013, there was $130,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized during 2014.

9.	EARNINGS PER SHARE

The following table represents a reconciliation of basic and diluted earnings per share:

	2013	2012
Net loss used in the computation of basic and diluted earnings per share	$(20,706,448)	$(478,170)

Weighted average shares outstanding — basic	42,871,414	32,500,000
Common stock equivalents	—	—

Total weighted average shares outstanding — diluted	42,871,414	32,500,000

Per Share Data:
Basic
Net earnings	$(0.48)	$(0.01)

Diluted
Net earnings	$(0.48)	$(0.01)

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the periods where the Company reported losses, all common stock equivalents are excluded from the computation of diluted earnings per share, since the result would be antidilutive. Securities, that were not included in the calculation of diluted earnings per share because to do so would have been antidilutive for the periods presented, are as follows:

	Years Ended December 31
	2013	2012
Stock options	7,269,656	—
Warrants	775,430	—
Convertible debt	1,700,000	—

Total antidilutive common stock equivalents excluded from dilutive earnings per share	9,745,086	—

10.	INCOME TAXES

Due to the Company’s loss and the valuation allowance related to the resulting tax benefit, there was no income tax expense for the current year.

The reconciliation between the effective tax rate and the statutory rate is as follows:

	Years Ended December 31,
	2013	2012
US Federal statutory income tax rate	35.00%	—%
Permanent non-deductible items	(0.27)	—
Other	0.16	—
Effect of valuation allowance	(34.89)	—

Effective income tax rate	—%	—%

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of the deferred income tax asset (liability) are as follows:

	Years Ended December 31,
	2013	2012
Deferred tax assets:
Net operating loss (“NOL”) carryforwards	$921,499	$—
Stock compensation	123,782	—
Stock warrants	6,133,885
Deferred tax liabilities:
Basis difference in fixed assets	(1,429)	—

Net Deferred Tax Assets	7,177,737	—
Valuation allowance	(7,177,737)	—

Total deferred tax assets	$—	$—

The Company has net operating loss carryforwards for federal purposes of approximately $2,493,908 and $0 for the years ended December 31, 2013 and 2012, respectively. The losses will begin expiring in 2033.

In assessing the possible realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferred tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In making this assessment, management does not believe that it is more likely than not that the Company will realize the benefits of the net deferred tax assets as of December 31, 2013. This determination was based on cumulative net losses as of the balance sheet date.

Upon adoption, the Company had no unrecognized tax benefits, and there were no material changes for the year ended December 31, 2013. The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expenses. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. There was no interest or penalties related to income tax matters for the year ended December 31, 2013. The company does not have any open years for audit as of December 31, 2013.

11.	FAIR VALUE MEASUREMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 — Quoted prices for identical assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 — Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3 — Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

As described in Note 1, the Company re-evaluated its common stock price which resulted in a restatement. There were no other changes to the Company’s valuation techniques that had, or are expected to have, a material impact on its consolidated financial position or results of operations.

The following is a description of the valuation methodologies used for instruments measured at fair value:

Warrant liability

The Company utilizes a binomial option pricing model to derive the estimated fair value. Key inputs into the model include a discount for lack of marketability on the stock price, expected volatility, and a risk-free interest rate. Any significant changes to these inputs would have a significant impact to the fair value. See further discussion in Note 7.

Assets and liabilities measured at fair value as of December 31, 2013 are summarized as follows:

Recurring fair value measurements	December 31, 2013
	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant Liability	$16,600,500	$—	$—	$16,600,500

The following table presents a reconciliation of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3 assets).

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Warrant Liability
Balance, January 1, 2013	—
Transfers Into Level 3	—
Transfers Out of Level 3	—
Total net gains (losses)
Net income	—
Other comprehensive income	—
Purchases, sales, issues and settlements
Purchases	—
Issues	16,600,500
Sales	—
Settlements	—

Balance, December 31, 2013	$16,600,500

12.	SUBSEQUENT EVENTS

Private Placements

January and February 2014

On January 7, 2014, January 14, 2014, and January 31, 2014, we completed a “best efforts” private offering of $11,325,000 aggregate principal amount of 15% Senior Secured Convertible Promissory Notes

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(the “Notes”) and warrants (the “Warrants”) to purchase shares of Common Stock at an exercise price of $5.00 per share (the “First Offering”), with a group of accredited investors (the “Purchasers”) for total net proceeds to the Company of $10,505,790 after deducting placement agent fees and other expenses.

On February 28, 2014, we completed another “best efforts” private offering of $16,050,000 aggregate principal amount of Notes and Warrants (the “Second Offering” and together with the First Offering, the “Offerings”) with a group of accredited investors (the “Purchasers”) for total net proceeds to the Company of $14,919,000 after deducting placement agent fees and other expenses.

Notes

The Notes are due on the first anniversary of their respective issuance dates (the “Maturity Date”) if not converted prior to the Maturity Date and accrue interest at a rate of 15% on the aggregate unconverted and outstanding principal amount, payable in cash on a quarterly basis. The shares of Common Stock issuable upon conversion of the Notes shall equal: (i) the principal amount of the Note divided by (ii) $5.00. The conversion price for the Notes is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. The Notes may be prepaid in whole or in part at any time for 115% of the outstanding principal and accrued interest.

Warrants

The Warrants issued in the Offerings are exercisable for an aggregate of 5,475,000 shares of the Company’s Common Stock. The Warrants are exercisable for a period of five years from their respective issue dates. The exercise price with respect to the Warrants is $5.00 per share. The exercise price for the Warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Registration Rights Agreement

In connection with the sale of the Notes and Warrants in the Offerings, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which we agreed to register all of the shares of our Common Stock underlying the Notes and the Warrants (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) to be filed with the SEC by May 15, 2014 (the “Filing Date”) and to cause the Registration Statement to be declared effective under the Securities Act within 90 days following the Filing Date (the “Required Effective Date”).

If the Registration Statement is not filed by the Filing Date or declared effective by the Required Effective Date, the Company is required to pay partial liquidated damages in cash to each Purchaser in the amount equal to 2% of the purchase price paid for the Notes and Warrants then owned by such Purchaser for each 30-day period for which the Company is non-compliant.

Security Agreement

As collateral security for all of the Company’s obligations under the Purchase Agreement and related documents executed in connection with the Offerings, the Company granted the Purchasers a first priority security interest in all of the Company’s assets pursuant to the terms of the Security Agreement entered into between the Company and the Purchasers (the “Security Agreement”

April 22, 2014

On April 22, 2014, the Company completed a private offering with a group of accredited investors (the “Purchasers”) for total net proceeds to the Company of $20,511,200 after deducting placement agent fees

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and other expenses. Pursuant to a securities purchase agreement with the Purchasers (the “Purchase Agreement”), the Company issued to the Purchasers 6% Original Issue Discount Senior Secured Convertible Promissory Notes for a principal amount of $24,175,824 (the “Notes”).

Notes

The Notes are due on the first anniversary of the issue date (the “Maturity Date”) less any amounts converted or redeemed prior to the Maturity Date and accrue interest at a rate of 6% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. The shares of Common Stock issuable upon conversion of the Notes shall equal: (i) the principal amount of the Note to be converted (plus accrued interest and unpaid late charges, if any) divided by (ii) $9.92 (the “Original Conversion Price”). The Original Conversion Price for the Notes is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, should the Company complete an underwritten public offering of a minimum of $25 million, the conversion price would reset to the price that is equal to 115% of the VWAP of the Company’s shares of common stock on the trading day immediately following the pricing of such public offering should that price be lower than the Original Conversion Price. The Company must prepay $12,000,000 of the principal amount of the Notes, plus any accrued and unpaid interest thereon, between 15 days and 30 days following the issue date. The Notes may not be prepaid in whole or in part at any other time. The Purchasers have the right, in certain circumstances, to redeem all or portions of the Notes, in exchange for either cash or shares of the Company’s common stock, including the ability to redeem an aggregate of up to $800,000 per month, as further described in Section 7 of the Notes.

Registration Rights Agreement

In connection with the sale of the Notes, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company agreed to register all of the shares of our Common Stock underlying the Notes (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) to be filed with the SEC by June 6, 2014, subject to the satisfaction of any registration rights previously granted by the Company (the “Filing Date”) and to cause the Registration Statement to be declared effective under the Securities Act within 90 days following the Filing Date (the “Required Effective Date”).

If the Registration Statement is not filed by the Filing Date or declared effective by the Required Effective Date, the Company is required to pay partial liquidated damages in cash to each Purchaser in the amount equal to 2% for the purchase price paid for the Notes then owned by such Purchaser for each 30-day period for which the Company is non-compliant.

Security Agreements

As security for all of the Company’s obligations under the Purchase Agreement and related documents executed in connection with the Offering: (i) MHL (as defined below) granted a guarantee in favor of the Purchasers (the “Purchasers’ Guarantee”) supported by a first priority security interest in all of MHL’s assets pursuant to the terms of the Debenture entered into between MHL and the security trustee for the Purchasers (the “Purchasers’ Security Agreement”); and (ii) the Company granted the Purchasers a first priority security interest in all of the shares owned by the Company in MHL following completion of the Share Exchange, as further described below, pursuant to the terms of a share charge entered into between the Company and the security trustee for the Purchasers (the “Share Charge”).

April 30, 2014

On April 30, 2014, we completed an initial closing of a “best efforts” private offering of $3,139,987.50 (the “Offering”) of units, each unit consisting of (i) one (1) share of our common stock, par value $0.001 per

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

share (the “Common Stock) and (ii) a warrant to purchase  1/4 share of our Common Stock (the “Units”). Pursuant a purchase agreement, we sold 483,075 Units in the Offering, at a price of $6.50 per Unit, to a group of accredited investors (the “Purchasers”) for total net proceeds to the Company of $2,825,988.75 after deducting placement agent fees and other expenses. In the Offering, we issued 483,075 share of our Common Stock (the “Shares”) and warrants to purchase 120,768 shares of our Common Stock (the “Warrants”).

Warrants

The Warrants are exercisable for a period of five years from their issue date. The exercise price with respect to the Warrants is $6.50 per full share. The exercise price for the Warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Registration Rights Agreement

In connection with the sale of the Shares and Warrants in the Offerings, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which we agreed to register all of the Shares and shares of our Common Stock underlying the Warrants (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) to be filed with the SEC within 90 calendar days following the uplisting of our Common Stock on the Nasdaq Stock Market (the “Filing Date”) and to cause the Registration Statement to be declared effective under the Securities Act within 90 days following the Filing Date (the “Required Effective Date”).

If the Registration Statement is not filed by the Filing Date or declared effective by the Required Effective Date, the Company is required to pay partial liquidated damages in cash to each Purchaser in the amount equal to 2% of the purchase price paid for the Shares and Warrants then owned by such Purchaser for each 30-day period for which the Company is non-compliant.

Acquisitions

Acquisition of Vapestick

On January 9, 2014, we completed the acquisition of all of the issued and outstanding ordinary shares of Vapestick Holdings Limited, a company incorporated under the laws of England and Wales (“Vapestick”), pursuant to a Share Exchange Agreement by and between us, Vapestick and all of the shareholders of Vapestick (the “Shareholders”) dated December 15, 2013 (the “Exchange Agreement”).

Pursuant to the terms of the Exchange Agreement, we acquired all issued and outstanding shares of Vapestick from its Shareholders in consideration for (a) an aggregate cash payment of £3,500,000 (approximately $5.74 million) and (b) the issuance of 6,595,900 shares of our Common Stock.

The assets and liabilities of Vapestick shown below are based on preliminary estimates of their acquisition date fair values. The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. As such, the Company has not yet completed the valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair value of Vapestick’s assets acquired and liabilities assumed, along with the related allocations to goodwill and intangible assets. The fair values of certain tangible assets, intangible assets, and residual goodwill are the most significant areas not yet finalized and therefore are subject to change. The final fair value determinations may be significantly different than those shown below.

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is our preliminary assignment of the aggregate consideration:

Estimated Fair Value of Consideration Transferred
Cash	$5,746,965
Issuance of shares of common stock	47,718,321

$53,465,286

Assets Acquired and Liabilities Assumed
Cash	$99,353
Accounts receivable	229,007
Inventory	234,656
Prepaids and other current assets	120,683
Furniture and equipment	47,772
Tradename	7,814,000
Customer Relationships	2,923,000
Accounts payable and accrued expenses	(149,814)
Revolving line of credit	(320,848)
Long-term debt	(55,051)
Other liabilities	(114,777)

Total identifiable net assets	10,827,981
Goodwill	42,637,305

Total fair value of consideration	$53,465,286

The excess of the purchase price over the net assets has been preliminarily allocated to goodwill pending final valuation by an independent valuation firm. The Company expects that intangible assets will be identified and valued and some portion of the identified intangibles will be subject to amortization.

Acquisition of FIN

On February 28, 2014, (the “Closing Date”), we completed the acquisition (the “Merger”) of FIN Electronic Cigarette Corporation, Inc., a Delaware corporation (“FIN”), through a merger with and into VCIG LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“VCIG”), pursuant to the Agreement and Plan of Merger dated February 12, 2013, by and among the Company, VCIG, FIN, and Elliot B. Maisel, as representative of the FIN stockholders (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, and on the Closing Date, we acquired all issued and outstanding shares of FIN from its shareholders (the “FIN Shareholders”) in consideration for an aggregate of 10,000,000 shares of Common Stock (the “Merger Shares”). Additionally, on the Closing Date we paid $10 million of certain indebtedness and liabilities of FIN and its subsidiaries and issued $15 million of promissory notes (the “Promissory Notes”) to satisfy other indebtedness and liabilities of FIN and its subsidiaries. The Promissory Notes become due 90 days from the date of issuance, on May 29, 2014, and accrue interest at a rate of 10% per annum. We may prepay the Promissory Notes without penalty. If we fail to pay off the Promissory Notes in full by June 9, 2014, for every subsequent day the Promissory Notes are not paid in full, we will issue up to 12,500 shares of Common Stock per day, dependent on the outstanding principal amount at that time, but no more than a total of 500,000 shares of Common Stock, to the note holders as a penalty payment (the “Late Payment Shares”).

In connection with the Merger, the Company entered into a registration rights agreement (the “FIN Registration Rights Agreement”) with the FIN Shareholders, pursuant to which we agreed to register all of

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Merger Shares and the Late Payment Shares, if any (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) to be filed with the SEC by April 26, 2014, subject to the satisfaction of the registration rights of the Purchasers in connection with the January and February 2014 private offerings, which if not satisfied by the Filing Date, will cause the Filing Date to be a date following the Purchasers, registration rights being satisfied (the “Filing Date”), and to cause the Registration Statement to be declared effective under the Securities Act within 90 days following the Filing Date (the “Required Effective Date”).

If the Registration Statement is not filed by the Filing Date or declared effective by the Required Effective Date, the Company is required to pay partial liquidated damages to the FIN Shareholders in cash in the amount equal to 2% of the value of the Merger Shares on the Closing Date for each 30-day period for which the Company is non-compliant.

The Company has not yet assessed the fair value of the assets acquired and the liabilities assumed in this transaction. Revenues and expenses of FIN will be included in the consolidated financial statements beginning February 28, 2014.

Acquisition of Must Have Limited (VIP)

On April 22, 2014 (the “Closing Date”), the Company entered into a share purchase agreement (the “Exchange Agreement”) by and between (i) the Company and (ii) the shareholders of Must Have Limited (“MHL”), an England and Wales incorporated limited company (the “MHL Shareholders”). Pursuant to the terms of the Exchange Agreement, the MHL Shareholders transferred to the Company all of the shares of MHL held by such shareholders in exchange for (1) the issuance of 2,300,000 shares (the “Exchange Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (2) GBP £5,345,713.58 (equivalent to $9,000,000) in cash consideration, (3) $11,000,000 of promissory notes (the “Share Exchange”), (4) GBP £6,796,303 in respect of MHL’s surplus cash, and (5) (if payable in accordance with the terms of the Exchange Agreement) up to $5,000,000 as an earn-out.

On the Closing Date, the Company issued $11,000,000 of promissory notes (the “Promissory Notes”). The Promissory Notes become due at the earlier of 1) October 14, 2014, 2) the day the Company first trades it shares of common stock on certain listed exchanges (including the NYSE Market, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange) or 3) the Company completes an underwritten public offering of a minimum of $40 million (the “Maturity Date”). Beginning 120 days following the date of issuance, the Promissory Notes will accrue interest at a rate of 10% per annum.

In connection with the Share Exchange, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the MHL Shareholders, pursuant to which the Company agreed to register all of the Exchange Shares (the “Registrable Securities”) on a Form S-1 registration statement (the “Registration Statement”) to be filed with the SEC within 30 calendar days following the completion of the audit of the MHL financial statement for the MHL 2013 fiscal year, subject to the satisfaction of any registration rights previously granted by the Company (the “Filing Date”), and to cause the Registration Statement to be declared effective under the Securities Act within 90 days following the Filing Date (the “Required Filing Date”).

If the Registration Statement is not filed by the Filing Date or declared effective by the Required Effective Date, the Company is required to pay partial liquidated damages to the MHL Shareholders in the amount equal to 2% of the value of the Exchange Shares on the Closing Date for each 30-day period for which the Company is non-compliant.

As security for all of the Company’s obligations under the Promissory Notes and related documents executed in connection with the Share Exchange, MHL granted a guarantee in favor of the MHL

VICTORY ELECTRONIC CIGARETTES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Shareholders (the “MHL Shareholders’ Guarantee”) supported by a second priority security interest in all of MHL’s assets pursuant to the terms of the Debenture entered into between MHL and the security trustee for the MHL Shareholders (the “Security Agreement”).

In connection with the closing of the Share Exchange and the sale of the Notes, on April 22, 2014, the Company, MHL, the Purchasers, the security trustee for the Purchasers, the MHL Shareholders and the security trustee for the MHL Shareholders entered into an intercreditor agreement (the “Intercreditor Agreement”). The Intercreditor Agreement governs the relative priorities (and certain other rights) of the Purchasers and MHL Shareholders pursuant the respective security agreements that each entered into with the Company and MHL.

The Company has not yet assessed the fair value of the assets acquired and the liabilities assumed in this transaction. Revenues and expenses of Must Have will be included in the consolidated financial statements beginning April 22, 2014.

VAPESTICK HOLDINGS LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

AND INDEPENDENT AUDITORS’ REPORT

DECEMBER 31, 2013 AND 2012

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Vapestick Holdings Limited:

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Vapestick Holdings Limited (“the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vapestick Holdings Limited as of December 31, 2013 and 2012 and the results of their consolidated operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida

March 24, 2014

4868 West Gandy Boulevard — Tampa, Florida 33611 — 813.440.6380

VAPESTICK HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2012

	2013	2012
Assets
Current assets:
Cash	$187,084	$11,310
Accounts receivable	181,949	94,924
Inventory	107,866	79,363
Prepaid inventory	254,717	—
Prepaids and other current assets	5,252	3,993
Due from director	—	27,116
Deferred tax asset	—	13,972

Total current assets	736,868	230,678

Furniture and equipment, net	47,954	44,074

Total assets	$784,822	$274,752

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$300,002	$372,180
Revolving line of credit, net	357,026	—
Due to director	—	58,189
Current maturities of long-term debt	15,170	29,291

Total current liabilities	672,198	459,660
Long-term debt, less current maturities	30,743	45,913

Total liabilities	702,941	505,573

Stockholders’ equity (deficit)
Common stock; 5,000 Series A shares, 5000 Series B shares and 1,136 Series C shares; all shares at $.016 par value, all shares issued and outstanding at December 31, 2013 and 2012, respectively	178	178
Other comprehensive income (loss)	5,911	(7,421)
Retained earnings (accumulated deficit)	75,792	(223,578)

Total stockholders’ equity (deficit)	81,881	(230,821)

Total liabilities and stockholders’ equity (deficit)	$784,822	$274,752

See accompanying notes to the consolidated financial statements and Independent Auditors’ Report

VAPESTICK HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Revenues
Sales	$3,609,360	$1,935,393
Cost of goods sold	1,259,668	621,803

Gross profit	2,349,692	1,313,590

Operating expenses
Selling expenses	803,974	425,942
Personnel costs	632,573	322,117
General and administrative	296,406	200,649
Advertising and marketing	106,505	168,561
Professional fees	60,194	27,476
Merchant account fees	54,865	33,528

Total operating costs	1,954,517	1,178,273

Income from operations	395,175	135,317

Other expense
Interest expense	17,727	4,859

Income before taxes	377,448	130,458
Income tax expense	78,078	27,157

Net income	299,370	103,301
Comprehensive income (loss)
Foreign currency remeasurement	13,332	(13,969)

Total comprehensive income	$312,702	$89,332

See accompanying notes to the consolidated financial statements and Independent Auditors’ Report

VAPESTICK HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES TO STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Series A		Series B		Series C		Total Common Stock		Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Total
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars
Balance at December 31, 2011	5,000	$80	5,000	$80	1,136	$18	11,136	$178	$6,548	$(326,879)	$(320,153)
Foreign currency remeasurement	—	—	—	—	—	—	—	—	(13,969)	—	(13,969)
Net income	—	—	—	—	—	—	—	—	—	103,301	103,301

Balance at December 31, 2012	5,000	80	5,000	80	1,136	18	11,136	178	(7,421)	(223,578)	(230,821)
Foreign currency remeasurement	—	—	—	—	—	—	—	—	13,332	—	13,332
Net income	—	—	—	—	—	—	—	—	—	299,370	299,370

Balance at December 31, 2013	5,000	$80	5,000	$80	1,136	$18	11,136	$178	$5,911	$75,792	$81,881

See accompanying notes to the consolidated financial statements and Independent Auditors’ Report

VAPESTICK HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Cash flows from operating activities:
Net income	$299,370	$103,301
Adjustments to reconcile net income to net cash from operating activities:
Depreciation expense	26,454	16,254
Foreign currency remeasurement	13,332	(13,969)
Changes in operating assets:
Accounts receivable	(87,025)	(21,829)
Inventory	(28,503)	(42,279)
Prepaid inventory	(254,717)	—
Prepaids and other current assets	(1,259)	(3,993)
Deferred tax asset	13,972	25,953
Accounts payable and accrued expenses	(72,178)	79,609

Net cash from operating activities	(90,554)	143,047

Cash flows from investing activities:
Collections on due from director	27,116	57,143
Purchases of furniture and equipment	(30,334)	(26,505)

Net cash from investing activities	(3,218)	30,638

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	108,661
Repayments on long-term debt	(29,291)	(33,457)
Revolvoing line of credit activity, net	357,026	—
Repayments of due to director	(58,189)	(246,520)

Net cash from financing activities	269,546	(171,316)

Net change in cash and cash equivalents	175,774	2,369
Cash, beginning of the year	11,310	8,941

Cash, end of the year	$187,084	$11,310

Supplementary Cash Flow Information
Cash paid during the year for:
Interest	$17,727	$4,859

See accompanying notes to the consolidated financial statements and Independent Auditors’ Report

VAPESTICK HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 1	BUSINESS ORGANIZATION

Vapestick Holdings Limited (“Holdings”) was incorporated on September 16, 2011, and registered under the Companies Act of 2006 in England. Holdings was established as a holding company for Vapestick Branding Limited and The Vapestick Group Limited, the primary trading company, along with The Vapestick Group Limited’s wholly owned subsidiaries: Vaporstick Limited, Vapeaway Limited and Electronic Cigarette Direct Limited (collectively, the “Company”). The Company imports and distributes electronic cigarettes and their components via the internet and other wholesale and retail outlets and its primary operations are based near London, England.

NOTE 2	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements are comprised of the accounts of the Company. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of accounts receivable and inventory. Cash is deposited in various financial institutions. At times, amounts on deposit may be in excess of the Financial Services Compensation Scheme (FSCS) insurance limits.

Revenue Recognition

Revenue is derived from product sales and is recognized upon shipment to the customer. Returns are accepted, but are not significant to the Company’s overall operations. Payments received by the Company in advance are recorded as deferred revenue until the merchandise has shipped to the customer. The Company had no deferred revenue at December 31, 2013 or 2012.

Cost of Goods Sold

The Company recognizes the direct cost of purchasing products for sale, including freight-in and packaging, as cost of goods sold in the accompanying income statement. The Company purchases all of its products from two suppliers in China.

Shipping and Handling Costs

Outgoing shipping and handling costs are included in selling expenses in the accompanying statements of income.

Advertising and Promotion

The Company recognizes advertising and promotion costs as incurred. The amount of advertising and promotion expense recognized for the years ended December 31, 2013 and 2012 were $106,505 and $168,561, respectively.

VAPESTICK HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Cash and Cash Equivalents

The Company considers all highly liquid investments, with maturities of three months or less when purchased, to be cash equivalents. At December 31, 2013 and 2012, the Company had no cash equivalents.

Accounts Receivable

Accounts receivable, primarily from retail customers or third-party internet brokers, are reported at the amount invoiced. Payment terms vary by customer and may be subject to an early payment discount. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. An overall allowance for doubtful accounts is determined based on a combination of historical experience, length of time outstanding and specific identification. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 31, 2013 and 2012, the Company expects these receivables to be fully collectible and therefore has not estimated an allowance for doubtful accounts for either period.

Inventory

Inventory, which consists of ready for sale disposable e-cigarettes, batteries, cartomizers and other accessories, is carried at the lower of cost or fair market value. Cost is determined using the first-in, first-out method.

Furniture and Equipment

The Company records furniture and equipment at historical cost, less accumulated depreciation. Expenditures for additions and improvements over $1,500 that substantially extend the useful life of property and equipment or increase its operating effectiveness are capitalized. Repair and maintenance costs are expensed as incurred. Long-lived assets are reviewed for impairment whenever events or circumstances warrant such a review, at least annually, pursuant to the provisions Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 360 Property, Plant, and Equipment. The Company depreciates the cost of furniture and equipment over the estimated useful lives of the assets, ranging from two to ten years, using the straight-line method. For the years ended December 31, 2013 and 2012, the Company had depreciation expense of $26,454 and $16,254, respectively. At December 31, 2013 and 2012, accumulated depreciation was $49,927 and $21,604, respectively.

Foreign Currency Translation Adjustments

The Company has reported the financial statements in US dollars at December 31, 2013 and 2012 as translated from British Sterling Pounds. The Company translated assets and liabilities at exchange rates in effect at the balance sheet dates. The Company translates their revenues and expenses using average rates during the year. The resulting foreign currency translation adjustments are recorded as a separate component of accumulated other comprehensive income in the accompanying consolidated balance sheets and consolidated statements of stockholders’ equity (deficit). The spot rates used as of December 31, 2013 and 2012 were 1.6541 and 1.6273, respectively. The average rates used for the years ended December 31, 2013 and 2012 were 1.5646 and 1.5849, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their

VAPESTICK HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The Company is taxed is accordance with United Kingdom Corporation Tax, which is a corporate tax levied on the profits made by companies that are resident and trade in the UK. The rate of corporation tax is determined by the financial year, which runs from April 1 to the following March 31, and was 20% for the years ended December 31, 2013 and 2012.

Management has evaluated tax positions in accordance with ASC 740, Income Taxes, and has not identified any significant tax positions, other than those disclosed.

Subsequent Events

The Company has evaluated subsequent events through March 24, 2014, the date the financial statements were available to be issued.

NOTE 3	REVOLVING CREDIT LINES

The Company has a revolving credit line with a bank that has a maximum credit limit of approximately $364,000 as of December 31, 2013. The balance on the line was $357,026 at December 31, 2013. The line is callable at any time, bears interest of approximately 4.5% per year over the prevailing Bank of England Base Rate (0.5% at December 31, 2013) and is secured by substantially all of the Company’s assets. The agreement calls for the Company to maintain adjusted tangible net worth not less than a minimum amount of approximately $265,000 for the year ended December 31, 2013. As of December 31, 2013, the Company was not in compliance with this covenant.

NOTE 4	TAXES

The components of income tax expense for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Current	$78,078	$27,157
Deferred	—	—

	$78,078	$27,157

VAPESTICK HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

There is no difference between income tax expense computed by applying the statutory income tax rate to earnings before taxes.

	2013	2012
Pretax earnings at statutory rate	$78,078	$27,157

The components of deferred taxes are as follows:

	2013	2012
Deferred income tax assets:
Operating loss carryforwards	$—	$13,972

NOTE 5	LONG-TERM DEBT

The Company has two term notes with a bank.

A £40,000 note that bears interest at 5.0% per year over the prevailing Bank of England Base Rate (0.5% at December 31, 2013), with 60 payments of £764 per month (approximately $1,264 at December 31, 2013) and a maturity date of January 2017 and secured by various assets of the Company. The balance due on this note as of December 31, 2013 and 2012 was $45,913 and 60,095, respectively. This note was paid in full subsequent to December 31, 2013.

A £30,000 note that bears interest at 4.6% per year, with 12 payments of £2,561 per month and secured by various assets of the Company. This note was paid in full during May 2013. The balance due on this note as of December 31, 2012 was $15,109.

Scheduled principal payments due on the term notes as of December 31, 2013 are as follows:

2014	$15,170
2015	15,170
2016	15,170
2017	403

$45,913

NOTE 6	RELATED PARTY DEBT AND TRANSACTIONS

The Company has a search engine optimization (SEO) service agreement with a company that is 50% owned by one of the Company’s directors. Per the agreement, the Company will pay 18% of the gross revenue, plus applicable value added tax, arising from sales made by, on, or through relevant websites. Total costs incurred under this agreement were $321,238 and $218,718 for the years ended December 31, 2013 and 2012.

At December 31, 2012, the Company owed a director of the Company $58,189 related to cash advances of $32,332 made to cover short-term operating needs of and $25,857 for services provided under the SEO service agreement. There were no stated terms on the cash advances provided by the director.

At December 31, 2012, a director of the Company owed $27,116 to the Company. There were no stated terms on the advance provided to the Director.

VAPESTICK HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 7	COMMITMENTS AND CONTINGENCIES

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines than an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of December 31, 2013 and 2012, the Company is not aware of any commitments or contingencies that are expected to have an adverse effect on the Company.

NOTE 8	SUBSEQUENT EVENTS

On January 9, 2014, all issued and outstanding shares in the capital of the Company were acquired by Victory Electronic Cigarettes Corporation (“Victory”) pursuant to a share exchange agreement. The terms of the share exchange agreement resulted in the shareholders of the Company receiving (a) an aggregate cash payment of £3,500,000 (approximately $5,740,000), (b) the issuance of 6,516,205 shares of Victory common stock, and (c) an agreement from Victory to issue an aggregate number of additional shares of common stock equal to 10% of all shares of common stock that Victory issues in any subsequent financing, up to gross proceeds of $1,925,000, calculated on a fully diluted basis.

FIN BRANDING GROUP, LLC

Financial Statements

For the Years Ended

December 31, 2013 and 2012

J. Kenny Crow, Jr., CPA
John R. Shields, CPA
Joseph M. Bailey, CPA
Regina L. McKellar, CPA, CVA
Edward G. McDermott, CPA
A. Bruce Dudley, Jr., CPA
Vivian V. Chateau, CPA

INDEPENDENT AUDITORS’ REPORT

To the Members

Fin Branding Group, LLC

We have audited the accompanying financial statements of Fin Branding Group, LLC, (an Illinois LLC and subsidiary of FGM, LLC) which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of operations, members’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

Mobile Office	Gulf Shores Office	CSBcpa.com
tel (251) 343.1012 | fax (251) 343.1294	tel (251) 968.4337 | fax (251) 968.8995	toll free (800) 347.8583
3742 Professional Parkway	121 Cove Avenue | P.O. Box 2405
Mobile, AL 36609	Gulf Shores, AL 36547

Member of American Institute of Certified Public Accountants and Alabama Society of Certified Public Accountants.

Fin Branding Group, LLC
Page two

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fin Branding Group, LLC, as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Subsequent Event

As discussed in Note 13 to the financial statements, on February 28, 2014, the Company merged with Victory Electronic Cigarette Corporation, Inc.

Mobile, Alabama

March 19, 2014

FINANCIAL STATEMENTS

FIN BRANDING GROUP, LLC

BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

	2013	2012
Assets
Current assets
Cash	$28,543	$4,981,464
Accounts receivable, net of allowance of $400,000 in 2013 and $2,600 in 2012	2,536,753	2,837,250
Inventory	26,638,883	9,956,133
Prepaid expenses	1,078,825	399,629
Vendor advances	76,706	3,587,217

Total current assets	30,359,710	21,761,693

Property and equipment
Exhibits and display fixtures	1,264,771	404,714
Packaging and design	1,315,547	31,972
Furniture and fixtures	137,567	22,323

	2,717,885	459,009
Less accumulated depreciation	423,442	43,909

Net property and equipment	2,294,443	415,100

Other assets
Loan costs, net of accumulated amortization	582,053	883,793
Deferred charges	204,474	188,758
Goodwill	1,361,714	1,361,714

Total other assets	2,148,241	2,434,265

	$34,802,394	$24,611,058

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$670,880	$473,067
Accounts payable — related parties	2,100,533	3,001,235
Accrued expenses	1,882,244	673,770
Notes payable	13,369,899	—

Total current liabilities	18,023,556	4,148,072

Other liabilities
Notes payable — related parties	19,351,468	15,264,319

Total other liabilities	19,351,468	15,264,319

Members’ equity	(2,572,630)	5,198,667

	$34,802,394	$24,611,058

See notes to financial statements

FIN BRANDING GROUP, LLC

STATEMENTS OF OPERATIONS

	Years Ended December 31
	2013	2012
Sales	$41,927,596	$15,021,010
Cost of sales	22,273,519	8,289,647

Gross profit	19,654,077	6,731,363

Operating expenses
Amortization	300,427	18,801
Depreciation	379,533	39,011
Rent	96,759	15,702
Other operating expenses	25,054,567	6,467,482

Total operating expenses	25,831,286	6,540,996

Income (loss) from operations	(6,177,209)	190,367

Other income (expense)
Interest income	—	11
Interest expense	(1,594,088)	(497,530)

Total other income (expense)	(1,594,088)	(497,519)

Net loss	$(7,771,297)	$(307,152)

See notes to financial statements

FIN BRANDING GROUP, LLC

STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2013 AND 2012

Balance at January 1, 2012	$5,505,819
Net loss for the year	(307,152)

Balance at December 31, 2012	5,198,667
Net loss for the year	(7,771,297)

Balance at December 31, 2013	$(2,572,630)

See notes to financial statements

FIN BRANDING GROUP, LLC

STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2013	2012
Cash flows from operating activities:
Net loss	$(7,771,297)	$(307,152)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	300,427	18,801
Depreciation	379,533	39,011
Increase (decrease) in allowance for bad debts	397,400	(122,400)
Increase (decrease) in allowance for inventory obsolescence	300,000	—
Interest and fees added to line of credit balance	439,029	—
Interest accrued on related party loans	1,122,589	373,187
Noncash inventory and vendor advance transactions	833,354	14,262,800
(Increase) decrease in:
Accounts receivable	(96,903)	(1,623,003)
Inventory	(16,982,750)	(7,389,073)
Prepaid expenses	277,481	(136,068)
Vendor advances	3,510,511	(2,885,355)
Increase (decrease) in:
Accounts payable	197,813	179,063
Accounts payable — related parties	(2,856,644)	116,005
Accrued expenses	251,795	500,164

Net cash provided by (used in) operating activities	(19,697,662)	3,025,980

Cash flows from investing activities:
Capitalized costs	(14,403)	(441,352)
Purchase of property and equipment	(2,258,876)	(392,442)

Net cash used in investing activities	(2,273,279)	(833,794)

Cash flows from financing activities:
Draws on line of credit	56,608,925	—
Repayments on line of credit	(43,678,055)	—
Proceeds from notes payable — related parties	5,787,150	9,288,839
Repayment of notes payable — related parties	(1,700,000)	(6,821,706)

Net cash provided by financing activities	17,018,020	2,467,133

Increase (decrease) in cash	(4,952,921)	4,659,319
Cash — beginning of period	4,981,464	322,145

Cash — end of period	$28,543	$4,981,464

Supplemental cash flow disclosures:
Interest paid	$806,077	$124,343

Noncash investing and financing activities:
Accounts payable — related parties used to finance acquisition of inventory	$833,354	$1,465,614
Accounts payable — related parties used to finance capitalized costs	—	650,000
Notes payable — related parties used to finance vendor advances and acquisition of inventory	—	12,797,186
Accounts payable — related parties increased by interest accrued on notes payable — related parties	1,122,589	373,187
Insurance premiums financed	956,677	—

	$2,912,620	$15,285,987

See notes to financial statements

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Note 1 — Summary of significant accounting policies

Organization

Fin Branding Group, LLC, (Fin) is an Illinois limited liability company organized June 10, 2011 as Finiti Branding Group, LLC, and continuing until dissolved by consent of all members, for the purpose of manufacture, import, export, distribution and sale of electronic cigarettes and other products as determined by management. The Company is a 70% owned subsidiary of FGM, LLC (FGM). The remaining 30% is owned by members unrelated to FGM.

During 2012, Fin changed its legal name from Finiti Branding Group, LLC, to Fin Branding Group, LLC.

Nature of operations

The Company imports and distributes rechargeable and disposable electronic cigarettes in tobacco and menthol flavors, as well as related refill and replacement and accessory products under the Fin and Finiti brands. Products are sold to wholesale distributors and big-box retailers, drug and grocery retail chains, convenience stores and specialty retailers, both directly and through distributors. Products are also sold directly to consumers through the Company’s e-retail website.

Reclassifications

Certain amounts in 2012 have been reclassified to conform with the 2013 presentation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates

Accounts receivable

Management has estimated an allowance of $400,000 based on the Company’s history and management’s expectations for future returns, credits and uncollectible accounts.

Inventory

Finished goods inventory was written down by approximately $1,159,000 during 2013 based on management’s estimate of the minimum amount that would be obtainable in a bulk sale of older inventory items. Management has estimated an allowance of $300,000 for additional potential inventory losses.

Actual uncollectible receivables and inventory losses could differ from these estimates, and the differences could be material.

Significant concentrations of credit risk

The Company supplies products and services and extends credit where permitted by law to customers primarily in the United States of America. The majority of sales are to large retail chains and distributors servicing convenience stores. Sales to the Company’s largest customer accounted for 33% of 2013 sales and

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

61% of 2012 sales and sales to the five largest customers accounted for 82% of 2013 sales and 87% of 2012 sales. Receivables from these customers account for 68% of accounts receivable at December 31, 2013 and 93% of accounts receivable at December 31, 2012.

Substantially all of the Company’s products are manufactured by two firms located in China. Material amounts of inventory are located in China or in transit from China at December 31, 2013 and 2012. Insurance coverage of inventory in transit has been obtained from a commercial insurance carrier.

The Company maintains cash balances at national financial institutions with branches located in Alabama (and Illinois in 2012 and through June 2013). The accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 per bank starting January 1, 2013 and up to $250,000 per bank for savings and money market accounts with no limits for non-interest-bearing transaction accounts through December 31, 2012. At December 31, 2013 and 2012, and during the years then ended, the Company had no cash balances that were not covered by FDIC insurance.

Inventory

Inventory is stated at the lower of cost or market with cost being determined by specific identification using cost layers. Freight-in and duty costs are included in inventory cost. Freight-out costs are charged to cost of sales when incurred.

Property and depreciation

Property and equipment are recorded at cost and expenditures for improvements are capitalized. Normal repairs and maintenance charges are expensed as incurred. Depreciation is provided by the straight-line method over the estimated useful lives of the respective assets as follows:

Exhibits and display fixtures	3-5 years
Packaging and design	5 years
Furniture and fixtures	5 years

Advertising

The Company employs a comprehensive marketing campaign targeted at end-user consumers. In-store marketing consists of product giveaways and point of purchase marketing. Out-of-store marketing consists of media advertising, event marketing, social media and trade shows. Advertising costs are expensed when incurred. Costs of marketing equipment and long-lived promotional materials such as trade show booths, retail display units and story boards are capitalized and depreciated over the expected useful life of the assets. Point of purchase marketing items are added to inventory when purchased and charged to cost of sales as the items are shipped to customers. Advertising costs of $4,389,682 and 247,610, respectively, and other marketing costs of $7,239,972 and $1,027,967, respectively, are included in 2013 and 2012 operating expenses.

Presentation of certain taxes

The Company collects various taxes from customers and remits these amounts to applicable taxing authorities. The Company’s accounting policy is to exclude these taxes from revenue and cost of sales.

Income taxes

The Company files federal and state income tax returns and is taxed as a partnership under the Internal Revenue Code and similar state statutes. In lieu of income taxes, the members of the limited

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

liability company are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes related to the Company is included in these financial statements. As a result, the Company has no tax positions resulting in unrecognized tax benefits that are subject to significant increase or decrease.

The Company files income tax returns in the U.S. federal jurisdiction, and numerous states. There are currently no years for which the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities.

Note 2 — Accounts receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts of $400,000 in 2013 and $2,600 in 2012. The Company estimates the allowance based on its historical experience of the customer collections. Accounts that are determined by management to be uncollectible are charged off against the allowance at the time that determination is made. All of the net trade receivables are pledged as collateral on long-term debt.

Note 3 — Inventory

At December 31, inventory consists of the following:

	2013	2012
Finished goods and POS materials	$26,579,181	$6,739,931
In-transit	—	2,834,334
Inventory in China	250,069	233,833
Raw materials	109,633	148,035

	26,938,883	9,956,133
Less allowance	(300,000)	—

Total	$26,638,883	$9,956,133

Inventory in-transit is made up of product in the possession of a common carrier or non-vessel operating common carrier (NVOCC), for which ownership and title has passed from the vendor to the Company. Inventory in China consists of component parts held for use in the manufacture of new products. Raw materials consist of nicotine held in China for use in manufacturing certain products.

Note 4 — Vendor advances

Vendor advances are made up of deposits of approximately 20% of purchase orders for inventory manufactured in China, required to be paid prior to manufacture starting. These amounts are remitted to Chinese manufacturers through a related company as discussed in Note 5. Vendor advances are applied to inventory purchases when products are shipped.

Note 5 — Related party transactions

As discussed in Note 1 to the financial statements, the Company is a 70% owned subsidiary of FGM, LLC (FGM). Gulf Distributing Holdings, LLC owns an equity interest in FGM. Various other entities are affiliated with Fin through common control with FGM and minority members.

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

Transactions with FGM, Gulf Distributing Holdings, LLC and its subsidiaries and related entities (Gulf), and other related parties are discussed below.

Accounts payable

Accounts payable — related parties at December 31, consist of the following:

	2013	2012
FGM and its affiliates	$802,891	$748,669
Gulf	370,954	759,777
Minority members and their affiliates	926,688	1,492,788

Total	$2,100,533	$3,001,234

Notes payable

Notes payable — related parties consist of the following at December 31:

	2013	2012
Revolving credit agreement with Gulf, maturing in April 2015, interest calculated daily at LIBOR plus 13%, interest at 6% payable monthly and remaining interest payable at maturity. Repayment of principal is limited by debt subordination and intercreditor agreement with Wells Fargo Bank (Wells Fargo) as discussed in Note 8. Balance due was paid to Holdings by FGM on April 1, 2013 and all right, title and interest in the loan was assigned by Holdings to FGM.	$5,000,000	$4,912,850

Subordinated demand notes payable to FGM, interest accrued at 6% payable on demand. Payment of principal and accrued interest is restricted by subordination agreement with Wells Fargo as discussed below and in Note 8.	10,221,427	6,521,426

Subordinated demand notes payable to minority members, interest accrued at 6% payable on demand. Payment of principal and accrued interest is restricted by subordination agreement with Wells Fargo as discussed below and in Note 8.	4,130,041	3,830,043

	$19,351,468	$15,264,319

Under the terms of a subordination agreement with Wells Fargo, FGM and the minority members have waived the right to demand payment of principal on subordinated demand notes until all indebtedness under the credit agreement with Wells Fargo has been repaid and Wells Fargo has released its lien in the collateral. Therefore, subordinated notes payable to members have been classified as long-term liabilities.

Transactions with related entities

Loan costs at December 31, 2012 include $650,000 payable to an affiliate of FGM, for services performed in connection with obtaining the Wells Fargo Bank credit agreement.

Product sales are made to Gulf. Receivables from Gulf are $(91,771) and $25,902 at December 31, 2013 and 2012, respectively, and are included in accounts receivable.

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

The Company’s supplier oversight and quality control is outsourced to an affiliated firm in China controlled by one of the Company’s minority members. Substantially all payments for inventory purchases are made through this affiliated firm, which receives a fee of 8% of the manufacturing costs of products manufactured in China. This fee is included in costs of inventory purchases. Total amounts paid to the affiliated firm for inventory purchases and deposits amounted to $32,557,089 in 2013 and $15,621,365 in 2012.

The Company’s accounting and administrative functions are performed by Gulf for a monthly service fee. Monthly consulting fees and office rent are paid to a company affiliated with minority members. Executive and office salaries paid by Gulf and affiliates of minority members attributable to Fin are charged back to the Company. Other expenses are paid on behalf of the Company by Gulf and minority members and affiliated companies. Commissions are paid to Gulf under a commission agreement. Interest is computed on notes payable to FGM, Gulf, and minority members as discussed above. Amounts attributable to these transactions included in the statements of operations are detailed in the following schedule:

	2013
	FGM and its Affiliates	Gulf	Minority Members and their Affiliates	Total
Revenues
Net sales	$—	$197,787	$—	$197,787

Total revenue from related parties	$—	$197,787	$—	$197,787

Expenses
Expense reimbursements and promotional products	$—	$451,598	$29,851	$481,449
Commissions	—	501,748	208,424	710,172
Monthly service and consulting fees	—	488,548	104,579	593,127
Salary chargebacks	—	693,235	13,934	707,169
Interest	884,346	370,507	238,125	1,492,978

Total expenses charged by related parties	$884,346	$2,505,636	$594,913	$3,984,895

	2012
	FGM and its Affiliates	Gulf	Minority Members and their Affiliates	Total
Revenues
Net sales	$—	$511,930	$—	$511,930

Total revenue from related parties	$—	$511,930	$—	$511,930

Expenses
Expense reimbursements and promotional products	$—	$451,598	$66,912	$518,510
Commissions	35,372	19,544	—	54,916
Monthly service fees	—	305,250	—	305,250
Salary chargebacks	—	565,198	354,697	919,895
Interest	63,297	406,114	27,174	496,585

Total expenses charged by related parties	$98,669	$1,747,704	$448,783	$2,295,156

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

Note 6 — Business combinations

Fin was formed on June 10, 2011 by means of capital contributions from two members:

1.	S2 Partners, Inc. received a 50% capital interest in Fin in exchange for Fin acquiring the assets and assuming the liabilities of S2 Partners, Inc.

2.	FGM received a 50% capital interest in Fin in exchange for a cash contribution of $2,000,000.

The formation of Fin was expected to more effectively utilize the assets and expertise of both members in the production, importing, exporting, sale, and distribution of Fin and Finiti electronic cigarettes. The goodwill of $1,361,714 arising from the business combination consists primarily of contractual rights, trade secrets and proprietary information, and was calculated as follows:

Estimated fair value of capital interest received	$2,000,000

Fair value of assets and liabilities at acquisition date
Cash	224,951
Accounts receivable	58,880
Inventories	299,286
Prepaids and other assets	196,904
Fixed assets	7,826
Payables	(149,561)

Total identifiable net assets	638,286

Goodwill	$1,361,714

Goodwill is calculated as the excess of the purchase price paid over the net assets recognized. The goodwill recorded as part of the S2 acquisition primarily reflects the value of start-up activities conducted and contracts and agreements entered into by S2, as well as any intangible assets that do not qualify for separate recognition. Goodwill is not amortizable nor deductible for tax purposes.

During 2011, FGM acquired a controlling interest in the Company through additional capital contributions. According to the terms of the Company’s operating agreement, the change in ownership was recorded by adjusting capital accounts so that FGM’s and minority members’ capital accounts equaled their proportionate shares of the Company’s net fair value. During 2012, FGM acquired additional capital interests as incentive for Gulf entering a revolving credit agreement with the Company and subordinating its collateral rights under the revolving credit agreement to Wells Fargo Bank as described in Note 5. During 2013, FGM acquired additional capital interests and incentive for additional loans made to the Company.

Note 7 — Intangible assets

Goodwill

As described above, in conjunction with the acquisition of the net assets of S2 Partners, Inc., the Company has recorded goodwill as an asset (included on the accompanying balance sheets). In accordance with U.S. generally accepted accounting principles, the Company does not amortize its goodwill. Instead, the goodwill asset will be tested periodically and written down (if necessary) to its current value. Goodwill is tested for impairment on an ongoing basis, generally at least quarterly.

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

Deferred charges

As discussed in Note 11, the Company is involved in a patent infringement lawsuit and various trademark disputes. In accordance with accounting principles generally accepted in the United States of America (US GAAP), the costs of defending patents and trademarks are being deferred until such time as the disputes are resolved.

Loan costs

Costs associated with acquiring new debt are capitalized and amortized over a period of time corresponding with the term of the related loan. Net loan costs reported on the balance sheet at December 31, consist of the following:

	2013	2012
Loan costs, at cost	$901,281	$902,594
Accumulated amortization	(319,228)	(18,801)

Net loan costs	$582,053	$883,793

Note 8 — Notes payable

Effective December 31, 2012, the Company entered into a credit agreement with Wells Fargo Bank (Lender) which provides for a revolving credit and/or letters of credit commitment in the maximum combined amount of $20 million. Amount of credit to be provided is additionally limited to specified percentages of eligible receivables and eligible finished goods and in-transit inventory. The commitment terminates on December 31, 2015. Virtually all of the Company’s assets are pledged as collateral, including rights to any profits resulting from the sale of the Company’s distribution agreements or other intangible assets. All collections of accounts receivable are required to be applied to reduce any revolving credit balance outstanding. The agreement provides for variable interest rates. The interest rate is the Daily Three Month LIBOR plus a margin of 3%, the margin will be reduced to 2.5% in 2014 providing the Company meets specified requirements for EBITDA for the year ending December 31, 2013. At December 31, 2013 and 2012, interest rates are 3.25% and 3.306%.

The balance due on the loan was $13,369,899 and $0 at December 31, 2013 and 2012.

The credit agreement was amended during 2013 to increase the amount of inventory includable in the borrowing base. The agreement was amended subsequent to year end to modify debt covenants, extend inventory increase through July 2014 and modify other collateral requirements, and to allow for the merger with Victory as discussed in Note 13.

The Company is obligated to Lender to comply with a number of debt covenants. Among these covenants is a restriction on the amount of distributions that the Company is allowed to make. Also, covenants require the Company to provide specified reports on collateral and meet certain monthly financial balances and ratios. The Company did not meet one of these ratios for the months of September, October, November and December 2013 and January 2014. Lender has waived these specified defaults.

As discussed in Note 5, notes payable to related parties are subordinated to the Wells Fargo credit agreement. Under the terms of the subordination agreement between Wells Fargo, FGM, and the minority members, no principal payments may be made on demand notes to members until all Wells Fargo indebtedness has been paid. Interest payments may be made provided the Company meets specified financial balance requirements. Under the terms of the subordination and intercreditor agreement between

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

Wells Fargo and Gulf, interest payments may be made according to the terms of the revolving credit agreement with Gulf provided the Company meets specified financial balance requirements. Principal payments on the revolving credit balance may be made starting July 1, 2013, up to specified limits, providing the Company meets specified financial balance and ratio requirements.

Maturities of notes payable are as follows:

	Related Parties	Wells Fargo	Total
Year ending December 31:
2014	$—	$—	$—
2015	19,351,468	13,369,899	32,721,367

	$19,351,468	$13,369,899	$32,721,367

The Wells Fargo credit agreement includes a subjective acceleration clause and a lockbox arrangement. Therefore, in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) 470-10-45-5, the balance has been classified as a current liability.

Note 9 — Retirement plan

On November 15, 2012, the Company started a 401(k) plan (Plan) with discretionary company matching contributions and automatic enrollment. Discretionary profit sharing contributions may also be made by the Company. The Plan covers all employees age 18 and over with one year of service. Employees who were employed on the Plan’s effective date are not required to meet service requirements to participate. During 2013 and 2012, the Company matched 30% of an employee’s contribution to the plan up to 6% of the employee’s gross wages.

Note 10 — Barter transaction

During 2013, the Company entered into a barter transaction, exchanging finished goods inventory with a net book value of $1,231,516 for barter credits redeemable for a percentage of future purchases of media advertising (redeemable for 100% of cost of media usage during the fourth quarter of 2013). The barter transaction was recorded as a sale at the agreed upon fair value of the inventory, which was $2,850,000. All of the barter credits were used during 2013, and $2,850,000 is included in advertising expense reported as other operating expenses for 2013.

Note 11 — Contingencies

Legal matters

The Company has been named as a defendant in a lawsuit filed by Ruyan Investments Holdings, Ltd. in the U.S. District Court for the Central District of California. The suit asserts patent infringement and seeks monetary damages and injunctive relief. The Company filed a request for reexamination by the U.S. Patent and Trademark Office, seeking to invalidate claims of the patent involved, and a motion to stay the litigation pending the outcome of the reexamination. The request for inter parties reexamination of the patent was granted during 2012, and the reexamination is pending. The motion to stay the litigation was granted in February 2013, and no further activity on the litigation is expected to take place until the reexamination is complete. Ruyan’s parent company was purchased by Imperial Tobacco Group in 2013 and, subsequent to the balance sheet date, a subsidiary of Imperial Tobacca Group, Fontem Ventures, B.V., filed an additional patent infringement suit against Fin and other e-cigarette companies, citing newly issued patents acquired as part of this purchase. Management and outside legal counsel are unable to evaluate the likelihood of a favorable or unfavorable outcome or estimate the range of potential loss. In the event of an unfavorable outcome, it is likely that the loss would be material.

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

From time to time, the Company may be involved in litigation and regulatory investigations arising in the ordinary course of business. While the ultimate outcome of any such matters is not presently determinable, it is the opinion of management that the resolution of any claims resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company.

Regulations

A 2013 U.S. Court of Appeals decision determined that, although electronic cigarettes may not be regulated as drug/device products, they can be regulated by the Food and Drug Administration (FDA) as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 (the Act). In Fall of 2013, the FDA issued a proposed rule (currently under review by the OMB) extending its regulatory authority over tobacco products under the Act to additional products including electronic cigarettes. Such regulation could include subjecting electronic cigarettes to various general controls and requiring a premarket review of any product not marketed as of February 15, 2007 and unmodified since then. The Company’s management and in-house corporate attorney have presented to FDA, consulted with industry groups and various experts and past FDA officials, and do not think it likely that FDA final regulations, when and if issued, will require that e-cigarettes be taken off of the market immediately. However, in the event that final FDA regulations subject e-cigarette products to the new tobacco product requirements as they currently exist, such requirements may have a material adverse effect on the Company’s operations.

Note 12 — Commitments

Marketing and service agreements

The Company has an agreement for sales and marketing services for various trade channels provided by an unrelated company. The agreement provides for payment of commissions of 5% of monthly sales to customers in the specified channels through February 2014 and business development fees of $10,000 per month through February 2013. The commission agreement automatically renews for successive one year periods unless written notice of intention not to renew is given prior to the end of the period in effect.

The Company has a commitment to an unrelated entity to make specified payments upon distribution reaching specified numbers of stores. Rebate agreements with this entity and other unrelated entities provide for rebates of various percentages of sales for periods from one to two years, with provision for renewal.

As discussed in Note 5, the Company has service agreements with Gulf and with a company affiliated with a minority member. These agreements continue until terminated by the related parties. Under the terms of the agreements, Gulf is entitled to a fee of 6% of the manufacturing costs of products sold by the Company through distribution relationships established by Gulf and the affiliated company is entitled to a fee of 8% of the manufacturing costs of products manufactured in China. A January 1, 2013 agreement with a company affiliated with minority members calls for monthly payments of $12,500 for consulting and $1,250 for office rent for three years, automatically renewable for successive three year terms unless terminated, termination subject to approval from the minority member.

The Company is a member of an industry association which has entered into a consulting and services agreement with an unrelated party calling for monthly fees of $10,000 over a two year term, cancellable by either party with sixty days notice, renewable for successive twelve month terms. The Company is paying the fees under this agreement.

Other sales and services agreements exist with various related and unrelated entities. The terms of these agreements generally specify that they may be terminated by either party with required notice of 3 months or less.

FIN BRANDING GROUP, LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2013 AND 2012

Note 13 — Subsequent events

Management’s evaluation of subsequent events

Management has evaluated subsequent events through March 19, 2014, the date which the financial statements were available to be issued.

Merger

On February 28, 2014, the Company was merged into Victory Electronic Cigarette Corp, Inc. (Victory) (a publicly traded corporation). The merger resulted in the Company becoming a wholly owned subsidiary of Victory. The Revolver and member debt were eliminated as of February 28, 2014, as part of this transaction. Additionally, as part of this transaction, various contracts with related parties were terminated and the covenants with a bank were restructured.

MUST HAVE LTD

CONTENTS OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2013

REPORT OF THE INDEPENDENT AUDITORS TO THE BOARD OF DIRECTORS OF

MUST HAVE LTD

Report on the Financial Statements

We have audited the accompanying financial statements of Must Have Ltd, which comprise the balance sheets as of June 30, 2013 and 2012, and the related statements of profit and loss, changes in stockholder’s equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Must Have Ltd, as of June 30 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United Kingdom. Accounting principles generally accepted in the United Kingdom vary in certain important respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the United States Generally Accepted Accounting Principles section.

Robert Stafford BA(Hons) ACA (Senior Statutory Auditor)

for and on behalf of SCCA Ltd T/a Stafford & Co

Chartered Accountants

and Statutory Auditor

2nd Floor, Nelson Mill

Gaskell Street

Bolton

Lancashire

BL1 2QE

25 April 2014

MUST HAVE LTD

PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 30 JUNE 2013

	Notes	2013 £	2012 £
TURNOVER		12,073,679	3,592,113
Cost of sales		3,741,773	1,778,425

GROSS PROFIT		8,331,906	1,813,688
Administrative expenses		1,716,826	609,638

OPERATING PROFIT	3	6,615,080	1,204,050
Interest receivable and similar income		8,293	2,318

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		6,623,373	1,206,368
Tax on profit on ordinary activities	4	1,563,475	294,853

PROFIT FOR THE FINANCIAL YEAR		5,059,898	911,515

CONTINUING OPERATIONS

None of the company’s activities were acquired or discontinued during the current year or previous year.

TOTAL RECOGNISED GAINS AND LOSSES

The company has no recognised gains or losses other than the profits for the current year or previous year.

The notes form part of these financial statements

MUST HAVE LTD (REGISTERED NUMBER: 05101019)

BALANCE SHEET

30 JUNE 2013

		2013		2012
	Notes	£	£	£	£
FIXED ASSETS
Intangible assets	6		1,750		1,750
Tangible assets	7		113,500		45,373

			115,250		47,123

CURRENT ASSETS
Stocks	8	1,599,769		253,117
Debtors	9	712,502		41,049
Cash at bank and in hand		5,275,357		947,216

		7,587,628		1,241,382

CREDITORS
Amounts falling due within one year	10	3,286,393		821,918

NET CURRENT ASSETS			4,301,235		419,464

TOTAL ASSETS LESS CURRENT LIABILITIES			4,416,485		466,587

CAPITAL AND RESERVES
Called up share capital	11		400		400
Other reserves	12		10,000		—
Profit and loss account	12		4,406,085		466,187

SHAREHOLDERS’ FUNDS	14		4,416,485		466,587

The financial statements were approved by the Board of Directors on 25 April 2014 and were signed on its behalf by:

R Hartford — Director

The notes form part of these financial statements

MUST HAVE LTD

CASH FLOW STATEMENT — UK GAAP

FOR THE YEAR ENDED 30 JUNE 2013

	Notes	2013 £	2012 £
Net cash inflow from operating activities	1	5,919,646	1,300,654
Returns on investments and servicing of finance	2	8,293	2,318
Taxation		(294,949)	(20,080)
Capital expenditure	2	(97,765)	(40,738)
Equity dividends paid		(1,120,000)	(448,924)

		4,415,225	793,230
Financing	2	(87,084)	21,369

Increase in cash in the period		4,328,141	814,599

Reconciliation of net cash flow to movement in net funds	3
Increase in cash in the period		4,328,141	814,599

Change in net funds resulting from cash flows		4,328,141	814,599

Movement in net funds in the period		4,328,141	814,599
Net funds at 1 July		947,216	132,617

Net funds at 30 June		5,275,357	947,216

The notes form part of these financial statements

MUST HAVE LTD

NOTES TO THE CASH FLOW STATEMENT — UK GAAP

FOR THE YEAR ENDED 30 JUNE 2013

1.	RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

	2013 £	2012 £
Operating profit	6,615,080	1,204,050
Depreciation charges	29,356	8,792
Loss on disposal of fixed assets	282	—
Share based payments	10,000	—
Increase in stocks	(1,346,652)	(166,617)
Increase in debtors	(600,360)	(9,320)
Increase in creditors	1,211,940	263,749

Net cash inflow from operating activities	5,919,646	1,300,654

2.	ANALYSIS OF CASH FLOWS FOR HEADINGS NETTED IN THE CASH FLOW STATEMENT

	2013 £	2012 £
Returns on investments and servicing of finance
Interest received	8,293	2,318

Net cash inflow for returns on investments and servicing of finance	8,293	2,318

Capital expenditure
Purchase of tangible fixed assets	(97,483)	(40,738)
Sale of tangible fixed assets	(282)	—

Net cash outflow for capital expenditure	(97,765)	(40,738)

Financing
Amount introduced by directors	27,603	25,342
Amount withdrawn by directors	(114,687)	(3,973)

Net cash (outflow)/inflow from financing	(87,084)	21,369

3.	ANALYSIS OF CHANGES IN NET FUNDS

	At 1/7/12 £	Cash flow £	At 30/6/13 £
Net cash:
Cash at bank and in hand	947,216	4,328,141	5,275,357

	947,216	4,328,141	5,275,357

Total	947,216	4,328,141	5,275,357

The notes form part of these financial statements

MUST HAVE LTD

CASH FLOW STATEMENT — US GAAP

FOR THE YEAR ENDED 30 JUNE 2013

	2013	2012
Cash Flows from Operating Activities
Net income	5,059,898	911,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	29,356	8,792
Stock-based compensation	10,000
Deferred income taxes

Changes in operating assets and liabilities:
Accounts receivable	(198,804)	(4,376)
Prepaid expenses and other receivables	(472,649)	(4,944)
Inventories	(1,346,652)	(166,617)
Accounts payable	694,344	25,280
Income Taxes Payable	1,268,526	503,182
Accrued expenses and other liabilities	501,605	31,429

Net cash provided by operating activities	5,545,624	1,304,261

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(97,483)	(40,738)

Net cash used in investing activities	(97,483)	(40,738)

Cash Flows from Financing Activities
Payment of dividends	(1,120,000)	(448,924)

Net cash (used in) provided by financing activities	(1,120,000)	(448,924)

Net decrease in cash and cash equivalents	4,328,141	814,599
Cash and Cash Equivalents, Beginning	947,216	132,617

Cash and Cash Equivalents, Ending	5,275,357	947,216

Supplemental Disclosure of Cash Flow Information
Cash payments during the year for interest

Cash paid during the year for income taxes	294,949	20,078

MUST HAVE LTD

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2013

1.	ACCOUNTING POLICIES

Accounting convention

The financial statements have been prepared under the historical cost convention.

Turnover

Turnover represents net invoiced sales of goods, excluding value added tax.

Tangible fixed assets

Depreciation is provided at the following annual rates in order to write off each asset over its estimated useful life.

Fixtures and fittings	-	50% on cost and 15% reducing balance
Computer equipment	-	25% reducing balance

During the year, it was decided by the directors’ to alter the fixture and fittings and office equipment depreciation policy in order to reduce all kiosk additions 50% straight line each year. This was an increase from 15% reducing balance.

Stocks

Stocks are valued at the lower of cost and net realisable value, after making due allowance for obsolete and slow moving items.

Deferred tax

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date.

Hire purchase and leasing commitments

Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the period of the lease.

Pension costs and other post-retirement benefits

The company operates a defined contribution pension scheme. Contributions payable to the company’s pension scheme are charged to the profit and loss account in the period to which they relate.

2.	STAFF COSTS

	2013 £	2012 £
Wages and salaries	560,885	380,754
Social security costs	21,701	8,581

	582,586	389,335

MUST HAVE LTD

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 JUNE 2013

3.	OPERATING PROFIT

The operating profit is stated after charging:

	2013 £	2012 £
Hire of plant and machinery	—	2,394
Depreciation — owned assets	29,356	8,792
Loss on disposal of fixed assets	282	—
Auditors’ remuneration	6,000	—
Auditors’ remuneration for non audit work	9,500	—

Directors’ remuneration	16,878	15,310

4.	TAXATION

Analysis of the tax charge

The tax charge on the profit on ordinary activities for the year was as follows:

	2013 £	2012 £
Current tax:
UK corporation tax	1,563,475	294,949
Under/Over provision	—	(96)

Tax on profit on ordinary activities	1,563,475	294,853

5.	DIVIDENDS

	2013 £	2012 £
Ordinary shares of £1 each
Interim	1,120,000	448,924

6.	INTANGIBLE FIXED ASSETS

Patents and licences £
COST
At 1 July 2012 and 30 June 2013	1,750

NET BOOK VALUE
At 30 June 2013	1,750

At 30 June 2012	1,750

MUST HAVE LTD

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 JUNE 2013

7.	TANGIBLE FIXED ASSETS

	Fixtures and fittings £	Motor vehicles £	Computer equipment £	Totals £
COST
At 1 July 2012	52,384	—	9,543	61,927
Additions	69,207	17,483	10,793	97,483

At 30 June 2013	121,591	17,483	20,336	159,410

DEPRECIATION
At 1 July 2012	12,004	—	4,550	16,554
Charge for year	21,758	4,005	3,593	29,356

At 30 June 2013	33,762	4,005	8,143	45,910

NET BOOK VALUE
At 30 June 2013	87,829	13,478	12,193	113,500

At 30 June 2012	40,380	—	4,993	45,373

8.	STOCKS

	2013 £	2012 £
Stocks	1,599,769	253,117

9.	DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	2013 £	2012 £
Trade debtors	203,180	4,376
Other debtors	322,222	25,490
Directors’ current accounts	71,093	—
Prepayments and accrued income	116,007	11,183

	712,502	41,049

10.	CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	2013 £	2012 £
Trade creditors	846,560	152,216
Tax	1,563,475	294,949
Social security and other taxes	42,561	6,500
VAT	741,313	248,987
Other creditors	10,516	74,583
Directors’ current accounts	25,863	41,854
Accrued expenses	56,105	2,829

	3,286,393	821,918

MUST HAVE LTD

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 JUNE 2013

11.	CALLED UP SHARE CAPITAL

Allotted, issued and fully paid:

Number:	Class:	Nominal value:	2013 £	2012 £
400	Ordinary	£1	400	400

12.	RESERVES

	Profit and loss account £	Other reserves £	Totals £
At 1 July 2012	466,187	—	466,187
Profit for the year	5,059,898		5,059,898
Dividends	(1,120,000)		(1,120,000)
Share based payments	—	10,000	10,000

At 30 June 2013	4,406,085	10,000	4,416,085

13.	TRANSACTIONS WITH DIRECTORS

The following loan to directors subsisted during the years ended 30 June 2013 and 30 June 2012:

	2013 £	2012 £
D Levin
Balance outstanding at start of year	—	—
Amounts advanced	76,093	—
Amounts repaid	—	—
Balance outstanding at end of year	76,093	—

One of the directors, David Levin, had an overdrawn loan account outstanding at the year end amounting to £76,093. This was repaid on 22 July 2013.

14.	RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

	2013 £	2012 £
Profit for the financial year	5,059,898	911,515
Dividends	(1,120,000)	(448,924)

	3,939,898	462,591
Share based payments	10,000	—

Net addition to shareholders’ funds	3,949,898	462,591
Opening shareholders’ funds	466,587	3,996

Closing shareholders’ funds	4,416,485	466,587

MUST HAVE LTD

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 JUNE 2013

15.	SHARE-BASED PAYMENT TRANSACTIONS

On the 31st January 2013 (the Grant Date), Must Have Ltd (the Company) entered into an EMI Option Agreement with David Jonathan Ryder (the Option Holder).

The principle terms and conditions of the share-based payment arrangements are as follows:

The Company granted an option to the option holder to acquire up to a maximum of 302 Shares.

The price payable per Share on exercise of the Option is £145.40.

At the Grant Date the Market Value of the Share is £145.40

Subject to legal details included in the share option agreement, the Option may be exercised at any time after the Grant Date and before the date falling on the tenth anniversary of the Grant Date.

Share — means a fully paid ordinary share of £0.10 each in the capital of the company.

Assumptions

The following assumptions are used to determine the fair value of share options at the respective date of grant:

Date of Grant	Exercise price (pence)	Ordinary shares under option	Share price at date of grant (pence)	Expected volatility	Life of option (years)	Expected dividend
31st January 2013	145.40	302	145.40	24.3%	10	Nil

The expected volatility for share options granted on 31st January 2013 has been estimated by reference to historic volatility of a sample of comparable companies, given the lack of share price trading history for the Company.

The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

National Insurance is payable on gains made by employees on exercise of share options granted to them.

16.	RECONCILIATION FROM UK GAAP TO US GAAP

The financial statements prepared under UK GAAP can be reconciled to US GAAP based on the inclusion of a share based payment in relation to the EMI option granted at 31st January 2013. The financial statements completed to 30th June 2013 under UK GAAP did not include a value for the costs of the grant of the option as an expense to the profit and loss as this is not a requirement under UK GAAP. Under US GAAP an estimated costs of £10,000 has been included as an expense to the profit and loss account. This value has been calculated by using the Black Scholes model and the assumptions as detailed in the share based payments note.

The financial statements prepared under UK GAAP were prepared based on small company status, as per the FRSSE. To present the financial statements more akin to US GAAP these financial statements include certain disclosures and notes which would be included in a medium sized company and prepared as such, such as a cashflow statement. A USGAAP cashflow statement has also been included to show the fundamental differences between the disclosures.

MUST HAVE LIMITED

CONTENTS OF THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 DECEMBER 2013

MUST HAVE LIMITED

PROFIT AND LOSS ACCOUNT

FOR THE PERIOD ENDED 31 DECEMBER 2013

	Notes	Period 1/7/13 to 31/12/13 £	Period 1/7/12 to 31/12/12 £
TURNOVER		9,312,961	4,253,166
Cost of sales		3,064,676	1,033,777

GROSS PROFIT		6,248,285	3,219,389
Administrative expenses		1,570,399	417,004

OPERATING PROFIT	2	4,677,886	2,802,385
Interest receivable and similar income		11,703	3,076

		4,689,589	2,805,461
Interest payable and similar charges		2	—

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		4,689,587	2,805,461
Tax on profit on ordinary activities	3	1,066,975	—

PROFIT FOR THE FINANCIAL YEAR		3,622,612	2,805,461

The notes form part of these financial statements

MUST HAVE LIMITED (REGISTERED NUMBER: 05101019)

BALANCE SHEET

31 DECEMBER 2013

		PE 31/12/2013		YE 30/6/2013
	Notes	£	£	£	£
FIXED ASSETS
Intangible assets	5		1,750		1,750
Tangible assets	6		162,521		113,500

			164,271		115,250
CURRENT ASSETS
Stocks		1,796,634		1,599,769
Debtors	7	638,179		712,502
Cash at bank and in hand		7,355,763		5,275,357

		9,790,576		7,587,628
CREDITORS
Amounts falling due within one year	8	3,479,750		3,286,393

NET CURRENT ASSETS			6,310,826		4,301,235

TOTAL ASSETS LESS CURRENT LIABILITIES			6,475,097		4,416,485

CAPITAL AND RESERVES
Called up share capital	9		400		400
Other reserves	10		10,000		—
Profit and loss account	10		6,464,697		4,416,085

SHAREHOLDERS’ FUNDS			6,475,097		4,416,085

The company is entitled to exemption from audit under Section 477 of the Companies Act 2006 for the year ended 31 December 2013.

The members have not required the company to obtain an audit of its financial statements for the year ended 31 December 2013 in accordance with Section 476 of the Companies Act 2006.

The directors acknowledge their responsibilities for:

(a)	ensuring that the company keeps accounting records which comply with Sections 386 and 387 of the Companies Act 2006 and

(b)	preparing financial statements which give a true and fair view of the state of affairs of the company as at the end of each financial year and of its profit or loss for each financial year in accordance with the requirements of Sections 394 and 395 and which otherwise comply with the requirements of the Companies Act 2006 relating to financial statements, so far as applicable to the company.

The financial statements have been prepared in accordance with the special provisions of Part 15 of the Companies Act 2006 relating to small companies and with the Financial Reporting Standard for Smaller Entities (effective April 2008).

The financial statements were approved by the Board of Directors on                      and were signed on its behalf by:

Director

The notes form part of these financial statements

MUST HAVE LIMITED

CASH FLOW STATEMENT

FOR THE PERIOD ENDED 31 DECEMBER 2013

	PE 1/7/2013 to 31/12/13		PE 1/7/2012 to 31/12/2012
	£	£	£	£
Cash generated from operations
Operating profit	4,677,886		2,802,385
Reconciliation to cash generated from operations:
Depreciation	38,668		5,756
Loss on disposal of fixed assets	5,385		—
Decrease/(Increase) in stocks	(196,865)		(1,246,883)
(Increase)/Decrease in debtors	3,230		(139,874)
(Decrease)/Increase in creditors	(898,945)		75,255

		3,629,359		1,496,639
Cash from other sources
Interest received	11,703		3,076
Sale of tangible fixed assets	7,000		—
Amount introduced by directors	96,421		(2,800)

		115,124		276
Application of cash
Interest paid	(2)		—
Dividends paid	(1,564,000)		(51,900)
Purchase of tangible fixed assets	(100,075)		(26,048)

		(1,664,077)		(77,948)

Net increase in cash		2,080,406		1,418,967
Cash at bank and in hand at beginning of year		5,275,357		947,216

Cash at bank and in hand at end of year		7,355,763		2,366,183

The notes form part of these financial statements

MUST HAVE LIMITED

CASH FLOW STATEMENT

FOR THE PERIOD ENDED 31 DECEMBER 2013

	6 months	6 months
	2013	2012
Cash Flows from Operating Activities
Net income	3,622,612	2,805,461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	38,668	5,756
Stock-based compensation
Deferred income taxes
Loss on sale of property, plant and equipment	5,385

Changes in operating assets and liabilities:
Accounts receivable	3,230	(139,874)
Prepaid expenses and other receivables
Inventories	(196,865)	(1,246,883)
Accounts payable	(898,945)	75,255
Income Taxes Payable	1,066,975
Accrued expenses and other liabilities	96,421	(2,800)

Net cash provided by operating activities	3,737,481	1,496,915

Cash Flows from Investing Activities
Proceeds from sale of property, plant and equipment	7,000
Purchase of property, plant and equipment	(100,075)	(26,048)

Net cash used in investing activities	(93,075)	(26,048)

Cash Flows from Financing Activities
Payment of dividends	(1,564,000)	(51,900)

Net cash (used in) provided by financing activities	(1,564,000)	(51,900)

Net decrease in cash and cash equivalents	2,080,406	1,418,967
Cash and Cash Equivalents, Beginning	5,275,357	947,216

Cash and Cash Equivalents, Ending	7,355,763	2,366,183

MUST HAVE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 DECEMBER 2013

1.	ACCOUNTING POLICIES

Accounting convention

The financial statements have been prepared under the historical cost convention and in accordance with the Financial Reporting Standard for Smaller Entities (effective April 2008).

Turnover

Turnover represents net invoiced sales of goods, excluding value added tax.

Tangible fixed assets

Depreciation is provided at the following annual rates in order to write off each asset over its estimated useful life.

Plant and machinery etc            —    50% on cost, 25% reducing balance and 15% reducing balance.

Stocks

Stocks are valued at the lower of cost and net realisable value, after making due allowance for obsolete and slow moving items.

Deferred tax

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date.

Hire purchase and leasing commitments

Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the period of the lease.

Pension costs and other post-retirement benefits

The company operates a defined contribution pension scheme. Contributions payable to the company’s pension scheme are charged to the profit and loss account in the period to which they relate.

2.	OPERATING PROFIT

The operating profit is stated after charging:

	Period Ended 31/12/13 £	Period 1/7/12 to 31/12/12 £
Depreciation — owned assets	37,576	—
Loss on disposal of fixed assets	5,385	—

Directors’ remuneration and other benefits etc	11,456	9,450

MUST HAVE LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE PERIOD ENDED 31 DECEMBER 2013

3.	TAXATION

Analysis of the tax charge

The tax charge on the profit on ordinary activities for the year was as follows:

	Period Ended 31/12/13 £	Period 1/7/12 to 31/12/12 £
Current tax:
UK Corporation tax	1,066,975	—

Tax on profit on ordinary activities	1,066,975	—

4.	DIVIDENDS

	Year Ended 31/12/13 £	Period 1/7/12 to 31/12/12 £
Ordinary shares of 1 each
Final	1,564,000	—
Interim	—	51,900

	1,564,000	51,900

5.	INTANGIBLE FIXED ASSETS

Other intangible assets £
COST
At 1 July 2013 and 31 December 2013	1,750

NET BOOK VALUE
At 31 December 2013	1,750

At 30 June 2013	1,750

MUST HAVE LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE PERIOD ENDED 31 DECEMBER 2013

6.	TANGIBLE FIXED ASSETS

Plant and machinery etc £
COST
At 1 July 2013	159,410
Additions	100,075
Disposals	(17,483)

At 31 December 2013	242,002

DEPRECIATION
At 1 July 2013	45,910
Charge for year	38,669
Eliminated on disposal	(5,098)

At 31 December 2013	79,481

NET BOOK VALUE
At 31 December 2013	162,521

At 30 June 2013	113,500

7.	DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	31/12/2013 £	30/6/2013 £
Trade debtors	236,244	203,180
Other debtors	401,935	509,322

	638,179	712,502

8.	CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	31/12/2013 £	30/6/2013 £
Trade creditors	389,151	846,560
Taxation and social security	3,008,119	2,347,349
Other creditors	82,480	92,484

	3,479,750	3,286,393

9.	CALLED UP SHARE CAPITAL

Allotted, issued and fully paid:

Number:	Class:	Nominal value:	31/12/2013 £	30/6/2013 £
400	Ordinary	1	400	400

MUST HAVE LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE PERIOD ENDED 31 DECEMBER 2013

10.	RESERVES

	Profit and loss account £	Other reserves £	Totals £
At 1 July 2013	4,406,085	10,000	4,416,085
Profit for the year	3,622,612		3,622,612
Dividends	(1,564,000)		(1,564,000)

At 30 June 2013	6,464,697	10,000	6,474,697

FINANCIAL STATEMENTS FOR THE YEAR ENDED

30 APRIL 2014

FOR

TEN MOTIVES LIMITED

Independent Auditor’s Report

To the Board of Directors

of Ten Motives Limited

Report on the Financial Statements

We have audited the accompanying combined financial statements of Ten Motives Limited which comprise the balance sheets as of April 30, 2014 and 2013, and the related statements of profit and loss, changes in stockholder’s equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Ten Motives Limited as of April 30 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United Kingdom. Accounting principles generally accepted in the United Kingdom vary in certain important respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the United States Generally Accepted Accounting Principles section.

Centrix Partnership

Hamill House

112 – 116 Chorley New Road

Bolton

Lancashire

BL1 4DH

29 May 2014

TEN MOTIVES LIMITED

PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 30 APRIL 2014

	Notes	30.4.14 £	30.4.13 £
TURNOVER		8,812,394	11,840,171
Cost of sales		5,565,216	7,113,632

GROSS PROFIT		3,247,178	4,726,539
Administrative expenses		827,002	1,173,172

OPERATING PROFIT	3	2,420,176	3,553,367
Interest receivable and similar income		32,554	—

		2,452,730	3,553,367
Interest payable and similar charges	4	—	12,206

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		2,452,730	3,541,161
Tax on profit on ordinary activities	5	577,739	845,519

PROFIT FOR THE FINANCIAL YEAR		1,874,991	2,695,642

CONTINUING OPERATIONS

None of the company’s activities were acquired or discontinued during the current year or previous year.

TOTAL RECOGNISED GAINS AND LOSSES

The company has no recognised gains or losses other than the profits for the current year or previous year.

The notes form part of these financial statements

TEN MOTIVES LIMITED (REGISTERED NUMBER: 06757227)

BALANCE SHEET

30 APRIL 2014

		30.4.14		30.4.13
	Notes	£	£	£	£
FIXED ASSETS
Tangible assets	7		17,281		11,981

CURRENT ASSETS
Stocks	8	67,627		988,635
Debtors	9	91,743		3,689,028
Cash at bank and in hand		5,099,364		1,595,470

		5,258,734		6,273,133

CREDITORS
Amounts falling due within one year	10	3,362,394		4,604,972

NET CURRENT ASSETS			1,896,340		1,668,161

TOTAL ASSETS LESS CURRENT LIABILITIES			1,913,621		1,680,142

CAPITAL AND RESERVES
Called up share capital	11		100		100
Profit and loss account	12		1,913,521		1,680,042

SHAREHOLDERS’ FUNDS	15		1,913,621		1,680,142

The financial statements were approved by the Board of Directors on 29 May 2014 and were signed on its behalf by:

A J Devlin — Director

The notes form part of these financial statements

TEN MOTIVES LIMITED

CASH FLOW STATEMENT

FOR THE YEAR ENDED 30 APRIL 2014

	30.4.14 £	30.4.13 £
Cash Flows from Operating Activities
Net income	1,874,992	2,695,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,716	3,690
Deferred income taxes	577,739	845,519

Changes in operating assets and liabilities:
Accounts receivable	3,388,292	(2,549,027)
Inventories	921,008	(733,635)
Prepaid expenses	173,599	(208,476)
Other current assets	35,394	(795)
Accounts payable and accrued expenses	(2,669,700)	2,728,278
Other liabilities	(650,618)	278,754

Net cash provided by operating activities	3,657,422	3,059,949

Cash Flows from Investing Activities
Purchase of property, plant and equipment	12,016	9,748

Net cash used in investing activities	12,016	9,748

Cash Flows from Financing Activities
Payment of dividends	141,512	1,573,329

Net cash (used in) provided by financing activities	141,512	1,573,329

Net decrease in cash and cash equivalents	3,503,894	1,476,872
Cash and Cash Equivalents, Beginning	1,595,470	118,598

Cash and Cash Equivalents, Ending	5,099,364	1,595,470

Supplemental Disclosure of Cash Flow Information
Cash payments during the year for interest	0	0

Cash paid during the year for income taxes	845,519	232,935

Supplemental Schedule of Noncash Investing and Financing Activities
Purchase of property, plant and equipment via debt	0	0

Issuance of common stock for subscription receivable	0	0

The notes form part of these financial statements

TEN MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 APRIL 2014

1.	ACCOUNTING POLICIES

Accounting convention

The financial statements have been prepared under the historical cost convention.

Revenue

Turnover represents net invoiced sales of goods, excluding value added tax, except in respect of service contracts where turnover is recognised when the company obtains the right to consideration.

Revenue is the amount derived from the provision of goods falling within the company’s ordinary activities, excluding value added tax. Revenue is recognised when the transfer of legal title occurs between the company and the customer. The transfer of legal title is deemed to occur on delivery of the goods.

Tangible fixed assets

Depreciation is provided at the following annual rates in order to write off the cost less estimated residual value of each asset over its estimated useful life.

Fixtures and fittings	-	15% on reducing balance
Computer equipment	-	33% on cost

Stocks

Stocks are valued at the lower of cost and net realisable value, after making due allowance for obsolete and slow moving items.

Deferred tax

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date.

Hire purchase and leasing commitments

Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the period of the lease.

2.	STAFF COSTS

	30.4.14 £	30.4.13 £
Wages and salaries	75,798	75,526

The average monthly number of employees during the year was as follows:

	30.4.14	30.4.13
Office and clerical	5	5

TEN MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

3.	OPERATING PROFIT

The operating profit is stated after charging:

	30.4.14 £	30.4.13 £
Hire of plant and machinery	—	10,565
Other operating leases	3,756	9,786
Depreciation — owned assets	6,716	3,690
Auditors’ remuneration	12,500	—

Directors’ remuneration	—	—

4.	INTEREST PAYABLE AND SIMILAR CHARGES

	30.4.14 £	30.4.13 £
Factor charges & discount	—	12,206

5.	TAXATION

Analysis of the tax charge

The tax charge on the profit on ordinary activities for the year was as follows:

	30.4.14 £	30.4.13 £
Current tax:
UK corporation tax	577,739	845,519

Tax on profit on ordinary activities	577,739	845,519

UK corporation tax has been charged at 21% (2013 - 23.92%).

6.	DIVIDENDS

	30.4.14 £	30.4.13 £
Ordinary shares of 1 each
Final	1,641,512	1,573,329

TEN MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

7.	TANGIBLE FIXED ASSETS

	Fixtures and fittings £	Computer equipment £	Totals £
COST
At 1 May 2013	1,127	15,034	16,161
Additions	12,016	—	12,016

At 30 April 2014	13,143	15,034	28,177

DEPRECIATION
At 1 May 2013	100	4,080	4,180
Charge for year	1,956	4,760	6,716

At 30 April 2014	2,056	8,840	10,896

NET BOOK VALUE
At 30 April 2014	11,087	6,194	17,281

At 30 April 2013	1,027	10,954	11,981

8.	STOCKS

	30.4.14 £	30.4.13 £
Stocks	67,627	988,635

9.	DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	30.4.14 £	30.4.13 £
Trade debtors	33,240	3,421,532
Other debtors	23,626	59,020
Prepayments	34,877	208,476

	91,743	3,689,028

10.	CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	30.4.14 £	30.4.13 £
Trade creditors	104,962	317,760
Tax	573,652	845,519
Social security and other taxes	71	—
VAT	1,139	448,233
Proposed dividends	1,500,000	—
Other creditors	610,514	(11,497)
Directors’ current accounts	424,000	400,000
Accrued expenses	148,056	2,604,957

	3,362,394	4,604,972

TEN MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

11.	CALLED UP SHARE CAPITAL

Allotted, issued and fully paid:

Number:	Class:	Nominal value:	30.4.14 £	30.4.13 £
100	Ordinary	1	100	100

12.	RESERVES

Profit and loss account £
At 1 May 2013	1,680,042
Profit for the year	1,874,991
Dividends	(1,641,512)

At 30 April 2014	1,913,521

13.	RELATED PARTY DISCLOSURES

During the year, total dividends of £1,471,512 were paid to the directors.

The company purchased goods for resale from a company under common control, 10 Motives Limited. During the year it purchased £237,952 of stock. That together with transfer of certain assets and liabilities contribute to the company being owed £610,514 at the year end.

14.	ULTIMATE CONTROLLING PARTY

The controlling party is A J Devlin.

15.	RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

	30.4.14 £	30.4.13 £
Profit for the financial year	1,874,991	2,695,642
Dividends	(1,641,512)	(1,573,329)

Net addition to shareholders’ funds	233,479	1,122,313
Opening shareholders’ funds	1,680,142	557,829

Closing shareholders’ funds	1,913,621	1,680,142

16.	RECONCILIATION FROM UK GAAP TO US GAAP

The financial statements prepared under UK GAAP can be reconciled to US GAAP based on the inclusion of Statement of Cash Flow including on page 7.

FINANCIAL STATEMENTS FOR THE YEAR ENDED

30 APRIL 2014

FOR

10 MOTIVES LIMITED

Independent Auditor’s Report

To the Board of Directors

of 10 Motives Limited

Report on the Financial Statements

We have audited the accompanying combined financial statements of 10 Motives Limited which comprise the balance sheets as of April 30, 2014 and 2013, and the related statements of profit and loss, changes in stockholder’s equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of 10 Motives Limited as of April 30 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United Kingdom. Accounting principles generally accepted in the United Kingdom vary in certain important respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the United States Generally Accepted Accounting Principles section.

Centrix Partnership

Hamill House

112 – 116 Chorley New Road

Bolton

Lancashire

BL1 4DH

29 May 2014

10 MOTIVES LIMITED

PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 30 APRIL 2014

	Notes	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
TURNOVER		15,613,046	—
Cost of sales		9,277,071	—

GROSS PROFIT		6,335,975	—
Administrative expenses		1,595,687	—

OPERATING PROFIT and PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION	3	4,740,288	—
Tax on profit on ordinary activities	4	1,074,953	—

PROFIT FOR THE FINANCIAL YEAR		3,665,335	—

CONTINUING OPERATIONS

None of the company’s activities were acquired or discontinued during the current year or previous period.

TOTAL RECOGNISED GAINS AND LOSSES

The company has no recognised gains or losses other than the profit for the current year.

The notes form part of these financial statements

10 MOTIVES LIMITED (REGISTERED NUMBER: 07934188)

BALANCE SHEET

30 APRIL 2014

		30.4.14		30.4.13
	Notes	£	£	£	£
FIXED ASSETS
Tangible assets	6		30,811		—

CURRENT ASSETS
Stocks	7	637,834		—
Debtors	8	5,066,417		—
Cash at bank		1,021,649		100

		6,725,900		100

CREDITORS
Amounts falling due within one year	9	4,771,276		—

NET CURRENT ASSETS			1,954,624		100

TOTAL ASSETS LESS CURRENT LIABILITIES			1,985,435		100

CAPITAL AND RESERVES
Called up share capital	11		100		100
Profit and loss account	12		1,985,335		—

SHAREHOLDERS’ FUNDS	15		1,985,435		100

The financial statements were approved by the Board of Directors on 29 May 2014 and were signed on its behalf by:

A J Devlin — Director

The notes form part of these financial statements

10 MOTIVES LIMITED

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 30 APRIL 2014

	Notes	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
Cash Flows from Operating Activities
Net income		3,665,335	0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation		2,852	0
Stock-based compensation		0	0
Deferred income taxes		1,074,953	0
Loss on sale of property, plant and equipment

Changes in operating assets and liabilities:
Accounts receivable		(4,189,248)	0
Inventories		(637,834)	0
Prepaid expenses		(29,631)
Other current assets		(847,538)
Accounts payable and accrued expenses		1,587,760	0
Other liabilities		608,565

Net cash provided by operating activities		1,235,212	0

Cash Flows from Investing Activities
Purchase of property, plant and equipment		33,663	0

Net cash used in investing activities		33,663	0

Cash Flows from Financing Activities
Payment of dividends		180,000	0
Proceeds from sale of common stock		0	100

Net cash (used in) provided by financing activities		180,000	100

Net decrease in cash and cash equivalents		1,021,550	100
Cash and Cash Equivalents, Beginning		100	0

Cash and Cash Equivalents, Ending		1,021,650	100

Supplemental Disclosure of Cash Flow Information
Cash payments during the year for interest		0	0

Cash paid during the year for income taxes		0	0

Supplemental Schedule of Noncash Investing and Financing Activities
Purchase of property, plant and equipment via debt		0	0

Issuance of common stock for subscription receivable		0	0

The notes form part of these financial statements

10 MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 APRIL 2014

1.	ACCOUNTING POLICIES

Accounting convention

The financial statements have been prepared under the historical cost convention and are in accordance with applicable accounting standards.

Revenue

Revenue is the amount derived from the provision of goods falling within the company’s ordinary activities, excluding value added tax. Revenue is recognised when the transfer of legal title occurs between the company and the customer. The transfer of legal title is deemed to occur on delivery of the goods.

Tangible fixed assets

Depreciation is provided at the following annual rates in order to write off the cost less estimated residual value of each asset over its estimated useful life.

Fixtures and fittings	-	15% on reducing balance
Computer equipment	-	20% on cost

Stocks

Stocks are valued at the lower of cost and net realisable value, after making due allowance for obsolete and slow moving items.

Deferred tax

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date.

Hire purchase and leasing commitments

Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the period of the lease.

2.	STAFF COSTS

	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
Wages and salaries	56,395	—

The average monthly number of employees during the year was as follows:

	Year Ended 30.4.14	Period 2.2.12 to 30.4.13
Office and clerical	3	—

10 MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

3.	OPERATING PROFIT

The operating profit is stated after charging:

	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
Other operating leases	35,594	—
Depreciation — owned assets	2,852	—
Auditors’ remuneration	19,000	—

Directors’ remuneration	—	—

4.	TAXATION

Analysis of the tax charge

The tax charge on the profit on ordinary activities for the year was as follows:

	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
Current tax:
UK corporation tax	1,074,953	—

Tax on profit on ordinary activities	1,074,953	—

UK corporation tax has been charged at 21%.

5.	DIVIDENDS

	Year Ended 30.4.14 £	Period 2.2.12 to 30.4.13 £
Ordinary shares of 1 each
Final	1,680,000	—

10 MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

6.	TANGIBLE FIXED ASSETS

	Fixtures and fittings £	Computer equipment £	Totals £
COST
Additions	26,427	7,236	33,663

At 30 April 2014	26,427	7,236	33,663

DEPRECIATION
Charge for year	1,610	1,242	2,852

At 30 April 2014	1,610	1,242	2,852

NET BOOK VALUE
At 30 April 2014	24,817	5,994	30,811

7.	STOCKS

	30.4.14 £	30.4.13 £
Finished goods	637,834	—

8.	DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	30.4.14 £	30.4.13 £
Trade debtors	4,189,248	—
Other debtors	847,538	—
Prepayments	29,631	—

	5,066,417	—

9.	CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	30.4.14 £	30.4.13 £
Trade creditors	588,475	—
Tax	1,074,953	—
Social security and other taxes	434	—
VAT	608,131	—
Proposed dividends	1,500,000	—
Accrued expenses	999,283	—

	4,771,276	—

10 MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

10.	OPERATING LEASE COMMITMENTS

The following operating lease payments are committed to be paid within one year:

	Land and buildings
	30.4.14 £	30.4.13 £
Expiring:
Between one and five years	51,182	—

11.	CALLED UP SHARE CAPITAL

Allotted, issued and fully paid:

Number:	Class:	Nominal value:	30.4.14 £	30.4.13 £
100	Ordinary	1	100	100

12.	RESERVES

Profit and loss account £
Profit for the year	3,665,335
Dividends	(1,680,000)

At 30 April 2014	1,985,335

13.	RELATED PARTY DISCLOSURES

During the year, total dividends of £1,500,000 were paid to the directors.

The company has sold goods to Ten Motives Limited, a company jointly owned by the directors A Devlin and A Jones, The company sold goods of £237,952 and also took on various assets and liabilities at arms length value. The amount owed to Ten Motives Limited at 30 April 2014 amounted to £610,514.

14.	ULTIMATE CONTROLLING PARTY

The controlling party is A J Devlin.

10 MOTIVES LIMITED

NOTES TO THE FINANCIAL STATEMENTS — continued

FOR THE YEAR ENDED 30 APRIL 2014

15.	RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

	30.4.14 £	30.4.13 £
Profit for the financial year	3,665,335	—
Dividends	(1,680,000)	—
New share capital subscribed	—	100

Net addition to shareholders’ funds	1,985,335	100
Opening shareholders’ funds	100	—

Closing shareholders’ funds	1,985,435	100

16.	RECONCILIATION FROM UK GAAP TO US GAAP

The financial statements prepared under UK GAAP can be reconciled to US GAAP based on the inclusion of Statement of Cash Flow including on page 8.

Shares

common stock

PROSPECTUS

                , 2014

Wells Fargo Securities

Canaccord Genuity

SOCIETE GENERALE

Stephens Inc.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$19,255.60
Federal Taxes
State Taxes and Fees
Transfer Agent Fees
Accounting fees and expenses
Legal fees and expense
Blue Sky fees and expenses
Miscellaneous
Total

All amounts are estimates other than the SEC’s registration fee.

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Our bylaws include an indemnification provision under which we have the power to indemnify our current and former directors and officers against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by any such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified under our bylaws. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such a person.

Item 15. Recent Sales of Unregistered Securities.

On January 31, 2013, we issued convertible notes in the principal amount of $200,000 and warrants to purchase 200,000 shares of our common stock to investors in a private offering. The sale and the issuance of the notes and warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation S promulgated under the Securities Act (“Regulation S”).

On June 25, 2013, we issued 32,500,000 shares of our common stock to the shareholders of Victory Electronic Cigarettes, Inc. (“VEC”) in connection with our acquisition of VEC (the “Reverse Merger”). The shares were issued in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”) and Regulation S.

On June 25, 2013, in connection with the Reverse Merger we completed a private placement, pursuant to which we issued an aggregate of 10,000,000 shares of our common stock at a price of $0.25 per share for gross proceeds of $2,500,000. The shares were offered and sold in reliance upon exemptions from registration pursuant to Regulation S and Regulation D.

On June 25, 2013, we issued 620,800 shares of our common stock to one finder in connection with the private placement. The shares were issued in reliance upon exemptions from registration pursuant to Regulation S and/or Section 4(a)(2) of the Securities Act.

On June 25, 2013, we issued 223,200 shares of our common stock to Wolverton Securities Ltd. pursuant to the terms of an advisory agreement. The shares were issued in reliance upon exemptions from registration pursuant to Regulation S and/or Section 4(a)(2) of the Securities Act.

On November 4, 2013, we issued convertible notes in the aggregate principal amount of $2,475,000, pursuant to a private offering. The notes were issued in reliance upon exemptions from registration pursuant to Regulation S and/or Section 4(a)(2) of the Securities Act.

On January 9, 2014, we issued 6,595,900 shares of our common stock to the shareholders of Vapestick Holdings Limited (“Vapestick”) in connection with our acquisition of Vapestick. The shares were issued in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation S.

On January 7, 2014, January 14, 2013, and January 31, 2014, we completed a “best efforts” private offering of $11,325,000 aggregate principal amount of 15% Senior Secured Convertible Promissory Notes (the “Notes”) and warrants (the “Warrants”) to purchase 2,265,000 shares of common stock at an exercise price of $5.00 per share (the “First Offering”), with a group of accredited investors (the “Purchasers”) for total net proceeds to the Company of $10,505,790 after deducting placement agent fees and other expenses.

On February 28, 2014, we completed another “best efforts” private offering of $16,050,000 aggregate principal amount of Notes and Warrants to purchase 3,210,000 shares of common stock at an exercise price of $5.00 per share (the “Second Offering” and together with the First Offering, the “Offerings”) with a group of accredited investors (the “Purchasers”) for total net proceeds to the Company of $14,919,000 after deducting placement agent fees and other expenses.

The sale and the issuance of the Notes and Warrants in the Offerings were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each Purchaser which included, in pertinent part, that each such Purchaser was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each Purchaser that (i) such Purchaser is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the Purchaser had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the Purchaser has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

On February 28, 2014, we issued 10,000,000 shares of our common stock (the “Merger Shares”) to the shareholders of FIN Electronic Cigarette Corporation, Inc. (“FIN”) in connection with our acquisition of FIN.

The Merger Shares were issued in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D. These shares of our common stock qualified for exemption under Section 4(a)(2) since the issuance of the shares by us did not involve a public offering. In addition, the FIN Shareholders and/or the Representative had the necessary investment intent consistent with Section 4(a)(2) since (i) such FIN Shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the FIN Shareholders agreed not to sell or otherwise transfer the Merger Shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the FIN Shareholder and/or the Representative has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the FIN Shareholder and/or the Representative had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) FIN Shareholders agreed to and received share certificates bearing a standard Securities Act legend. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(a)(2)and Rule 506 of Regulation D of the Securities Act for this transaction.

On April 22, 2014, we issued 2,300,000 shares of our common stock (the “Exchange Shares”) to the shareholders of Must Have Limited (“MHL”) in connection with our acquisition of MHL The Exchange Shares were issued in reliance upon exemptions from registration pursuant to Regulation S. These shares of our common stock qualified for exemption Regulation S as all of the Exchange Shares were issued to non-US persons as that term is defined in Regulation S. These shares of our common stock qualified for exemption Regulation S as all of the Exchange Shares were issued to non-US persons as that term is defined in Regulation S.

On April 22, 2014, we completed a private offering with a group of accredited investors (the “Purchasers”) for total net proceeds to the Company of $20,511,200 after deducting placement agent fees and other expenses and issued to the Purchasers 6% Senior Convertible Notes for a principal amount of $24,175,824 (the “Notes”). The sale and the issuance of the Notes were offered and sold in reliance upon exemptions from registration pursuant to Regulation S. These Notes qualified for exemption Regulation S as all of the Exchange Shares were issued to non-US persons as that term is defined in Regulation S.

On April 30, 2014, we completed an initial closing of a “best efforts” private offering of $3,139,987.50 (the “Offering”) of units, each unit consisting of (i) one (1) share of our common stock, par value $0.001 per share (the “Common Stock) and (ii) a warrant to purchase ¼ share of our Common Stock (the “Units”). We issued 483,075 Units in the Offering, comprised of 483,075 share of our Common Stock (the “Shares”) and warrants to purchase 120,768 shares of our Common Stock (the “Warrants”), at a price of $6.50 per Unit, to a group of accredited investors for total net proceeds to the Company of $2,825,988.75 after deducting placement agent fees and other expenses.

The sale and the issuance of the Units, Shares and Warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each Purchaser which included, in pertinent part, that each such Purchaser was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each Purchaser that (i) such Purchaser is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the

Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the Purchaser had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the Purchaser has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

on May 30, 2014, we entered into an exchange agreement with one of the Promissory Notes holders, under which exchanged $3,625,000 principal amount of Promissory Notes plus accrued interest, in exchange for $4,210,526.33 of principal amount of 5% original issue discount convertible promissory note (the “Exchange Note”). The issuance of the Exchange Notes were issued in reliance upon exemptions from registration pursuant to Section 3(a)(9) of the Securities Act.

On May 30, 2014, we completed a private offering to Dominion Capital LLC (the “Purchaser”) for total net proceeds to the Company of $2,000,000 after deducting placement agent fees and other expenses and issued to the Purchaser $2,105,263.16 principal amount of 5% Original Issue Discount Convertible Promissory Notes (the “5% Notes”).

The sale and the issuance of the 5% Notes were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each Purchaser which included, in pertinent part, that each such Purchaser was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each Purchaser that (i) such Purchaser is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the Purchaser had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the Purchaser has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

On June 3, 2014, we completed a private offering with a group of accredited investors (the “Purchasers”) for total gross proceeds to the Company of $3,950,000 after deducting placement agent fees and other expenses and issued to the Purchasers 6% Senior Convertible Notes for a principal amount of $3,296,704 (the “Notes”). The sale and the issuance of the Notes were offered and sold in reliance upon exemptions from registration pursuant to Regulation S. These Notes qualified for exemption Regulation S as all of the Exchange Shares were issued to non-US persons as that term is defined in Regulation S.

On June 19, 2014, we completed an initial closing of a “best efforts” private offering of $912,659 (the “Offering”) of units, each unit consisting of (i) one (1) share of our common stock, par value $0.001 per share (the “Common Stock) and (ii) a warrant to purchase ¼ share of our Common Stock (the “Units”). We issued 140,410 Units in the Offering, comprised of 140,410 share of our Common Stock (the “Shares”) and warrants to purchase 35,102 shares of our Common Stock (the “Warrants”), at a price of $6.50 per Unit, to a group of accredited investors for total net proceeds to the Company of $821,393.10 after deducting placement agent fees and other expenses.

The sale and the issuance of the Units, Shares and Warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each Purchaser which included, in pertinent part, that each such Purchaser was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each Purchaser that (i) such Purchaser is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the Purchaser had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the Purchaser has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

Item 16. Exhibits.

See Exhibit Index following the signature page.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting certificates in such denominations and registered in such names as required by underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For purposes of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereonto duly authorized, in the City of Nunica, State of Michigan, on July 2, 2014.

VICTORY ELECTRONIC CIGARETTES CORPORATION

By:	/s/ Brent Willis
Brent Willis
Chief Executive Officer, President and Secretary

By:	/s/ James P. McCormick
James P. McCormick
Chief Financial Officer and Treasurer

We, the undersigned officers and directors of Victory Electronic Cigarettes Corporation, hereby severally constitute Brent Willis and James P. McCormick, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Victory Electronic Cigarettes Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brent Willis Brent Willis	Chief Executive Officer, President, Secretary and Director	July 2, 2014

/s/ James P. McCormick James P. McCormick	Chief Financial Officer and Treasurer (chief accounting officer)	July 2, 2014

/s/ Marc Hardgrove Marc Hardgrove	Chief Creative Innovation Officer and Director	July 2, 2014

/s/ Michael Clapper Michael Clapper	President—International and Director	July 2, 2014

/s/ James P. Geiskopf James P. Geiskopf	Director	July 2, 2014

/s/ William R. Fields William R. Fields	Director	July 2, 2014

/s/ Paul Herman Paul Herman	Director	July 2, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement**

2.1	Share Exchange Agreement dated April 2, 2013 among our Company, Victory Electronic Cigarettes, Inc. and the shareholders of Victory Electronic Cigarettes, Inc.(1)

2.2	Share Exchange Agreement by and among Victory Electronic Cigarettes Corporation, Vapestick Holdings Ltd., and all the shareholders of Vapestick Holdings Ltd., dated December 15, 2013(2)

2.3	Agreement and Plan of Merger by and among Victory Electronic Cigarettes Corporation, VCIG LLC, FIN Electronic Cigarette Corporation, Inc. and Elliot B. Maisel as Representative, dated February 12, 2014(3)

2.4	Agreement to Buy the Shares in Ten Motives Limited and 10 Motives Limited by and between Victory Electronic Cigarettes Corporation, E-Cigs UK Holding Company Limited, and the Ten Motives Shareholders, dated as of May 30, 2014.(17)

3.1(i)	Articles of Incorporation(4)

3.1(i)(a)	Articles of Merger(5)

3.1(i)(b)	Amendment to Articles of Incorporation(6)

3.1(ii)	Bylaws(4)

4.1	Form of Convertible Note issued in January 2013 offering(7)

4.2	Form of Warrant January 2013 offering(7)

4.3	Form of Convertible Note dated November 4, 2013(8)

4.4	Form of Warrant issued to E-Cig Acquisition Company LLC and William R. Fields(9)

4.5	Form of 15% Senior Secured Convertible Promissory Note issued in offerings in January and February 2014(10)

4.6	Form of Warrant issued in offerings in January and February 2014(10)

4.7	Form of 6% Secured Convertible Promissory Note issued in offering on April 22, 2014(11)

4.8	Form of Amendment to 6% Note dated June 3, 2014(18)

4.8	Form of Warrant from April 30, 2014 offering(12)

4.9	Form of Agent Warrant(13)

4.10	Exchange Note dated May 30, 2014

4.11	5% Note dated May 30, 2014(17)

5.1	Opinion of Lionel Sawyer & Collins

10.1	$200,000 Debenture dated January 31, 2013 issued by Victory Electronic Cigarettes LLC in favor of our company(2)

10.2	Security Agreement dated March 25, 2013 but effective as of January 31, 2013 between Victory Electronic Cigarettes Inc. as debtor and our company as secured party(2)

10.3	Return To Treasury Agreement dated June 18, 2013 between our company and Stephen Brady(14)

10.4	Non-Broker Private Placement Agreement dated May 1, 2013 between our company and Wolverton Securities Ltd.(14)

Exhibit No.	Description of Exhibit

10.5	General Financial Advisory Agreement dated June 21, 2013 between our company and Wolverton Securities Ltd.(14)

10.6	Promissory Note with Brent Willis(15)

10.7	Promissory Note with Marc Hardgrove(15)

10.8	Promissory Note with David Martin(15)

10.9	Sales and Consulting Agreement by and among Victory Electronic Cigarettes Corporation and E-Cig Acquisition Company LLC, dated December 30, 2013(9)

10.10	Form of Securities Purchase Agreement from offerings in January and February 2014(10)

10.11	Form of Registration Rights Agreement from offerings in January and February 2014(10)

10.12	Form of Security Agreement from offerings in January and February 2014(10)

10.13	Form of Amended and Restated Promissory Notes dated February 28, 2014

10.14	Form of Registration Rights Agreement entered into by and among Victory Electronic Cigarettes Corporation and the FIN shareholders dated February 28, 2014(10)

10.15	Form of Promissory Notes dated April 22, 2014(11)

10.16	Form of Registration Rights Agreement entered into with MHL Shareholders dated April 22, 2014(11)

10.17	MHL Shareholders Guarantee(11)

10.18	Security Agreement entered into between MHL and the MHL Shareholders(11)

10.19	Form of Securities Purchase Agreement from April 22, 2014 offering(11)

10.20	Form of Amendment to Securities Purchase Agreement dated June 3, 2014(18)

10.21	Form of Registration Rights Agreement from April 22, 2014 offering(11)

10.22	Form of Amendment to Registration Rights Agreement dated June 3, 2014(18)

10.23	Purchasers Guarantee from April 22, 2014 offering(11)

10.24	Security Agreement entered into between MHL and purchasers from April 22, 2014 offering(11)

10.25	Share Charge entered into with purchasers from April 22, 2014 offering(11)

10.26	Intercreditor Agreement(11)

10.27	Amendment to Intercreditor Agreement(18)

10.28	Form of Securities Purchase Agreement for April 30, 2014 and June 19, 2014 offering(12)

10.29	Form of Registration Rights Agreement for April 30, 2014 and June 19, 2014 offering(19)

10.30	Exchange Agreement dated May 30, 2014

10.31	Purchase Agreement dated May 30, 2014(17)

10.32 †	Employment Agreement with Brent Willis(14)

10.33 †	Employment Agreement with Marc Hardgrove(14)

10.34 †	Employment Agreement with Robert Hartford(16)

10.35 †	2013 Stock Option Plan(13)

Exhibit No.	Description of Exhibit

10.36 †	2014 Stock Option Plan

21.1	List of Subsidiaries

23.1	Consent of McGladrey LLP

23.2	Consent of Accell Audit & Compliance P.A.

23.3	Consent of Crow Shields Bailey, PC

23.4	Consent of SCCA Ltd T/a Stafford & Co.

23.5	Consent of Centrix Partnership

23.6	Consent of Lionel Sawyer & Collins (Reference is made to Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of the Registration Statement)

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Schema

101.CAL*	XBRL Taxonomy Calculation Linkbase

101.DEF*	XBRL Taxonomy Definition Linkbase

101.LAB*	XBRL Taxonomy Label Linkbase

101.PRE*	XBRL Taxonomy Presentation Linkbase

*	XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

**	To be filed by amendment.

†	Management contract or compensatory plan or arrangement.

(1)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on April 5, 2013.

(2)	Filed as an Exhibit on Annual Report on Form 10-K with the SEC on March 31, 2014.

(3)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on February 19, 2014.

(4)	Filed as an Exhibit on Registration Statement on Form SB-2 with the SEC on May 15, 2007.

(5)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on July 18, 2013.

(6)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on April 11, 2014.

(7)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on February 6, 2013.

(8)	Filed as an Exhibit on Quarterly Report on Form 10-Q with the SEC on November 14, 2013.

(9)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on January 6, 2014.

(10)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on March 6, 2014.

(11)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on April 29, 2014

(12)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on May 6, 2014.

(13)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on January 17, 2014.

(14)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on June 28, 2013.

(15)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on August 21, 2013.

(16)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on July 12, 2013.

(17)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on June 5, 2014.

(18)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on June 9, 2014.

(19)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on June 24, 2014.